As filed with the Securities and Exchange Commission on October 28, 2005
Registration Number 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Fidelity National Title Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	6361	16-1725106
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-8100
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Raymond R. Quirk
Chief Executive Officer
Fidelity National Title Group, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-8100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Robert S. Rachofsky LeBoeuf, Lamb, Greene & MacRae LLP 125 West 55th Street New York, NY 10019-5389 (212) 424-8000	Frank H. Golay, Jr. Sullivan & Cromwell LLP 1888 Century Park East, Suite 2100 Los Angeles, CA 90067-1725

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
      If any of the securities being registered on this Form are offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	per Unit	Offering Price(1)	Fee

7.30% Notes due August 15, 2011	$250,000,000	100%	$250,000,000	$29,425

5.25% Notes due March 15, 2013	$250,000,000	100%	$250,000,000	$29,425

Totals	$500,000,000		$500,000,000	$58,850

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be distributed until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

(Subject to Completion) Dated October 28, 2005
PROSPECTUS AND CONSENT SOLICITATION STATEMENT
Offer to Exchange Notes Issued by Fidelity National Financial, Inc.
and
Solicitation of Consents to Amend the Related Indenture

Aggregate
Principal
Amount	Description of Existing Notes	CUSIP No.	Description of New Notes

$250,000,000	7.30% Fidelity National Financial notes due 2011	316326ac1	7.30% Fidelity National Title Group notes due 2011
$250,000,000	5.25% Fidelity National Financial notes due 2013	316326ad9	5.25% Fidelity National Title Group notes due 2013
Fidelity National Title Group, Inc. offers to exchange any and all of the outstanding notes listed above of its parent corporation, Fidelity National Financial, Inc., for its newly issued notes with the same principal amounts, interest rates, redemption terms and payment and maturity dates. The new notes will provide for accrued interest from the last date for which interest was paid on your Fidelity National Financial notes.
The exchange offers will expire at 5:00 p.m., New York City time, on November      , 2005, unless extended. You may withdraw notes that you previously tendered and revoke the consents with respect thereto at any time before that time but not thereafter.
As a holder of Fidelity National Financial notes, you may give your consent to the proposed amendments to the indenture only by tendering your notes in the exchange offers. By so tendering, you will be deemed to consent to the amendment of the indenture. We will not be required to complete the exchange offers if we do not receive valid consents sufficient to effect the amendment of the indenture, but we are free to waive this or any other condition of the exchange offers. We describe the proposed amendments to the indenture in this prospectus and consent solicitation statement under “The Proposed Amendments” and the conditions to the exchange offers under “The Exchange Offers — Conditions to the Exchange Offers and Consent Solicitations.”
If you would like to tender your Fidelity National Financial notes in the exchange offers, you may do so through DTC’s Automated Tender Offer Program (ATOP) or by following the instructions that appear later in this prospectus and consent solicitation statement and in the related Letter of Transmittal and Consent. If you tender through ATOP, you do not need to complete the Letter of Transmittal and Consent.
If you hold your Fidelity National Financial notes through a broker or other nominee, only that broker or nominee can tender your Fidelity National Financial notes. In that case, you must instruct your broker or nominee if you want to tender your Fidelity National Financial notes.
We do not intend to list the Fidelity National Title Group notes to be issued in these exchange offers on any national securities exchange or to seek approval for quotation through any automated quotation system.
As you review this prospectus and consent solicitation statement, you should carefully consider the matters described in “Risk Factors” beginning on page 11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus and consent solicitation statement is truthful or complete. Any representation to the contrary is a criminal offense.
None of Fidelity National Title Group, Fidelity National Financial, the exchange and information agent, the trustee under the Fidelity National Financial indenture, the trustee under the Fidelity National Title Group indenture or the dealer manager makes any recommendation as to whether or not holders of Fidelity National Financial notes should exchange their securities in the exchange offers and consent to the proposed amendments to the Fidelity National Financial indenture.
The Dealer Manager for the Exchange Offers and Consent Solicitations is:
LEHMAN BROTHERS

Page

Incorporation of Certain Documents by Reference	ii
Prospectus and Consent Solicitation Summary	1
Risk Factors	11
The Exchange Offers	18
The Proposed Amendments	25
Forward-Looking Statements	27
Capitalization of FNT	28
Selected Historical Financial Information	29
Management’s Discussion and Analysis of Financial Condition and Results of Operations of FNT	35
Industry Background	54
Business	56
Management	71
Our Arrangements With FNF	84
Certain Relationships and Related Transactions	98
Description of our Notes	104
Description of Differences Between the FNT Notes and the FNF Notes	111
United States Federal Income Tax Considerations	114
Legal Matters	118
Experts	118
Index to Financial Statements	F-1
EXHIBIT 1.1
EXHIBIT 4.1
EXHIBIT 4.2
EXHIBIT 4.3
EXHIBIT 4.4
EXHIBIT 4.5
EXHIBIT 4.6
EXHIBIT 4.7
EXHIBIT 5.1
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 10.3
EXHIBIT 10.4
EXHIBIT 10.5
EXHIBIT 10.6
EXHIBIT 10.7
EXHIBIT 10.8
EXHIBIT 10.9
EXHIBIT 10.10
EXHIBIT 10.11
EXHIBIT 10.12
EXHIBIT 10.13
EXHIBIT 10.14
EXHIBIT 10.15
EXHIBIT 10.16
EXHIBIT 10.17
EXHIBIT 10.18
EXHIBIT 10.19
EXHIBIT 12.1
EXHIBIT 12.2
EXHIBIT 23.1
EXHIBIT 99.1
EXHIBIT 99.2
EXHIBIT 99.3
WHERE YOU CAN FIND MORE INFORMATION
      Our parent company, Fidelity National Financial, Inc., is subject to the informational reporting requirements of the Securities Exchange Act of 1934 and therefore must file proxy statements, periodic reports and other information with the Securities and Exchange Commission. We similarly became subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 following the effectiveness on September 29, 2005 of our registration statement in connection with the public distribution of our common stock and, as such, we will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. The public may read and copy any documents filed by us or Fidelity National Financial, Inc. at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. Such filings and information are also available to the public on the Internet through the Securities and Exchange Commission’s website at http://www.sec.gov.
      This prospectus and consent solicitation statement is part of a registration statement Fidelity National Title Group, Inc. has filed with the Securities and Exchange Commission relating to the notes to be issued in the exchange offers. As permitted by the rules of the Securities and Exchange Commission, this prospectus and consent solicitation statement does not contain all of the information included in the registration statement and the accompanying exhibits. You may refer to the registration statement and exhibits for more information about us and our securities. The registration statement, exhibits and schedules are available at the Securities and Exchange Commission’s public reference room and through its website.
      You should rely only on the information contained or incorporated by reference in this prospectus and consent solicitation statement. We have not authorized any person (including any dealer, salesman or broker) to provide information or to make any representations other than that provided in this prospectus and consent

i

solicitation statement and, if given or made, that information or representation must not be relied upon as having been authorized by us, Fidelity National Financial, Inc., the dealer manager or any agent or dealer. We are not making an offer of our notes in any state where the offer is not permitted. You should not assume that the information in this prospectus and consent solicitation statement is accurate as of any date other than the date on the cover page or that any information contained in any document we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The Securities and Exchange Commission allows us to incorporate certain information by reference into this prospectus and consent solicitation statement, which means we can disclose important information to you by referring you to another document already filed with the SEC. The information we incorporate by reference is an important part of this prospectus and consent solicitation statement, and later information Fidelity National Financial, Inc. files with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by Fidelity National Financial, Inc. with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the exchange offers contemplated by this registration statement are consummated. The documents incorporated by reference are:

•	Annual Report on Form 10-K of Fidelity National Financial, Inc. for the year ended December 31, 2004;

•	Quarterly Report on Form 10-Q of Fidelity National Financial, Inc. for the quarter ended March 31, 2005;

•	Quarterly Report on Form 10-Q of Fidelity National Financial, Inc. for the quarter ended June 30, 2005; and

•	Current Reports on Forms 8-K of Fidelity National Financial, Inc. as filed with the SEC on January 31, 2005, February 3, 2005, March 14, 2005, March 15, 2005, April 11, 2005, May 17, 2005, July 6, 2005, August 1, 2005, August 25, 2005, September 20, 2005 and October 21, 2005.
      Any information about Fidelity National Financial, Inc. that is incorporated by reference in this prospectus and consent solicitation statement may be obtained from the Securities and Exchange Commission as described in “Where You Can Find More Information.” Any such information filed with the Securities and Exchange Commission (other than exhibits to those filings, unless we have specifically incorporated the exhibits by reference into this filing) is also available without charge upon written request to Corporate Secretary, Fidelity National Title Group, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, or by calling (904) 854-8100. In order to ensure timely delivery of these documents, your request must be received by November      , 2005 or five business days before the expiration of these exchange offers, as may be extended, whichever is later.

ii

PROSPECTUS AND CONSENT SOLICITATION SUMMARY
      This summary highlights some of the information about FNT contained elsewhere in this prospectus and consent solicitation statement and may not contain all of the information that may be important to you. In this prospectus and consent solicitation statement, “FNT,” “we,” and “our” refer to Fidelity National Title Group, Inc. and its subsidiaries, unless the context suggests otherwise. References to “FNF” are to Fidelity National Financial, Inc. References to “dollars” or “$” are to the lawful currency of the United States of America, unless the context otherwise requires. You should read the following summary together with the entire prospectus and consent solicitation statement, including the more detailed information in our financial statements and related notes appearing elsewhere in this prospectus and consent solicitation statement. You should carefully consider, among other things, the matters discussed in “Risk Factors.”
Company Overview
      We are the largest title insurance company in the United States. Our title insurance underwriters — Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title — together issued approximately 30.5% of all title insurance policies issued nationally during 2004, as measured by premiums per the Demotech Performance of Title Insurance Companies 2005 Edition. Our title business consists of providing title insurance and escrow and other title-related products and services arising from the real estate closing process. Our operations are conducted on a direct basis through our own employees who act as title and escrow agents and through independent agents. In addition to our independent agents, our customers are lenders, mortgage brokers, attorneys, real estate agents, home builders and commercial real estate developers.
The Exchange Offers
      Subject to the terms and conditions in this prospectus and consent solicitation statement, FNT offers to exchange (i) any and all of the outstanding 7.30% notes due 2011 of FNF for its newly issued 7.30% notes due 2011 and (ii) any and all of the outstanding 5.25% notes due 2013 of FNF for its newly issued 5.25% notes due 2013. The new notes will have the same principal amounts, interest rates, redemption terms and payment and maturity dates as the FNF notes you currently hold. Interest on our new notes will accrue from the last date for which interest was paid on the FNF notes for which they are exchanged.
      Concurrently with making the exchange offers, we are soliciting consents from the holders of the outstanding FNF notes to amend the indenture pursuant to which the FNF notes were issued to remove many of the covenants, restrictive provisions and events of default of FNF. The consent of the holders representing a majority of the aggregate principal amount of each series of FNF notes outstanding will be required in order to effect the amendments to the indenture with respect to each series. The consent solicitations are described more fully under “The Exchange Offers — The Consent Solicitations” and the proposed amendments are described in more detail under “The Proposed Amendments.”
Competitive Strengths
      We believe that our competitive strengths include the following:
      Leading title insurance company. We are the largest title insurance company in the United States and the leading provider of title insurance and escrow services for real estate transactions. We have approximately 1,500 locations throughout the United States providing our title insurance services.
      Established relationships with our customers. We have strong relationships with the customers who use our title services. We also benefit from strong brand recognition in our five FNT title brands that allows us to access a broader client base than if we operated under a single consolidated brand and provides our customers with a choice among FNT brands.
      Strong value proposition for our customers. We provide our customers with services that support their ability to effectively close real estate transactions. We help make the real estate closing more efficient for our customers by offering a single point of access to a broad platform of title-related products and resources necessary to close real estate transactions.

      Proven management team. The managers of our operating businesses have successfully built our title business over an extended period of time. Our managers have demonstrated their leadership ability during numerous acquisitions through which we have grown and throughout a number of business cycles and significant periods of industry change.
      Competitive cost structure. We have been able to maintain competitive operating margins and we believe that, when compared to other industry competitors, our management structure has fewer layers of managers, which allows us to operate with lower overhead costs.
      Commercial title insurance. Our network of agents, attorneys, underwriters and closers that service the commercial real estate markets is one of the largest in the industry. Our commercial network combined with our financial strength makes our title insurance operations attractive to large national lenders.
      Corporate principles. A cornerstone of our management philosophy and operating success is the five fundamental precepts upon which FNF was founded:

•	Bias for action

•	Autonomy and entrepreneurship

•	Employee ownership

•	Minimal bureaucracy

•	Close customer relationships
Strategy
      Our strategy in the title insurance business is to maximize operating profits by increasing our market share and managing operating expenses throughout the real estate business cycle. To accomplish our goals, we intend to:
      Continue to operate each of our five title brands independently. We believe that in order to maintain and strengthen our title insurance customer base, we must leave the Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title brands intact and operate these brands independently.
      Consistently deliver superior customer service. We believe customer service and consistent product delivery are the most important factors in attracting and retaining customers. Our goal is to continue to improve the experience of our customers in all aspects of our business.
      Manage our operations successfully through business cycles. We operate in a cyclical business and our ability to diversify our revenue base within our core title insurance business and manage the duration of our investments may allow us to better operate in this cyclical business. Maintaining a broad geographic revenue base, utilizing both direct and independent agency operations and pursuing both residential and commercial title insurance business help diversify our title insurance revenues.
      Continue to improve our products and technology. As a national provider of real estate transaction products and services, we participate in an industry that is subject to significant change, frequent new product and service introductions and evolving industry standards. We believe that our future success will depend in part on our ability to anticipate industry changes and offer products and services that meet evolving industry standards.
      Maintain values supporting our strategy. We believe that continuing to focus on and support our long-established corporate culture will reinforce and support our business strategy. Our goal is to foster and support a corporate culture where our agents and employees seek to operate independently and profitably at the local level while forming close customer relationships by meeting customer needs and improving customer service.
      Effectively manage costs based on economic factors. We believe that our focus on our operating margins is essential to our continued success in the title insurance business. Regardless of the business cycle in which we may be operating, we seek to continue to evaluate and manage our cost structure and make appropriate adjustments where economic conditions dictate to help us to better maintain our operating margins.
Challenges
      We face challenges in maintaining our strengths and implementing our strategies, including but not limited to the following:
      Further downgrades in our ratings could negatively affect our business. After FNF announced the distribution of our shares to FNF stockholders, A.M. Best Company, Inc. (“A.M. Best”) downgraded the financial strength ratings of our principal insurance subsidiaries to “A-” (Excellent). As the ratings of our insurance subsidiaries have significant influence on our business, a future downgrade could have a material adverse effect on our results of operations.
      As a holding company, we are dependent on our subsidiaries to supply us with cash to make payments on our debt obligations, including the notes we are offering in these exchange offers. As a holding company, we are dependent on distributions from our subsidiaries, and our ability to pay our debt service obligations on our notes may be adversely affected if distributions from our subsidiaries are materially impaired. Our title insurance subsidiaries must comply with state and federal laws requiring them to maintain minimum amounts of working capital, surplus and reserves and placing restrictions on the amount of dividends that they can distribute to us.
      Changes in real estate activity may adversely affect our performance. While our title insurance revenues have benefited in recent years from record lows in mortgage interest rates and record highs in both volume and average price of residential real estate, if any of these trends change we may experience a decline in our revenues.
      We will be controlled by FNF as long as it owns a majority of the voting power of our common stock. While FNF controls us, FNF will control decisions relating to the direction of our business, financing and our ability to raise capital. In addition, FNF will be able to elect all of our directors and determine the outcome of any actions requiring stockholder approval.
      We face competition in our title business from traditional title insurers and from new entrants with alternative products. The competitors in our principal markets include larger companies such as The First American Corporation, LandAmerica Financial Group, Inc., Old Republic International Corporation and Stewart Information Services Corporation, as well as numerous smaller title insurance companies and independent agency operations at the regional and local level. Competition among the major title insurance companies, expansion by smaller regional companies and any new entrants with alternative products could affect our business operations and financial condition.
      We and our subsidiaries are subject to extensive regulation by state insurance authorities in each state in which we operate. The regulations imposed by state insurance authorities may affect our ability to increase or maintain rate levels and may impose conditions on our operations.
      For additional challenges and risks relating to our business and the exchange offer, see “Risk Factors.”
The Distribution
      We were incorporated on May 24, 2005 as a wholly-owned subsidiary of FNF. On October 17, 2005, FNF distributed shares of our Class A Common Stock representing 17.5% of the outstanding shares of our common stock on a pro rata basis to the holders of FNF common stock, a transaction we refer to as the “distribution.” The shares that were distributed represent 100% of the outstanding shares of our Class A Common Stock. FNF currently owns 100% of our outstanding Class B Common Stock, representing 82.5% of the outstanding shares of our common stock. The Class B Common Stock entitles its holder to ten votes per share and the Class A Common Stock entitles its holders to one vote per share. As a result, FNF currently holds 97.9% of all voting power of our common stock. The foregoing percentages do not include shares of Class A Common Stock that were granted as restricted stock to our employees and directors in connection with the distribution, which also constitute outstanding shares, nor any shares of Class A Common Stock underlying any stock options we similarly granted. FNF also currently owns other operating businesses, including its majority-owned subsidiary, Fidelity National Information Services, Inc. (“FIS”), and its wholly-owned subsidiary Fidelity National Insurance Company (“FNIC”). On September 14, 2005, FIS entered into a merger agreement with Certegy Inc. (“Certegy”), a publicly-traded company which provides credit, debit, check risk management and cash access services. Upon the completion of such merger, FNF would own 50.3% of the combined public company. Our Class A Common Stock is listed on the New York Stock Exchange under the symbol “FNT.”
      In connection with the distribution, we entered into a number of agreements with FNF and certain of its other subsidiaries. We also issued $500 million of notes to FNF. These notes, which we refer to as the “mirror notes,” have terms that mirror the FNF notes we seek to acquire in the exchange offers. The mirror notes also provide that we may redeem them in whole or in part at any time by delivering to FNF the corresponding FNF notes in an aggregate principal amount equal to the principal amount of the mirror notes to be redeemed.
      Also in connection with the distribution, we agreed with FNF to conduct, upon its request, one or more exchange offers to exchange our newly issued notes for outstanding FNF notes, and to deliver to FNF all FNF notes obtained in any such exchange offers in redemption of an equal aggregate principal amount of the corresponding mirror notes. FNF requested that we conduct exchange offers with respect to the outstanding FNF notes described in this prospectus and consent solicitation statement in order to reduce FNF’s outstanding debt obligations. Accordingly, we are conducting the exchange offers described herein and we intend to deliver to FNF all FNF notes obtained in the exchange offers in redemption of an equal aggregate principal amount of the corresponding mirror notes.
Company History
      The predecessors of FNT have primarily been title insurance companies, some of which have been in operation since the late 1800s. Many of these title insurance companies have been acquired in the last two decades. During the 1990s, FNF acquired Alamo Title, Nations Title Inc., Western Title Company of Washington and First Title Corp. In 2000, FNF completed the acquisition of Chicago Title Corp., and in 2004, FNF acquired American Pioneer Title Insurance Company, which now operates under our Ticor Title brand. Our businesses have historically been operated as wholly-owned subsidiaries of FNF.

      Our principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and our telephone number is (904) 854-8100.

Summary of the Exchange Offers

Securities Offered	Up to $500,000,000 of FNT notes in two series: (i) up to $250,000,000 of 7.30% FNT notes due August 15, 2011 and (ii) up to $250,000,000 of 5.25% FNT notes due March 15, 2013.

The Exchange Offers	We are offering to exchange outstanding FNF notes for our new notes that have been registered under the Securities Act of 1933. For each $1,000 principal amount of FNF notes, we are offering to exchange $1,000 in principal amount of new FNT notes. The new FNT notes being offered will also have the same interest rates, redemption terms and payment and maturity dates as the FNF notes being exchanged, and will provide for accrued interest from the last date for which interest was paid on the FNF notes being exchanged.

Expiration of the Exchange Offers	The exchange offers will expire at 5:00 p.m., New York City time, on November , 2005, unless we decide to extend the exchange offers. We refer to this specified time as the “initial expiration time.”

Tenders; Withdrawals	You may withdraw tendered FNF notes and revoke consents with respect thereto at any time prior to the initial expiration time described above, but not thereafter. A valid withdrawal of tendered FNF notes will also constitute the revocation of the related consent to the proposed amendments to the indenture. You may only revoke your consent by validly withdrawing the tendered FNF notes prior to the initial expiration time. You may not withdraw tendered FNF Notes or revoke consents with respect thereto after the initial expiration time, even if we otherwise extend the expiration of the exchange offers. If for any reason tendered notes are not accepted for exchange, they will be returned as soon as practicable after the expiration or termination of the applicable exchange offer.

Conditions to the Exchange Offers	The exchange offers are subject to the condition that they do not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission. They are also subject to other conditions, including, among other things, the condition that we receive the consent of the holders of a majority of the aggregate principal amount of each series of outstanding FNF notes to amend the indenture. There is no guarantee that these conditions will be satisfied and we have the option to waive these or any other conditions. For information about the conditions to our obligation to complete the exchange offers, see “The Exchange Offers — Conditions to the Exchange Offers and Consent Solicitations.”

Federal Income Tax Considerations	If you exchange your FNF notes for FNT notes in the exchange offers, you will recognize gain or loss for U.S. federal income tax purposes. The amount of such gain or loss generally will equal the difference between the issue price of the FNT notes you receive and your tax basis in the FNF notes you exchange. The issue price of FNT notes you receive in exchange for FNF notes should be the fair market value of the notes on the date of the exchange (assuming that they are “publicly traded” as defined in the applicable Treasury Regulations), reduced by the amount of accrued unpaid interest on the FNF notes you exchange. For a summary of the material U.S. federal income tax consequences of the exchange offers, see “United States Federal Income Tax Considerations.”

Consent Solicitation	We are soliciting consents from the holders of the outstanding FNF notes to amend the indenture pursuant to which the FNF notes were issued to eliminate many of the covenants, restrictive provisions and events of default of FNF under the indenture. As a holder of FNF notes, you may give your consent to the proposed amendments to the indenture only by tendering your FNF notes in the exchange offers. By so tendering, you will be deemed to have given consent to the proposed amendments.

Exchange Date	We will accept all outstanding FNF notes that you have properly tendered when all conditions of the exchange offer relating to the FNF notes you tendered are satisfied or waived. The registered FNT notes will be delivered promptly after we accept the outstanding FNF notes.

Exchange Agent	D.F. King & Co., Inc.

Information Agent	D.F. King & Co., Inc.

Procedures for Tendering Outstanding Notes	If you hold FNF notes of either series and wish to have those notes exchanged for FNT notes of the corresponding series, you must validly tender or cause the valid tender of your FNF notes using the procedures described in this prospectus and consent solicitation statement and in the accompanying Letter of Transmittal and Consent. The procedures by which you may tender or cause to be tendered FNF notes will depend upon the manner in which you hold the FNF notes, as described below under the heading “The Exchange Offers — Procedures for Tendering FNF Notes and Delivering Consents.”

Use of Proceeds	Because this is not an offering for cash, there will be no cash proceeds to FNT from the exchange.

Consequences of Not Tendering Your FNF Notes	Any outstanding FNF notes that are not tendered to us or are not accepted for exchange will remain outstanding and will continue to accrue interest in accordance with, and will otherwise be entitled to all the rights and privileges under, the indenture pursuant to which they were issued. However, if the exchange offers are consummated and the proposed amendments to the indenture are effected, the amendments will also apply to all FNF notes not acquired in the exchange offers and those notes will no longer have the benefit of the protection of the covenants, restrictive provisions and events of default eliminated by the amendments. Also, the trading market for FNF notes not exchanged in the exchange offers will become more limited and could for all practical purposes cease to exist, and that could adversely affect the liquidity, market price and price volatility of the FNF notes.

Summary Description of Our New Notes

The 2011 Notes

Notes Offered	Up to $250,000,000 of 7.30% FNT notes due August 15, 2011.

Yield and Interest	Our 7.30% notes due 2011 will bear interest at the rate of 7.30% per annum. We will pay interest semiannually on February 15 and August 15 of each year. Interest on our notes will begin accruing from the last date for which interest was paid on the FNF notes for which they were exchanged.

Ranking	Our 7.30% notes due 2011 will be our senior unsecured obligations. They will be exclusively our obligations and, because our principal assets are the stock of our subsidiaries, all existing and future liabilities of our subsidiaries will be effectively senior to our notes.

Optional Redemption	We have the option to redeem the notes, in whole at any time or in part from time to time, at the “make whole” redemption price determined as set forth in this prospectus and consent solicitation statement under “Description of Our Notes — Optional Redemption,” plus accrued and unpaid interest to the date of redemption.

Covenants	The new indenture governing our notes contains covenants that, subject to exceptions, limit our ability to:

• incur liens on the stock of our current principal insurance company subsidiaries to secure debt;

• merge or consolidate with another company; and

• transfer or sell substantially all of our assets.

For more details, see the section of this prospectus and consent solicitation statement entitled “Description of Our Notes.”

Sinking Fund	Our 7.30% notes due 2011 will not be entitled to the benefit of any sinking fund.

The 2013 Notes

Notes Offered	Up to $250,000,000 of 5.25% FNT notes due March 15, 2013.

Yield and Interest	Our 5.25% notes due 2013 will bear interest at the rate of 5.25% per annum. We will pay interest semiannually on March 15 and September 15 of each year. Interest on our notes will begin accruing from the last date for which interest was paid on the FNF notes for which they were exchanged.

Ranking	Our 5.25% notes due 2013 will be our senior unsecured obligations. They will be exclusively our obligations and, because our principal assets are the stock of our subsidiaries, all existing and future liabilities of our subsidiaries will be effectively senior to our notes.

Optional Redemption	We have the option to redeem the notes, in whole at any time or in part from time to time, at the “make whole” redemption price determined as set forth in this prospectus and consent solicitation statement under “Description of Our Notes — Optional Redemption,” plus accrued and unpaid interest to the date of redemption.

Covenants	The new indenture governing our notes contains covenants that, subject to exceptions, limit our ability to:

• incur liens on the stock of our current principal insurance company subsidiaries to secure debt;

• merge or consolidate with another company; and

• transfer or sell substantially all of our assets.

For more details, see the section of this prospectus and consent solicitation statement entitled “Description of Our Notes.”

Sinking Fund	Our 5.25% notes due 2013 will not be entitled to the benefit of any sinking fund.

Summary Historical Financial Information for FNT
      The following table sets forth our summary historical financial information. The summary historical financial information as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004 has been derived from our combined financial statements and related notes, which have been audited by KPMG LLP, an independent registered public accounting firm. The audited combined financial statements as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004 are included elsewhere in this prospectus and consent solicitation statement. The summary historical financial information as of June 30, 2005 and for the six months ended June 30, 2005 and 2004 has been derived from our unaudited condensed combined financial statements, which are included elsewhere in this prospectus and consent solicitation statement. You should read this financial information in conjunction with the audited and unaudited combined financial statements included elsewhere in this prospectus and consent solicitation statement and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical combined financial information has been prepared from the historical results of the operations transferred to us and gives effect to allocations of certain corporate expenses to and from FNF. Our summary historical combined financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a stand-alone entity during the periods presented. Our results of interim periods are not necessarily indicative of results for the entire year.

	Six Months Ended June 30,		Year Ended December 31,

	2005(1)	2004(1)	2004(1)	2003(1)	2002

	(In thousands)
STATEMENT OF EARNINGS DATA
Total title premiums	$2,321,596	$2,335,449	$4,718,217	$4,700,750	$3,547,727
Escrow and other title-related fees	543,465	514,019	1,039,835	1,058,729	790,787
Other income	87,372	66,780	131,361	211,236	128,816

Total revenue	2,952,433	2,916,248	5,889,413	5,970,715	4,467,330
Total expenses	2,561,607	2,478,236	5,006,486	4,878,795	3,697,966

Earnings before income taxes and minority interest	390,826	438,012	882,927	1,091,920	769,364
Income tax expense	146,637	160,312	323,598	407,736	276,970

Earnings before minority interest	244,189	277,700	559,329	684,184	492,394
Minority interest	1,292	455	1,165	859	624

Net earnings	$242,897	$277,245	$558,164	$683,325	$491,770

Per share amounts:
Unaudited proforma net earnings per share — basic and diluted	$1.40		$3.22
Unaudited proforma weighted average shares outstanding — basic and diluted(2)	172,951		172,951

As of
June 30, 2005

(In thousands)
BALANCE SHEET DATA
Cash and cash equivalents	$614,555
Total assets	5,973,378
Total long-term debt	7,802
Minority interest	4,643
Total equity	3,044,615

(1)	Effective January 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” using the prospective method of adoption in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”, and as a result recorded stock compensation expense of $3.4 million and $3.0 million for the years ended December 31, 2004 and 2003, respectively, and $5.4 million and $2.1 million for the six months ended June 30, 2005 and 2004, respectively.

(2)	Unaudited proforma net earnings per share is calculated using the number of outstanding shares of FNF as of June 30, 2005 because upon completion of the distribution the number of our outstanding shares of common stock was equal to the number of FNF shares outstanding on the record date for the distribution.
RATIOS OF EARNINGS TO FIXED CHARGES
Ratio of our Earnings to our Fixed Charges
      Our ratio of earnings to fixed charges for each of the periods shown is as follows:

	Six Months	Years Ended December 31,
	Ended
	June 30, 2005	2004	2003	2002	2001	2000

Ratio of earnings to fixed charges	10.9	11.0	14.5	11.7	8.0	4.6
      In calculating the ratio of earnings to fixed charges, earnings are the sum of earnings before income taxes and minority interest plus fixed charges. Fixed charges are the sum of (i) interest on indebtedness and amortization of debt discount and debt issuance costs and (ii) an interest factor attributable to rentals.
Ratio of FNF’s Earnings to its Fixed Charges
      FNF’s ratio of earnings to fixed charges for each of the periods shown is as follows:

	Six Months	Years Ended December 31,
	Ended
	June 30, 2005	2004	2003	2002	2001	2000

Ratio of earnings to fixed charges	7.4	8.2	11.0	8.8	5.7	8.6
      In calculating the ratio of earnings to fixed charges, earnings are the sum of earnings before income taxes and minority interest plus fixed charges. Fixed charges are the sum of (i) interest on indebtedness and amortization of debt discount and debt issuance costs and (ii) an interest factor attributable to rentals.

RISK FACTORS
      Before agreeing to accept our new notes in exchange for the FNF notes you currently hold, you should carefully consider the risks described below, in addition to the other information presented in or incorporated by reference into this prospectus and consent solicitation statement. These risks could materially affect our business, results of operations or financial condition and could cause you to lose all or part of your investment.
Risks Relating to the Exchange

We are a holding company that has no operations and depends on distributions from our subsidiaries for cash. Our holding company structure results in structural subordination and may affect our ability to make payments on our notes.
      Our notes are exclusively our obligations and are not obligations of our subsidiaries. We are a holding company whose primary assets are the securities of our operating subsidiaries. Our ability to pay debt service on our notes and our other obligations and to pay dividends is dependent on the ability of our subsidiaries to pay dividends or repay funds to us. Our subsidiaries are not obligated to make funds available to us for payment on the notes or otherwise. If our operating subsidiaries are not able to pay dividends or repay funds to us, we may not be able to meet our obligations.
      Our title insurance subsidiaries must comply with state and federal laws which require them to maintain minimum amounts of working capital, surplus and reserves and place restrictions on the amount of dividends that they can distribute to us. Compliance with these laws will limit the amounts our regulated subsidiaries can dividend to us. During the remainder of 2005, our title insurance subsidiaries can pay dividends or make distributions to us of approximately $89.1 million without prior regulatory approval.
      Furthermore, our notes will be effectively junior to all existing and future liabilities and obligations of our subsidiaries because, as a shareholder of our subsidiaries, we will be subject to the prior claims of creditors of our subsidiaries, except to the extent that we ourselves have a claim against those subsidiaries as a creditor. As of June 30, 2005, our subsidiaries had debt obligations of approximately $7.8 million to creditors other than us and had total liabilities of $2,924.1 million. Our insurance subsidiaries are subject to limitations under state law on the amount of dividends and other payments they may make to us, which may adversely affect the amount of funds we have available to pay interest and principal on our notes.

The FNF notes will be structurally subordinated to our notes and FNF may have limited sources of cash flow, which could adversely affect their value.
      Because we are a subsidiary of FNF, any FNF notes not exchanged in the exchange offers will be structurally subordinated to debt and other obligations of our company (including our notes offered hereby) as well as of our subsidiaries. We have issued $500 million of notes to FNF which have terms that mirror the FNF notes we seek to acquire in the exchange offers. While these mirror notes are intended to provide FNF a source of cash flow from which to fund the debt service on any FNF notes not exchanged in the exchange offers, FNF is not required to use payments it receives from us on the mirror notes to service the FNF notes, and FNF has other cash needs that could consume the cash it receives from the mirror notes.
      FNF conducts its operations through its subsidiaries, which include FIS and FNIC in addition to us. However, at present, FIS is highly leveraged and FNIC is a smaller, growing operation and, as a result, it will likely be difficult under current circumstances for either of them to be a significant source of cash to FNF. FIS has recently entered into a merger agreement with Certegy, a public company. The merger would, upon completion, result in FNF owning 50.3% of the combined company.
      Although the merger with Certegy would result in the combined company having a lower degree of leverage than FIS alone, the combined company would still have substantial leverage and would have its own needs for cash and accordingly may be unable to provide significant cash flow to FNF. Certegy and FIS currently expect that following the merger the combined company will continue paying quarterly dividends of $0.05 per share. However, upon completion of the merger, Certegy will become a co-borrower under FIS’s senior credit facilities. These facilities contain covenants limiting the amount of dividends the combined company can pay on its common stock to $60 million per year, plus certain other amounts, except that dividends on the common stock may not be paid if any event of default under the facilities shall have occurred or be continuing or would result from such payment. Any dividends it does pay would also be paid to the stockholders of the combined company other than FNF. Moreover, there can be no assurance that the merger between FIS and Certegy will be consummated.

If the exchange offers are not consummated, the debt ratings of the outstanding FNF notes may be downgraded to below investment grade.
      The FNF notes being sought in the exchange offers are currently assigned ratings by each of Standard and Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), Moody’s Corporation (“Moody’s”) and Fitch Ratings, Inc. (“Fitch”). Each series of outstanding FNF notes has been assigned a BBB-rating by each of S&P and Fitch, and a Baa3 rating by Moody’s.
      On October 14, 2005, Moody’s issued a press release announcing that it was leaving its ratings of the outstanding FNF notes on review for possible downgrade based on the uncertainty regarding their ultimate status. The release indicated that, if the exchange offers described in this prospectus and consent solicitation statement were not consummated and the FNF notes continued to represent outstanding debt obligations of FNF, Moody’s would likely downgrade the FNF notes to Ba1. The Moody’s Ba1 rating is the eleventh highest of the twenty-one ratings that Moody’s assigns and indicates that, in the opinion of Moody’s, the obligations represented by the securities have speculative elements and are subject to substantial credit risk. The Moody’s Ba1 rating is considered below “investment grade.” Such a downgrade would likely have a negative effect on the value and marketability of your FNF notes. Further, there can be no assurance that Moody’s would not downgrade any FNF notes not tendered in the exchange offers even if a majority of the outstanding FNF notes have otherwise been tendered and exchanged and a minority of the FNF notes remain outstanding.
      The ratings described above reflect the opinions of the rating agencies on the creditworthiness of FNF with respect to the specific financial obligations represented by the outstanding FNF notes. They are not recommendations to buy, sell or hold such securities, nor are they recommendations to tender or refuse to tender your FNF notes in the exchange offers. The ratings are subject to revision or withdrawal at any time by the assigning rating agencies. Each rating should be evaluated independently of any other rating. For a more detailed description of the debt ratings assigned to the outstanding FNF notes, including the relative standing of each such rating within its assigning agency’s overall classification systems, see “Business – FNF’s Long Term Debt Ratings.”

The proposed amendments to the indenture pursuant to which the FNF notes were issued will, if adopted, afford reduced protection to remaining holders of FNF notes.
      If the proposed amendments to the indenture are adopted, the covenants and some other terms of the FNF notes will be less restrictive and will afford reduced protection to holders of those securities compared to the covenants and other provisions currently contained in the indenture, as amended by the officers’ certificates that set the terms of each series of outstanding FNF notes. The proposed amendments to the indenture would, among other things:

•	eliminate most of the restrictive covenants in the indenture;

•	eliminate restrictions on the ability of FNF to consolidate, merge or sell all or substantially all of its assets; and

•	eliminate certain events of default of FNF under the indenture.
      If the proposed amendments are adopted, each non-exchanging holder of FNF notes will be bound by the proposed amendments even though that holder did not consent to them. The elimination or modification of the covenants and other provisions in the indenture contemplated by the proposed amendments would, among other things, permit FNF to take actions that could increase the credit risk associated with the FNF notes, and might adversely affect the liquidity or marketability of the FNF notes or otherwise be adverse to the interests of the holders of the FNF notes. See “The Proposed Amendments.”

The liquidity of the FNF notes that are not exchanged will be reduced.
      The current trading market for the FNF notes is limited. The trading market for unexchanged FNF notes will become more limited and could for all practical purposes cease to exist due to the reduction in the amount of the FNF notes outstanding upon consummation of the exchange offers. Holders of FNF notes not exchanged may attempt to obtain quotations for their unexchanged FNF notes from their brokers; however, there can be no assurance that any trading market will exist for the unexchanged FNF notes following consummation of the exchange offers. A more limited trading market might adversely affect the liquidity, market price and price volatility of these securities. If a market for unexchanged FNF notes exists or develops, these securities may trade at a discount to the price at which the securities would trade if the amount outstanding were not reduced, depending on prevailing interest rates, the market for similar securities and other factors. However, there can be no assurance that an active market in the unexchanged FNF notes will exist, develop or be maintained or as to the prices at which the unexchanged FNF notes may be traded.

FNF’s management has articulated an ongoing strategy to seek growth through acquisitions in lines of business that will not necessarily be limited to its traditional areas of focus. Such acquisitions may affect FNF’s credit and ability to repay the FNF notes.
      Following the announcement of the distribution, FNF’s management made public statements indicating that following the distribution FNF would seek to operate as a true holding company with the flexibility to make acquisitions in lines of business that are not directly tied to or synergistic with FNF’s title, financial processing or specialty insurance lines of business. There can be no guarantee that FNF will not enter into transactions or make acquisitions that will cause it to incur additional debt, increase its exposure to market and other risks and cause its credit or financial strength ratings to decline. At the same time, there can be no assurance that one or more transactions FNF engages in will not improve its creditworthiness. Therefore, by deciding not to exchange, a holder of FNF notes would be subject to the unknown risks or benefits of FNF’s new strategic direction.

A public market does not currently exist for our notes offered in the exchange offers, and a market may not develop or be sustained.
      We do not plan to list our notes offered under this prospectus and consent solicitation statement on any national securities exchange or to seek approval for quotation through any automated quotation system. Our notes will represent new securities for which no market currently exists. There can be no assurance that an active trading market for our notes will develop or, if a market develops, that it will be liquid or sustainable.
Risks Relating to Our Business

If adverse changes in the levels of real estate activity occur, our revenues will decline.
      Title insurance revenue is closely related to the level of real estate activity which includes sales and mortgage refinancing. The levels of real estate activity are primarily affected by the average price of real estate sales, the availability of funds to finance purchases and mortgage interest rates. We have found that residential real estate activity generally decreases in the following situations:

•	when mortgage interest rates are high or increasing;

•	when the mortgage funding supply is limited; and

•	when the United States economy is weak.
      While prevailing mortgage interest rates have declined to record lows in recent years and both the volume and the average price of residential real estate transactions have experienced record highs, these trends may not continue. If either the level of real estate activity or the average price of real estate sales decline it could adversely affect our title insurance revenues.

Because we are dependent upon California for over twenty-two percent of our title insurance premiums, our business may be adversely affected by regulatory conditions in California.
      California is the largest source of revenue for the title insurance industry and in 2004, California-based premiums accounted for 49.2% of premiums earned by our direct operations and 2.6% of our agency premium revenues. In the aggregate, California accounted for 22.4% of our total title insurance premiums for 2004. A significant part of our revenues and profitability are therefore subject to our operations in California and to the prevailing regulatory conditions in California. Adverse regulatory developments in California, which could include reductions in the maximum rates permitted to be charged, inadequate rate increases or more fundamental changes in the design or implementation of the California title insurance regulatory framework, could have a material adverse effect on our results of operations and financial condition.

Our subsidiaries engage in insurance-related businesses and must comply with additional regulations. These regulations may impede, or impose burdensome conditions on, our rate increases or other actions that we might seek to increase the revenues of our subsidiaries.
      Our insurance businesses are subject to extensive regulation by state insurance authorities in each state in which we operate. These agencies have broad administrative and supervisory power relating to the following, among other matters:

•	licensing requirements;

•	trade and marketing practices;

•	accounting and financing practices;

•	capital and surplus requirements;

•	the amount of dividends and other payments made by insurance subsidiaries;

•	investment practices;

•	rate schedules;

•	deposits of securities for the benefit of policyholders;

•	establishing reserves; and

•	regulation of reinsurance.
      Most states also regulate insurance holding companies like us with respect to acquisitions, changes of control and the terms of transactions with our affiliates. State regulations may impede or impose burdensome conditions on our ability to increase or maintain rate levels or on other actions that we may want to take to enhance our operating results. In addition, we may incur significant costs in the course of complying with regulatory requirements. We cannot assure you that future legislative or regulatory changes will not adversely affect our business operations. See “Business — Regulation.”

Regulatory investigations of the insurance industry may lead to fines, settlements, new regulation or legal uncertainty, which could negatively affect our results of operations.
      We get inquiries and requests for information from state insurance departments, attorneys general and other regulatory agencies from time to time about various matters relating to our business. Sometimes these take the form of civil investigative subpoenas. We attempt to cooperate with all such inquiries. From time to time, we are assessed fines for violations of regulations or other matters or enter into settlements with such authorities which require us to pay money or take other actions.
      In the fall of 2004, the California Department of Insurance began an investigation into reinsurance practices in the title insurance industry and in February 2005 FNF was issued a subpoena to provide information to the California Department of Insurance as part of its investigation. This investigation paralleled similar inquiries of the National Association of Insurance Commissioners, which began earlier in 2004. The investigations have focused on arrangements in which title insurers would write title insurance generated by realtors, developers and lenders and cede a portion of the premiums to a reinsurance company affiliate of the entity that generated the business.
      We recently negotiated a settlement with the California Department of Insurance with respect to that department’s inquiry into these arrangements, which we refer to as captive reinsurance arrangements. Under the terms of the settlement, we will refund approximately $7.7 million to those consumers whose California property was subject to a captive reinsurance arrangement and we will pay a penalty of $5.6 million. We also recently entered into similar settlements with 15 other states, in which we agreed to refund a total of approximately $2 million to policyholders. Other state insurance departments and attorneys general and the U.S. Department of Housing and Urban Development (“HUD”) also have made formal or informal inquiries of us regarding these matters.
      We have been cooperating and intend to continue to cooperate with the other ongoing investigations. We have discontinued all captive reinsurance arrangements. The total amount of premiums we ceded to reinsurers was approximately $10 million over the existence of these agreements. The remaining investigations are continuing and we are currently unable to give any assurance regarding their consequences for the industry or for us.
      Additionally, we have received inquiries from regulators about our business involvement with title insurance agencies affiliated with builders, realtors and other traditional sources of title insurance business, some of which we have participated in forming as joint ventures with our company. These inquiries have focused on whether the placement of title insurance with us through these affiliated agencies is proper or an improper form of referral payment. Like most other title insurers, we participate in these affiliated business arrangements in a number of states. We recently entered into a settlement with the Florida Department of Financial Services under which we agreed to refund approximately $3 million in premiums received though these types of agencies in Florida and pay a fine of $1 million. The other pending inquiries are at an early stage and as a result we can give no assurance as to their likely outcome.
      Finally, since 2004 our subsidiaries have received civil subpoenas and other inquiries from the New York State Attorney General, requesting information about our arrangements with agents and customers and other matters relating to, among other things, rates, calculation practices, use of blended rates in multi-state transactions, rebates and referral fees. These inquiries are at an early stage and as a result we can give no assurance as to their likely outcome.

State regulation of the rates we charge for title insurance could adversely affect our results of operations.
      Our subsidiaries are subject to extensive rate regulation by the applicable state agencies in the jurisdictions in which we operate. Title insurance rates are regulated differently in the various states in which we operate, with some states requiring our subsidiaries to file rates before such rates become effective and some states promulgating the rates to be charged by our subsidiaries. In almost all states in which we operate, our rates must not be excessive, inadequate or unfairly discriminatory.
      The California Department of Insurance has recently announced its intent to examine levels of pricing and competition in the title insurance industry in California, with a view to determining whether prices are too high and if so, implementing rate reductions. New York and Colorado insurance regulators have also announced similar inquiries and other states could follow. At this stage, we are unable to predict what the outcome will be of this or any similar review.
      State regulators may use their rate-regulation oversight authority to take steps to cause us to reduce our rates, or block our attempts to increase our rates. Such actions by regulators could adversely affect our operating results.

If the rating agencies further downgrade our company our results of operations and competitive position in the industry may suffer.
      Ratings have always been an important factor in establishing the competitive position of insurance companies. Our insurance companies are rated by S&P, Moody’s, Fitch, A.M. Best and Demotech, Inc. (“Demotech”). Ratings reflect the opinion of a rating agency with regard to an insurance company’s or insurance holding company’s financial strength, operating performance, and ability to meet its obligations to policyholders and are not evaluations directed to investors. In connection with the announcement of the restructuring and distribution, S&P placed our A- financial strength rating on CreditWatch negative, Moody’s affirmed our A3 financial strength rating although the rating outlook was changed to negative and Fitch placed our financial strength rating on Rating Watch Negative. In addition, A.M. Best downgraded the financial strength ratings of our principal insurance subsidiaries to A-. After the announcement of the merger between FIS and Certegy, S&P revised its CreditWatch to positive from negative, Moody’s changed its rating outlook to stable from negative and Fitch revised its rating watch to stable from negative. Our ratings are likely to continue to be affected in the future by credit events that may occur with respect to FNF and its other operations. Our ratings are subject to continued periodic review by those entities and the continued retention of those ratings cannot be assured. If our ratings are reduced from their current levels by those entities, our results of operations could be adversely affected. The relative position of each of our ratings among the ratings assigned by each rating agency is as follows:

•	the seventh highest rating of twenty-one ratings for S&P;

•	the seventh highest rating of twenty-one ratings for Moody’s;

•	the seventh highest rating of twenty-four ratings for Fitch;

•	the fourth highest rating of fifteen ratings for A.M. Best; and

•	the first and second highest ratings of five ratings for Demotech.

We face competition in our title business from traditional title insurers and from new entrants with alternative products.
      The title insurance industry is highly competitive. According to Demotech, the top five title insurance companies accounted for 90.2% of net premiums collected in 2004. Over 40 independent title insurance companies accounted for the remaining 9.8% of the market. The number and size of competing companies varies in the different geographic areas in which we conduct our business. In our principal markets, competitors include other major title underwriters such as The First American Corporation, LandAmerica Financial Group, Inc., Old Republic International Corporation and Stewart Information Services Corporation, as well as numerous smaller title insurance companies and independent agency operations at the regional and local level. These smaller companies may expand into other markets in which we compete. Also, the removal of regulatory barriers might result in new competitors entering the title insurance business, and those new competitors may include companies that have greater financial resources than we do and possess other competitive advantages. Competition among the major title insurance companies, expansion by smaller regional companies and any new entrants with alternative products could affect our business operations and financial condition.
      From time to time, we adjust the rates we charge in a particular state as a result of competitive conditions in that state. For example, in response to recent rate reductions by certain of our competitors, we recently filed for an adjustment of our rate structure in California for refinancings. This change could have an adverse impact on our results of operations, although its ultimate impact will depend, among other things, on the volume and mix of our future refinancing business in that state.

Our historical financial information may not be representative of our results as a consolidated, stand-alone company and may not be a reliable indicator of our future results.
      Our historical financial statements may not be indicative of our future performance as a consolidated, stand-alone company. We were incorporated on May 24, 2005 in anticipation of the distribution of shares of our Class A Common Stock to FNF stockholders. On September 26, 2005, FNF contributed to us the various

FNF subsidiaries that conduct our business. Our historical financial statements reflect assets, liabilities, revenues and expenses directly attributable to our operations. Accordingly, they exclude certain of our expenses that have been allocated to other operations of FNF and of FIS, and they reflect an allocation to us of a portion of the compensation of certain senior officers and other personnel of FNF who, following the distribution, are no longer our employees but who have historically provided services to us. These allocations are expected to in general continue under the corporate services agreements we entered into in connection with the distribution. Further, our financial statements reflect transactions with related parties, which were not negotiated on an arms-length basis. Our historical financial statements presented in this prospectus and consent solicitation statement do not reflect the debt or interest expense we might have incurred if we had been a stand-alone entity. In addition, we will incur other expenses, not reflected in our historical financial statements, as a result of being a separate publicly traded company. As a result of these and other factors, our historical financial statements do not necessarily reflect what our financial position and results of operations would have been if we had been operated as a stand-alone public entity during the periods covered, and may not be indicative of future results of operations or financial position.

We will be controlled by FNF as long as it owns a majority of the voting power of our common stock, which could make it more difficult for us to raise capital.
      As long as FNF continues to hold a majority of the voting power of our outstanding stock, FNF will be able to elect all of our directors and determine the outcome of all corporate actions requiring stockholder approval. FNF currently owns 100% of our Class B Common Stock, representing approximately 82.5% of our outstanding common stock, and 97.9% of all voting power of our outstanding common stock. In order to consolidate the results of our operations for tax purposes and to get favorable tax treatment of dividends paid by us, FNF is generally required to own at least 80% of our outstanding common stock and as a result FNF may be unlikely to decrease its ownership below 80%. The Class B Common Stock entitles FNF to ten votes per share on all matters submitted to stockholders until converted to Class A Common Stock.
      While it controls us, FNF will control decisions with respect to:

•	our business direction and policies, including the election and removal of our directors;

•	mergers or other business combinations involving us;

•	the acquisition or disposition of assets by us;

•	our issuance of stock;

•	our payment of dividends;

•	our financing; and

•	amendments to our certificate of incorporation and bylaws.
      We have agreed that, with FNF’s consent, we will not issue any shares of our stock if as a result FNF would no longer be able to consolidate our results for tax purposes, receive favorable treatment with respect to dividends paid by us or, if it so desired, distribute the remainder of its FNT stock to its stockholders in a tax-free distribution. These limits will generally enable FNF to continue to own at least 80% of our outstanding common stock. Among other things, this control could make it more difficult for us to raise capital by selling stock or to use our stock as currency in acquisitions.

We could have conflicts with entities remaining with FNF after the distribution, and the chairman of our board of directors is also both the chief executive officer and chairman of the board of directors of FNF and FIS.
      Conflicts may arise between entities remaining with FNF and us as a result of our ongoing agreements and the nature of our respective businesses. We will seek to manage any potential conflicts through our agreements with FNF and other FNF entities and through oversight by independent members of our board of directors. However, there can be no assurances that such measures will be effective or that we will be able to resolve all potential conflicts with entities remaining with FNF, and even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated third party.

      Some of our executive officers and directors own substantial amounts of FNF and FIS stock and options because of their relationships with FNF and FIS prior to the distribution. Such ownership could create or appear to create potential conflicts of interest involving fiduciary duties when directors and officers are faced with decisions that could have different implications for our company and FNF or FIS.
      Mr. Foley is the chairman of our board of directors and will continue to be the chief executive officer and chairman of the board of directors of FNF and chief executive officer and chairman of the board of directors of FIS following the distribution. If the merger between FIS and Certegy is consummated, Mr. Foley will become chairman of the board of Certegy and will relinquish his roles at FIS. As an officer and director of multiple companies, he has obligations to us as well as FNF and FIS and may have conflicts of interest with respect to matters potentially or actually involving or affecting us. Matters that could give rise to conflicts include, among other things:

•	our past and ongoing relationships with FNF and other entities of FNF, including tax matters, employee benefits, indemnification, and other matters;

•	the quality and pricing of services that we have agreed to provide to entities remaining with FNF or that those entities have agreed to provide to us; and

•	sales or distributions by FNF of all or part of its ownership interest in us.

Provisions of our certificate of incorporation may prevent us from receiving the benefit of certain corporate opportunities.
      Because FNF and FIS may engage in the same activities in which we engage, there is a risk that we may be in direct competition with FNF and FIS over business activities and corporate opportunities. To address these potential conflicts, we have adopted a corporate opportunity policy that has been incorporated into our certificate of incorporation. Among other things, this policy provides that FNF has no duty not to compete with us or to provide us with corporate opportunities of which it becomes aware. The policy also limits the situations in which one of our directors or officers, if also a director or officer of FNF, must offer corporate opportunities to us of which such individual becomes aware. These provisions may limit the corporate opportunities of which we are made aware or which are offered to us. See “Certain Relationships and Related Transactions — Provisions of our Certificate of Incorporation Relating to Corporate Opportunities.” Moreover, our ability to take advantage of certain corporate opportunities may be limited by FNF’s voting control over us.
THE EXCHANGE OFFERS
      Subject to the terms and conditions in this prospectus and consent solicitation statement, FNT offers to exchange (i) any and all of the outstanding 7.30% notes due 2011 of FNF for its newly issued 7.30% notes due 2011 and (ii) any and all of the outstanding 5.25% notes due 2013 of FNF for its newly issued 5.25% notes due 2013.
      The expiration of each of the exchange offers is 5:00 p.m., New York City time, on November      , 2005, unless we extend it. We may extend the expiration date of both offers together or each offer individually by giving oral or written notice of such extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all outstanding FNF notes previously tendered will remain subject to the applicable exchange offer and we may accept them for exchange. Holders who have tendered their FNF notes will not, however, be able to withdraw their tendered notes or revoke their consent with respect thereto after the initial expiration time, even if we extend the exchange offers. Any outstanding notes that we do not accept for exchange for any reason will be returned to you without cost as promptly as practicable after the expiration or termination of the applicable exchange offer.
      None of FNT, FNF, the exchange and information agent, the trustee under the FNF indenture, the trustee under the FNT indenture or the dealer manager makes any recommendation as to whether or not holders of FNF notes should exchange their securities in the exchange offers and consent to the proposed amendments to the FNF indenture.

Terms of the Exchange Offers
      We expressly reserve the right to amend or terminate either or both exchange offers. We also reserve the right to refuse to exchange any outstanding notes tendered, and to decide not to consummate either or both exchange offers if any of the conditions to the exchange offers are not met. The conditions to the exchange offers are described more fully under “— Conditions to the Exchange Offers.”
      We are offering to holders of the FNF notes of the series listed on the cover of this prospectus and consent solicitation statement the opportunity to exchange their FNF notes for our new notes in an aggregate principal amount equal to the aggregate principal amount of the FNF notes validly tendered and not validly withdrawn. Our new notes will have the same interest rates, redemption terms and payment and maturity dates as the FNF notes for which they are exchanged. Interest on our new notes will be deemed to accrue from the last date for which interest was paid on the FNF notes for which they are exchanged. At the time of the exchange, you will not receive a payment for accrued interest on the FNF notes you exchange.
      Holders of FNF notes must tender the FNF notes in integral multiples of $1,000. New notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
The Consent Solicitations
      Concurrently with making the exchange offers, we are soliciting consents from the holders of the outstanding FNF notes to amend the indenture pursuant to which the FNF notes were issued to remove many of the covenants, restrictive provisions and events of default of FNF. The proposed amendments are described in more detail under “The Proposed Amendments.” The consent of the holders of a majority of the aggregate principal amount of each series of FNF notes outstanding will be required in order to effectuate the amendments to the indenture with respect to that series. If the amendments are approved and effected with respect to a series, they will be binding on all holders of FNF notes of that series, including those who do not give their consent to the amendment and do not tender their FNF notes in these exchange offers. If for any reason the exchange offer with respect to a series of FNF notes is not completed, the amendments to the indenture will not become effective with respect to that series and that series of FNF notes will be subject to the same terms and conditions as existed before the exchange offers were made.
      If you tender your FNF notes in the exchange offers you will be deemed to consent to the amendments to the indenture and if you give consent to amend the indenture you must tender your FNF notes. Tendered FNF notes may be withdrawn and consents revoked before the initial expiration time, but FNF notes may not be withdrawn and consents may not be revoked at or after the initial expiration time, even if we otherwise extend the exchange offers beyond the initial expiration time. Consents given in connection with the tender of any FNF notes cannot be revoked without withdrawing the FNF notes, and FNF notes cannot be withdrawn without also revoking the consent related to those notes.
Conditions to the Exchange Offers and Consent Solicitations
      Our obligations in each exchange offer are subject to the condition that we receive sufficient consents to amend the indenture pursuant to which the FNF notes were issued to eliminate most of the covenants, restrictive provisions and events of default of FNF thereunder with respect to each series of FNF notes. The indenture cannot be amended with respect to a series of FNF notes without the consent of the holders of the notes representing a majority of the outstanding aggregate principal amount of that series.
      Our obligations in each exchange offer are also subject to the conditions that the exchange offers do not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission and that the following statements are true as of the commencement of the exchange offers and remain true until the consummation of the exchanges:

1)	In our reasonable judgment, no action or event has occurred or been threatened (including a default under an agreement, indenture or other instrument or obligation to which we or one of our affiliates is a party or by which it is bound), no action is pending, no action has been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction has been promulgated, enacted, entered, enforced or deemed applicable to the exchange offers, the exchange of FNF notes under the exchange offers, the consent solicitations or the proposed amendments, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either: challenges the exchange offers, the exchange of FNF notes under the exchange offers, the consent solicitations or the proposed amendments or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offers, the exchange of FNF notes under the exchange offers, the consent solicitations or the proposed amendments, or in our reasonable judgment could materially affect our or our subsidiaries’ business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects, taken as a whole, or materially impair the contemplated benefits to us or FNF of the exchange offers, the exchange of FNF notes under the exchange offers, the consent solicitations or the proposed amendments, or might be material to holders of FNF notes in deciding whether to accept the exchange offers and give their consents;

2)	None of the following has occurred:

•	any general suspension of or limitation on trading in securities on any United States or European national securities exchange or in the over-the-counter market (whether or not mandatory);

•	any material adverse change in the market values of the FNF notes;

•	a material impairment in the general trading market for debt securities;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

•	a commencement or escalation of a war, armed hostilities, terrorist act or other national or international crisis directly or indirectly relating to the United States, any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, or any material adverse change in United States securities or financial markets generally; or

•	in the case of any of the foregoing existing at the time of the commencement of the exchange offers, a material acceleration or worsening thereof; and

3)	The trustee of the FNF notes (as described in the FNF indenture) has executed and delivered a supplemental indenture relating to the proposed amendments and has not objected in any respect to, or taken any action that could in our reasonable judgment adversely affect, the consummation of any of the exchange offers, the exchange of FNF notes under the exchange offers, the consent solicitations or our ability to effect the proposed amendments, nor has the trustee of the FNF notes taken any action that challenges the validity or effectiveness of the procedures used to solicit consents (including the form thereof) or in making the exchange offers, the exchange of the FNF notes under the exchange offers or the consent solicitations.
      Finally, our obligation to consummate each exchange is conditioned on our concurrent completion of the other exchange.
      All of these conditions are for our sole benefit and may be waived, in whole or in part and with respect to the exchange offers for either or both series of FNF notes, in our sole discretion. Any determination we make concerning these events, developments or circumstances will be conclusive and binding. If any of these conditions are not satisfied with respect to a particular series of FNF notes, at any time before or concurrently with the consummation of the exchange offer or consent solicitation with respect to that series, we may:

a)	terminate the exchange offer and the consent solicitation with respect to that series of FNF notes and return all tendered FNF notes of that series to the holders thereof (whether or not we terminate the exchange offer and consent solicitations with respect to the other series of FNF notes);

b)	modify, extend or otherwise amend the exchange offer and consent solicitation with respect to that series of FNF notes (whether or not we modify, extend or otherwise amend the exchange offer and consent solicitation with respect to the other series of FNF notes) and retain all tendered FNF notes of that series and consents until the expiration date, as extended, of such exchange offer and consent solicitation, subject, however, to the withdrawal rights of holders (See “— Withdrawal of Tenders and Revocation of Corresponding Consents”); or

c)	waive the unsatisfied conditions with respect to such exchange offer and consent solicitation and accept all FNF notes of that series tendered and not previously withdrawn (whether or not we waive these conditions for the exchange offer and consent solicitation with respect to the other series of FNF notes).

      We have agreed that we will not amend the terms of the consent solicitation nor waive that condition without the consent of FNF. If our waiver of any of the conditions would constitute a material change in either or both exchange offers, we will disclose that change through a supplement to this prospectus and consent solicitation statement that will be distributed to each registered holder of outstanding FNF notes. In addition, we will extend the applicable exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the outstanding FNF notes, if the exchange offer would otherwise expire during such period.
Procedures for Tendering FNF Notes and Delivering Consents
      If you hold FNF notes of either series and wish to have those notes exchanged for FNT notes of the corresponding series, you must validly tender or cause the valid tender of your FNF notes using the procedures described in this prospectus and consent solicitation statement and in the accompanying Letter of Transmittal and Consent. The proper tender of FNF notes will constitute an automatic consent to the proposed amendments to the FNF indenture, as described in this prospectus and consent solicitation statement under “The Proposed Amendments.”
      The procedures by which you may tender or cause to be tendered FNF notes will depend upon the manner in which you hold the FNF notes, as described below.

Tender of FNF Notes held through a Nominee
      If you are a beneficial owner of FNF notes that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender FNF notes in either of the exchange offers, you should contact the record holder promptly and instruct the record holder to tender the FNF notes and deliver a consent on your behalf using one of the procedures described below.

Tender of FNF Notes with DTC and Book-Entry Transfer
      Pursuant to authority granted by The Depository Trust Company (“DTC”), if you are a DTC participant that has FNF notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your FNF notes and deliver a consent as if you were the record holder. Accordingly, references herein to record holders include DTC participants with FNF notes credited to their accounts. Within two business days after the date of this prospectus and consent solicitation statement, the exchange agent will establish accounts with respect to the FNF notes at DTC for purposes of the exchange offers. Any DTC participant may tender FNF notes and deliver a consent to the proposed amendments to the FNF indenture by effecting a book-entry transfer of the FNF notes to be tendered in the exchange offers into the account of the exchange agent at DTC and either, before the applicable exchange offer expires:

•	electronically transmitting its acceptance of the exchange offer through DTC’s Automated Tender Offer Program (“ATOP”) procedures for transfer or

•	completing and signing the Letter of Transmittal and Consent according to the instructions and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this prospectus and consent solicitation statement.
      If ATOP procedures are followed, DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from a DTC participant tendering FNF notes that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that FNT and FNF may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the expiration date of the exchange offers.
      The Letter of Transmittal and Consent (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the Letter of Transmittal and Consent, and any other required documents, must be transmitted to and received by the applicable exchange agent prior to the expiration date of the applicable exchange offer at its address set forth on the back cover page of this prospectus and consent solicitation statement. Delivery of such documents to DTC does not constitute delivery to the exchange agent.
Proper Execution and Delivery of the Letter of Transmittal and Consent
      If you wish to participate in either or both exchange offers and consent solicitations, delivery of your FNF notes and other required documents are your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you use registered mail properly insured with return receipt requested, and mail the required items sufficiently in advance of the expiration date with respect to the applicable exchange offer to allow sufficient time to ensure timely delivery.
      Signatures on the Letter of Transmittal and Consent must be guaranteed by a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program (generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office in the United States) (an “Eligible Institution”), unless (i) the Letter of Transmittal and Consent is signed by the holder of the FNF notes tendered therewith and the FNT notes or any FNF notes not tendered or not accepted for exchange are to be issued directly to such holder and the “Special Delivery Instructions” box on the Letter of Transmittal and Consent has not been completed or (ii) such FNF notes are tendered for the account of an Eligible Institution.
      If tendered notes are registered to a person who did not sign the Letter of Transmittal and Consent, they must be endorsed by, or be accompanied by a written instrument of transfer duly executed by, the registered holder with the signature guaranteed by an Eligible Institution and appropriate powers of attorney, signed exactly as the name of the registered holder appears on the outstanding notes. All questions of adequacy of the form of the writing will be determined by us in our sole discretion.
      If the Letter of Transmittal and Consent or any outstanding notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit evidence satisfactory to us of their authority to so act with the Letter of Transmittal and Consent.
Acceptance of Outstanding Notes for Exchange; Delivery of New Notes
      Upon satisfaction or waiver of the conditions to the exchange offer for a particular series, we will promptly issue our notes in exchange for all outstanding FNF notes of such series properly tendered. We will be deemed to have accepted properly tendered notes for exchange if or when we give oral or written notice of acceptance to the exchange agent, with written confirmation of any oral notice to follow promptly.
      If any tendered notes are not accepted for any reason or if outstanding notes are submitted for a greater principal amount than the holder desired to exchange, the unaccepted or non-exchanged portion of FNF notes will be returned without expense to the tendering holder (or, in the case of FNF notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry procedures described above, the unaccepted, non-exchanged or unsold FNF notes will be credited to an account maintained with such book-entry transfer facility) as promptly as practicable after the expiration or termination of the applicable exchange offer.
Withdrawal of Tenders and Revocation of Corresponding Consents
      Tenders of FNF notes in connection with any of the exchange offers may be withdrawn at any time prior to the initial expiration time. Tenders of FNF notes may not be withdrawn at any time after the initial expiration time, even if we otherwise extend the exchange offers. The valid withdrawal of tendered FNF notes prior to the initial expiration time will be deemed to be a concurrent revocation of the consent to the proposed amendments to the FNF indenture. You may only revoke a consent by validly withdrawing the related FNF notes prior to the initial expiration time. Tenders of notes made after the initial expiration time may not be withdrawn. Beneficial owners desiring to withdraw FNF notes previously tendered should contact the DTC participant through which they hold their FNF notes. In order to withdraw FNF notes previously tendered, a DTC participant may, prior to the expiration of the applicable exchange offer with respect to those notes, withdraw its instruction previously transmitted through ATOP by delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction.
      Any such notice of withdrawal must:

(i)	specify the name of the depositor having tendered the outstanding note to be withdrawn;

(ii)	include a statement that the depositor is withdrawing its election to have the outstanding note exchanged, and identify the outstanding note to be withdrawn (including the principal amount of the outstanding note);

(iii)	specify the name in which such outstanding note is registered, if different from that of the withdrawing holder; and

(iv)	state that the consent to amend the indenture under which the note was issued is revoked.
      We will determine all questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices. Our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offers and no new notes will be issued with respect thereto. Properly withdrawn FNF notes, however, may be re-tendered by following the procedures described above at any time prior to the expiration of the applicable exchange offer.
Miscellaneous
      All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of FNF notes in connection with the exchange offers will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful.
      We also reserve the absolute right to waive any defect or irregularity in the tender of any FNF notes in either exchange offer, and our interpretation of the terms and conditions of each exchange offer (including the instructions in the Letter of Transmittal and Consent) will be final and binding on all parties. None of FNT, FNF, the exchange and information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Tenders of FNF notes involving any irregularities will not be deemed to have been made until those irregularities have been cured or waived. FNF notes received by the exchange agent in connection with any exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the DTC participant who delivered those FNF notes by crediting an account maintained at DTC designated by that DTC participant as promptly as practicable after the expiration date of the applicable exchange offer or the withdrawal or termination of the applicable exchange offer.

Exchange Agent
      D.F. King & Co., Inc. has been appointed the exchange agent for the exchange offers and consent solicitations. Letters of Transmittal and Consents and all correspondence in connection with the exchange offers should be sent or delivered by each holder of FNF notes, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this prospectus and consent solicitation statement. FNT will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.
Information Agent
      D.F. King & Co., Inc. has been appointed the information agent for the exchange offers and consent solicitations, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus and consent solicitation statement or the Letter of Transmittal and Consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this prospectus and consent solicitation statement. Holders of FNF notes may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the exchange offers.
Dealer Manager
      FNT has retained Lehman Brothers Inc. to act as dealer manager in connection with the exchange offers and consent solicitations and will pay to the dealer manager for soliciting tenders in the exchange offers a fixed fee in a customary amount conditioned upon satisfaction of the consent condition and completion of the exchange offers. FNT will also reimburse the dealer manager for certain expenses. The obligations of the dealer manager to perform this function are subject to certain conditions.
      FNT has agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions regarding the terms of the exchange offers or the consent solicitations may be directed to the dealer manager at the address and telephone numbers set forth on the back cover page of this prospectus and consent solicitation statement. From time to time, the dealer manager has provided and may in the future provide investment banking, commercial banking and other services for FNT and FNF. The dealer manager, in the ordinary course of its business, may make markets in our securities and those of FNF, including the FNT notes and the FNF notes. As a result, from time to time, the dealer manager may own certain of our securities or those of FNF, including the FNT notes and the FNF notes.
Other Fees and Expenses
      We will pay the expenses of soliciting tenders of the FNF notes. The principal solicitation is being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by our officers and other employees and those of our affiliates.
      Tendering holders of FNF notes will not be required to pay any fee or commission to the dealer manager. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.
Effect of Tender
      Any tender by a holder of FNF notes that is not withdrawn prior to the expiration of the applicable exchange offer will constitute a binding agreement between the holder and us, upon the terms and subject to the conditions of the exchange offers. The acceptance of an exchange offer by a tendering holder of FNF notes will constitute the agreement by that holder to deliver good and marketable title to the tendered FNF notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind. The successful completion of either or both exchange offers may adversely affect the liquidity and market price of any remaining FNF notes not tendered in the exchange.
Absence of Dissenter’s Rights
      Holders of the FNF notes do not have any appraisal or dissenters’ rights in connection with the exchange offers and consent solicitations under New York law or the law of any other state or under the terms of the FNF notes or the FNF indenture.
Accounting Treatment for Exchange Offers
      We will account for the exchange offers as an exchange of debt under United States generally accepted accounting principles. The notes to be issued in the exchange offers will be recorded at the same carrying value as the FNF notes for which they will be exchanged. Accordingly, we will recognize no gain or loss for accounting purposes upon the consummation of the exchange offers. We will amortize a portion of the expenses of the exchange offers over the term of the notes issued in the exchange offers. After consummation of the exchange offers, we intend to deliver to FNF all FNF notes obtained in the exchange offers in redemption of an aggregate principal amount of the corresponding mirror notes. As such, the consummation of the exchange offers will have no effect on the outstanding principal amount of our debt.
THE PROPOSED AMENDMENTS
      We are soliciting the consent of the holders of the FNF notes to (1) eliminate most of the covenants, (2) eliminate the restrictions on FNF’s ability to consolidate, merge or sell all or substantially all of its assets and (3) eliminate certain events of default under the FNF indenture, as amended by the officers’ certificates that set the terms of each series of outstanding FNF notes. The descriptions of the amendments to the FNF indenture set forth below do not purport to be complete and are qualified in their entirety by reference to the full and complete terms contained in the indenture, the officers’ certificates that set the terms of each series of outstanding FNF notes at the times of their issuance and the form of supplemental indenture, which are available from the information agent upon request and have also been filed as exhibits to the registration statement of which this prospectus and consent solicitation statement forms a part. See “Where You Can Find More Information” for information as to how you can obtain a copy of the indenture and supplemental indenture from the Securities and Exchange Commission.
      Holders who tender their FNF notes in exchange for our notes are obligated to consent to the proposed amendments. Holders who do not consent to the proposed amendments will nonetheless be subject to the amended FNF indenture if enough consents are received and the indenture is accordingly amended. Holders of FNF notes should therefore consider the effect the proposed amendments will have on their positions if they do not tender their notes in the exchange offers.
      The proposed amendments to the FNF indenture will be effected with respect to either or both series of FNF notes by the execution of a supplemental indenture that is expected to be executed promptly after the consummation of either or both of the exchange offers, as applicable, if the requisite number of consents have been obtained with respect to each series.
      The proposed amendments would delete in their entirety the following covenants from the FNF indenture:

•	Sections 7.1 (“Consolidation, Merger or Sale of Assets Permitted”) and 7.2 (“Successor Person Substituted for Company”), which limit FNF’s ability to enter into a merger, consolidation or asset sale;

•	Section 9.4 (“Corporate Existence”) where FNF covenants to preserve its corporate existence and its rights and franchises;

•	Section 9.5 (“Insurance”) where FNF covenants to maintain and cause its subsidiaries to maintain insurance covering risks associated with its businesses;

•	Section 9.8 (“Limitation on Liens”), as amended by the officers’ certificate dated March 11, 2003 with respect to the 5.25% FNF notes due 2013 and by the officers’ certificate dated August 20, 2001 with respect to the 7.30% FNF notes due 2011, which limits FNF’s ability to incur debt or other obligations;

•	Section 9.9 (“Books of Record and Account; Compliance with Law”) where FNF covenants to keep and cause its subsidiaries to keep books of record and account and comply with laws related to its businesses; and

•	Section 9.10 (“Taxes”) where FNF covenants to pay and cause its subsidiaries to pay applicable taxes and governmental charges.
      We are also requesting a waiver with respect to any default, event of default or other consequence under the FNF indenture of failing to comply with the terms of the covenants identified above (whether before or after the date of the supplemental indenture) and to delete clauses (4), (5), (6) and (7) from the definition of “Event of Default” in Section 5.1 of the FNF indenture (in the case of clause (4), as amended by the officers’ certificate dated March 11, 2003 with respect to the 5.25% FNF notes due 2013 and by the officers’ certificate dated August 20, 2001 with respect to the 7.30% FNF notes due 2011). These clauses provide, respectively, that each of the following constitutes an “event of default”:

•	a default under any debt of FNF or under any instrument under which such debt may be issued or secured, which results in such debt in an aggregate principal amount in excess of $20 million becoming due and payable prior to the date it otherwise would have, and such acceleration not having been cured or rescinded or such debt not having been paid within 10 days after notice to FNF as specified in the indenture; and

•	a commencement by FNF of a voluntary case or proceeding under applicable bankruptcy law, its consent to the entry of an order for relief against it in an involuntary case or proceeding or to the commencement of any bankruptcy or insolvency case or proceeding against it, its consent to the appointment of a custodian of it or for all or substantially all of its property or its making a general assignment for the benefit of its creditors;

•	an order or decree under any bankruptcy law that remains in effect for 60 days and that is for relief against FNF in an involuntary case, appoints a custodian of FNF or for all or substantially all of its property, orders the winding up or liquidation of FNF, adjudges FNF a bankrupt or insolvent or approves as properly filed a petition seeking reorganization of FNF; and

•	any event of default specified in the notes of each series issued pursuant to the indenture.
      As noted above, in connection with the issuance of each series of FNF notes, Sections 5.1(4) and 9.8 of the FNF indenture were amended by replacing them in their entirety with provisions set forth in the officers’ certificates that established the terms of the FNF notes of each series. The original provisions of those sections of the FNF indenture will not become effective as a result of the deletion of the amended provisions. Instead, the supplemental indenture will provide that, as amended, each of those sections of the FNF indenture will read “Intentionally omitted.”
      In conjunction with the amendments identified above, we are proposing to delete the following defined terms from the FNF indenture, which are used only in the provisions being deleted by the supplemental indenture or in provisions previously deleted by the officers’ certificates referred to above: “Bankruptcy Law,” “Consolidated Net Tangible Assets,” “Excluded Debt,” “Restricted Subsidiary” and “Secured Debt.”
      These amendments to the FNF indenture will modify the rights of holders of the FNF notes and will override any conflicting provisions set forth in the FNF notes themselves. Notwithstanding anything to the contrary set forth in the FNF notes, following the effectiveness of the supplemental indenture, the only Events of Default with respect to the FNF notes will be those set forth in clauses (1), (2) and (3) of the FNF indenture.

FORWARD-LOOKING STATEMENTS
      Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus and consent solicitation statement include forward-looking statements which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to us specifically and the businesses in which we are engaged generally. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.
      All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. These factors include:

•	adverse changes in real estate activity;

•	regulatory conditions in California;

•	regulation by state insurance authorities;

•	regulatory investigations involving title insurance;

•	rate regulation by state authorities;

•	downgrades by our rating agencies;

•	dependence upon our subsidiaries for dividend payments;

•	competition from traditional title insurers and new entrants; and

•	other factors described under “Risk Factors.”
      We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
USE OF PROCEEDS
      Because this is not an offering for cash, there will be no cash proceeds to FNT from the exchange offers. We intend to deliver any FNF notes we receive in the exchange offers to FNF in redemption of an equal principal amount of the corresponding mirror notes previously issued by us to FNF.

CAPITALIZATION OF FNT
      The following table describes our cash and cash equivalents and capitalization as of June 30, 2005 on an actual basis, and on an as-adjusted basis to give effect to the distribution in connection with the restructuring of FNF’s title insurance business, the debt we incurred in connection with the distribution and will incur pursuant to the exchange offers, the payment of dividends by two of our subsidiaries to FNF after June 30, 2005 and expenses in connection with the distribution. The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and the related notes included elsewhere in this prospectus and consent solicitation statement.

	As of June 30, 2005

	Actual	As Adjusted

	(In thousands)
Cash and cash equivalents	$614,555	$469,555

Total long-term debt	$7,802	657,802

Stockholders’ equity
Common stock, $0.0001 par value	—	17
Additional paid-in capital	—	2,301,600
Investment by FNF	3,096,617	—
Accumulated other comprehensive loss	(52,002)	(52,002)

Total	3,044,615	2,249,615

Total capitalization	$3,052,417	$2,907,417

      The actual and as-adjusted information set forth in the table:

•	excludes shares of common stock granted as restricted stock under our omnibus incentive plan as of the completion of the distribution;

•	excludes options to purchase shares of common stock granted under our omnibus incentive plan as of the completion of the distribution; the total number of such restricted shares and options granted in connection with the distribution was 2,984,000 shares, of which 485,000 shares of restricted stock were granted to our top five most highly paid executive officers and our directors; and

•	excludes shares of common stock available for future issuance under our omnibus incentive plan. For a description of this plan and of the foregoing grants, see “Management — Omnibus Incentive Plan.”
      The as adjusted information set forth in the table includes:

•	the payment of a dividend of $145 million in July 2005 to FNF by one of our insurance subsidiaries;

•	$150 million of borrowings under our new $400 million credit facility to repay a $150 million principal amount promissory note dividended in August 2005 to FNF by one of our insurance subsidiaries; and

•	$500 million aggregate principal amount of debt incurred through the issuance of notes pursuant to the exchange offers. If either or both exchange offers are not consummated in whole, we would have an equivalent amount of debt as a result of our issuance of $500 million principal amount of the mirror notes to FNF. The mirror notes have terms that mirror those of the FNF notes.
      See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

SELECTED HISTORICAL FINANCIAL INFORMATION
Selected Historical Financial Information for FNT
      The following table sets forth our selected historical financial information. The selected historical financial information as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004 has been derived from our combined financial statements and related notes, which have been audited by KPMG LLP, an independent registered public accounting firm. The audited combined financial statements as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004 are included elsewhere in this prospectus and consent solicitation statement. The selected historical financial information as of June 30, 2004 and December 31, 2002 and as of and for the years ended December 31, 2001 and 2000 has been derived from our unaudited combined financial statements not appearing herein. The selected historical financial information as of June 30, 2005 and for the six months ended June 30, 2005 and 2004 has been derived from our unaudited condensed combined financial statements, which are included elsewhere in this prospectus and consent solicitation statement. You should read this financial information in conjunction with the audited and unaudited combined financial statements included elsewhere in this prospectus and consent solicitation statement and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our selected historical financial information has been prepared from the historical results of the operations transferred to us and gives effect to allocations of certain corporate expenses to and from FNF. Our selected historical financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a stand-alone entity during the periods presented. Our results of interim periods are not necessarily indicative of results for the entire year.

	Six Months Ended
	June 30,		Year Ended December 31,

	2005(2)	2004(2)	2004(2)	2003(2)	2002	2001(1)(3)	2000(1)

	(In thousands, except per share data)
Statement of Earnings Data
Direct title insurance premium	$1,017,396	$987,019	$2,003,447	$2,105,317	$1,557,769	$1,252,656	$786,588
Agency title insurance premiums	1,304,200	1,348,430	2,714,770	2,595,433	1,989,958	1,441,416	1,159,205

Total title premiums	2,321,596	2,335,449	4,718,217	4,700,750	3,547,727	2,694,072	1,945,793
Escrow and other title related fees	543,465	514,019	1,039,835	1,058,729	790,787	656,739	496,435

Total title and escrow	2,865,061	2,849,468	5,758,052	5,759,479	4,338,514	3,350,811	2,442,228
Interest and investment income	45,430	28,163	64,885	56,708	72,305	88,232	80,407
Realized gains and losses, net	21,922	17,044	22,948	101,839	584	946	4,605
Other income	20,020	21,573	43,528	52,689	55,927	50,476	27,434

Total revenue	2,952,433	2,916,248	5,889,413	5,970,715	4,467,330	3,490,465	2,554,674

Personnel costs	904,603	838,063	1,680,805	1,692,895	1,260,070	1,036,236	765,319
Other operating expenses	451,093	422,113	849,554	817,597	633,193	558,263	457,476
Agent commissions	1,005,121	1,046,601	2,117,122	2,035,810	1,567,112	1,131,892	906,043
Depreciation and amortization	49,389	44,193	95,718	79,077	53,042	100,225	88,033
Provision for claim losses	150,677	125,010	259,402	248,834	175,963	134,527	97,161
Interest expense(4)	724	2,256	3,885	4,582	8,586	15,695	15,460

Total expenses	2,561,607	2,478,236	5,006,486	4,878,795	3,697,966	2,976,838	2,329,492

Earnings before income taxes and minority interest	390,826	438,012	882,927	1,091,920	769,364	513,627	225,182
Income tax expense(4)	146,637	160,312	323,598	407,736	276,970	205,965	97,053

Earnings before minority interest	244,189	277,700	559,329	684,184	492,394	307,662	128,129
Minority interest	1,292	455	1,165	859	624	—	—
Cumulative effect of accounting change		—	—	—	—	5,709	—

Net earnings(4)	$242,897	$277,245	$558,164	$683,325	$491,770	$301,953	$128,129

Per share amounts:
Unaudited proforma net earnings per share — basic and diluted	$1.40		$3.22
Unaudited proforma weighted average shares outstanding — basic and diluted(5)	172,951		172,951

(1)	Effective January 1, 2002, we adopted SFAS No. 142 “Goodwill and Other Intangible Assets” and as a result, have ceased to amortize goodwill. Goodwill amortization in 2001 and 2000 was $33.2 million and $47.5 million, respectively.

(2)	Effective January 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, using the prospective method of adoption in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”, and as a result recorded stock compensation expense of $3.4 million and $3.0 million for the years ended December 31, 2004 and 2003, respectively, and $5.4 million and $2.1 million for the six months ended June 30, 2005 and 2004, respectively.

(3)	During 2001, we recorded a $5.7 million, after-tax charge, reflected as a cumulative effect of a change in accounting principle, as a result of adopting Emerging Issues Task Force No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets”, (“EITF 99-20”).

(4)	Assuming that (i) the issuance of $500 million principal amount of FNT notes in the exchange offers and the delivery of the FNF notes received to FNF in full redemption of the mirror notes and (ii) the dividend in August 2005 of a $150 million principal amount promissory note to FNF by one of our insurance subsidiaries, had each occurred as of January 1, 2004, our pro forma interest expense, income tax expense and net earnings for the year ended December 31, 2004 would have been $38,576, $310,879 and $536,192, respectively, and for the six months ended June 30, 2005 would have been $19,017, $139,773 and $231,467, respectively. The foregoing does not give effect to our refinancing of the $150 million principal amount intercompany note with proceeds of a borrowing under our new credit facility. See “Capitalization of FNT” for information with respect to our pro forma balance sheet as of June 30, 2005 giving effect to the foregoing items.

(5)	Unaudited proforma net earnings per share is calculated using the number of outstanding shares of FNF as of June 30, 2005 because upon completion of the distribution the number of our outstanding shares of common stock was equal to the number of FNF shares outstanding on the record date for the distribution.

	As of or for the Six
	Months Ended June 30,		As of or for the Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(In thousands)
Balance sheet data (at end of period)
Investments	$3,424,810	$2,791,713	$2,819,489	$2,510,182	$2,337,472	$1,705,267	$1,579,790
Cash and cash equivalents	614,555	497,653	268,414	395,857	433,379	491,709	214,398
Total assets	5,973,378	5,262,282	5,074,091	4,782,664	4,494,716	3,848,300	3,542,307
Notes payable	7,802	36,946	22,390	54,259	107,874	176,116	148,858
Reserve for claim losses	984,290	977,926	980,746	932,439	887,973	881,053	907,292
Minority interests	4,643	3,448	3,951	2,488	1,098	239	204
Equity	3,044,615	2,531,127	2,676,756	2,469,186	2,234,484	1,741,387	1,593,509
Other non-financial data: (unaudited) (in whole numbers)
Direct operations orders opened(1)	1,577,164	1,689,219	3,142,945	3,771,393	2,953,797	2,496,597	1,267,407
Direct operations orders closed(1)	1,048,931	1,165,864	2,249,792	2,916,201	2,141,680	1,685,147	911,349
Fee per closed file(1)	$1,447	$1,257	$1,324	$1,081	$1,099	$1,120	$1,387

(1)	These measures are used by management to judge productivity and are a measure of transaction volume for our direct title businesses. An order is opened when we receive a customer order and is closed when the related real estate transaction closes, which typically takes 45-60 days from the opening of an order.

Selected Historical Financial Information for FNF
      The following table sets forth selected historical financial information for FNF. The selected historical financial information as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004 has been derived from FNF’s consolidated financial statements and related notes, which have been audited by KPMG LLP, an independent registered public accounting firm. FNF’s audited consolidated financial statements as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004 are included in its Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this prospectus and consent solicitation statement. The selected historical financial information as of December 31, 2002 and as of and for the years ended December 31, 2001 and 2000 has been derived from FNF’s audited consolidated financial statements not incorporated by reference herein, and the selected historical financial information as of June 30, 2004 has been derived from FNF’s unaudited consolidated financial statements not incorporated by reference herein. The selected historical financial information as of June 30, 2005 and for the six months ended June 30, 2005 and 2004 has been derived from FNF’s unaudited consolidated financial statements, which are included in its quarterly report on Form 10-Q for the period ended June 30, 2005, which is incorporated by reference in this prospectus and consent solicitation statement. You should read this financial information in conjunction with the audited and unaudited consolidated financial statements included in the foregoing reports incorporated by reference in this prospectus and consent solicitation statement and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in such reports. FNF’s results of interim periods are not necessarily indicative of results for the entire year.
      As a result of the distribution of shares of our Class A Common Stock to the stockholders of FNF, FNF’s minority interest expense and the minority interests reflected on its balance sheet will increase in future periods, reflecting the public minority interest in our company.

	Six Months Ended June 30,		Year Ended December 31,

	2005	2004	2004(1)	2003(2)	2002	2001(3)(4)	2000(5)

	(In thousands, except per share and other data)
Operating Data:
Revenue	$4,706,529	$4,041,056	$8,296,002	$7,715,215	$5,082,640	$3,874,107	$2,741,994
Expenses:
Personnel costs	1,555,192	1,358,133	2,786,297	2,465,026	1,476,430	1,187,177	845,349
Other operating expenses	1,046,083	907,999	1,967,350	1,699,797	1,019,992	829,433	624,087
Agent commissions	967,671	1,004,338	2,028,926	1,823,241	1,521,573	1,098,328	884,498
Provision for claim losses	197,966	148,316	282,124	263,409	179,292	134,724	97,322
Goodwill amortization	—	—	—	—	—	54,155	35,003
Interest expense	71,535	19,377	47,214	43,103	34,053	46,569	59,374

	3,838,447	3,438,163	7,111,911	6,294,576	4,231,340	3,350,386	2,545,633

Earnings before income taxes, minority interest and cumulative effect of a change in accounting principle	868,082	602,893	1,184,091	1,420,639	851,300	523,721	196,361
Income tax expense	210,388	229,099	438,114	539,843	306,468	209,488	86,624

Earnings before minority interest and cumulative effect of a change in accounting principle	657,694	373,794	745,977	880,796	544,832	314,233	109,737
Minority interest	23,155	1,500	5,015	18,976	13,115	3,048	1,422

Earnings before cumulative effect of a change in accounting principle	634,539	372,294	740,962	861,820	531,717	311,185	108,315
Cumulative effect of a change in accounting principle, net of income taxes	—	—	—	—	—	(5,709)	—

Net earnings	$634,539	$372,294	$740,962	$861,820	$531,717	$305,476	$108,315

Basic earnings per share	$3.67	2.19	4.33	5.81	4.05	2.36	1.11
Weighted average shares outstanding, basic	172,773	169,981	171,014	148,275	131,135	129,316	97,863
Diluted net earnings per share	3.58	2.12	4.21	5.63	3.91	2.29	1.07
Weighted average shares outstanding, diluted	177,109	175,331	176,000	153,171	135,871	133,189	101,383

	Six Months Ended June 30,		Year Ended December 31,

	2005	2004	2004(1)	2003(2)	2002	2001(3)(4)	2000(5)

	(In thousands, except per share and other data)
Balance Sheet Data:
Investments(6)	$4,314,238	$3,067,393	$3,346,276	$2,689,817	$2,565,815	$1,823,512	$1,685,331
Cash and cash equivalents(7)	715,643	590,981	331,222	459,655	482,600	542,620	262,955
Total assets	10,687,031	8,574,985	9,270,535	7,263,175	5,245,951	4,415,998	3,833,985
Notes payable	3,198,432	848,384	1,370,556	659,186	493,458	565,690	791,430
Reserve for claim losses	1,011,865	984,882	998,170	943,704	888,784	881,089	907,482
Minority interests and preferred stock of subsidiary	170,859	13,324	18,874	14,835	131,797	47,166	5,592
Other Data:
Orders opened by direct title operations	1,867,000	1,980,800	3,680,200	4,820,700	3,228,300	2,635,200	1,352,000
Orders closed by direct title operations	1,197,100	1,415,000	2,636,300	3,694,000	2,290,300	1,700,600	971,000
Provisions for claim losses to title insurance premiums	6.5%	5.4%	5.5%	5.4%	5.0%	5.0%	5.0%
Title related revenue(8):
Percentage direct operations	45.7%	45.3%	54.8%	59.7%	55.3%	59.0%	52.8%
Percentage agency operations	54.3%	54.7%	45.2%	40.3%	44.7%	41.0%	47.2%

(1)	FNF’s financial results for the year ended December 31, 2004 include the results of various entities acquired on various dates during 2004.

(2)	FNF’s financial results for the year ended December 31, 2003 include the results of Fidelity Information Services, Inc. for the period from April 1, 2003, the acquisition date, through December 31, 2003, and include the results of operations of various other entities acquired on various dates during 2003.

(3)	FNF’s financial results for the year ended December 31, 2001 include the results of the former operations of Vista Information Solutions, Inc. (“Vista”) for the period from August 1, 2001, the acquisition date, through December 31, 2001. In the fourth quarter of 2001, we recorded certain charges totaling $10.0 million, after applicable taxes, relating to the discontinuation of small-ticket lease origination at FNF Capital, an entity that was purchased in 1998 (formerly known as “Granite”), and the wholesale international long distance business at Micro General Corporation.

(4)	During 2001, FNF recorded a $5.7 million, after-tax charge, reflected as a cumulative effect of a change in accounting principle, as a result of adopting Emerging Issues Task Force No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets”, (“EITF 99-20”).

(5)	FNF’s financial results for the year ended December 31, 2000 include the operations of Chicago Title for the period from March 20, 2000, the merger date, through December 31, 2000. In the first quarter of 2000, we recorded certain charges totaling $13.4 million, after applicable taxes, relating to the revaluation of non-title assets and the write-off of obsolete software.

(6)	Investments as of December 31, 2004, 2003, 2002, 2001 and 2000 include securities pledged to secure trust deposits of $546.0 million, $448.1 million, $474.9 million, $319.1 million and $459.4 million, respectively.

(7)	Cash and cash equivalents as of December 31, 2004, 2003, 2002, 2001 and 2000 include cash pledged to secure trust deposits of $195.2 million, $231.1 million, $295.1 million, $367.9 million and $132.1 million, respectively.

(8)	Includes title insurance premiums and escrow and other title related fees.

      As previously discussed, on September 14, 2005 FNF’s subsidiary FIS agreed to merge with Certegy. The following summary financial information has been obtained from Certegy’s quarterly report on Form 10-Q for the period ended June 30, 2005, and its current report on Form 8-K filed on October 12, 2005.

	Six Months Ended
	June 30,		Year Ended December 31,

	2005	2004	2004	2003(1)	2002(1)

	(In thousands, except per share amounts)
Results of Operations:
Revenues	$538,481	$495,004	$1,039,506	$921,734	$906,791
Operating expenses(2)(3)(4)	458,052	427,591	871,010	783,550	773,845

Operating income	80,429	67,413	168,496	138,184	132,946
Other income, net	741	305	1,207	2,339	1,119
Interest expense(5)	(6,555)	(6,129)	(12,914)	(7,950)	(7,120)

Income from continuing operations before income taxes and cumulative effect of change in accounting principle	74,615	61,589	156,789	132,573	126,945
Provision for income taxes	(28,069)	(23,455)	(59,111)	(50,429)	(50,231)

Income from continuing operations before cumulative effect of a change in accounting principle	46,546	38,134	97,678	82,144	76,714
Income from discontinued operations, net of tax	24,194	2,808	5,934	3,897	2,926

Income before cumulative effect of a change in accounting principle, net of tax	70,740	40,942	103,612	86,041	79,640
Cumulative effect of a change in accounting principle, net of tax(6)	—	—	—	(1,335)	—

Net income	$70,740	$40,942	$103,612	$84,706	$79,640

Other Operating Data:
Depreciation and amortization	$25,413	$22,426	$47,449	$42,030	$39,050
Capital expenditures	$28,119	$17,109	$40,908	$43,747	$48,961
Balance Sheet Data (at end of period):
Total assets	$929,770	$859,830	$922,209	$785,356	$702,141
Long-term debt	$226,026	$259,808	$273,968	$222,399	$214,200
Total shareholders’ equity	$387,706	$264,464	$307,287	$266,751	$202,392

(1)	Certegy’s financial results for the years ended December 31, 2003 and 2002 include other charges of $12.2 million ($7.7 million after-tax) in each year. The other charges in 2003 include $9.6 million of early termination costs associated with a U.S. data processing contract, $2.7 million of charges related to the downsizing of Certegy’s Brazilian card operation, and $(0.1) million of market value recoveries on Certegy’s collateral assignment in life insurance policies, net of severance charges. The other charges in 2002 include an impairment write-off of $4.2 million for the remaining intangible asset value assigned to an acquired customer contract in Certegy’s Brazilian card operation, due to the loss of the customer; a $4.0 million charge for the settlement of a class action lawsuit, net of insurance proceeds; and $4.0 million of severance charges and market value losses on Certegy’s collateral assignment in life insurance policies.

(2)	Effective January 1, 2005, Certegy adopted the fair value recognition provisions of SFAS No. 123 (revised 2004), “Share-Based Payment,” using the modified retrospective method, restating all prior periods, and as a result recorded stock compensation expense of $11.2 million, $10.0 million, $14.2 million, and $5.1 million for the years ended December 31, 2004, 2003, 2002, and 2001, respectively, and $3.0 million and $6.3 million for the six months ended June 30, 2005 and 2004, respectively.

(3)	General corporate expense was $26.6 million, $22.7 million, $25.3 million, $14.0 million, and $7.8 million, respectively, for the years ended December 31, 2004, 2003, 2002, 2001, and 2000, and $16.3 million and $13.9 million for the six months ended June 30, 2005 and 2004, respectively.

(4)	Certegy adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002, which ceased the amortization of goodwill. Adoption of the non-amortization provisions of SFAS No. 142 as of January 1, 2000, would have increased net income for the years ended December 31, 2001 and 2000, respectively, by $7.3 million and $6.8 million, which is net of $1.3 million and $1.2 million of income taxes.

(5)	In conjunction with Certegy’s spin-off from Equifax in July 2001, Certegy made a cash payment to Equifax of $275 million to reflect Certegy’s share of Equifax’s pre-distribution debt used to establish Certegy’s initial capitalization. This was funded through $400 million of unsecured revolving credit facilities Certegy obtained in July 2001. Interest expense for periods prior to the spin-off principally consist of interest paid on a line of credit held by Certegy’s Brazilian card business and interest charged by Equifax on overnight funds borrowed on Certegy’s behalf.

(6)	The cumulative effect of accounting change expense of $1.3 million in 2003 reflects the adoption of certain provisions of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51,” on December 31, 2003 related to the synthetic lease on Certegy’s St. Petersburg, Florida operations facility.
      In the merger, FNF will receive 50.3% of the common stock of Certegy. FNF expects to consolidate the results of operations of Certegy following completion of the transaction and record minority interest expense for the portion of Certegy that FNF does not own. FNF expects that it will apply purchase accounting with respect to this transaction, although the purchase accounting for this transaction will not be finally determined until after it has closed.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF FNT
      The following discussion should be read in conjunction with the combined financial statements and the notes thereto and selected historical financial information included elsewhere in this prospectus and consent solicitation statement. The discussion below contains forward-looking statements that are based upon our current expectations and are subject to uncertainty and changes in circumstances. Our actual results may differ materially from these expectations due to changes in global, political, economic, business, competitive and market factors, many of which are beyond our control. See “Forward-Looking Statements.”
Overview
      We are the largest title insurance company in the United States. Our title insurance underwriters — Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title — together issued approximately 30.5% of all title insurance policies issued nationally during 2004, as measured by premiums. Our title business consists of providing title insurance and escrow and other title-related products and services arising from the real estate closing process. Our operations are conducted on a direct basis through our own employees who act as title and escrow agents and through independent agents. In addition to our independent agents, our customers are lenders, mortgage brokers, attorneys, real estate agents, home builders and commercial real estate developers. We do not focus our marketing efforts on the homeowner.
Our Historical Financial Information
      We were incorporated in Delaware on May 24, 2005 in connection with a restructuring of our title insurance operations as described in this prospectus and consent solicitation statement. On September 26, 2005, FNF contributed to us the subsidiaries relating to our business and operations. The distribution was completed on October 17, 2005.
      Our historical financial statements include assets, liabilities, revenues and expenses directly attributable to our operations. Our historical financial statements reflect allocations of certain of our corporate expenses to FNF and FIS. These expenses have been allocated to FNF and FIS on a basis that management considers to reflect most fairly or reasonably the utilization of the services provided to or the benefit obtained by those businesses. These expense allocations to FNF and FIS reflect an allocation to us of a portion of the compensation of certain senior officers and other personnel of FNF who will not be our employees after the distribution but who historically provided services to us. Our historical financial statements do not reflect the debt or interest expense we might have incurred if we had been a stand-alone entity. In addition, we will incur other expenses, not reflected in our historical financial statements, as a result of being a separate publicly traded company. As a result, our historical financial statements do not necessarily reflect what our financial position or results of operations would have been if we had been operated as a stand-alone public entity during the periods covered, and may not be indicative of our future results of operations or financial position.
      FIS was established as a separate subsidiary of FNF in connection with a restructuring that was effective as of November 1, 2004 and prior to that time, FIS’s businesses were either subsidiaries of FNF, or were operated as divisions of certain companies that will be our subsidiaries. Historical references to FIS in this prospectus and consent solicitation statement include assets, liabilities, revenues and expenses directly attributable to FIS’s operations, including where those operations were conducted as a division of one of our subsidiaries.
Related Party Transactions
      Our historical financial statements reflect transactions with other businesses and operations of FNF that were not transferred to us, including those being conducted with FIS.

      A detail of related party items included in revenues is as follows:

	2004	2003	2002

	(In millions)
Agency title premiums earned	$106.3	$284.9	$53.0
Rental income earned	8.4	7.3	6.7
Interest revenue	1.0	0.7	0.5

Total revenue	$115.7	$292.9	$60.2
A detail of related party items included in operating expenses is as follows:

Agency title commissions	$93.6	$250.7	$46.7
Data processing costs	56.6	12.4	—
Data processing costs allocated	—	(5.4)	(5.8)
Corporate services allocated	(84.5)	(48.7)	(28.6)
Title insurance information expense	28.6	28.2	24.3
Other real-estate related information	$9.9	$11.4	$3.7
Software expense	5.8	2.6	1.3
Rental expense	2.8	0.5	—

Total expenses	$112.8	$251.7	$41.6

Total pretax impact of related party activity	$2.9	$41.2	$18.6

      Included as a reduction of our expenses for all periods are amounts allocated to FNF and FIS relating to the provision by us of corporate services to FNF and to FIS and its subsidiaries. These corporate services include accounting, internal audit and treasury, payroll, human resources, tax, legal, purchasing, risk management, mergers and acquisitions and general management. For the years ended December 31, 2004, 2003 and 2002, our expenses were reduced by $9.4 million, $9.2 million and $7.0 million, respectively, related to the provision of these corporate services by us to FNF and its subsidiaries other than FIS and its subsidiaries. For the years ended December 31, 2004, 2003 and 2002, our expenses were reduced by $75.1 million, $39.5 million and $21.6 million, respectively, related to the provision of corporate services by us to FIS and its subsidiaries.
      We also do business with the lender outsourcing solutions segment of FIS, which includes title agency functions whereby an FIS subsidiary acts as the title agent in the issuance of title insurance policies by a title insurance underwriter owned by us and in connection with certain trustee sales guarantees, a form of title insurance issued as part of the foreclosure process. As a result, our title insurance subsidiaries pay commissions on title insurance policies sold through FIS. For 2004, 2003, and 2002, these FIS operations generated $106.3 million, $284.9 million and $53.0 million of revenues for us, which we reflect as agency title premium. We paid FIS commissions at the rate of 88% of premiums generated, equal to $93.6 million, $250.7 million and $46.7 million for 2004, 2003 and 2002 respectively.
      We also historically have leased equipment to a subsidiary of FIS. Revenue relating to these leases was $8.4 million, $7.3 million and $6.7 million in 2004, 2003 and 2002, respectively. The title plant assets of several of our title insurance subsidiaries are managed or maintained by a subsidiary of FIS. The underlying title plant information and software continues to be owned by each of our title insurance underwriters, but FIS manages and updates the information in return for either (i) a cash management fee or (ii) the right to sell that information to title insurers, including title insurance underwriters that we own and other third party customers. In most cases, FIS is responsible for keeping the title plant assets current and fully functioning, for which we pay a fee to FIS based on our use of, or access to, the title plant. For 2004, 2003 and 2002, our expenses to FIS under these arrangements were $28.9 million, $28.2 million and $24.3 million, respectively. In addition, since November 2004, each applicable title insurance underwriter in turn receives a royalty on sales of access to its title plant assets. For the year ended December 31, 2004, the revenues from these title plant royalties were $0.3 million. Prior to 2004, there was no royalty agreement in place, but if it had been, we would have earned approximately $2.9 million and $2.7 million in additional revenue from FIS for 2003 and 2002, respectively. In addition, we have entered into agreements with FIS that permit FIS and certain of its subsidiaries to access and use (but not to re-sell) the starters databases and back plant databases of our title insurance subsidiaries. Starters databases are our databases of previously issued title policies and back plant databases contain historical records relating to title that are not regularly updated. Each of our applicable title insurance subsidiaries receives a fee for any access to or use of its starters and back plant databases by FIS. We also do business with additional entities within the information services segment of FIS that provide real estate information to our operations. We recorded expenses of $9.9 million, $11.4 million and $3.7 million in 2004, 2003 and 2002, respectively.
      Included in our expenses for 2004 and 2003 are amounts paid to a subsidiary of FIS for the provision by FIS to us of IT infrastructure support, data center management and related IT support services. For 2004 and 2003, the amounts included in our expenses to FIS for these services were $56.6 million and $12.4 million respectively. Prior to September 2003, we performed these services ourselves and provided them to FIS. During 2003 and 2002, we received payments from FIS of $5.4 million and $5.8 million relating to these services that offset our other operating expenses. In addition, we incurred software expenses relating to an agreement with a subsidiary of FIS that amounted to $5.8 million, $2.6 million and $1.3 million in 2004, 2003 and 2002, respectively.
      Our financial statements for 2004 and 2003 reflect allocations for a lease of office space to us for our corporate headquarters and business operations.
      We believe the amounts earned by us or charged to us under each of the foregoing arrangements are fair and reasonable. Although the commission rate paid on the title insurance premiums written by the FIS title agencies was set without negotiation, we believe it is consistent with the average rate that would be available to a third party title agent given the amount and the geographic distribution of the business produced and the low risk of loss profile of the business placed. In connection with the title plant management and maintenance services provided by FIS, we believe that the fees charged to us by FIS are at approximately the same rates that FIS and other similar vendors charge unaffiliated title insurers. The IT infrastructure support and data center management services provided to us by FIS are priced within the range of prices that FIS offers to its unaffiliated third party customers for the same types of services. However, the amounts we earned or were charged under these arrangements were not negotiated at arm’s length, and may not represent the terms that we might have obtained from an unrelated third party.
      Amounts due from FNF to us as of December 31, 2004 and December 31, 2003 were as follows:

	As of
	December 31,

	2004	2003

	(In millions)
Notes receivable from FNF	$22.8	$26.6
Taxes due from FNF	63.6	44.1
      We have notes receivable from FNF relating to loans by our title underwriters to FNF. These notes amounted to $22.8 million and $26.6 million at December 31, 2004 and 2003, respectively. As of December 31, 2004, these notes bear interest at 2.66%. We earned interest revenue of $1.0 million, $0.7 million and $0.5 million relating to these notes during 2004, 2003 and 2002, respectively.
      We are included in FNF’s consolidated tax returns and thus any income tax liability or receivable is due to/from FNF. As of December 31, 2004 and 2003, we have recorded a receivable from FNF relating to overpayment of taxes of $63.6 million and $44.1 million, respectively.
      Certain of the foregoing related party arrangements are set forth in existing agreements between us and FNF or FIS that will remain in effect for specified periods following the distribution. For a description of these agreements, see “Certain Relationships and Related Transactions — Historical Related-Party Transactions.” Other items described above in respect of which amounts have been allocated to or by us are the subject of agreements entered into by us with related parties shortly prior to the time of the distribution.

These new agreements and certain other agreements we entered into in connection with the distribution are described in “Our Arrangements with FNF.”
      In connection with the distribution, we issued two $250 million intercompany notes payable to FNF, with terms that mirror FNF’s existing $250 million 7.30% public notes due in August 2011 and $250 million 5.25% public notes due in March 2013. Proceeds from the issuance of the 7.30% FNF notes due 2011 were used by FNF to repay debt incurred in connection with the acquisition of our subsidiary, Chicago Title, and the proceeds from the 5.25% FNF notes due 2013 were used for general corporate purposes. We intend to deliver any FNF notes we receive in the exchange offers to FNF in redemption of an equal principal amount of the corresponding mirror notes. See “— Liquidity and Capital Resources.”
Recent Developments

Our Recent Acquisitions
      On March 22, 2004, we acquired American Pioneer Title Insurance Company (“APTIC”) for $115.2 million in cash. APTIC is a title insurance underwriter licensed in 45 states with significant agency operations and computerized title plant assets in the state of Florida. APTIC now operates under our Ticor Title brand.
      On July 29, 2005, we acquired Service Link, L.P. (“Service Link”), a national provider of centralized mortgage and residential real estate title and closing services to major financial institutions and institutional lenders. The acquisition price was approximately $110 million in cash.
Business Trends and Conditions
      Title insurance revenue is closely related to the level of real estate activity and the average price of real estate sales. Real estate sales are directly affected by the availability of funds to finance purchases, predominantly mortgage interest rates. Other factors affecting real estate activity include, but are not limited to, demand for housing, employment levels, family income levels and general economic conditions. In addition to real estate sales, mortgage refinancing is an important source of title insurance revenue. We have found that residential real estate activity generally decreases in the following situations:

•	when mortgage interest rates are high or increasing;

•	when the mortgage funding supply is limited; and

•	when the United States economy is weak.
      Because commercial real estate transactions tend to be driven more by supply and demand for commercial space and occupancy rates in a particular area rather than by macroeconomic events, our commercial real estate title insurance business can generate revenues which are countercyclical to the industry cycles discussed above.
      Because these factors can change dramatically, revenue levels in the title insurance industry can also change dramatically. For example, beginning in the second half of 1999 and through 2000, steady interest rate increases caused by actions taken by the Federal Reserve Board resulted in a significant decline in refinancing transactions. As a result, the market shifted from a refinance-driven market in 1998 to a more traditional market driven by new home purchases and resales in 1999 and 2000. However, beginning in January 2001 and continuing through June of 2003, the Federal Reserve Board reduced interest rates by 550 basis points, bringing interest rates down to their lowest level in recent history, which again significantly increased the volume of refinance activity. Beginning in mid-June 2003 and continuing through most of 2004, the ten-year treasury bond yield increased from a low of nearly 3.0% to more than 4.5%, causing mortgage interest rates to rise, which decreased the volume of refinance activity. Notwithstanding the increase in interest rates, home prices appreciated strongly in many markets in 2004, benefiting our revenues. Through the second quarter of 2005, refinance activity has continued to decrease, but real estate activity continues at a high rate and the appreciation of home prices remains high. The decreased refinance activity is evidenced by the Mortgage Bankers Association’s (“MBA”) statistics showing that approximately 43.3% of new loan originations in the first six months of 2005 were refinance transactions as compared with approximately 48.8% in the first six months of 2004. In July 2005 the ten-year treasury rate moved above 4.25%, but the MBA’s Mortgage Finance Forecast estimates a $2.738 trillion mortgage origination market for 2005, which would be a 6% increase from 2004.
      Historically, real estate transactions have produced seasonal revenue levels for title insurers. The first calendar quarter is typically the weakest quarter in terms of revenue due to the generally low volume of home sales during January and February. The fourth calendar quarter is typically the strongest in terms of revenue due to commercial customers desiring to complete transactions by year-end. Significant changes in interest rates may alter these traditional seasonal patterns due to the effect the cost of financing has on the volume of real estate transactions.
Critical Accounting Estimates
      The accounting estimates described below are those we consider critical in preparing our Combined Financial Statements. Management is required to make estimates and assumptions that can affect the reported amounts of assets and liabilities and disclosures with respect to contingent assets and liabilities at the date of the Combined Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates. See Note A of Notes to the Combined Financial Statements for a more detailed description of the significant accounting policies that have been followed in preparing our Combined Financial Statements.
      Reserve for Claim Losses. Title companies issue two types of policies since both the buyer and lender in real estate transactions want to know that their interest in the property is insured against certain title defects outlined in the policy. An owner’s policy insures the purchaser for as long as he or she owns the property (as well as against warranty claims arising out of the sale of the property by such owner) and a lender’s policy insures the priority of the lender’s security interest over the claims that other parties may have in the property. The maximum amount of liability under a title insurance policy is generally the face amount of the policy plus the cost of defending the insured’s title against an adverse claim. While most non-title forms of insurance, including property and casualty, provide for the assumption of risk of loss arising out of unforeseen future events, title insurance serves to protect the policyholder from risk of loss from events that predated the issuance of the policy.
      Unlike many other forms of insurance, title insurance requires only a one-time premium for continuous coverage until another policy is warranted due to changes in property circumstances arising from refinance, resale, additional liens, or other events. Unless we issue the subsequent policy, we receive no notice that our exposure under our policy has ended and as a result we are unable to track the actual terminations of our exposures.
      Our reserve for claim losses includes reserves for known claims (“PLR”) as well as for losses that have been incurred but not yet reported to us (“IBNR”), net of recoupments. Each known claim is reserved for based on our review of the estimated amount of the claim and the costs required to settle the claim. Reserves for claims that are IBNR are estimates that are established at the time the premium revenue is recognized and are based upon historical experience and other factors, including industry trends, claim loss history, legal environment, geographic considerations, and the types of policies written. We also reserve for losses arising from escrow, closing and disbursement functions, due to fraud or operational error.
      The table below summarizes our reserves for known claims and incurred but not reported claims.

	As of		As of
	December 31,		December 31,
	2004	%	2003	%

	(In thousands)
PLR	$223,202	22.8%	$207,909	22.3%
IBNR	757,544	77.2%	724,530	77.7%

Total Reserve	$980,746	100.0%	$932,439	100.0%

      Although most claims against title insurance policies are reported relatively soon after the policy has been issued, claims may be reported many years later. By their nature, claims are often complex, vary greatly in dollar amounts and are affected by economic and market conditions and the legal environment existing at the time of settlement of the claims. Estimating future title loss payments is difficult because of the complex nature of title claims, the long periods of time over which claims are paid, significantly varying dollar amounts of individual claims and other factors.
      We continually update loss reserve estimates by utilizing both internal and external resources. Management performs a detailed study of loss reserves based upon the latest available information at the end of each quarter and year. In addition, an independent actuarial consulting firm assists us in analyzing our historic loss experience and developing statistical models to project ultimate loss expectancy. The actuaries prepare a formal analysis of our reserves at December 31 each year. Management examines both the quantitative data provided by the actuaries and qualitative information derived from internal sources such as our legal, claims, and underwriting departments to ultimately arrive at our best reserve estimate. Regardless of technique, all methods involve significant judgment and assumptions. Management strives to improve its loss reserve estimation process by enhancing its ability to analyze loss development patterns and we continually look for ways to identify new trends to reduce the uncertainty of our loss exposure. However, adjustments may be required as experience develops unexpectedly, new information becomes known, new loss patterns emerge, or as other contributing factors are considered and incorporated into the analysis.
      Predicting ultimate loss exposure is predicated on evaluating past experience and adjusting for changes in current development and trends. Our external actuaries’ work includes two principle steps. First, they use an actuarial technique known as the loss development method to calculate loss development factors for the Company. The loss development factors forecast ultimate losses for each policy year based on historic emergence patterns of the Company. Older policy year experience is applied to newer policy years to project future development. When new trends surface, the loss development factors are adjusted to incorporate the more recent development phenomena. Changes in homeownership patterns, increased property turnover rates, and a boom in refinance transactions all are examples of current events that reduce the tail exposure of the loss pattern and warrant these adjustments.
      In the second step, the loss development factors calculated in the first step are used to determine the portion of ultimate loss already reported. The percentage of ultimate losses not yet reported is then applied to the expected losses, which are estimated as the product of written premium and an expected loss ratio. The expected loss ratios are derived from an econometric model of the title insurance industry incorporating various economic variables including interest rates as well as industry related developments such as title plant automation and defalcations, which are misappropriations of funds from escrow accounts, to arrive at an expected loss ratio for each policy year.
      Using the above approach, our actuaries develop a single point estimate, rather than a range of reserves or a set of point estimates. As of December 31, 2004, their estimate of insured but not reported losses, combined with our reserves for known claims, totaled $1,000.1 million, slightly above our carried reserves at that date.

      The table below presents our loss development experience for the past three years. As can be seen in the table, the variability in loss estimates over the past three years has ranged from favorable development in an amount equal to 0.9% of title premiums to adverse development of 0.2% of title premiums with the average being favorable development of 0.3% over the three year period. Assuming that variability of potential reserve estimates is + or -0.3%, the effect on pretax earnings would be as presented in the last line of the table.

	2004	2003	2002

	(In thousands)
Beginning Balance	$932,439	$887,973	$881,053
Reserve Assumed	38,597	4,203	—
Claims Loss provision:
Current year	275,982	237,919	207,290
Prior year	(16,580)	10,915	(31,327)
Total provision	259,402	248,834	175,963
Claims paid, net of recoupment
Current year	(19,095)	(11,591)	(10,058)
Prior year	(230,597)	(196,980)	(158,985)

Total paid, net of recoupments	(249,692)	(208,571)	(169,043)
Ending Balance	$980,746	$932,439	$887,973

Title Premiums	$4,718,217	$4,700,750	$3,547,727
Provision for claim losses as a percentage of title insurance premiums:
Current year	5.8%	5.1%	5.8%
Prior year	(0.3)%	0.2%	(0.9)%

Total Provision	5.5%	5.3%	5.0%
Sensitivity Analysis (.30% Loss Ratio Change)(1): Ultimate Reserve Estimate +/-	$14,155	$14,102	$10,643

(1)	0.3% has been selected as an example; actual variability could be greater or less.
      Our analysis of our reserves as of December 31, 2004 demonstrates management’s continued efforts to improve its loss reserve estimate. For the first time, a separate analysis of mega claims (defined as claims with incurred amounts greater than $500,000) was performed. Prior to this analysis these large claims have influenced the loss development factors used in both actuarial methods by creating a multiplicative effect for newer policy years’ loss projections. The mega claims are handled by specific attorneys and may have different emergence patterns that must be projected in isolation from the other claims.
      In addition, adjustments were made to reflect the reduced tail exposure of fairly recent policy years due to unprecedented refinancing activity and property turnover rates. Our hypothesis supported by recent data is that a lower percentage of policies from prior years remain in force due to the substantial turnover in property mortgages. Furthermore, it is our belief that refinance transactions develop differently than resale transactions in that there appears to be an acceleration of claim activity as claims are reported more quickly. As a result, we have incorporated the effect of these assumptions on our loss projections.
      The point estimate provided by our independent actuaries, combined with our known claim reserves, aggregated $1,000.1 million at December 31, 2004, as compared with our carried reserve of $980.7 million, a difference of $19.4 million, or 1.9%. Different professional judgment in two critical assumptions was the primary driver of the difference between the independent actuary’s estimate and our carried reserve level; different weight given to a separate projection of individually significant losses (losses greater than $500,000) and adjustments based on recent experience to realize emerging changes in refinance versus home sale activity. In the independent actuaries’ estimate only one half of the effect of projecting significant losses separately was taken into consideration; whereas, our management applied full weight to such analysis. Additionally, the independent actuaries’ estimate placed less weight on the effects of refinancings in the 2002-2004 policy years, some of the largest refinance years in history; whereas our management placed moderately greater weights on the effects of refinancing assumptions in such years.
      In our reserve setting process, our independent actuaries fulfill a function, which is to provide information that is part of the overall mix of information that our management uses to set our reserves, but by no means do they provide a definitive evaluation. While there can be no assurance as to the precision of loss reserve estimates, as shown in the table above, our development on prior years’ loss reserves over the past three years has generally been favorable, averaging 0.3% of carried reserves, using the reserve setting processes described above.
      Valuation of Investments. We regularly review our investment portfolio for factors that may indicate that a decline in fair value of an investment is other-than-temporary. Some factors considered in evaluating whether or not a decline in fair value is other-than-temporary include: (i) our ability and intent to retain the investment for a period of time sufficient to allow for a recovery in value; (ii) the duration and extent to which the fair value has been less than cost; and (iii) the financial condition and prospects of the issuer. Such reviews are inherently uncertain and the value of the investment may not fully recover or may decline in future periods resulting in a realized loss. Investments are selected for analysis whenever an unrealized loss is greater than a certain threshold that we determine based on the size of our portfolio. Fixed maturity investments that have unrealized losses caused by interest rate movements are not at risk as we have the ability and intent to hold them to maturity. Unrealized losses on investments in equity securities and fixed maturity instruments that are susceptible to credit related declines are evaluated based on the aforementioned factors. Currently available market data is considered and estimates are made as to the duration and prospects for recovery, and the ability to retain the investment until such recovery takes place. These estimates are revisited quarterly and any material degradation in the prospect for recovery will be considered in the other than temporary impairment analysis. We believe that continuous monitoring and analysis has allowed for the proper recognition of other than temporary impairments over the past three year period. Any change in estimate in this area will have an impact on the results of operations of the period in which a charge is taken. During 2004, 2003 and 2002, we recorded other than temporary impairments totaling $6.6 million, $0.0 million and $30.4 million, respectively.
      Goodwill. We have made acquisitions in the past that have resulted in a significant amount of goodwill. As of December 31, 2004 and December 31, 2003, goodwill was $959.6 million and $920.3 million, respectively. The majority of our goodwill as of December 31, 2004 and 2003 relates to our Chicago Title acquisition. The process of determining whether or not an asset, such as goodwill, is impaired or recoverable relies on projections of future cash flows, operating results and market conditions. While we believe that our estimates of future cash flows are reasonable, these estimates are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ from what is assumed in these impairment tests. In evaluating the recoverability of goodwill, we perform an annual goodwill impairment test based on an analysis of the discounted future cash flows generated by the underlying assets. We have completed our annual goodwill impairment tests in each of the past three years and have determined that we have a fair value in excess of our carrying value. Such analyses are particularly sensitive to changes in estimates of future cash flows and discount rates. Changes to these estimates might result in material changes in fair value and determination of the recoverability of goodwill which may result in charges against earnings and a reduction in the carrying value of our goodwill.
      Long-Lived Assets. We review long-lived assets, primarily computer software, property and equipment and other intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators of impairment are present, we estimate the future net cash flows expected to be generated from the use of those assets and their eventual disposal. We would recognize an impairment loss if the aggregate future net cash flows were less than the carrying amount. We have not recorded any material impairment charges in the past three years. As a result, the carrying values of these assets could be significantly affected by the accuracy of our estimates of future net cash flows, which cannot be estimated with certainty, similar to our goodwill analysis.

      Revenue Recognition. Our direct title insurance premiums and escrow and other title-related fees are recognized as revenue at the time of closing of the related transaction as the earnings process is then considered complete, whereas premium revenues from agency operations and agency commissions include an accrual based on estimates using historical information of the volume of transactions that have closed in a particular period for which premiums have not yet been reported to us. The accrual for agency premiums is necessary because of the lag between the closing of these transactions and the reporting of these policies to us by the agent. In the second quarter of 2005, we began to compile data that illustrated the correlation of direct and agency premiums. Prior to the end of the quarter we determined that we had gathered sufficient data and concluded that we should enhance our lag accrual methodology to utilize the additional data. Accordingly, we refined our method of estimation for accruing agency title revenues and commissions to take into account trends in direct premiums in addition to the historical information about agency premiums and commissions previously considered. This refinement resulted in our recording approximately $50.0 million in additional agency revenue in the second quarter of 2005 than we would have under our prior method. After related accruals for commissions and other associated expenses, the impact on net earnings of this change was approximately $2.0 million. We are likely to continue to have changes to our accrual for agency revenue in the future, but as demonstrated by this second quarter adjustment, the impact on net earnings of changes in these accruals is very small, equal to approximately four percent of the change in revenues.

Comparisons of Six Months ended June 30, 2005 and 2004

Results of Operations

	Six Months Ended June 30,

	2005	2004

	(In thousands)
Direct title insurance premiums	$1,017,396	$987,019
Agency title insurance premiums	1,304,200	1,348,430

Total title insurance premiums	2,321,596	2,335,449
Escrow and other title-related fees	543,465	514,019
Interest and investment income	45,430	28,163
Realized gains and losses, net	21,922	17,044
Other income	20,020	21,573

Total revenue	2,952,433	2,916,248

Personnel costs	904,603	838,063
Other operating expenses	451,093	422,113
Agent commissions	1,005,121	1,046,601
Depreciation and amortization	49,389	44,193
Provision for claim losses	150,677	125,010
Interest expense	724	2,256

Total expense	2,561,607	2,478,236

	Six Months Ended June 30,

	2005	2004

	(In thousands)
Earnings before income taxes and minority interest	390,826	438,012
Income tax expense	146,637	160,312

Earnings before minority interest	244,189	277,700
Minority interest	1,292	455

Net Earnings	$242,897	$277,245

Orders opened by direct title operations(1)	1,577,164	1,689,219
Orders closed by direct title operations(1)	1,048,931	1,165,864

(1)	These measures are used by management to judge productivity and are a measure of transaction volume for our direct title businesses. An order is opened when we receive a customer order and is closed when the related real estate transaction closes, which typically takes 45-60 days from the opening of an order.
      Total revenues for the first six months of 2005 increased $36.2 million to $2,952.4 million as compared to the first six months of 2004. This increase was primarily the result of a change in accounting estimate relating to agency title premiums, increased direct title premiums, escrow and other title-related fees and interest and investment income. During the second quarter of 2005, we re-evaluated our method of estimation for accruing agency title revenues and commissions and refined the method which resulted in our recording approximately $50.0 million in additional agency revenue in the second quarter and six month period than we would have under our prior method. The impact on net earnings of this adjustment was approximately $2.0 million.
      Total title insurance premiums for the six-month periods were as follows:

	Six Months Ended June 30,

	2005	% of Total	2004	% of Total

Title premiums from direct operations	$1,017,396	43.8%	$987,019	42.3%
Title premiums from agency operations	1,304,200	56.2%	1,348,430	57.7%

Total	$2,321,596	100.0%	$2,335,449	100.0%

      Title insurance premiums decreased 0.6% to $2,321.6 million in the first six months of 2005 as compared with the first six months of 2004. A decrease of $44.2 million or 3.3% in premiums from agency operations was offset by an increase of $30.4 million or 3.1% in direct premiums. The decrease in agency premiums was offset by approximately $50.0 million in additional agency premiums accrued in the second quarter of 2005 due to the change in estimate for accruing agency revenues noted above. The increased level of direct title premiums is a direct result of an increase in the average fee per file offset by a decline in closed order levels as compared with the prior year. The drop experienced in closed orders reflects a slowing refinance market as evidenced by the MBA statistics showing that approximately 43.3% of new loan originations in the first six months of 2005 were refinance transactions as compared with approximately 48.8% in the first six months of 2004. The increase in fee per file is the result of the decreased levels of refinance-driven activity, which typically have lower fees, in the first six months of 2005 as compared with the same period of the prior year, as well as the appreciation of home prices over the past year. The decrease in agency revenues relates to the fact that the first six months of 2004 benefited from the continued strong refinance volumes of 2003, which were at an all-time high, while in the first six months of 2005 there was a weaker refinance environment. The 2004 period included $74.5 million in revenue from FIS’s title agency business, which benefited from refinancings, while the 2005 period only included $42.8 million in revenue from FIS’s title agency business.
      Trends in escrow and other title-related fees are primarily related to title insurance activity generated by our direct operations. Escrow and other title-related fees during the six-month periods ended June 30, 2005 and 2004 fluctuated in a pattern generally consistent with the fluctuation in direct title insurance premiums and order counts. Escrow and other title-related fees were $543.5 million and $514.0 million for the first six months of 2005 and 2004, respectively.
      Interest and investment income levels are primarily a function of securities markets, interest rates and the amount of cash available for investment. Interest and investment income in the first six months of 2005 was $45.4 million, compared with $28.2 million in the first six months of 2004, an increase of $17.2 million, or 60.9%. The increase in interest and investment income in the first six months of 2005 is due primarily to an increase in our fixed income asset base during the current year period and the increasing interest rate environment.
      Net realized gains for the first six months of 2005 were $21.9 million compared with net realized gains of $17.0 million for the corresponding period of the prior year.
      Operating expenses consist primarily of personnel costs and other operating expenses, which are incurred as orders are received and processed, and agent commissions which are incurred as revenue is recognized. Title insurance premiums, escrow and other title-related fees are generally recognized as income at the time the underlying transaction closes. As a result, direct operations revenue lags approximately 45-60 days behind expenses and therefore gross margins may fluctuate. The changes in the market environment and mix of business between direct and agency operations have impacted margins and net earnings. We have implemented programs and have taken necessary actions to maintain expense levels consistent with revenue streams. However, a short time lag does exist in reducing short-run fixed costs and certain long-run fixed costs are incurred regardless of revenue levels.
      Personnel costs include base salaries, commissions, benefits and bonuses paid to employees, and are one of our most significant operating expenses. Personnel costs totaled $904.6 million and $838.1 million for the six months ended June 30, 2005 and 2004, respectively. Personnel costs, as a percentage of total direct title premiums and escrow and other title-related fees, were 58.0% in the first six months of 2005, and 55.8% for the first six months of 2004. The increase of $66.5 million or 7.9% in personnel costs primarily relates to an increase in revenues from direct operations of 3.1% and higher costs incurred in 2005 due to the competitive environment.
      Other operating expenses consist primarily of facilities expenses, title plant-related charges, premium taxes (which insurance underwriters are required to pay on title premiums in lieu of franchise and other state taxes), postage and courier services, computer services, professional services, advertising expenses, general insurance and trade receivable allowances. Other operating expenses totaled $451.1 million and $422.1 million for the six months ended June 30, 2005 and 2004, respectively. The increase of $29.0 million or 6.8% primarily relates to the increase in revenues from direct operations.
      Agent commissions represent the portion of premiums retained by agents pursuant to the terms of their respective agency contracts. Agent commissions and the resulting percentage of agent premiums we retain vary according to regional differences in real estate closing practices and state regulations.
      The following table illustrates the relationship of agent premiums and agent commissions:

	Six Months Ended June 30,

	2005		2004

	Amount	%	Amount	%

	(In thousands)
Agent title premiums	$1,304,200	100.0%	$1,348,430	100.0%
Agent commissions	1,005,121	77.1%	1,046,601	77.6%

Net margin	$299,079	22.9%	$301,829	22.4%

      Net margin from agency title insurance premiums increased as a percentage of total agency premiums due to our writing a higher percentage of policies in states where we pay lower commission rates.

      The provision for claim losses includes an estimate of anticipated title and title-related claims, and escrow losses. The estimate of anticipated title and title-related claims is accrued as a percentage of title premium revenue based on our historical loss experience and other relevant factors. We monitor our claims loss experience on a continual basis and adjust the provision for claim losses accordingly. The claim loss provision for title insurance was $150.7 million in the first six months of 2005 as compared to $125.0 million in the first six months of 2004. Our claim loss provision as a percentage of total title premiums was 6.5% and 5.4% in the first six months of 2005 and 2004, respectively. The increase is attributable to higher than expected payment levels, especially for individually significant claims, and a return to a more normalized environment with the volume of resale transactions exceeding the refinance transactions.
      Interest expense was $0.7 million and $2.3 million in the first six months of 2005 and 2004, respectively.
      Income tax expense as a percentage of earnings before income taxes was 37.5% for the first six months of 2005 and 36.6% for the first six months of 2004. Income tax expense as a percentage of earnings before income taxes changes due to the characteristics of pre-tax earnings, such as the percentage of earnings from operating income, investment income and state tax apportionment, year to year.

Comparisons of Years ended December 31, 2004, 2003 and 2002

Results of Operations
      The following table presents certain financial data for the years indicated:

	Year Ended December 31,

	2004	2003	2002

	(In thousands)
Direct title insurance premiums	$2,003,447	$2,105,317	$1,557,769
Agency title insurance premiums	2,714,770	2,595,433	1,989,958

Total title premiums	4,718,217	4,700,750	3,547,727
Escrow and other title-related fees	1,039,835	1,058,729	790,787
Interest and investment income	64,885	56,708	72,305
Realized gains and losses, net	22,948	101,839	584
Other income	43,528	52,689	55,927

	5,889,413	5,970,715	4,467,330

Personnel costs	1,680,805	1,692,895	1,260,070
Other operating expenses	849,554	817,597	633,193
Agent commissions	2,117,122	2,035,810	1,567,112
Depreciation and amortization	95,718	79,077	53,042
Provision for claim losses	259,402	248,834	175,963
Interest expense	3,885	4,582	8,586

	5,006,486	4,878,795	3,697,966

Earnings before income taxes and minority interest	882,927	1,091,920	769,364
Income tax expense	323,598	407,736	276,970

Earnings before minority interest	559,329	684,184	492,394
Minority interest	1,165	859	624

Net earnings	$558,164	$683,325	$491,770

Orders opened by direct title operations	3,142,945	3,771,393	2,953,797
Orders closed by direct title operations	2,249,792	2,916,201	2,141,680

      Total revenue in 2004 decreased $81.3 million to $5,889.4 million, a decrease of 1.4% compared to 2003. Total revenue in 2003 increased $1,503.4 million, or 33.7% to $5,970.7 million from $4,467.3 million in 2002. Although the mix of direct and agency title premiums changed from 2003 to 2004, total title premiums and escrow and other title-related fees remained fairly consistent in 2004 as compared with 2003. The increase in total revenue in 2003 is due in part to increases in real estate and refinance activity as a result of decreasing interest rates. Further, increased realized gains on investments also contributed to increased revenue in 2003 compared to 2002.
      Title insurance premiums were $4,718.2 million in 2004, $4,700.8 million in 2003 and $3,547.7 million in 2002. Direct title premiums decreased from 2003 to 2004 while agency title premiums increased during the same period. The decrease in direct title premiums is primarily due to a reduction in refinancing activity experienced in 2004 as compared with 2003 and was partially offset by an increase in the average fee per file. The average fee per file in our direct operations was $1,324, $1,081 and $1,099 in 2004, 2003 and 2002, respectively. The increase in direct title premiums in 2003 was due primarily to increases in resale and refinance activity as a result of the decline in interest rates through mid-year 2003. The increase in resale and refinance activity in 2003 was partially offset by a decrease in the average fee per file. The increase in the fee per file in 2004 and the decrease in fee per file in 2003 is consistent with the overall level of refinance activity experienced during 2004 and 2003. The fee per file tends to increase as mortgage interest rates rise, and the mix of business changes from a predominately refinance-driven market to more of a resale-driven market.
      The following table presents the percentages of title insurance premiums generated by our direct and agency operations:

	Year Ended December 31,

	2004		2003		2002

	Amount	%	Amount	%	Amount	%

	(In thousands)
Direct	$2,003,447	42.5%	$2,105,317	44.8%	$1,557,769	43.9%
Agency	2,714,770	57.5	2,595,433	55.2	1,989,958	56.1

Total title insurance premiums	$4,718,217	100.0%	$4,700,750	100.0%	$3,547,727	100.0%

      In 2004, our mix of direct and agency title premiums changed, with agency premiums increasing to 57.5% of total premiums compared with 55.2% in 2003. Agency premiums increased in 2004 by $119.3 million, which was primarily attributed to an increase in agency premiums of $193.5 million due to our acquisition of APTIC in March 2004 that was offset by a decrease in the amount of agency revenue provided by FIS’s title agency operations. Agency business in general is not as profitable as direct business. Our mix of direct and agency title insurance premiums changed in 2003 as compared with 2002, primarily as a result of our acquisition of ANFI, Inc. (“ANFI”) in March 2003, and the inclusion of ANFI’s title insurance premiums as direct title insurance premiums in 2003. In 2002, ANFI’s title insurance premiums were included in agency title insurance premiums. Agency revenues from FIS title agency businesses were $106.3 million, $284.9 million and $53.0 million in 2004, 2003 and 2002, respectively.
      Trends in escrow and other title-related fees are primarily related to title insurance activity generated by our direct operations. Escrow and other title-related fees during the three-year period ended December 31, 2004, fluctuated in a pattern generally consistent with the fluctuation in direct title insurance premiums and order counts. Escrow and other title-related fees were $1,039.8 million, $1,058.7 million and $790.8 million, respectively, during 2004, 2003 and 2002.
      Interest and investment income levels are primarily a function of securities markets, interest rates and the amount of cash available for investment. Interest and investment income in 2004 was $64.9 million compared with $56.7 million in 2003 and $72.3 million in 2002. Average invested assets in 2004 increased 14.8% to $3,226.2 million, from $2,811.5 million in 2003. The tax equivalent yield in 2004, excluding realized gains and losses, was 2.7% as compared with 2.5% in 2003 and 3.3% in 2002. Interest and investment income decreased $15.6 million, or 21.6% in 2003 to $56.7 million from $72.3 million in 2002.

      Net realized gains and losses for 2004, 2003 and 2002 were $22.9 million, $101.8 million and $0.6 million, respectively. Net realized gains in 2003 includes a $51.7 million realized gain as a result of IAC InterActive Corp.’s acquisition of Lending Tree Inc. and the subsequent sale of our IAC Interactive Corp. common stock and a realized gain of $21.8 million on the sale of New Century Financial Corporation common stock.
      Net realized gains in 2002 included a $0.1 million gain recognized on our investment in Santa Barbara Restaurant Group, Inc. (“SBRG”) common stock as a result of the merger between SBRG and CKE Restaurants, Inc. (“CKE”) and a $2.6 million loss on the sale of a portion of our CKE common stock in the second quarter of 2002. Net realized gains in 2002 were partially offset by other-than-temporary impairment losses of $5.1 million on CKE recorded during the fourth quarter of 2002 and $3.3 million recorded on MCI WorldCom bonds in the second quarter of 2002.
      Other income represents revenue generated by other smaller real-estate related businesses that are not directly title-related. Other income was $43.5 million in 2004, $52.7 million in 2003 and $55.9 million in 2002.
      Our operating expenses consist primarily of personnel costs and other operating expenses, which are incurred as orders are received and processed and agent commissions which are incurred as revenue is recognized. Title insurance premiums, escrow and other title-related fees are generally recognized as income at the time the underlying transaction closes. As a result, direct operations revenue lags approximately 45-60 days behind expenses and therefore gross margins may fluctuate. The changes in the market environment, mix of business between direct and agency operations and the contributions from our various business units have impacted margins and net earnings. We have implemented programs and have taken necessary actions to maintain expense levels consistent with revenue streams. However, a short time lag does exist in reducing variable costs and certain fixed costs are incurred regardless of revenue levels. We have taken significant measures to maintain appropriate personnel levels and costs relative to the volume and mix of business while maintaining customer service standards and quality controls. As such, with the decline in open orders on refinance transactions resulting from the increase in mortgage interest rates during the second half of 2003, we began reducing personnel costs with the reduction of approximately 22% of the title and escrow workforce from July to December of 2003 and maintained personnel at appropriate levels during 2004. We will continue to monitor prevailing market conditions and will adjust personnel costs in accordance with activity.
      Personnel costs include base salaries, commissions, benefits and bonuses paid to employees, and are one of our most significant operating expenses. Personnel costs totaled $1,680.8 million, $1,692.9 million and $1,260.1 million for the years ended December 31, 2004, 2003 and 2002, respectively. Personnel costs, as a percentage of direct title insurance premiums and escrow and other title-related fees, were 55.2% in 2004, compared with 53.5% in 2003 and 53.7% 2002. The increase in personnel costs as a percentage of total revenue in 2004 is attributable to the lag in reducing personnel to the appropriate level based on activity. In addition, as a result of adopting SFAS No. 123 during 2003, included in personnel costs for 2004 and 2003 is approximately $5.4 million and $4.9 million in stock compensation expense, respectively.
      Other operating expenses consist primarily of facilities expenses, title plant-related changes, premium taxes (which insurance underwriters are required to pay on title premiums in lieu of franchise and other state taxes), postage and courier services, computer services, professional services, advertising expenses, general insurance, and trade and notes receivable allowances. Other operating expenses totaled $849.6 million, $817.6 million and $633.2 million for the years ended December 31, 2004, 2003 and 2002, respectively. Other operating expenses increased as a percentage of direct title insurance premiums and escrow and other title-related fees to 27.9% in 2004 from 25.8% in 2003, which decreased from 27.0% in 2002. The increase in other operating expenses as a percentage of total direct title premiums and escrow and other fees in 2004 is consistent with the increase in personnel costs as a percentage of total direct title premiums and escrow and other fees.
      Agent commissions represent the portion of premiums retained by agents pursuant to the terms of their respective agency contracts. Agent commissions and the resulting percentage of agent premiums we retain vary according to regional differences in real estate closing practices and state regulations.

      The following table illustrates the relationship of agent title premiums and agent commissions:

	Year Ended December 31,

	2004		2003		2002

	Amount	%	Amount	%	Amount	%

	(In thousands)
Agent title premiums	$2,714,770	100.0%	$2,595,433	100.0%	$1,989,958	100.0%
Agent commissions	2,117,122	78.0	2,035,810	78.4	1,567,112	78.8

Net margin	$597,648	22.0%	$559,623	21.6%	$422,846	21.2%

      The provision for claim losses includes an estimate of anticipated title and title-related claims. The estimate of anticipated title and title-related claims is accrued as a percentage of title premium revenue based on our historical loss experience and other relevant factors. We monitor our claims loss experience on a continual basis and adjust the provision for claim losses accordingly.
      A summary of the reserve for claim losses is as follows:

	Year Ended December 31,

	2004	2003	2002

	(Dollars in thousands)
Beginning balance	$932,439	$887,973	$881,053
Reserves assumed(1)	38,597	4,203	—
Claim loss provision related to:
Current year	275,982	237,919	207,290
Prior years	(16,580)	10,915	(31,327)

Total claim loss provision	259,402	248,834	175,963
Claims paid, net of recoupments related to:
Current year	(19,095)	(11,591)	(10,058)
Prior years	(230,597)	(196,980)	(158,985)

Total claims paid, net of recoupments	(249,692)	(208,571)	(169,043)

Ending balance	$980,746	$932,439	$887,973

Provision for claim losses as a percentage of title insurance premiums only	5.5%	5.3%	5.0%

(1)	We assumed APTIC’s outstanding reserve for claim losses in connection with its acquisition in 2004. We assumed ANFI’s outstanding reserve for claim losses in connection with its acquisition in 2003.
      The title loss provision in 2004 reflects a higher estimated loss for the 2004 policy year offset in part by a favorable adjustment from previous policy years. The unfavorable development during 2003 reflects higher than expected payment levels on previously issued policies.
      Interest expense for the years ended December 31, 2004, 2003 and 2002 was $3.9 million, $4.6 million and $8.6 million, respectively.
      Income tax expense as a percentage of earnings before income taxes for 2004, 2003 and 2002 was 36.6%, 37.3%, and 36.0%, respectively. The fluctuation in income tax expense as a percentage of earnings before income taxes is attributable to our estimate of ultimate income tax liability, and changes in the characteristics of net earnings year to year, such as underwriting income versus investment income. The increase in 2003 as compared with 2002 is primarily due to an increase in state income tax rates.

Selected Quarterly Financial Data

	Three Months Ended

	March 31,	June 30,	September 30,	December 31,

	(In thousands)
2004
Revenue	$1,314,932	$1,601,316	$1,562,630	$1,410,535
Earnings before income taxes and minority interest	171,740	266,272	214,948	229,967
Net earnings	108,958	168,288	135,923	144,995
2003
Revenue	$1,219,346	$1,518,656	$1,713,943	$1,518,770
Earnings before income taxes and minority interest	198,943	317,259	341,591	234,125
Net earnings	124,338	198,201	213,739	147,046
Liquidity and Capital Resources

Cash Requirements
      Our cash requirements include operating expenses, taxes, payments of interest and principal on our debt, capital expenditures, business acquisitions and dividends on our common stock. We intend to pay an annual dividend of $1.00 on each share of our common stock, payable quarterly, or an aggregate of approximately $173.5 million per year, based on the number of shares we had outstanding as of the distribution. We believe that all anticipated cash requirements for current operations will be met from internally generated funds, through cash dividends from subsidiaries, cash generated by investment securities and borrowings and existing credit facilities. Our short-term and long-term liquidity requirements are monitored regularly to ensure that we can meet our cash requirements. We forecast the daily needs of all of our subsidiaries and periodically review their short-term and long-term projected sources and uses of funds, as well as the asset, liability, investment and cash flow assumptions underlying these projections.
      Our insurance subsidiaries generate cash from premiums earned and their respective investment portfolios and these funds are adequate to satisfy the payments of claims and other liabilities. Due to the magnitude of our investment portfolio in relation to our claim loss reserves, we do not specifically match durations of our investments to the cash outflows required to pay claims, but do manage outflows on a shorter time frame.
      Our two significant sources of internally generated funds are dividends and other payments from our subsidiaries. As a holding company, we will receive cash from our subsidiaries in the form of dividends and as reimbursement for operating and other administrative expenses we incur. The reimbursements will be paid within the guidelines of management agreements to be entered among us and our subsidiaries. Our insurance subsidiaries are restricted by state regulation in their ability to pay dividends and make distributions. Each state of domicile regulates the extent to which our title underwriters can pay dividends or make other distributions to us. See “Business — Regulation.” As of December 31, 2004, $1,731.3 million of our net assets were restricted from dividend payments without prior approval from the relevant departments of insurance. During the remainder of 2005, our first tier title subsidiaries can pay or make distributions to us of approximately $89.1 million without prior regulatory approval. Our underwritten title companies collect revenue and pay operating expenses. However, they are not regulated to the same extent as our insurance subsidiaries.
      In July 2005 one of our insurance subsidiaries paid a cash dividend to FNF in the amount of $145 million. This dividend required prior regulatory approval, which was obtained. In August 2005 one of our subsidiaries that is not subject to regulatory limitations or dividend payments paid a dividend to FNF in the form of a promissory note having a principal amount of $150 million.

Capital Expenditures
      Our capital expenditures relate primarily to fixed assets and were $70.6 million, $80.4 million and $64.1 million in 2004, 2003 and 2002, respectively. We do not expect future capital expenditures to increase significantly.

Financing
      In connection with the distribution we issued two $250 million intercompany notes payable to FNF, with terms that mirror the two series of FNF notes being sought in these exchange offers. Proceeds from the issuance of the 7.30% FNF notes due 2011 were used by FNF to repay debt incurred in connection with the acquisition of our subsidiary, Chicago Title, and the proceeds from the 5.25% FNF notes due 2013 were used for general corporate purposes. Interest on each mirror note accrues from the last date on which interest on the corresponding FNF notes was paid and at the same rate. The mirror notes mature on the maturity dates of the corresponding FNF notes. Upon any acceleration of maturity of the FNF notes, whether upon redemption or an event of default of the FNF notes, we must repay the corresponding mirror note. We intend to deliver any FNF notes we receive in the exchange offers to FNF in redemption of an equal principal amount of the corresponding mirror notes.
      On October 17, 2005, we entered into a credit agreement with Bank of America, N.A. as administrative agent and swing line lender, and certain agents and other lenders party thereto. The credit agreement provides for a $400 million unsecured revolving credit facility maturing on the fifth anniversary of the closing date. The credit agreement provides for a revolving credit facility which allows us to borrow, repay and re-borrow amounts from time to time until its maturity. Voluntary prepayment of the revolving credit facility under the credit agreement is permitted at any time without fee upon proper notice and subject to a minimum dollar requirement. Revolving loans under the credit facility bear interest at a variable rate based on either: (i) the higher of (a) a rate per annum equal to one-half of one percent in excess of the Federal Reserve’s Federal Funds rate, or (b) Bank of America’s “prime rate;” or (ii) a rate per annum equal to the British Bankers Association LIBOR rate plus a margin of between 0.280% and 1.000%, depending on our then current public debt credit rating from the rating agencies. On October 24, 2005, we borrowed $150 million under the credit facility at a rate per annum equal to LIBOR + 0.625% in order to satisfy a $150 million intercompany note issued by one of our subsidiaries to FNF in August 2005.
      The credit agreement contains certain affirmative and negative covenants customary for financings of this type, including, among other things, limits on the creation of liens, limits on the incurrence of indebtedness, restrictions on investments, limitations on restricted payments, limits on transactions with affiliates and provisions regarding maintaining investment grade debt ratings. The credit agreement also contains customary financial covenants regarding surplus, interest coverage and total debt to capitalization ratios. The credit agreement includes customary events of default for facilities of this type (with customary grace periods, as applicable) and provides that, upon the occurrence of an event of default, the interest rate on all outstanding obligations will be increased and payments of all outstanding loans may be accelerated and/or the lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the credit agreement shall automatically become immediately due and payable, and the lenders’ commitments will automatically terminate.
      Subject to certain limited exceptions, we may not issue additional shares of stock without consent of FNF, which it may be unwilling to give because of the resulting tax consequences. See “Our Arrangements with FNF — Separation Agreement.”

Contractual Obligations
      Our long-term contractual obligations generally include our long-term debt and operating lease payments on certain of our property and equipment. As of December 31, 2004, our required payments relating to our long-term contractual obligations are as follows:

	2005	2006	2007	2008	2009	Thereafter	Total

	(In thousands)
Notes payable	$22,390	$—	$—	$—	$—	$—	$22,390
Operating lease payments	109,380	94,805	75,338	51,216	28,933	19,699	379,371
Reserve for claim losses	181,617	147,037	115,761	86,806	63,108	386,417	980,746
Pension and postretirement obligations	12,309	12,287	12,575	12,811	12,777	108,936	171,695

Total	$325,696	$254,129	$203,674	$150,833	$104,818	$515,052	$1,554,202

      As of December 31, 2004 we had reserves for claim losses of $980.7 million. The amounts and timing of these obligations are estimated and are not set contractually. Nonetheless, based on historical title insurance claim experience, we anticipate the above payment patterns. While we believe that historical loss payments are a reasonable source for projecting future claim payments, there is significant inherent uncertainty in this payment pattern estimate because of the potential impact of changes in:

•	future mortgage interest rates, which will affect the number of real estate and refinancing transactions and, therefore, the rate at which title insurance claims will emerge;

•	the legal environment whereby court decisions and reinterpretations of title insurance policy language to broaden coverage could increase total obligations and influence claim payout patterns;

•	events such as fraud, defalcation, and multiple property title defects, that can substantially and unexpectedly cause increases in both the amount and timing of estimated title insurance loss payments;

•	loss cost trends whereby increases or decreases in inflationary factors (including the value of real estate) will influence the ultimate amount of title insurance loss payments; and

•	claims staffing levels whereby claims may be settled at a different rate based on the future staffing levels of the claims department.
Off-Balance Sheet Arrangements
      In conducting our operations, we routinely hold customers’ assets in escrow, pending completion of real estate transactions. Certain of these amounts are maintained in segregated bank accounts and have not been included in the Combined Balance Sheets. As a result of holding these customers’ assets in escrow, we have ongoing programs for realizing economic benefits during the year through favorable borrowing and vendor arrangements with various banks. There were no investments or loans outstanding as of December 31, 2004 related to these arrangements.
Recent Accounting Pronouncements
      In December 2004, the FASB issued FASB Statement No. 123R (“SFAS No. 123R”), “Share-Based Payment,” which requires that compensation cost relating to share-based payments be recognized in FNT’s financial statements. During 2003, we adopted the fair value recognition provision of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), for stock-based employee compensation, effective as of the beginning of 2003. We had elected to use the prospective method of transition, as permitted by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS No. 148”). Under this method, stock-

based employee compensation cost is recognized from the beginning of 2003 as if the fair value method of accounting had been used to account for all employee awards granted, modified, or settled in years beginning after December 31, 2002. SFAS No. 123R does not allow for the prospective method, but requires the recording of expense relating to the vesting of all unvested options beginning in the first quarter of 2006. Since we adopted SFAS No. 123 in 2003, the impact of recording additional expense in 2006 under SFAS No. 123R relating to options granted prior to January 1, 2003 is not significant.
Market Risks
      Market risk refers to the risk that a change in the level of one or more market factors, such as interest rates or equity prices, will result in losses for financial instruments that we hold or arrangements to which we are a party.

Interest Rate Risk
      Our fixed maturity investments and borrowings are subject to interest rate risk. Increases and decreases in prevailing interest rates generally translate into decreases and increases in fair values of those instruments. Additionally, fair values of interest rate sensitive instruments may be affected by the creditworthiness of the issuer, prepayment options, relative values of alternative investments, the liquidity of the instrument and other general market conditions.

Equity Price Risk
      The carrying values of investments subject to equity price risks are based on quoted market prices as of the balance sheet date. Market prices are subject to fluctuation and, consequently, the amount realized in the subsequent sale of an investment may significantly differ from the reported market value. Fluctuation in the market price of a security may result from perceived changes in the underlying economic characteristics of the investee, the relative price of alternative investments and general market conditions. Furthermore, amounts realized in the sale of a particular security may be affected by the relative quantity of the security being sold.
      Caution should be used in evaluating our overall market risk from the information below, since actual results could differ materially because the information was developed using estimates and assumptions as described below, and because our reserve for claim losses (representing 41.1% of total liabilities) is not included in the hypothetical effects.
      The hypothetical effects of changes in market rates or prices on the fair values of financial instruments would have been as follows as of or for the year ended December 31, 2004:

•	An approximate $58.1 million net increase (decrease) in the fair value of fixed maturity securities would have occurred if interest rates were 100 basis points (lower) higher as of December 31, 2004. The change in fair values was determined by estimating the present value of future cash flows using various models, primarily duration modeling.

•	An approximate $23.0 million net increase (decrease) in the fair value of equity securities would have occurred if there was a 20% price increase (decrease) in market prices.

•	It is not anticipated that there would be a significant change in the fair value of other long-term investments or short-term investments if there was a change in market conditions, based on the nature and duration of the financial instruments involved.

INDUSTRY BACKGROUND
Title Insurance Policies
      Generally, real estate buyers and mortgage lenders purchase title insurance to insure good and marketable title to real estate. A brief generalized description of the process of issuing a title insurance policy is as follows:

•	The customer, typically a real estate salesperson or broker, escrow agent, attorney or lender, places an order for a title policy.

•	Company personnel note the specifics of the title policy order and place a request with the title company or its agents for a preliminary report or commitment.

•	After the relevant historical data on the property is compiled, the title officer prepares a preliminary report that documents the current status of title to the property, any exclusions, exceptions and/or limitations that the title company might include in the policy, and specific issues that need to be addressed and resolved by the parties to the transaction before the title policy will be issued.

•	The preliminary report is circulated to all the parties for satisfaction of any specific issues.

•	After the specific issues identified in the preliminary report are satisfied, an escrow agent closes the transaction in accordance with the instructions of the parties and the title company’s conditions.

•	Once the transaction is closed and all monies have been released, the title company issues a title insurance policy.
      In a real estate transaction financed with a mortgage, virtually all real property mortgage lenders require their borrowers to obtain a title insurance policy at the time a mortgage loan is made. This lender’s policy insures the lender against any defect affecting the priority of the mortgage in an amount equal to the outstanding balance of the related mortgage loan. An owner’s policy is typically also issued, insuring the buyer against defects in title in an amount equal to the purchase price. On a refinancing transaction, only a lender’s policy is generally purchased because ownership of the property has not changed. In the case of an all-cash real estate purchase, no lender’s policy is issued but typically an owner’s title policy is issued.
      Title insurance premiums paid in connection with a title insurance policy are based on (and typically a percentage of) either the amount of the mortgage loan or the purchase price of the property insured. Title insurance premiums are due in full at the closing of the real estate transaction. The lender’s policy generally terminates upon the refinancing or resale of the property.
      The amount of the insured risk or “face amount” of insurance under a title insurance policy is generally equal to either the amount of the loan secured by the property or the purchase price of the property (subject to adjustment if the policy includes inflation adjustment provisions). The title insurer is also responsible for the cost of defending the insured title against covered claims. The insurer’s actual exposure at any given time, however, generally is less than the total face amount of policies outstanding because the coverage of a lender’s policy is reduced and eventually terminated as a result of payment of the mortgage loan. Because of these factors, the total liability of a title underwriter on outstanding policies cannot be precisely determined.
      Title insurance companies typically issue title insurance policies directly through branch offices or through title agencies which are subsidiaries of the title insurance company, and indirectly through independent third party agencies unaffiliated with the title insurance company. Where the policy is issued through a branch or wholly-owned subsidiary agency operation, the title company typically performs or directs the search, and the premiums collected are retained by the title company. Where the policy is issued through an independent agent, the agent generally performs the search (in some areas searches are performed by approved attorneys), examines the title, collects the premium and retains a majority of the premium. The remainder of the premium is remitted to the title company as compensation, part of which is for bearing the risk of loss in the event a claim is made under the policy. The percentage of the premium retained by an agent varies from region to region and is sometimes regulated by the states. The title company is obligated to pay title claims in accordance with the terms of its policies, regardless of whether the title company issues policies through its direct operations or through independent agents.
      Prior to issuing policies, title insurers and their agents attempt to reduce the risk of future claim losses by accurately performing searches and examinations. A title company’s predominant expense relates to such searches and examinations, the preparation of preliminary title reports, policies or commitments and the maintenance of title “plants,” which are indexed compilations of public records, maps and other relevant historical documents. Claim losses generally result from errors made in the title search and examination process and from hidden defects such as fraud, forgery, incapacity, or missing heirs of the property.
      Residential real estate business results from the construction, sale, resale and refinancing of residential properties, while commercial real estate business results from similar activities with respect to properties with a business or commercial use. Commercial real estate title insurance policies insure title to commercial real property, and generally involve higher coverage amounts and yield higher premiums. The volume of residential real estate transaction volume is primarily affected by macroeconomic and seasonal factors while commercial real estate transactions are affected primarily by fluctuations in local supply and demand conditions for commercial space.
Product Market
      The title insurance market in the United States is large and has grown in the last 10 years. According to Demotech, total operating income for the entire U.S. title insurance industry grew from $4.8 billion in 1995 to $15.5 billion in 2004. Growth in the industry is closely tied to various macroeconomic factors, including, but not limited to, growth in the gross national product, inflation, interest rates and sales of and prices for new and existing homes, as well as the refinancing of previously issued mortgages.
      Most real estate transactions consummated in the U.S. require the use of title insurance by a lending institution before a transaction can be completed. Generally, revenues from title insurance policies are directly correlated with the value of the property underlying the title policy, and appreciation in the overall value of the real estate market helps drive growth in total industry revenues. Industry revenues are also driven by changes in interest rates, which affect demand for new mortgage loans and refinancing transactions.
      The U.S. title insurance industry is concentrated among a handful of industry participants. According to Demotech, the top five title insurance companies accounted for 90.2% of net premiums collected in 2004. Over 40 independent title insurance companies accounted for the remaining 9.8% of net premiums collected in 2004. Over the years, the title insurance industry has been consolidating, beginning with the merger of Lawyers Title Insurance and Commonwealth Land Title Insurance in 1998 to create LandAmerica Financial Group, Inc., followed by FNF’s acquisition of Chicago Title in March 2000. Consolidation has created opportunities for increased financial and operating efficiencies for the industry’s largest participants and should continue to drive profitability and market share in the industry.
Trends and Opportunities
      Title insurance companies today face significant challenges resulting from consolidation among traditional title companies and new entrants, technological innovation and evolving customer preferences and behavior. As a result of these challenges, we believe that the title insurance industry is experiencing or will be subject to the following significant trends:

•	Title insurance companies remain subject to consolidation within the industry. This creates the potential for an increased customer base and continued economies of scale.

•	In order to achieve lower costs, title insurance companies may increasingly outsource search and examination functions of the title process.

•	If mortgage interest rates begin to rise, the volume and average value of real estate related transactions may decline and affect revenue.

BUSINESS
Company Overview
      We are the largest title insurance company in the United States. Our title insurance underwriters — Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title — together issued approximately 30.5% of all title insurance policies issued nationally during 2004, as measured by premiums. Our title business consists of providing title insurance and escrow and other title-related products and services arising from the real estate closing process. Our operations are conducted on a direct basis through our own employees who act as title and escrow agents and through independent agents. In addition to our independent agents, our customers are lenders, mortgage brokers, attorneys, real estate agents, home builders and commercial real estate developers. We do not focus our marketing efforts on the homeowner.
History
      The predecessors to FNT have primarily been title insurance companies, some of which have been in operation since the late 1800s. Many of these title insurance companies have been acquired in the last two decades. In 1984, FNF acquired a controlling interest in Fidelity National Title Insurance Company. During the 1990s, FNF acquired Alamo Title, Nations Title Inc., Western Title Company of Washington and First Title Corp. In 2000, FNF completed the acquisition of Chicago Title Corp., creating the largest title insurance organization in the world, and in 2004, FNF acquired American Pioneer Title Insurance Company, which now operates under our Ticor Title brand. Chicago Title had previously acquired Security Union Title in 1987 and Ticor Title Insurance Company in 1991. Our businesses have historically been operated as wholly-owned subsidiaries of FNF.
Competitive Strengths
      We believe that our competitive strengths include the following:
      Leading title insurance company. We are the largest title insurance company in the United States and a leading provider of title insurance and escrow services for real estate transactions. We currently have the leading market share for title insurance in California, New York, Texas and Florida, which are the four largest markets for title insurance in the United States, which account for approximately 48% of all title insurance business in the United States. We have approximately 1,500 locations throughout the United States providing our title insurance services.
      Established relationships with our customers. We have strong relationships with the customers who use our title services. Our agent distribution network, which includes over 9,500 agents, is among the largest in the United States. We also benefit from strong brand recognition in our five FNT title brands that allows us to access a broader client base than if we operated under a single consolidated brand and provides our customers with a choice among FNT brands.
      Strong value proposition for our customers. We provide our customers with title insurance and escrow and other closing services that support their ability to effectively close real estate transactions. We help make the real estate closing more efficient for our customers by offering a single point of access to a broad platform of title-related products and resources necessary to close real estate transactions.
      Proven management team. The managers of our operating businesses have successfully built our title business over an extended period of time, resulting in our business attaining the size, scope and presence in the industry that it has today. Our managers have demonstrated their leadership ability during numerous acquisitions through which we have grown and throughout a number of business cycles and significant periods of industry change.
      Competitive cost structure. We have been able to maintain competitive operating margins in part by monitoring our businesses in a disciplined manner through continual evaluation and management of our cost structure. When compared to other industry competitors, we also believe that our management structure has fewer layers of managers which allows us to operate with lower overhead costs.

      Commercial title insurance. While residential title insurance comprises the majority of our business, we believe we are the largest provider of commercial real estate title insurance in the United States. Our network of agents, attorneys, underwriters and closers that service the commercial real estate markets is one of the largest in the industry. Our commercial network combined with our financial strength makes our title insurance operations attractive to large national lenders who require the underwriting and issuing of larger commercial title policies.
      Corporate principles. A cornerstone of our management philosophy and operating success is the five fundamental precepts upon which FNF was founded:

•	Bias for action

•	Autonomy and entrepreneurship

•	Employee ownership

•	Minimal bureaucracy

•	Close customer relationships
      These five precepts are emphasized to our employees from the first day of employment and are integral to many of our strategies described below.
Strategy
      Our strategy in the title insurance business is to maximize operating profits by increasing our market share and managing operating expenses throughout the real estate business cycle. To accomplish our goals, we intend to:
      Continue to operate each of our five title brands independently. We believe that in order to maintain and strengthen our title insurance customer base, we must leave the Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title brands intact and operate these brands independently. In most of our largest markets, we operate two, and in a few cases, three brands. This approach allows us to continue to attract customers who identify with one brand over another and allows us to utilize a broader base of local agents and local operations than we would have with a single consolidated brand.
      Consistently deliver superior customer service. We believe customer service and consistent product delivery are the most important factors in attracting and retaining customers. Our ability to provide superior customer service and provide consistent product delivery requires continued focus on providing high quality service and products at competitive prices. Our goal is to continue to improve the experience of our customers in all aspects of our business.
      Manage our operations successfully through business cycles. We operate in a cyclical business and our ability to diversify our revenue base within our core title insurance business and manage the duration of our investments may allow us to better operate in this cyclical business. Maintaining a broad geographic revenue base, utilizing both direct and independent agency operations and pursuing both residential and commercial title insurance business help diversify our title insurance revenues. Maintaining shorter durations on our investment portfolio allows us to increase our investment revenue in a rising interest rate environment, which may offset some of the decline in premiums and service revenues we would expect in such an environment. For a more detailed discussion of our investment strategies, see “— Investment Policies and Investment Portfolio.”
      Continue to improve our products and technology. As a national provider of real estate transaction products and services, we participate in an industry that is subject to significant change, frequent new product and service introductions and evolving industry standards. We believe that our future success will depend in part on our ability to anticipate industry changes and offer products and services that meet evolving industry standards. In connection with our service offerings, we are currently upgrading our operating system to improve the process of ordering title services and improve the delivery of our products to our customers.

      Maintain values supporting our strategy. We believe that continuing to focus on and support our long-established corporate culture will reinforce and support our business strategy. Our goal is to foster and support a corporate culture where our agents and employees seek to operate independently and profitably at the local level while forming close customer relationships by meeting customer needs and improving customer service. Utilizing a relatively flat managerial structure and providing our employees with a sense of individual ownership supports this goal.
      Effectively manage costs based on economic factors. We believe that our focus on our operating margins is essential to our continued success in the title insurance business. Regardless of the business cycle in which we may be operating, we seek to continue to evaluate and manage our cost structure and make appropriate adjustments where economic conditions dictate. This continual focus on our cost structure helps us to better maintain our operating margins.
Title Insurance
      We provide title insurance services through our direct operations and through independent title insurance agents who issue title policies on behalf of our title insurance companies. Our title insurance companies determine the terms and conditions upon which they will insure title to the real property according to their underwriting standards, policies and procedures.
      Direct Operations. In our direct operations, the title insurer issues the title insurance policy and retains the entire premium paid in connection with the transaction. Our direct operations provide the following benefits:

•	higher margins because we retain the entire premium from each transaction instead of paying a commission to an independent agent;

•	continuity of service levels to a broad range of customers; and

•	additional sources of income through escrow and closing services.
      We have approximately 1,500 offices throughout the U.S. primarily providing residential real estate title insurance. Our commercial real estate title insurance business is operated almost exclusively through our direct operations. We maintain direct operations for our commercial title insurance business in all the major real estate markets including New York, Los Angeles, Chicago, Atlanta, Dallas, Philadelphia, Phoenix, Seattle and Houston.
      Agency Operations. In our agency operations, the search and examination function is performed by an independent agent or the agent may purchase the search and examination from us. In either case, the agent is responsible to ensure that the search and examination is completed. The agent thus retains the majority of the title premium collected, with the balance remitted to the title underwriter for bearing the risk of loss in the event that a claim is made under the title insurance policy. Independent agents may select among several title underwriters based upon their relationship with the underwriter, the amount of the premium “split” offered by the underwriter, the overall terms and conditions of the agency agreement and the scope of services offered to the agent. Premium splits vary by geographic region. Our relationship with each agent is governed by an agency agreement defining how the agent issues a title insurance policy on our behalf. The agency agreement also sets forth the agent’s liability to us for policy losses attributable to the agent’s errors. An agency agreement is usually terminable without cause upon 30 days’ notice or immediately for cause. In determining whether to engage or retain an independent agent, we consider the agent’s experience, financial condition and loss history. For each agent with whom we enter into an agency agreement we maintain financial and loss experience records. We also conduct periodic audits of our agents.

      Fees and Premiums. One means of analyzing our business is by examining the level of premiums generated by direct and agency operations. The following table presents the percentages of our title insurance premiums generated by direct and agency operations:

	Six Months Ended June 30,				Year Ended December 31,

	2005		2004		2004		2003		2002

	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

	(In thousands)				(In thousands)
Direct	$1,017,396	43.8%	$987,019	42.3%	$2,003,447	42.5%	$2,105,317	44.8%	$1,557,769	43.9%
Agency	1,304,200	56.2%	1,348,430	57.7%	2,714,770	57.5%	2,595,433	55.2%	1,989,958	56.1%

Total title insurance premiums	$2,321,596	100.0%	$2,335,449	100.0%	$4,718,217	100.0%	$4,700,750	100.0%	$3,547,727	100.0%

      The premium for title insurance is due in full when the real estate transaction is closed. We recognize title insurance premium revenues from direct operations upon the closing of the transaction, whereas premium revenues from agency operations include an accrual based on estimates of the volume of transactions that have closed in a particular period for which premiums have not yet been reported to us. The accrual for agency premiums is necessary because of the lag between the closing of these transactions and the reporting of these policies to us by the agent and is based on estimates utilizing historical information.
      Geographic Operations. Our direct operations are divided into approximately 228 profit centers consisting of more than 1,500 direct offices. Each profit center processes title insurance transactions within its geographical area, which is usually identified by a county, a group of counties forming a region, or a state, depending on the management structure in that part of the country. We also transact title insurance business through a network of over 9,500 agents, primarily in those areas in which agents are the more prevalent title insurance provider.
      The following table sets forth the approximate dollar and percentage volumes of our title insurance premium revenue by state.

	Year Ended December 31,

	2004		2003		2002

	Amount	%	Amount	%	Amount	%

	(In thousands)
California	$1,055,296	22.4%	$1,183,643	25.2%	$895,698	25.2%
Texas	514,417	10.9%	527,583	11.2%	429,740	12.1%
Florida	483,860	10.3%	310,545	6.6%	215,367	6.1%
New York	400,827	8.5%	378,341	8.0%	295,636	8.3%
Illinois	202,277	4.3%	222,534	4.7%	173,651	4.9%
All others	2,061,540	43.6%	2,078,104	44.3%	1,537,635	43.4%

Totals	$4,718,217	100.0%	$4,700,750	100.0%	$3,547,727	100.0%

      The following table sets forth the approximate dollar and percentage volumes of title insurance premium for the industry for 2004 by state according to Demotech.

	Year Ended
	December 31, 2004

	Amount	%

	(In thousands)
California	$3,068,170	19.8%
Florida	1,804,513	11.6%
Texas	1,491,295	9.6%
New York	1,146,752	7.4%
Pennsylvania	592,232	3.8%
All others	7,431,878	47.8%

Totals	$15,534,840	100.0%

Escrow and Other Title-Related Services
      In addition to fees for underwriting title insurance policies, we derive a significant amount of our revenues from escrow and other title-related services, including closing services. The escrow and other services provided by us include all of those typically required in connection with residential and commercial real estate purchase and refinance activities. Escrow and other title-related fees represented approximately 18.4% of our revenues in the first six months of 2005 and 17.7% and 17.7% of our revenues for 2004 and 2003, respectively. Escrow and other title-related fees are primarily generated by our direct title operations and increases or decreases in the amount of revenue we receive from these services are closely related to increases or decreases in revenues from our direct title operations.
Sales and Marketing
      We market and distribute our title and escrow products and services to customers in the residential and commercial market sectors of the real estate industry through customer solicitation by sales personnel. Although in many instances the individual homeowner is the beneficiary of a title insurance policy, we do not focus our marketing efforts on the homeowner. We actively encourage our sales personnel to develop new business relationships with persons in the real estate community, such as real estate sales agents and brokers, financial institutions, independent escrow companies and title agents, real estate developers, mortgage brokers and attorneys who order title insurance policies for their clients. While our smaller, local clients remain important, large customers, such as national residential mortgage lenders, real estate investment trusts and developers have become an increasingly important part of our business. The buying criteria of locally based clients differ from those of large, geographically diverse customers in that the former tend to emphasize personal relationships and ease of transaction execution, while the latter generally place more emphasis on consistent product delivery across diverse geographical regions and ability of service providers to meet their information systems requirements for electronic product delivery.
Reinsurance and Coinsurance
      In a limited number of situations we limit our maximum loss exposure by reinsuring certain risks with other title insurers under agent fidelity, excess of loss and case-by-case reinsurance agreements. We also earn a small amount of additional income, which is reflected in our direct premiums, by assuming reinsurance for certain risks of other title insurers. Reinsurance agreements provide generally that the reinsurer is liable for loss and loss adjustment expense payments exceeding the amount retained by the ceding company. However, the ceding company remains primarily liable in the event the reinsurer does not meet its contractual obligations.
      We also use coinsurance in our commercial title business to provide coverage in amounts greater than we would be willing or able to provide individually. In coinsurance transactions, each individual underwriting company issues a separate policy and assumes a portion of the overall total risk. As a coinsurer we are only liable for the portion of the risk we assumed.
Losses and Reserves
      While most other forms of insurance provide for the assumption of risk of loss arising out of unforeseen events, title insurance serves to protect the policyholder from risk of loss from events that predate the issuance of the policy. As a result, claim losses associated with issuing title policies are less expensive when compared to other insurance underwriters. The maximum amount of liability under a title insurance policy is generally the face amount of the policy plus the cost of defending the insured’s title against an adverse claim.
      Reserves for claim losses are established based upon known claims, as well as losses incurred but not yet reported to us based upon historical experience and other factors, including industry trends, claim loss history, legal environment, geographic considerations, expected recoupments and the types of policies written. We also reserve for losses arising from escrow, closing and disbursement functions due to fraud or operational error.
      Although most claims against title insurance policies are reported relatively soon after the policy has been issued, claims may be reported many years later. By their nature, claims are often complex, vary greatly in dollar amounts and are affected by economic and market conditions and the legal environment existing at the time of settlement of the claims. Estimating future title loss payments is difficult because of the complex nature of title claims, the long periods of time over which claims are paid, significantly varying dollar amounts of individual claims and other factors.
      A title insurance company can minimize its losses by having strict quality control systems and underwriting standards in place. These controls increase the likelihood that the appropriate level of diligence is conducted in completing a title search so that the possibility of potential claims is significantly mitigated. In the case of independent agents who conduct their own title searches, the agency agreement between the agent and the title insurance underwriter gives the underwriter the ability to proceed against the agent when a loss arises from a flawed title search. We take an aggressive stance in pursuing claims against independent agents for losses that arise from fraud, misrepresentation, deceptive trade practices or other wrongful acts commonly referred to as “bad faith.”
      Courts and juries sometimes award damages against insurance companies, including title insurance companies, in excess of policy limits. Such awards are typically based on allegations of fraud, misrepresentation, deceptive trade practices or other wrongful acts. The possibility of such bad faith damage awards may cause us to experience increased costs and difficulty in settling title claims.
      The maximum insurable amount under any single title insurance policy is determined by statutorily calculated net worth. The highest self-imposed single policy maximum insurable amount for any of our title insurance subsidiaries is $375.0 million.
Investment Policies and Investment Portfolio
      Our investment policy is designed to maintain a high quality portfolio, maximize income and minimize interest rate risk. We also make investments in certain equity securities in order to take advantage of perceived value and for strategic purposes. Various states regulate what types of assets qualify for purposes of capital and surplus and statutory unearned premium reserves. We manage our investment portfolio and do not utilize third party investment managers.
      As of December 31, 2004 and 2003, the carrying amount, which approximates the fair value, of total investments was $2,174.8 million and $1,615.7 million, respectively.
      We purchase investment grade fixed maturity securities, selected non-investment grade fixed maturity securities and equity securities. The securities in our portfolio are subject to economic conditions and normal market risks and uncertainties.

      The following table presents certain information regarding the investment ratings of our fixed maturity portfolio at December 31, 2004 and 2003.

	Year Ended December 31,

	2004				2003

	Amortized				Amortized
Ratings(1)	Cost	% of Total	Fair Value	% of Total	Cost	% of Total	Fair Value	% of Total

	(In thousands)
AAA	$1,373,836	63.3%	$1,376,727	63.3%	$1,023,385	64.5%	$1,041,271	64.4%
AA	329,417	15.2	332,761	15.3	262,152	16.5	270,912	16.8
A	280,004	12.9	277,556	12.8	201,408	12.7	202,429	12.5
BBB	60,067	2.7	59,252	2.7	45,981	2.9	45,943	2.8
Other	128,362	5.9	128,521	5.9	53,640	3.4	55,149	3.5

	$2,171,686	100.0%	$2,174,817	100.0%	$1,586,566	100.0%	$1,615,704	100.0%

(1)	Ratings as assigned by S&P’s Ratings Group and Moody’s.
      The following table presents certain information regarding contractual maturities of our fixed maturity securities at December 31, 2004:

	December 31, 2004

	Amortized
Maturity	Cost	% of Total	Fair Value	% of Total

	(In thousands)
One year or less	$342,855	15.8%	$343,171	15.8%
After one year through five years	1,083,385	49.9	1,084,365	49.9
After five years through ten years	405,776	18.7	407,356	18.7
After ten years	256,359	11.8	256,429	11.8
Mortgage-backed securities	83,311	3.8	83,496	3.8

	$2,171,686	100.0%	$2,174,817	100.0%

Subject to call	$261,289	12.0%	$263,741	12.1%

      Expected maturities may differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Fixed maturity securities with an amortized cost of $261.3 million and a fair value of $263.7 million were callable at December 31, 2004.
      Our equity securities at December 31, 2004 and 2003 consisted of investments in various industry groups as follows:

	Year Ended December 31,

	2004		2003

	Cost	Fair Value	Cost	Fair Value

	(In thousands)
Banks, trust and insurance companies	$1	$5	$1	$5
Industrial, miscellaneous and all other	108,573	115,065	54,400	65,402

	108,574	115,070	54,401	65,407

	Year Ended December 31,

	2004	2003	2002

	(In thousands)
Net investment income(1)	$86,120	$70,940	$85,405
Average invested assets	3,226,243	2,811,408	2,576,321

Effective return on average invested assets	2.7%	2.5%	3.3%

(1)	Net investment income as reported in our Combined Statements of Earnings has been adjusted in the presentation above to provide the tax equivalent yield on tax exempt investments.
      Other long-term investments as of December 31, 2004 amounted to $21.2 million and consisted primarily of equity investments.
      Short-term investments, which consist primarily of securities purchased under agreements to resell, commercial paper and money market instruments, which have an original maturity of one year or less, are carried at amortized cost, which approximates fair value. As of December 31, 2004 short-term investments amounted to $508.4 million.
Technology
      To meet the changing business and technology needs of our customers, we continually invest in our applications and services. This investment includes maintenance and enhancement of existing software applications, the development of new and innovative software applications and the ongoing enhancement of capabilities surrounding our outsourcing infrastructure.
Competition
      The title insurance industry is highly competitive. According to Demotech, the top five title insurance companies accounted for 90.2% of net premiums collected in 2004. Over 40 independent title insurance companies accounted for the remaining 9.8% of the market. The number and size of competing companies varies in the different geographic areas in which we conduct our business. In our principal markets, competitors include other major title underwriters such as The First American Corporation, LandAmerica Financial Group, Inc., Old Republic International Corporation and Stewart Information Services Corporation, as well as numerous smaller title insurance companies and independent agency operations at the regional and local level. These smaller companies may expand into other markets in which we compete. Also, the removal of regulatory barriers might result in new competitors entering the title insurance business, and those new competitors may include diversified financial services companies that have greater financial resources than we do and possess other competitive advantages. Competition among the major title insurance companies, expansion by smaller regional companies and any new entrants with alternative products could affect our business operations and financial condition.
      Competition in the title insurance industry is based primarily on expertise, service and price. In addition, the financial strength of the insurer has become an increasingly important factor in decisions relating to the purchase of title insurance, particularly in multi-state transactions and in situations involving real estate-related investment vehicles such as real estate investment trusts and real estate mortgage investment conduits.
      The title insurance industry has also experienced periods of consolidation. We expect that, from time to time, we may evaluate opportunities for the acquisition of books of business or of title insurance companies or other complementary businesses as a going concern, for business combinations with other concerns and for the provision of insurance related advisory services to third parties. There can be no assurance, however, that any suitable business opportunity will arise.

Employees
      As of May 31, 2005, we had approximately 18,900 employees. We believe our employee relations are satisfactory. None of our employees are subject to collective bargaining agreements.
Infrastructure and Facilities
      The majority of our offices are leased from third parties. We own the remaining offices. As of December 31, 2004, we leased office space as follows:

Number of
Locations

California	529
Arizona	147
Texas	136
Illinois	100
Florida	98
Oregon and Washington	73
Michigan	39
Nevada	35
New York and Ohio	33
Indiana	31
North Carolina	29
Colorado	20
New Jersey	18
Pennsylvania	15
Kansas	13
Hawaii, Missouri, and Tennessee	12
Wisconsin	11
Minnesota	10
Virginia	9
Connecticut	8
Massachusetts	6
Canada, District of Columbia, Maine, New Hampshire, and Oklahoma	7
Georgia, Louisiana, Maryland, Montana, and South Carolina	5
Alabama and New Mexico	4
Delaware, Idaho, Kentucky, Mississippi, Rhode Island and Utah	1
      We believe our properties are adequate for our business as presently conducted.
Legal Proceedings
      In the ordinary course of business, we are involved in various pending and threatened litigation matters related to our operations, some of which include claims for punitive or exemplary damages. We believe that no actions, other than those listed below, depart from customary litigation incidental to our business. As background to the disclosure below, please note the following:

•	These matters raise difficult and complicated factual and legal issues and are subject to many uncertainties and complexities, including but not limited to the underlying facts of each matter, novel legal issues, variations between jurisdictions in which matters are being litigated, differences in applicable laws and judicial interpretations, the length of time before many of these matters might be resolved by settlement or through litigation and, in some cases, the timing of their resolutions relative to other similar cases brought against other companies, the fact that many of these matters are putative class actions in which a class has not been certified and in which the purported class may not be clearly defined, the fact that many of these matters involve multi-state class actions in which the applicable law for the claims at issue is in dispute and therefore unclear, and the current challenging legal environment faced by large corporations and insurance companies.

•	In these matters, plaintiffs seek a variety of remedies including equitable relief in the form of injunctive and other remedies and monetary relief in the form of compensatory damages. In most cases, the monetary damages sought include punitive or treble damages. Often more specific information beyond the type of relief sought is not available because plaintiffs have not requested more specific relief in their court pleadings. In general, the dollar amount of damages sought is not specified. In those cases where plaintiffs have made a specific statement with regard to monetary damages, they often specify damages just below a jurisdictional limit regardless of the facts of the case. This represents the maximum they can seek without risking removal from state court to federal court. In our experience, monetary demands in plaintiffs’ court pleadings bear little relation to the ultimate loss, if any, we may experience.

•	For the reasons specified above, it is not possible to make meaningful estimates of the amount or range of loss that could result from these matters at this time. We review these matters on an on-going basis and follow the provisions of SFAS No. 5, “Accounting for Contingencies” when making accrual and disclosure decisions. When assessing reasonably possible and probable outcomes, we base our decision on our assessment of the ultimate outcome following all appeals.

•	In the opinion of our management, while some of these matters may be material to our operating results for any particular period if an unfavorable outcome results, none will have a material adverse effect on our overall financial condition.

      Several class actions are pending alleging improper premiums were charged for title insurance in Ohio (Dubin v. Security Union Title Insurance Company, filed on March 12, 2003, in the Court of Common Pleas, Cuyahoga County, Ohio and Markowitz v. Chicago Title Insurance Company, filed on February 4, 2004 in the Court of Common Pleas, Cuyahoga County, Ohio), Pennsylvania (Patterson v. Fidelity National Title Insurance Company of New York, filed on October 27, 2003 in the Court of Common Pleas of Allegheny County, Pennsylvania) and Florida (Thula v. American Pioneer, filed on September 24, 2004 in the Circuit Court of Seventeenth Judicial Circuit, Broward County; Figueroa v. Fidelity, filed on April 20, 2004 in the Circuit Court of 11th Judicial Circuit, Dade County; Grosso v. Fidelity National Title Insurance Company of New York, filed on August 31, 2004 in the Circuit Court of the Seventeenth Judicial Circuit, Broward County; Chereskin v. Fidelity National Title Insurance Company of New York, filed on September 21, 2004 in the Circuit Court, Fourth Judicial Circuit, Nassau County; and Turner v. Chicago Title Insurance Company, filed September 20, 2004 in the Circuit Court, Fourth Judicial District, in and for Nassau County, Florida). The cases allege that the named defendant companies failed to provide notice of premium discounts to consumers refinancing their mortgages, and failed to give discounts in refinancing transactions in violation of the filed rates. The actions seek refunds of the premiums charged and punitive damages. Recently, the court’s order denying class certification in one of the Ohio actions was reversed and the case was remanded to the trial court for further proceedings. We intend to vigorously defend these actions.
      A class action in California (Lane v. Chicago Title Insurance Company, filed on November 4, 1999 in the Superior Court of the State of California, County of San Francisco) alleges we violated the Real Estate Settlement Procedures Act (“RESPA”) and state law by giving favorable discounts or rates to builders and developers for escrow fees and requiring purchasers to use Chicago Title Insurance Company for escrow services. The actions seek refunds of the premiums charged and additional damages. We intend to continue to vigorously defend the California action.
      A purported shareholder derivative action (McCabe v. Fidelity National Financial, Inc., et al.) was filed on February 11, 2005 in the U.S. District Court, Middle District of Florida, Jacksonville Division alleging that FNF’s directors and certain executive officers breached their fiduciary and other duties, and exposed FNF to potential fines, penalties and suits in the future, by permitting so called contingent commissions to obtain business. FNF and its directors and executive officers named as defendants filed Motions to Dismiss the action on June 3, 2005. The plaintiff abandoned his original complaint and responded to the motions by filing an amended Complaint on July 13, 2005, and FNF, along with its directors and executive officers named as defendants, must respond to the amended Complaint by August 29, 2005. The amended complaint repeats the allegations of the original complaint and adds allegations about “captive reinsurance” programs, which we continue to believe were lawful. These “captive reinsurance” programs are the subject of investigations by several state departments of insurance and attorney generals. We have agreed to indemnify FNF in connection with this matter under the separation agreement to be entered into in connection with the distribution and we intend to vigorously defend this action.
      None of the cases described above includes a statement as to the dollar amount of damages demanded. Instead, each of the cases includes a demand for damages in an amount to be proved at trial. Two of the cases, Dubin and Markowitz, state that the damages per class member are less than the jurisdictional limit for removal to federal court.
      Several state departments of insurance and attorneys general and HUD are investigating so called “captive reinsurance” programs whereby some of our title insurance underwriters reinsured policies through reinsurance companies owned or affiliated with brokers, builders or bankers. Some investigating agencies claim these programs unlawfully compensated customers for the referral of title insurance business. Although we believed and continue to believe the programs were lawful, the programs have been discontinued. We recently negotiated a settlement with the California Department of Insurance with respect to that department’s inquiry into captive reinsurance programs in the title insurance industry. Under the terms of the settlement, we will refund approximately $7.7 million to those consumers whose California property was subject to a captive reinsurance arrangement and will also pay a penalty of $5.6 million. As part of the settlement, we have denied any wrongdoing. We also recently entered into similar settlements in 15 other states, in which we agreed to refund approximately $2 million to policyholders. We continue to cooperate with other investigating authorities, and no actions have been filed by the authorities against us or our underwriters with respect to these matters.
Regulation
      Our insurance subsidiaries, including underwriters, underwritten title companies and independent agents, are subject to extensive regulation under applicable state laws. Each of the insurance underwriters is subject to a holding company act in its state of domicile, which regulates, among other matters, the ability to pay dividends and investment policies. The laws of most states in which we transact business establish supervisory agencies with broad administrative powers relating to issuing and revoking licenses to transact business, regulating trade practices, licensing agents, approving policy forms, accounting practices, financial practices, establishing reserve and capital and surplus as regards policyholders (“capital and surplus”) requirements, defining suitable investments for reserves and capital and surplus and approving rate schedules.
      Pursuant to statutory accounting requirements of the various states in which our title insurance subsidiaries are licensed, those subsidiaries must defer a portion of premiums earned as an unearned premium reserve for the protection of policyholders and must maintain qualified assets in an amount equal to the statutory requirements. The level of unearned premium reserve required to be maintained at any time is determined by statutory formula based upon either the age, number of policies, and dollar amount of policy liabilities underwritten, or the age and dollar amount of statutory premiums written. As of December 31, 2004, the combined statutory unearned premium reserve required and reported for our title insurance subsidiaries was $1,176.6 million. In addition to statutory unearned premium reserves, each of our insurance subsidiaries maintains surplus funds for policyholder protection and business operations.
      The insurance commissioners of their respective states of domicile regulate our title insurance subsidiaries. Regulatory examinations usually occur at three-year intervals, and certain of these examinations are currently ongoing.
      Under the statutes governing insurance holding companies in most states, insurers may not enter into various transactions, including certain sales, reinsurance agreements and service or management contracts with their affiliates unless the regulator of the insurer’s state of domicile has received notice at least 30 days prior to the intended effective date of such transaction and has not objected in such period or has approved the transaction within the 30 day period.
      As a holding company with no significant business operations of our own, we depend on dividends or other distributions from our subsidiaries as the principal source of cash to meet our obligations, including the payment of interest on, and repayment of, principal of any debt obligations. The payment of dividends or other distributions to us by our U.S. insurance subsidiaries is regulated by the insurance laws and regulations of their respective states of domicile. In general, an insurance company subsidiary may not pay an “extraordinary” dividend or distribution unless the applicable insurance regulator has received notice of the intended payment at least 30 days prior to payment and has not objected in such period or has approved the payment within the 30-day period. In general, an “extraordinary” dividend or distribution is defined by these laws and regulations as a dividend or distribution that, together with other dividends and distributions made within the preceding 12 months, exceeds the greater (or, in some jurisdictions, the lesser) of:

•	10% of the insurer’s statutory surplus as of the immediately prior year end; or

•	the statutory net investment income or the statutory net income of the insurer during the prior calendar year.
      The laws and regulations of some of these jurisdictions also prohibit an insurer from declaring or paying a dividend except out of its earned surplus or require the insurer to obtain regulatory approval before it may do so. During the remainder of 2005, our title insurance subsidiaries can pay dividends or make distributions to us of approximately $89.1 million without prior regulatory approval. In addition, insurance regulators may prohibit the payment of ordinary dividends or other payments by our insurance subsidiaries to us (such as a payment under a tax sharing agreement or for employee or other services) if they determine that such payment could be adverse to our policyholders.
      As a condition to continued authority to underwrite policies in the states in which our subsidiaries conduct their business, they are required to pay certain fees and file information regarding their officers, directors and financial condition.
      Pursuant to statutory requirements of the various states in which our subsidiaries are domiciled, they must maintain certain levels of minimum capital and surplus. Each of our title underwriters has complied with the minimum statutory requirements as of December 31, 2004.
      Our underwritten title companies are also subject to certain regulation by insurance regulatory or banking authorities, primarily relating to minimum net worth. Minimum net worth of $7.5 million, $2.5 million, $3.0 million and $0.4 million is required for Fidelity National Title Company, Fidelity National Title Company of California, Chicago Title Company and Ticor Title Company of California, respectively. All of our companies were in compliance with their respective minimum net worth requirements at December 31, 2004.
      We get inquiries and requests for information from state insurance departments, attorneys general and other regulatory agencies from time to time about various matters relating to our business. Sometimes these take the form of civil investigative subpoenas. We attempt to cooperate with all such inquiries. From time to time, we are assessed fines for violations of regulations or other matters or enter into settlements with such authorities which require us to pay money or take other actions. Since 2004 our subsidiaries received civil subpoenas and other inquiries from the New York State Attorney General, requesting information about our arrangements with agents and customers and other matters relating to, among other things, rates, calculation practices, use of blended rates in multi-state transactions, rebates and referral fees. We have been cooperating and intend to continue to cooperate with these inquiries. These inquiries are at an early stage and as a result we can give no assurance as to their likely outcome.
      In the fall of 2004, the California Department of Insurance began an investigation into reinsurance practices in the title insurance industry and in February 2005, FNF was issued a subpoena to provide information to the California Department of Insurance as a part of its investigation. This investigation paralleled the inquiries of the National Association of Insurance Commissioners, which began earlier in 2004. The investigations have focused on arrangements in which title insurers would write title insurance generated by realtors, developers and lenders and cede a portion of the premiums to a reinsurance company affiliate of the entity that generated the business.
      We recently negotiated a settlement with the California Department of Insurance with respect to that department’s inquiry into these captive reinsurance arrangements. Under the terms of the settlement we will refund approximately $7.7 million to those consumers whose California property was subject to a captive reinsurance arrangement and we will pay a penalty of $5.6 million. We also recently entered into similar settlements with 15 other states, in which we agreed to refund a total of approximately $2 million to policyholders. Other state insurance departments and attorneys general and HUD also have made formal or informal inquiries to us regarding these matters.
      We have been cooperating and intend to continue to cooperate with the other ongoing investigations. We have discontinued all captive reinsurance arrangements. The total amount of premiums we ceded to reinsurers was approximately $10 million over the existence of these agreements. The remaining investigations are continuing and we are currently unable to give any assurance regarding their consequences for the industry or for us.
      Additionally, we have received inquiries from regulators about our business involvement with title insurance agencies affiliated with builders, realtors and other traditional sources of title insurance business, some of which we have participated in forming as joint ventures with our company. These inquiries have focused on whether the placement of title insurance with us through these affiliated agencies is proper or an improper form of referral payment. Like most other title insurers, we participate in these affiliated business arrangements in a number of states. We recently entered into a settlement with the Florida Department of Financial Services under which we agreed to refund approximately $3 million in premiums received though these types of agencies in Florida and pay a fine of $1 million. The other pending inquiries are at an early stage and as a result we can give no assurance as to their likely outcome.
      Our subsidiaries are subject to extensive rate regulation by the applicable state agencies in the jurisdictions in which we operate. Title insurance rates are regulated differently in the various states in which we operate, with some states requiring our subsidiaries to file rates before such rates become effective and some states promulgating the rates to be charged by our subsidiaries. In almost all states in which we operate, our rates must not be excessive, inadequate or unfairly discriminatory.
      The California Department of Insurance has recently announced its intent to examine levels of pricing and competition in the title insurance industry in California, with a view to determining whether prices are too high and if so, implementing rate reductions. New York and Colorado insurance regulators have also announced similar inquiries and other states could follow. At this stage, we are unable to predict what the outcome will be of this or any similar review.
      Before a person can acquire control of a U.S. insurance company, prior written approval must be obtained from the insurance commissioner of the state where the domestic insurer is domiciled. Prior to granting approval of an application to acquire control of a domestic insurer, the state insurance commissioner will consider such factors as the financial strength of the applicant, the integrity and management of the applicant’s board of directors and executive officers, the acquiror’s plans for the insurer’s board of directors and executive officers, the acquiror’s plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control. Generally, state statutes provide that control over a domestic insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the domestic insurer. Because a person acquiring 10% or more of our common shares would indirectly control the same percentage of the stock of our title insurance subsidiaries, the insurance change of control laws would likely apply to such a transaction.
      The NAIC has adopted an instruction requiring an annual certification of reserve adequacy by a qualified actuary. Because all of the states in which our title insurance subsidiaries are domiciled require adherence to NAIC filing procedures, each such subsidiary, unless it qualifies for an exemption, must file an actuarial opinion with respect to the adequacy of its reserves.

      We are not aware of any current material non-compliance with any of the foregoing rules and regulations nor are we aware of material non-compliance with regard to any such rules or regulations within the past three years.
      Since we are governed by both state and federal governments and the applicable insurance laws are constantly subject to change, it is not possible to predict the potential effects of any laws or regulations that may become more restrictive in the future or if new restrictive laws will be enacted.
Ratings
      Our title insurance subsidiaries are regularly assigned ratings by independent agencies designed to indicate their financial condition and/or claims paying ability. The ratings agencies determine ratings by quantitatively and qualitatively analyzing financial data and other information. Our title subsidiaries include Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title. The insurer financial strength/stability ratings of our principal title insurance subsidiaries are listed below, and an explanation of each rating follows:

	S&P	Moody’s	Fitch	A.M. Best	Demotech

Alamo Title Insurance	A-	A3	A-	A-	A’
Chicago Title Insurance Co.	A-	A3	A-	A-	A”
Chicago Title Insurance Co. of Oregon	A-	A3	A-	A-	A’
Fidelity National Title Insurance Co.	A-	A3	A-	A-	A’
Ticor Title Insurance Co.	A-	A3	A-	A-	A’
Security Union Title Insurance Co.	A-	A3	A-	A-	A’
      The ratings of S&P, Moody’s, A.M. Best, Fitch and Demotech described above are not designed to be, and do not serve as, measures of protection or valuation offered to participants in this exchange offer or holders of our notes. These financial strength ratings should not be relied on when making a decision as to whether to tender your FNF notes in the exchange offer or otherwise purchase our debt securities. In connection with the announcement of the distribution and the increased financial leverage that will result, S&P placed the “A-” financial strength rating on CreditWatch negative, Moody’s affirmed the “A3” financial strength rating although the rating outlook was changed to negative and Fitch placed the financial strength rating on Rating Watch Negative. In addition, A.M. Best downgraded the financial strength ratings of our principal insurance subsidiaries to “A-”. After the announcement of the merger between FIS and Certegy, S&P revised its CreditWatch to positive from negative, Moody’s changed its rating outlook to stable from negative and Fitch revised its rating watch to stable from negative. Our ratings are likely to continue to be affected in the future by credit events that may occur with respect to FNF and its other operations.

S&P Ratings
      S&P states that any rating above BBB means that, in its opinion, the insurer is highly likely to have the ability to meet its financial obligations. An “A-” rating is the seventh highest of S&P’s twenty-one ratings which range from “AAA” to “R” with a plus (+) or minus (-) showing relative standing within a rating category.

Moody’s Ratings
      Moody’s states that insurance companies rated “A3” offer good financial security. The “A3” rating is the seventh highest rating of Moody’s twenty-one ratings that range from “Aaa” to “C” with numeric modifiers used to refer to the ranking within the group, with 1 being the highest and 3 being the lowest.

Fitch Ratings
      Fitch states that its “A- (Strong)” rating is assigned to those companies that are viewed as possessing strong capacity to meet policyholder and contract obligations. The “A- (Strong)” rating is the seventh highest rating of Fitch’s twenty-four ratings that range from “AAA” to “D.” The symbol plus (+) or minus (-) may be appended to a rating to indicate its relative position within a rating category, except that such symbols are not appended to ratings in the “AAA” category or to the ratings below the “CCC” category.

A.M. Best Ratings
      A.M. Best states that its “A- (Excellent)” rating is assigned to those companies that have, in its opinion, an excellent ability to meet their ongoing obligations to policyholders. The “A- (Excellent)” rating is the fourth highest rating of A.M. Best’s fifteen ratings that range from “A++” to “F.”

Demotech Ratings
      Demotech rates the financial stability of title underwriters. Demotech states that its ratings of “A” (A double prime)” and “A’ (A prime)” reflect its opinion that, regardless of the severity of a general economic downturn or deterioration in the insurance cycle, the insurers assigned either of those ratings possess “Unsurpassed” financial stability related to maintaining positive surplus as regards policyholders. The “A” (A double prime)” and “A’ (A prime)” ratings are the first and second highest ratings of Demotech’s five ratings.
FNF’s Long Term Debt Ratings
      The FNF notes being sought in the exchange offers are currently assigned the following ratings by S&P, Moody’s and Fitch:

	S&P	Moody’s	Fitch

7.30% FNF notes due 2011	BBB-	Baa3	BBB-
5.25% FNF notes due 2013	BBB-	Baa3	BBB-
      The ratings described in this section reflect the opinions of the rating agencies on the creditworthiness of FNF with respect to the specific financial obligations represented by the outstanding FNF notes. They are not recommendations to buy, sell or hold such securities, nor are they recommendations to tender or refuse to tender your FNF notes in the exchange offers. The ratings are subject to revision or withdrawal at any time by the assigning rating agencies. Each rating should be evaluated independently of any other rating.

S&P Ratings
      S&P states that a “BBB-” rating means that, in its opinion, the obligation represented by the security exhibits adequate protection parameters, but that adverse economic conditions and changing circumstances are more likely (as compared with higher rated obligations) to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation. The “BBB-” rating is the tenth highest of the twenty-two ratings assigned by S&P, which range from “AAA” to “D” with a plus (+) or minus (-) showing relative standing within a rating category.

Moody’s Ratings
      Moody’s states that a “Baa3” rating means that, in its opinion, the obligation represented by the security is subject to moderate credit risk. Securities that receive the Baa3 rating are considered medium-grade and as such may possess certain speculative characteristics. The “Baa3” rating is the tenth highest of the twenty-one ratings assigned by Moody’s, which range from “Aaa” to “C” with numeric modifiers used to refer to the relative ranking within the group, with 1 being the highest and 3 being the lowest.
      On October 14, 2005, Moody’s issued a press release announcing that it was leaving its ratings of the outstanding FNF notes on review for possible downgrade based on the uncertainty regarding their ultimate status. The release indicated that, if the exchange offers described in this prospectus and consent solicitation statement were not consummated and the FNF notes continued to represent outstanding debt obligations of

FNF, Moody’s would likely downgrade the FNF notes to “Ba1.” The Moody’s “Ba1” rating is the eleventh highest of the twenty-one ratings that Moody’s assigns and indicates that, in the opinion of Moody’s, the obligations represented by the securities have speculative elements and are subject to substantial credit risk. The Moody’s “Ba1” rating is considered below “investment grade.” Such a downgrade would likely have a negative effect on the value and marketability of your FNF notes. Further, there can be no assurance that Moody’s would not downgrade any FNF notes not tendered in the exchange offers even if a majority of the outstanding FNF notes have otherwise been tendered and exchanged and a minority of the FNF notes remain outstanding.

Fitch Ratings
      Fitch states that a “BBB-” rating means that, in its opinion, the obligation represented by the security is of good credit quality and that there is currently an expectation of low credit risk. The capacity for payment of financial commitments represented by a security which has received a “BBB-” rating is considered adequate, but adverse changes in circumstances and economic conditions are more likely (as compared with higher rated obligations) to impair this capacity. The “BBB-” rating is the lowest investment grade category and is the tenth highest of the twenty-three ratings assigned by Fitch, which range from “AAA” to “D” with a plus (+) or minus (-) showing relative status within a rating category.
MANAGEMENT
Directors and Executive Officers
      Set forth below is certain information concerning our directors and executive officers. All ages are as of April 30, 2005.

Name	Age	Position

William P. Foley, II	60	Chairman of the Board
Raymond R. Quirk	58	Chief Executive Officer
Christopher Abbinante	54	President, Eastern Operations
Roger S. Jewkes	46	President, Western Operations
Erika Meinhardt	46	President, National Agency Operations
Anthony J. Park	38	Chief Financial Officer
Willie M. Davis	70	Director
John F. Farrell, Jr.	67	Director
Philip G. Heasley	55	Director
William A. Imparato	58	Director
Donald M. Koll	72	Director
General William Lyon	82	Director
Frank P. Willey	51	Director
      The following sets forth certain biographical information with respect to our executive officers and directors listed above.
      William P. Foley, II is the Chairman of our board of directors. He is also the Chief Executive Officer and Chairman of the board of directors of FNF, and has served in those capacities since FNF’s formation in 1984. Mr. Foley is also the Chief Executive Officer and Chairman of the board of directors for FIS, and has served in those capacities since 2004. If the merger between FIS and Certegy is consummated, Mr. Foley will become Chairman of the Board of Certegy and will relinquish his roles at FIS. He also served as President of FNF from 1984 until December 31, 1994. Mr. Foley also is currently serving as Chairman of the board of directors of CKE Restaurants, Inc.

      Raymond R. Quirk is our Chief Executive Officer. Prior to his position as Chief Executive Officer, he was President of FNF from January 2003 to the present. Since he joined FNF in 1985, Mr. Quirk has also served in numerous executive and management positions, including Executive Vice President, Co-Chief Operating Officer, and Divisional and Regional Manager with responsibilities governing direct and agency operations nationally.
      Christopher Abbinante is our President, Eastern Operations. Prior to his appointment as President, Eastern Operations, Mr. Abbinante has served as an Executive Vice President and a Co-Chief Operating Officer of FNF since January 2002. Mr. Abbinante joined FNF in 2000 in connection with FNF’s acquisition of Chicago Title Corporation. Prior to joining FNF, Mr. Abbinante served as a Senior Vice President of Chicago Title Insurance Company from 1976 to 2000.
      Roger S. Jewkes is our President, Western Operations. Prior to his appointment as President, Western Operations, Mr. Jewkes has served as a Division Manager for FNF from May 2003 to present and as a Regional Manager with FNF from May 2001 to 2003. In his role as a Division Manager, Mr. Jewkes was responsible for FNF’s direct title operations in California, Arizona, Colorado, Nevada and New Mexico. Mr. Jewkes has held various other operational management positions with FNF since he joined the company through an acquisition in 1987.
      Erika Meinhardt is our President, National Agency Operations. Prior to her appointment as President, National Agency Operations, she has served as Executive Vice President and Division Manager for FNF since 2002, with responsibility for direct and agency operations in the Southeast and Northeast. Ms. Meinhardt has held various other positions with FNF and its subsidiary companies since 1983.
      Anthony J. Park is our Chief Financial Officer. Prior to his appointment as our Chief Financial Officer, Mr. Park has served as the Chief Accounting Officer of FNF since March 2000. In his role as Chief Accounting Officer of FNF, Mr. Park had primary responsibility for all aspects of the corporate accounting function and production of the consolidated financial statements. Mr. Park has previously held the titles of Controller and Assistant Controller of FNF since he joined FNF in 1991.
      Willie D. Davis. Mr. Davis has served as the President and a director of All-Pro Broadcasting, Inc., a holding company that operates several radio stations, since 1976. Mr. Davis currently also serves on the Board of Directors of Checkers Drive-In Restaurants, Inc., Sara Lee Corporation, Dow Chemical Company, MGM, Inc., MGM Grand, Inc., Alliance Bank, Johnson Controls, Inc., Bassett Furniture Industries, Incorporated and Strong Fund.
      John F. Farrell, Jr. Mr. Farrell is Chairman of Automatic Service Company and has been for more than 10 years. From 1985 through 1997 he was Chairman and Chief Executive Officer of North American Mortgage Company. Mr. Farrell was Chairman of Integrated Acquisition Corporation from 1984 through 1989. He was a partner with Oppenheimer and Company from 1972 through 1981.
      Philip G. Heasley. Mr. Heasley has been Chief Executive Officer and President of Transaction Systems Architects, Inc. since May 1, 2005. Mr. Heasley is also Chairman and Chief Executive Officer of Paypower LLC and has been since 2003. From 2000 to 2003, he was Chairman and Chief Executive Officer of First USA Bank, the credit card subsidiary of Bank One. Prior to joining First USA, Mr. Heasley spent 13 years in executive positions at U.S. Bancorp, including six years as Vice Chairman and the last two years as President and Chief Operating Officer. Before joining U.S. Bancorp, Mr. Heasley spent 13 years at Citicorp, including three years as President and Chief Operating Officer of Diners Club, Inc. Mr. Heasley currently serves as Chairman of the Board of Visa USA and as a director of Visa International, Fair Isaac Corporation and Ohio Casualty Corporation.
      William A. Imparato. Mr. Imparato is currently a Partner in Beus Gilbert PLLC and the Managing Member of Tri-Vista Partners, LLC, and has been for more than five years. From June 1990 to December 1993, Mr. Imparato was President of FNF’s wholly-owned real estate subsidiary Manchester Development Corporation. From July 1980 to March 2000 he was a partner in Park West Development Company, a real estate development firm headquartered in Phoenix, Arizona. In March 2000, Mr. Imparato started a new real estate development firm, Tri-Vista Partners LLC, headquartered in Scottsdale, Arizona.

      Donald M. Koll. Mr. Koll is Chairman of the Board and Chief Executive Officer of The Koll Company and has been since its formation on March 26, 1962.
      General William Lyon. General Lyon is Chairman of the Board and Chief Executive Officer of William Lyon Homes, Inc. and affiliated companies, which are headquartered in Newport Beach, California, and has been for more than five years. In 1989, General Lyon formed Air/ Lyon, Inc., which included Elsinore Service Corp. and Martin Aviation at John Wayne Airport. He has been Chairman of the Board of The William Lyon Company since 1985.
      Frank P. Willey. Mr. Willey was the Vice Chairman of the Board of FNF and has been a director since the formation of FNF in 1984. Mr. Willey served as FNF’s President from January 1, 1995 through March 20, 2000. Prior to that, he served as an Executive Vice President and General Counsel of FNF from its formation until December 31, 1994. Mr. Willey also has served in various capacities with subsidiaries and affiliates of FNF since joining FNF in 1984. Presently, Mr. Willey also serves as a director of CKE Restaurants, Inc.
Composition of the Board of Directors
      Our directors are divided into three classes of approximately equal size the members of which serve for staggered three-year terms. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose term has expired. Class I’s term will expire at the 2006 annual meeting, Class II’s term will expire at the 2007 annual meeting and Class III’s term will expire at the 2008 annual meeting. Our director nominees will be allocated to classes upon their election to the board.
Committees of the Board of Directors
      The standing committees of our board of directors include the audit committee, the nominating and corporate governance committee, and the compensation committee. These committees are described below. Our board of directors may also establish various other committees to assist it in its responsibilities.
      Audit committee. This committee is primarily concerned with the accuracy and effectiveness of the audits of our financial statements by our internal audit staff and by our independent auditors. This committee is responsible for assisting the board’s oversight of:

•	the quality and integrity of our financial statements and related disclosure;

•	our compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of our internal audit function and independent auditor.
      The rules of the NYSE require that each issuer have an audit committee of at least three members, and that one independent director (as defined in those rules) be appointed to the audit committee at the time of listing, one within 90 days after listing and the third within one year after listing. We expect to appoint at least one independent director to our audit committee effective as of our listing. We intend to appoint additional independent directors to serve on our board and the audit committee as soon as practicable, but in any event within the time periods prescribed by the listing rules.
      Nominating and corporate governance committee. This committee’s responsibilities will include the selection of potential candidates for our board of directors and the development and annual review of our governance principles.
      Compensation committee. This committee has two primary responsibilities:

•	to monitor our management resources, structure, succession planning, development and selection process as well as the performance of key executives;

•	to review and approve executive compensation and broad-based and incentive compensation plans.

      The rules of the NYSE will require our compensation and nominating and corporate governance committees to consist of at least three independent directors following the date that FNF no longer owns more than 50% of our common stock. We intend to appoint independent directors (as defined in the applicable rules) to serve on the compensation committee and the nominating and corporate governance committee as soon as practicable, but in any event within the time period prescribed by the listing rules.
Director Compensation
      Directors who also are our officers do not receive any compensation for acting as directors, except for reimbursement of reasonable expenses, if any, incurred in attending board meetings. Directors who are not our employees receive:

•	an annual retainer of $35,000;

•	a per meeting fee of $1,500 for each board meeting attended;

•	an annual retainer of $5,000 for service on any board committee (except audit) or a $7,500 annual retainer if chair of any committee (except audit);

•	an annual retainer of $7,500 for service on the audit committee or a $10,000 annual retainer if chair of the audit committee;

•	a per meeting fee of $1,000 for each committee meeting attended (except audit which has a per meeting fee of $2,000); and

•	expenses of attending board and committee meetings.
      In addition, each non-employee director will be granted 5,000 shares of our Class A Common Stock as restricted stock, such grants to be made concurrent with the completion of the distribution. The restricted shares will vest in four equal annual installments, provided the recipient remains on the board through the vesting dates. Vesting will be accelerated upon a change in control or upon termination of service on the board due to death or disability or if we terminate the recipient’s service on the board without cause. The restricted shares will have the same voting and dividend rights as other outstanding shares of our Class A Common Stock, but will be non-transferable and subject to forfeiture unless and until vested.
Executive Compensation
      The following table sets forth the compensation paid or awarded to our chief executive officer and our other executive officers who, based on salary and bonus compensation from FNF and its subsidiaries, were the most highly compensated for the year ended December 31, 2004. All information set forth in this table reflects compensation earned by these individuals for services with FNF and its subsidiaries.
Summary Compensation Table

	Annual Compensation				Long-term Compensation

					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
	Fiscal	Salary(1)	Bonus(2)	Compensation(3)	Units(4)	Options(5)	Compensation(6)
Name and Title	Year	($)	($)	($)	($)	(#)	($)

Raymond R. Quirk	2004	606,250	1,210,227	7,304	—	150,000	28,956
Chief Executive Officer	2003	594,529	1,557,123	89,148	1,156,050	8,250	23,644
	2002	418,764	837,500	6,000	—	129,421	23,019
Christopher Abbinante	2004	475,000	879,344	6,000	—	106,400	25,876
President, Eastern Operations
Roger S. Jewkes	2004	469,059	707,175	6,000	—	93,100	23,627
President, Western Operations
Erika Meinhardt	2004	341,668	683,333	8,781	—	106,400	28,434
President, National Agency Operations
Anthony J. Park	2004	250,001	175,000	—	—	26,600	23,419
Chief Financial Officer

(1)	Amounts shown for the indicated fiscal year include amounts deferred at the election of the named executive officer pursuant to FNF’s 401(k) plan.

(2)	Bonuses were awarded during the year following the year to which the bonuses relate, based on an evaluation by the Compensation Committee of the Board of Directors. Amounts shown for Mr. Quirk for the 2002 fiscal year include cash bonus amounts earned and deferred at his election and utilized to reduce the exercise price of stock options granted to him during the subsequent fiscal year pursuant to the 1991 and 2001 Stock Option Plans. The bonus amount applied to reduce the exercise price of stock option grants awarded to Mr. Quirk and included in this column for 2002, the most recent year for which the options were granted, was $75,000.

(3)	Amounts shown for Mr. Quirk include (i) $83,148 reimbursed during 2003 for the payment of taxes in connection with the restricted stock grant; (ii) the cost of an FNF provided automobile of $6,000 in 2004, 2003 and 2002; and (iii) personal use of an FNF aircraft by Mr. Quirk of $1,304 in 2004.

(4)	Pursuant to the 2001 Plan, FNF granted a right to Mr. Quirk to purchase shares of restricted common stock on November 18, 2003. The restricted shares granted vest over a four year period, of which one-fifth vested immediately on the date of grant. Dividends are paid by FNF on the restricted stock granted. The number and aggregate value of Mr. Quirk’s restricted stock holdings as of December 31, 2004 were 23,100 shares and $1,054,977, respectively.

(5)	The number of securities underlying options has been adjusted to reflect all dividends and stock splits.

(6)	Amounts shown for fiscal 2004 consist of the following: (i) Mr. Quirk: no FNF contribution to 401(k) Plan, FNF paid life insurance premiums — $3,070 and FNF contribution to Employee Stock Purchase Program — $25,886; (ii) Mr. Abbinante: FNF contribution to 401(k) Plan — $6,150, FNF paid life insurance premiums — $1,642 and FNF contribution to Employee Stock Purchase Program — $18,084; (iii) Mr. Jewkes: FNF contribution to 401(k) Plan — $6,150, FNF paid life insurance premiums — $1,071 and FNF contribution to Employee Stock Purchase Program — $16,406; (iv) Ms. Meinhardt: FNF contribution to 401(k) Plan — $6,150, FNF paid life insurance premiums — $1,971 and FNF contribution to Employee Stock Purchase Program — $20,312; and (v) Mr. Park: FNF contribution to 401(k) Plan — $6,150, FNF paid life insurance premiums — $81 and FNF contribution to Employee Stock Purchase Program — $17,187.
Stock Ownership Guidelines
      In order to help demonstrate the alignment of the personal interests of our officers and directors with the interests of our stockholders, we have established the following stock ownership guidelines, as multiples of the officer’s base salary or the director’s annual retainer from FNT, that must be held by our officers or directors:

Position	Multiple

Chief Executive Officer	5x Base Salary
Other Officers (direct reports to the CEO or Section 16 Reporting Persons)	2x Base Salary
Members of the Board	2x Annual Retainer
      The number of shares of our stock that must be held is determined by multiplying the officer’s annual base salary (or in the case of a non-employee director, such director’s annual retainer) by the applicable multiple shown above, and dividing the result by the highest closing price of our stock during the immediately preceding 24 months. Compliance will be monitored by the compensation committee of our board of directors once a year and not on a running basis. In order to meet this stock ownership requirement, an officer or director may count all shares of our stock beneficially owned by such officer or director, including stock held in a 401(k) plan, our employee stock purchase plan, stock units held in any deferral plan, any restricted shares, restricted stock units and vested options. Each officer or director must attain ownership of the required stock ownership level within five years after first becoming subject to these guidelines, provided, that if an individual becomes subject to a greater ownership requirement due to a promotion or increase in base salary, such individual is expected to meet the higher ownership requirement within three years.
Stock Ownership of Directors and Executive Officers
      Those officers and directors who owned shares of FNF common stock as of the record date of the distribution were treated on the same terms as any other holders of FNF common stock and received shares of our common stock in the distribution in respect of any shares of FNF common stock that they held. FNF stock options and restricted stock held by our employees and directors were also affected in connection with the separation. See “— Treatment of FNF Stock Options and Restricted Shares.”
      The following table sets forth the number of shares of FNF common stock beneficially owned on May 31, 2005 by each of our directors, each of the executive officers named in the summary compensation table below, and all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by that person that are exercisable within 60 days of May 31, 2005 but excludes shares of common stock underlying options held by any other person.
Shares of FNF Common Stock

Name	Beneficially Owned(1)		Percent of Class

William P. Foley, II	9,575,912		5.42%
Willie D. Davis	82,406		*
John F. Farrell, Jr.	56,613		*
Philip G. Heasley	31,156		*
William A. Imparato	114,723		*
Donald M. Koll	181,659		*
General William Lyon	132,977		*
Frank P. Willey	1,546,435		*
Raymond R. Quirk	634,849		*
Christopher Abbinante	74,196		*
Roger S. Jewkes	45,807		*
Erika Meinhardt	176,167		*
Anthony J. Park	108,390	(2)	*
All directors and executive officers as a group (persons)	12,761,290		7.17%

*	Indicates less than 1% of FNF outstanding common stock.

(1)	Shares “beneficially owned” include: (a) shares of FNF common stock owned by the individual, (b) FNF restricted stock granted to the individual (Mr. Foley — 165,000; Messrs. Davis, Farrell, Heasley, Imparato, Koll, Lyon — 3,300; Mr. Willey — 13,200; Mr. Quirk — 23,100; Mr. Abbinante — 13,200; Mr. Jewkes — 8,800; Ms. Meinhardt — 13,200; and Mr. Park — 3,080), (c) FNF options that are exercisable within 60 days and (d) shares of FNF common stock held in the individual’s 401(k) and ESPP accounts.

(2)	Included in this amount are 1,591 shares of FNF common stock held by Mr. Park’s spouse.

Option Grants
      The following table provides information as to options to acquire FNF common stock granted to the named executive officers during 2004 pursuant to either FNF’s Amended and Restated 1998 Stock Incentive Plan (the “1998 Plan”) or FNF’s 2004 Omnibus Incentive Plan.
FNF Option Grants in Last Fiscal Year

	Individual Grants

		Percentage				Potential Realizable Value at
	Number of	of Total				Assumed Annual Rates of
	Securities	Options				Stock Price Appreciation for
	Underlying	Granted to				Option Term(3)
	Options	Employees	Exercise or
	Granted	in Fiscal	Base Price		Expiration	5%	10%
Name	(#)	Year	($/share)		Date	($)	($)

Raymond R. Quirk	150,000	3.4%	$36.60	(1)	10/15/12	$4,204,200	$8,465,765
Christopher Abbinante	106,400	1.8%	$28.06	(2)	9/10/12	$1,425,491	$3,414,299
Roger S. Jewkes	93,100	1.6%	$28.06	(2)	9/10/12	$1,247,305	$2,987,511
Erika Meinhardt	106,400	1.8%	$28.06	(2)	9/10/12	$1,425,491	$3,414,299
Anthony J. Park	26,600	0.5%	$28.06	(2)	9/10/12	$356,373	$853,574

(1)	The stock options shown in the table above were granted to the named executive officers on October 15, 2004 (subject to stockholder approval of FNF’s 2004 Omnibus Incentive Plan on December 16, 2004) at an exercise price of $36.60, the fair market value of FNF’s Common Stock on the date of grant. All such options were granted under FNF’s 2004 Omnibus Incentive Plan and vest in three equal annual installments beginning on the first anniversary of the date of grant. Vesting is accelerated upon a change in control of FNF occurring more than one year after grant.

(2)	The stock options shown in the table above were granted to the named executive officers on September 10, 2004 at an exercise price of $37.32, the fair market value of FNF’s common stock on the date of grant. The exercise price of, and the number of shares underlying, the stock options were subsequently adjusted pursuant to the anti-dilution provisions of the 1998 plan to account for the payment of a special $10 per share cash dividend by FNF on March 28, 2005. All of such options were granted under FNF’s 1998 Plan and vest in three equal annual installments beginning on the first anniversary of the date of grant. Vesting is accelerated upon a change in control of FNF occurring more than one year after the date of grant.

(3)	These are assumed rates of appreciation, and are not intended to forecast future appreciation of FNF’s common stock.
      The following table summarizes information regarding exercises of FNF stock options by the named executive officers during 2004 and unexercised FNF options held by them as of December 31, 2004.
Aggregated FNF Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of
	Shares		Securities Underlying		Value of Unexercised
	Acquired		Unexercised Options		In-the-Money Options at
	on	Value	at December 31, 2004		December 31, 2004(1)($)
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Raymond R. Quirk	—	$—	498,827	177,152	$11,940,537	$1,854,020
Christopher Abbinante	92,355	$2,004,540	15,246	127,457	$246,628	$1,062,823
Roger S. Jewkes	—	$—	27,145	98,013	$573,718	$663,409
Erika Meinhardt	3,300	$85,511	133,336	115,546	$3,328,553	$815,981
Anthony J. Park	—	$—	90,005	29,039	$2,564,087	$206,454

(1)	In accordance with the rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, the fair market value is deemed to be $45.67, the closing price of the common stock of FNF reported by the NYSE on December 31, 2004.
Treatment of FNF Stock Options and Restricted Shares
      In connection with the distribution, FNF stock options and restricted stock held by our employees and directors were affected as follows:

•	stock options: FNF stock options were equitably adjusted to reflect the impact of the distribution. Holders of FNF stock options continue to hold such options, as adjusted, pursuant to the terms and conditions of their individual award agreements; and

•	restricted stock: holders of FNF restricted stock received unrestricted FNT shares in the distribution in the same proportion as other FNF stockholders. Such holders continue to hold FNF restricted stock pursuant to the terms and conditions of their individual award agreements.
Omnibus Incentive Plan
      In connection with the distribution, we established a 2005 Omnibus Incentive Plan, or omnibus plan. The omnibus plan permits us to grant the following types of awards:

•	nonqualified stock options;

•	incentive stock options” within the meaning of section 422 of the Internal

•	Revenue Code;

•	stock appreciation rights;

•	restricted stock;

•	restricted stock units;

•	performance shares;

•	performance units; and

•	other cash and stock-based awards.
      Recipients of awards under the omnibus plan may also be awarded dividends and dividend equivalents in connection with their awards.
      The following is a description of the omnibus plan and the awards that may be made in connection with and after the distribution.
      Effective date and term. The omnibus plan became effective on September 26, 2005, and authorizes the granting of awards for up to 10 years.
      Administration. The omnibus plan may be administered by our compensation committee or another committee selected by our board of directors, any of which we refer to as the committee. In addition, our board of directors may serve as the committee until our compensation committee or another committee is selected, and FNF’s compensation committee may serve as the committee prior to the distribution. The committee will be able to select the individuals who will receive awards; determine the size and types of awards; determine the terms and conditions of awards; construe and interpret the omnibus plan and any award agreement or other instrument entered into under the omnibus plan; establish, amend and waive rules and regulations for the administration of the omnibus plan; and amend awards. The committee’s determinations and interpretations under the omnibus plan will be binding on all interested parties. The committee will be empowered to delegate its administrative duties and powers as it may deem advisable, to the extent permitted by law.

      Eligibility. Incentive stock options may be granted only to our employees and employees of our parent and our subsidiaries. Other awards may be granted to employees, directors, consultants and advisors of ours and of our parent and subsidiaries.
      Number of shares available for issuance. Subject to adjustment as described below, 8,000,000 shares of our common stock may be issued in connection with awards granted under the omnibus plan. The maximum number of shares that may be issued under the omnibus plan in connection with “full-value awards” (awards other than (1) options, (2) stock appreciation rights or (3) other awards for which the participant pays the grant date intrinsic value) is 8,000,000 shares. If settlement of a full-value award results in the delivery of shares in excess of the above limit, the aggregate number of shares available for awards other than full-value awards will be reduced by 3 shares for each excess share delivered.
      We may grant replacement awards in connection with mergers, acquisitions or other business transactions in which we engage in the future. These replacement awards will be treated as granted under the omnibus plan.
      If an award under the omnibus plan is canceled, forfeited, terminates or is settled in cash, the shares related to that award will not be treated as having been delivered under the omnibus plan. In addition, subject to limitations intended to comply with the NYSE listing standards, shares that we hold back or that are tendered or returned by an award holder to cover the exercise price of an option or the tax withholding obligations relating to an award shall be considered shares not issued in connection with an award.
      Annual award limits. The omnibus plan also contains annual award limitations. These provisions are designed so that compensation resulting from awards can qualify as tax deductible performance-based compensation under section 162(m) of the Internal Revenue Code before and after the 162(m) transition period described below. These limitations only apply to awards or related dividends or dividend equivalents intended to qualify as performance-based compensation. The maximum number of our shares with respect to which stock options or stock appreciation rights may be granted to any participant in any fiscal year is 4,000,000 shares. The maximum number of our shares of restricted stock that may be granted to any participant in any fiscal year is 2,000,000 shares. The maximum number of our shares with respect to which restricted stock units may be granted to any participant in any fiscal year is 2,000,000 shares. The maximum number of our shares with respect to which performance shares may be granted to any participant in any fiscal year is 2,000,000 shares. The maximum amount of compensation that may be paid with respect to performance units or other cash or stock-based awards awarded to any participant in any fiscal year is $25 million or a number of shares having a fair market value not in excess of that amount. The maximum dividend or dividend equivalent that may be paid to any one participant in any one fiscal year is $2 million.
      Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split-up, distribution, stock split, reverse stock split, share combination, share exchange, extraordinary dividend, or any change in the corporate structure affecting our common stock, such adjustment will be made to the number and kind of shares that may be delivered under the omnibus plan, the annual award limits, the number and kind of shares subject to outstanding awards, the exercise price, grant price or other price of shares subject to outstanding awards, any performance conditions relating to our common stock, the market price of our common stock, or per-share results, and other terms and conditions of outstanding awards, as may be determined to be appropriate and equitable by the committee to prevent dilution or enlargement of rights.
      Awards. Following is a general description of the types of awards that may be delivered under the omnibus plan. Terms and conditions of awards will be determined on a grant-by-grant basis by the committee, subject to limitations contained in the omnibus plan.
      Stock options. A participant granted a stock option will be entitled to purchase a specified number of shares of our common stock during a specified term at a fixed price. Except for replacement options and options that are adjusted by the committee in connection with adjustments, as described above, the per share purchase price of shares subject to options granted under the omnibus plan may not be less than 100% of the fair market value of our common stock on the date the option is granted. No option granted under the omnibus plan may have a term of more than 10 years. The committee may also award dividend equivalent payments in connection with such awards.
      Stock appreciation rights. A participant granted a stock appreciation right will be entitled to receive the excess of the fair market value (calculated as of the exercise date) of a share of our common stock over the grant price of the stock appreciation right in cash, our shares of common stock or a combination of cash and shares. Except for replacement stock appreciation rights and stock appreciation rights adjusted by the committee in connection with adjustments, as described above, the grant price of a stock appreciation right granted under the omnibus plan may not be less than 100% of the fair market value of our common stock on the date the option is granted, and no stock appreciation right granted under the omnibus plan may have a term of more than 10 years. The committee may also award dividend equivalent payments in connection with such awards.
      Restricted stock. Restricted stock is an award that is non-transferable and subject to a substantial risk of forfeiture until vesting conditions, which can be related to continued service or other conditions established by the committee, are satisfied. Prior to vesting, holders of restricted stock may receive dividends and voting rights. If the vesting condition is not satisfied, the participant forfeits the shares.
      Restricted stock units and performance shares. Restricted stock units and performance shares represent a right to receive a share of common stock, an equivalent amount of cash, or a combination of shares and cash, as the committee may determine, if vesting conditions are satisfied. Except for replacement restricted stock units and performance shares and restricted stock units and performance shares adjusted by the committee in connection with adjustments, as described above, the initial value of a restricted stock unit or performance share granted under the omnibus plan may not be less than 100% of the fair market value of our common stock on the date the award is granted. The committee may also award dividend equivalent payments in connection with such awards. Restricted stock units may contain vesting conditions based on continued service or other conditions established by the committee. Performance shares will contain vesting conditions based on attainment of performance goals established by the committee in addition to service conditions.
      Performance units. Performance units are awards that entitle a participant to receive shares of common stock, cash or a combination of shares and cash if certain performance conditions are satisfied. The amount received depends upon the value of the performance units and the number of performance units earned, each of which is determined by the committee. The committee may also award dividend equivalent payments in connection with such awards.
      Other cash and stock-based awards. Other cash and stock-based awards are awards other than those described above, the terms and conditions of which are determined by the committee. These awards may include, without limitation, the grant of shares of our common stock based on attainment of performance goals established by the committee, the payment of shares as a bonus or in lieu of cash based on attainment of performance goals established by the committee, and the payment of shares in lieu of cash under an incentive or bonus program. Payment under or settlement of any such awards shall be made in such manner and at such times as the committee may determine.
      Dividend equivalents. Dividend equivalents granted to participants will represent a right to receive payments equivalent to dividends or interest with respect to a specified number of shares.
      Performance-based compensation. The committee may specify that the attainment of the general performance measures set forth below may determine the degree of granting, vesting and/or payout with respect to awards (including any related dividends or dividend equivalents) that the committee intends will qualify as performance-based compensation under section 162(m) of the Internal Revenue Code. The performance goals to be used for such awards must be chosen from among the following performance measure(s): earnings per share, economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income, adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), cash flow, operating margin, share price, share price growth, total stockholder return, and strategic business criteria, consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. Awards (including any related dividends or dividend equivalents) that are not intended to qualify as performance-based compensation may be based on these or such other performance measures as the committee may determine.
      Change in control. The omnibus plan provides that, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, any and all outstanding options and stock appreciation rights granted under the omnibus plan will become immediately exercisable, any restriction imposed on restricted stock, restricted stock units and other awards granted under the omnibus plan will lapse, and any and all performance shares, performance units and other awards granted under the omnibus plan with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.
      For purposes of the omnibus plan, the term “change in control” is defined as the occurrence of any of the following events:

•	an acquisition immediately after which any person, group or entity possesses direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of either our outstanding common stock or our outstanding voting securities, provided that, after the acquisition, the acquirer’s beneficial ownership percentage exceeds FNF’s, and excluding any acquisition directly from us, by us, by FNF or by any of our employee benefit plans and certain other acquisitions;

•	during any period of two consecutive years, the individuals who, as of the beginning of such period, constitute our board, or incumbent board, cease to constitute at least a majority of the board, provided that any individual who becomes a member of our board subsequent to the beginning of such period and whose election or nomination was approved by at least two thirds of the members of the incumbent board will be considered as though he or she were a member of the incumbent board;

•	the consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of our assets unless (a) our stockholders immediately before the transaction continue to have beneficial ownership of 50% or more of the outstanding shares of our common stock and the combined voting power of our then outstanding voting securities resulting from the transaction in substantially the same proportions as their ownership immediately prior to the transaction of our common stock and outstanding voting securities; (b) no person (other than us, our parent organization (or the parent organization of the resulting corporation), an employee benefit plan sponsored by us or the resulting corporation, or any entity controlled by us or the resulting corporation) has beneficial ownership of 25% or more of the outstanding common stock of the resulting corporation or the combined voting power of the resulting corporation’s outstanding voting securities; and (c) individuals who were members of the incumbent board continue to constitute a majority of the members of the board of directors of the resulting corporation; or

•	our stockholders approve a plan or proposal for the complete liquidation or dissolution of our company.
      Notwithstanding the foregoing requirements, the distribution was not deemed to constitute a change in control for purposes of the omnibus plan.

      In addition, as long as FNF owns more than 50% of our common stock or voting securities, a change in control of FNF will also be considered a change in control for purposes of the omnibus plan. For this purpose, whether a change in control of FNF has occurred is determined in the same manner as described above, except that if the change in control is the result of an acquisition of FNF’s outstanding common stock or outstanding voting securities, more than 50% of FNF’s common stock or voting securities must be acquired before a change in control will be deemed to have occurred.
      Deferrals. The committee may permit the deferral of vesting or settlement of an award and may authorize crediting of dividends or interest or their equivalents in connection with any such deferral. Any such deferral and crediting will be subject to the terms and conditions established by the committee and any terms and conditions of the plan or arrangement under which the deferral is made.
      Transferability. Awards generally will be non-transferable except upon the death of a participant, although the committee may permit a participant to transfer awards (for example, to family members or trusts for family members) subject to such conditions as the committee may establish.
      Amendment and termination. The omnibus plan may be amended or terminated by our board of directors at any time, subject to certain limitations, and the awards granted under the plan may be amended or terminated by the committee at any time, provided that no such action may, without a participant’s written consent, adversely affect in any material way any previously granted award. No amendment that would require stockholder approval under applicable law may become effective without stockholder approval.
      Tax withholding. We may deduct or withhold, or require a participant to remit, an amount sufficient to satisfy federal, state, local, domestic or foreign taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the omnibus plan. The committee may require or permit participants to elect that the withholding requirement be satisfied, in whole or in part, by having us withhold, or by tendering to us, shares of our common stock having a fair market value equal to the withholding obligation.
      Certain limitations on deductibility of executive compensation. With some exceptions, section 162(m) of the Internal Revenue Code limits a publicly held company’s ability to deduct compensation paid to its chief executive officer and the next four most highly compensated officers to the extent such compensation exceeds $1 million per executive per taxable year. Compensation paid to employees will not be subject to that deduction limit if it is considered “performance-based compensation” within the meaning of section 162(m) of the Internal Revenue Code. Compensation to be paid to employees under the omnibus plan is generally intended to be qualified performance-based compensation; however, we reserve the right to grant awards that do not qualify as performance-based compensation when we determine that such compliance is not desirable. A special transition rule applies under section 162(m) when a company that is part of an affiliated group of companies with a publicly-traded parent company becomes a separate publicly-traded company. Under this transition rule, compensation paid and awards of stock options, stock appreciation rights or restricted stock granted under the omnibus plan during a transition period may qualify as performance-based compensation if certain conditions are met. The transition period ends on the first regularly scheduled meeting of our shareholders that occurs more than 12 months after the date of the distribution. Compensation attributable to awards granted after the transition period ends will only be able to qualify as performance-based compensation if shareholders approve certain material terms of the plan at, or before, that meeting.
      Awards in connection with the distribution. In connection with the distribution, we granted to our executive officers, employees and directors shares of our Class A Common Stock as restricted stock. Messrs. Foley, Quirk, Abbinante, Jewkes and Park and Ms. Meinhardt were granted 120,000, 120,000, 60,000, 60,000, 30,000 and 60,000 restricted shares respectively. Each non-employee director received a grant of 5,000 shares of our Class A Common Stock as restricted stock. The restricted shares will vest in four equal annual installments, provided the recipient remains employed, or on the board, as applicable, through the vesting dates. Vesting will be accelerated upon a change in control or upon termination of employment, or service on the board, due to death or disability or if we terminate the recipient’s employment or service on the board without cause. The restricted shares have the same voting and dividend rights as other outstanding shares of our Class A Common Stock, but are non-transferable and subject to forfeiture unless and until vested. We also granted options to purchase shares of our Class A Common Stock in connection with the distribution to certain of our other employees. The total number of restricted stock and option grants to all personnel was 2,984,000 shares.
      It may be necessary to amend the omnibus plan and outstanding awards under the omnibus plan to comply with section 409A of the Internal Revenue Code, a new tax law applicable to deferred compensation arrangements. We will make any such amendments within the time period permitted for such amendments. In the interim, we will administer the plans and awards made under the plans in accordance with existing guidance relating to section 409A whether or not the omnibus plan or award agreement provides otherwise.
Employee Stock Purchase Plan
      In connection with the distribution, we have established an Employee Stock Purchase Plan (“ESPP”). Participation in the ESPP will begin as soon as administratively practicable following the distribution. The ESPP will provide an incentive for employees to work toward and invest in our growth and will assist us in attracting and retaining quality personnel.
      Eligibility. All of our regular employees may participate in the ESPP provided such employees average at least twenty hours per week and have been employed continuously during the last ninety days.
      Description. Pursuant to the ESPP, eligible employees may voluntarily purchase, at current market prices, shares of our common stock through payroll deductions and through matching contributions, if any, on their behalf. Employees may contribute an amount between 3% and 15% of their base salary towards the purchase of our common stock under the ESPP. At the end of each calendar quarter, we will make a matching contribution to the account of each participant who has been continuously employed by us for the last four calendar quarters. For most employees, matching contributions are equal to one-third of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution is made; for officers, directors and certain senior employees, the matching contribution is one-half of such amount. We will pay the brokerage commissions attributable to the purchase of our common stock under the ESPP.
      Number of shares available for issuance. The maximum number of shares of common stock that will be available for sale under the ESPP will be 10 million (subject to adjustment in the event of a stock split, stock dividend, spin-off, recapitalization, reorganization, or similar transaction).

OUR ARRANGEMENTS WITH FNF
Overview
      Historically, FNF and its subsidiaries have provided a variety of services to us, and we have provided various services to FNF and its subsidiaries. These existing arrangements are described below under “Certain Relationships and Related Transactions — Historical Related-Party Transactions.”
      Below is a summary description of various agreements we entered into with FNF and its subsidiaries in connection with the distribution. This description summarizes the material terms of these agreements, but is not complete. You should review the full text of these agreements, which have previously been filed with the Securities and Exchange Commission. For information as to how you can obtain a copy of any such agreement filed with the Securities and Exchange Commission, see “Where You Can Find More Information.”
Our Arrangements with FNF
      The agreements we entered into with FNF in connection with the distribution include:

•	the separation agreement;

•	corporate services agreements;

•	the mirror notes;

•	a tax matters agreement;

•	an employee matters agreement;

•	a registration rights agreement;

•	an intellectual property cross license agreement;

•	a sublease agreement; and

•	an assignment, assumption and novation agreement.
      The agreements we entered into with FIS are discussed separately below under “— Our Arrangements with FIS.”

Separation Agreement
      We entered into a separation agreement with FNF which governs certain aspects of our relationship with FNF following the distribution.
      No Representations and Warranties. The separation agreement provides that FNF will make no representation or warranty as to the condition or quality of any subsidiary contributed to us as part of the restructuring of FNF in connection with the distribution or any other matters relating to our businesses. We have no recourse against FNF if the transfer of any subsidiary to us is defective in any manner. We agree to bear the economic and legal risks that any conveyance was insufficient to vest in us good title, free and clear of any security interest, and that any necessary consents or approvals are not obtained or that any requirements of laws or judgments are not complied with.
      Access to Financial and Other Information. Under the separation agreement, following the distribution, we and FNF will be obligated to provide each other access to certain information, subject to confidentiality obligations and other restrictions. So long as FNF is required to consolidate our results of operations and financial position or to account for its investment in our company on the equity method of accounting, we will provide to FNF and its independent auditors, at no charge, all financial information and other data that FNF requires in order to timely prepare its financial statements and reports or filings with governmental authorities or to issue its earnings releases, including copies of all quarterly and annual historical financial information and other reports and documents we intend to file with the Securities and Exchange Commission prior to these filings (as well as final copies upon filing), and copies of our budgets and financial projections as well as access to the responsible company personnel so that FNF and its independent auditors may conduct their audits relating to our financial statements. We also agreed that, so long as FNF is required to consolidate our results of operations and financial position or account for its investment in our company on the equity method of accounting, we will use our reasonable efforts to enable our independent auditors to complete their audit of our financial statements in a timely manner so as to permit the timely filing of FNF’s financial statements. In addition, we and FNF will use commercially reasonable efforts to make reasonably available to each other our respective past and present directors, officers, other employees and agents as witnesses in any legal, administrative or other proceedings in which the other party may become involved. We and FNF will each retain all proprietary information within each company’s respective possession relating to the other party’s respective businesses for an agreed period of time and, prior to destroying the information, each of us must give the other notice and an opportunity to take possession of the information, if necessary or appropriate to the conduct of the respective businesses. We and FNF each agreed to hold in strict confidence all information concerning or belonging to the other for an agreed period of time.
      Exchange of Other Information. The separation agreement also provides for other arrangements with respect to the mutual sharing between us and FNF of information that is requested in connection with any bona fide business purpose.
      Indemnification. We will indemnify, hold harmless and defend FNF, each of its affiliates and each of their respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•	the ownership or operation of the assets or properties, or the operations or conduct, of the entities transferred to us in connection with the distribution, whether arising before or after the distribution (including any liabilities arising under the McCabe case referred to under “Business — Legal Proceedings”);

•	any guarantee, indemnification obligation, surety bond or other credit support arrangement by FNF or any of its affiliates for our benefit;

•	any breach by us or any of our affiliates of the separation agreement, any of the other transaction documents, any other agreement to which we or our affiliates are a party, our certificate of incorporation or by-laws or any law or regulation;

•	any untrue statement of, or omission to state, a material fact in FNF’s public filings to the extent it was as a result of information that we furnished to FNF or which FNF incorporated by reference from our public filings, if that statement or omission was made or occurred after the distribution; and

•	any untrue statement of, or omission to state, a material fact in any registration statement or prospectus we may prepare or any of our other public filings, except to the extent the statement was made or omitted in reliance upon information provided to us by FNF expressly for use in any registration statement or prospectus or other public filing or information relating to and provided by any underwriter expressly for use in any registration statement or prospectus.
      FNF will indemnify, hold harmless and defend us, each of our affiliates and each of our and their respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•	the ownership or operation of the assets or properties, and the operations or conduct, of FNF or any of its affiliates (other than us and our subsidiaries), whether arising before or after the distribution;

•	any guarantee, indemnification obligation, surety bond or other credit support arrangement by us or any of our affiliates for the benefit of FNF;

•	any breach by FNF or any of its affiliates of the separation agreement or certain of the other transaction documents, any other agreement to which FNF or its affiliates are a party, FNF’s certificate of incorporation or bylaws, or any law or regulation;

•	any untrue statement of, or omission to state, a material fact in our public filings to the extent it was as a result of information that FNF furnished to us or which we incorporated by reference from FNF’s public filings;

•	any untrue statement of, or omission to state, a material fact contained in any registration statement or prospectus we may prepare, but only to the extent the untrue statement or omission was made or omitted in reliance upon information provided by FNF expressly for use in any registration statement or prospectus; and

•	any action or liability arising as a result of the distribution.
      The separation agreement also specifies procedures with respect to claims subject to indemnification and related matters and provides for contribution in the event that indemnification is not available to an indemnified party. All indemnification amounts will be reduced by any insurance proceeds and other offsetting amounts recovered by the party entitled to indemnification.
      Covenants and Other Provisions. The separation agreement also contains covenants between FNF and us with respect to various matters, including mutual confidentiality of our and FNF’s information, and litigation and settlement cooperation between us and FNF on pending or future litigation matters. In addition, we agreed that, so long as FNF beneficially owns or controls 50% or more of the total voting power of our outstanding stock, we will not, without FNF’s prior consent:

•	take any action or enter into any agreement that would cause FNF to violate any law, agreement or judgment;

•	take any action that limits FNF’s ability to freely sell, transfer, pledge or otherwise dispose of our stock or limits the rights of any transferee of FNF as a holder of our common stock; or

•	enter into any agreement that binds or purports to bind FNF.
      In addition, we agreed that we will not issue any shares of our capital stock or any rights, warrants or options to acquire our capital stock, if after giving effect to the issuances and considering all of the shares of our capital stock which may be acquired under the rights, warrants and options outstanding on the date of the issuance, FNF would not be eligible to consolidate our results of operations for tax purposes, would not receive favorable tax treatment of dividends paid by us or would not be able, if it so desired, to distribute the rest of our stock it holds to its stockholders in a tax-free distribution. These limits will generally enable FNF to continue to own at least 80% of our outstanding common stock.
      Expenses of the Distribution. In general, the separation agreement provides that we will pay all costs incurred in connection with the distribution.
      Dispute Resolution Procedures. The separation agreement provides that neither party will commence any court action to resolve any dispute or claim arising out of or relating to the separation agreement. Instead, any dispute that is not resolved in the normal course of business will be submitted to senior executives of each business entity involved in the dispute for resolution. If the dispute is not resolved by negotiation within 30 days, either party may submit the dispute to mediation. If the dispute is not resolved by mediation within 30 days of the selection of a mediator, either party may submit the dispute to binding arbitration before an arbitrator. Both parties will be permitted to seek injunctive or interim relief in the event of any actual or threatened breach of the provisions of the separation agreement relating to confidentiality. If an arbitral tribunal has not been appointed, both parties may seek injunctive or interim relief from any court with jurisdiction over the matter.
      Termination. The separation agreement can be terminated only by the mutual consent of both parties.

FNF Corporate Services Agreements
      We entered into a corporate services agreement with FNF under which we will provide corporate and other support services to FNF. The corporate services agreement governs the provision by us to FNF of these corporate support services, which may include:

•	treasury, cash management and related services;

•	accounting, billing and financial transaction support;

•	tax services;

•	corporate, legal and related services;

•	risk management and corporate insurance;

•	payroll and human resources and employee benefits administration;

•	information technology, network systems, data processing and related services;

•	purchasing and procurement;

•	travel; and

•	other general administrative and management functions.
      We also entered into a separate corporate services agreement with FNF, under which it will provide us senior management consulting services, including time and attention of its chief executive officer, chief financial officer, other senior officers, legal department and mergers and acquisitions staff.
      We also agreed to provide each other additional services that we and FNF may identify during the term of the agreements.
      Provision of Services. Under the terms of the corporate services agreements, each party will render these services under the oversight, supervision, and approval of the other, acting through its respective board of directors and officers. FNF and we will each have the right to purchase goods or services and realize other benefits and rights under the other party’s agreements with third-party vendors to the extent allowed by those vendor agreements, during the term of the agreement.
      Pricing and Payment Terms. The pricing for the services to be provided by us to FNF, and by FNF to us, under the corporate services agreements is on a cost-only basis, with each party in effect reimbursing the other for the costs and expenses incurred in providing these corporate services to the other party. Under the corporate service agreement for corporate services to be provided by us to FNF, our costs and expenses will be determined and reimbursed by FNF as follows: (i) all out of pocket expenses and costs incurred by us on FNF’s behalf will be fully reimbursed, and (ii) all of our staff and employee costs and expenses associated with performing services under the corporate services agreement, including compensation paid to our employees performing these corporate services as well as general overhead associated with these employees and their functions, will be allocated based on the percentage of time that our employees spend on providing corporate services to FNF under the corporate services agreement. FNF’s costs and expenses incurred in providing corporate services to us will be similarly determined and reimbursed. These costs and expenses will be invoiced by each party to the other on a monthly basis in arrears. Payments are expected to be made in cash within thirty days after invoicing.
      For the year ended December 31, 2004, our expenses were reduced by $9.4 million related to the provision of these services by us to FNF and its subsidiaries (other than FIS). In addition, for 2004 our expenses included $3.2 million of costs associated with persons who will be FNF executives after the distribution but for whose time we will be charged after the distribution under the corporate services agreement pursuant to which FNF will provide services to us. While the exact amounts to be paid by FNF to us, and by us to FNF, under the corporate services agreements are dependent upon the amount of services actually provided in any given year, we do not anticipate that the level of services to be provided, or the total amounts to be paid by each entity to the other for services during the 2005 fiscal year, will differ materially from the total amounts recorded during the 2004 fiscal year for these corporate services. See “Certain Relationships and Related Transactions — Historical Related-Party Transactions — Corporate Services.”
      Duration and Effect of Termination. The corporate services agreements will continue in effect as to each service covered by the agreements until the party receiving the services notifies the other party, in accordance with the terms and conditions set forth in the agreements and subject to certain limitations, that the service is no longer requested. However, if FNF ceases to own 50% or more of our voting stock or ceases to have 50% or more of the voting control for the election of our directors, then the corporate services agreements will terminate after six months. In addition, services to be provided to any subsidiary terminate on the date that the entity ceases to be a subsidiary of the party receiving the services. Under the corporate services agreements, if the party providing the services receives notice that the party receiving services would like to terminate a particular service, and the providing party believes in good faith that, notwithstanding its reasonable commercial efforts, the termination will have a material adverse impact on the other services being provided, then the party providing services can dispute the termination, with the dispute being resolved through the dispute resolution generally applicable to the agreements. When the agreements are terminated, FNF and we would arrange for alternate suppliers or hire additional employees for all the services important to our respective businesses. However, if we have to replicate facilities, services, or employees that we are not using full time, our costs could increase.
      Liability and Indemnification. The corporate services agreements provide that the provider of services will not be liable to the receiving party for or in connection with any services rendered or for any actions or inactions taken by a provider in connection with the provision of services, except to the extent of liabilities resulting from the provider’s gross negligence, willful misconduct, improper use or disclosure of customer information or violations of law and except for liabilities that arise out of intellectual property infringement. Additionally, the receiving party will indemnify the provider of services for any losses arising from the provision of services, provided that the amount of any losses will be reduced by the amount of the losses caused by the provider’s negligence, willful misconduct, violation of law, or breach of the agreement.
      Dispute Resolution Procedures. The corporate services agreements provide dispute resolution procedures that reflect the parties’ desire for friendly collaboration and amicable resolution of disagreements. In the event of a dispute, the matter is referred to the president (or similar position) of each of the divisions implicated for resolution within 15 days. If the division presidents of the parties are unable to resolve the dispute, the matter is referred to the presidents of FNF and our company for final resolution within 15 days. If the matter remains unresolved, then either party may submit the matter to arbitration. The dispute resolution procedures do not preclude either party from pursuing immediate injunctive relief in the event of any actual or threatened breach of confidentiality or infringement of intellectual property.

New Notes Payable to FNF
      In connection with the distribution, we issued two $250 million intercompany notes payable to FNF, with terms that mirror FNF’s existing $250 million 7.30% public notes due in August 2011 and $250 million 5.25% public notes due in March 2013. We intend to deliver any FNF notes we receive in the exchange offers to FNF in redemption of an equal principal amount of the corresponding mirror notes. See “— Liquidity and Capital Resources.”

Tax Matters Agreement
      In connection with the distribution, we and FNF entered into a tax matters agreement, which governs the respective rights, responsibilities, and obligations of FNF and us after this offering with respect to tax liabilities and refunds, tax attributes, tax contests and other matters regarding income taxes, taxes other than income taxes and related tax returns. The tax matters agreement governs these tax matters as they apply to us and to all of our subsidiaries other than our subsidiaries that are the title insurance companies. Our title insurance companies are parties to various tax sharing agreements with FNF. See “Certain Relationships and Related Transactions — Historical Related Party Transactions — Tax Sharing Agreements”.

      Allocation of Tax Liability. The tax matters agreement provides for the allocation and payment of taxes for periods during which we and FNF are included in the same consolidated group for federal income tax purposes or the same consolidated, combined or unitary returns for state tax purposes, the allocation of responsibility for the filing of tax returns, the conduct of tax audits and the handling of tax controversies, and various related matters. The tax matters agreement became effective on the date of distribution and is effective until the occurrence of any of the following: (i) written mutual agreement of the parties to terminate the agreement; (ii) FNF is no longer the parent company of FNT; or (iii) FNF does not file a consolidated tax return. Under the tax matters agreement, FNF is primarily responsible for preparing and filing any tax return with respect to the FNF affiliated group for U.S. federal income tax purposes and with respect to any consolidated, combined or unitary group of which FNF or any of its subsidiaries is the filing parent for U.S. state or local income tax purposes. We are generally responsible for preparing and filing any federal tax returns that include only us and our subsidiaries and any U.S. state and local tax returns for which we or any of our subsidiaries is the filing parent. For periods during which we are included in FNF’s consolidated federal income tax returns or state consolidated, combined, or unitary tax returns, we generally will be required to pay an amount of income tax equal to the amount we would have paid had we filed tax returns as a separate entity. We are responsible for our own separate tax liabilities that are not determined on a consolidated or combined basis. We will also be responsible in the future for any increases of consolidated tax liability of FNF that are attributable to us and will be entitled to refunds for reductions of tax liabilities attributable to us for prior periods. We will be included in FNF’s consolidated group for federal income tax purposes so long as FNF beneficially owns at least 80% of the total voting power and value of our outstanding common stock. Each corporation that is a member of a consolidated group during any portion of the group’s tax year is severally liable for the federal income tax liability of the group for that year. While the tax matters agreement allocates tax liabilities between FNF and us, we could be liable in the event federal tax liability allocated to FNF is incurred but not paid by FNF or any other member of FNF’s consolidated group for FNF’s tax years that include these periods. In this event, we would be entitled to indemnification by FNF under the tax matters agreement.
      Tax Disputes and Contests. Generally, for periods in which we are included in FNF’s consolidated federal income tax return, or state consolidated, combined, or unitary tax returns, we will control tax contests to the extent the underlying tax liabilities would be allocated to us under the tax matters agreement, and FNF will control all tax contests to the extent the underlying tax liabilities would be allocated to FNF under the tax matters agreement. We generally have authority to control tax contests with respect to tax returns that include only our subsidiaries and us. Disputes arising between us and FNF related to matters covered by the tax matters agreement are subject to resolution though specific dispute resolutions provisions described in the tax matters agreement.

Employee Matters Agreement
      Historically, our employees have participated in various health, welfare, and retirement plans and programs sponsored by FNF. After the distribution, our employees will continue to participate in these FNF-sponsored plans through the operation of the employee matters agreement.
      Specifically, under the employee matters agreement, our employees will continue to be eligible (subject to generally applicable plan limitations and eligibility conditions) to participate in FNF’s 401(k) plan and its health, dental, disability, and other welfare benefit plans. Our employees will administer the FNF plans. Our employees’ participation in FNF’s plans will continue until it is determined that it would be beneficial for us to establish separate plans for our employees.
      Under the employee matters agreement, as long as our employees participate in FNF’s plans, we will be required to contribute to the plans the cost of our employees’ participation in such plans. Such costs will include, for example, payment of 401(k) matching contributions for our employees and payment of the employer portion of the cost of health, dental, disability and other welfare benefits provided to our employees. Since our employees administer the plans, we will not be charged an administrative expense for participation.

      Our contributions to FNF’s plans for our employees during the 2004 fiscal year were $108.2 million. The contributions we will be required to make to FNF’s plans in future years under the employee matters agreement depends on factors that we cannot predict with certainty at this point, such as the level of employee participation and the costs of providing health, dental and other benefits. Nevertheless, we do not anticipate that the contributions we will be required to make to the plans under the employee matters agreement will differ materially from the total amount we contributed for the 2004 fiscal year.
      To the extent our employees hold FNF stock-based incentives, such as FNF stock options or restricted stock, related accounting charges under SFAS 123 or SFAS 123R will be allocated to us by treating any such accounting charges that are recognized by FNF as FNF contributions to our capital.

Registration Rights Agreement
      Because FNF did not divest itself of all of its shares of our common stock as part of the distribution, FNF is not able to freely sell our shares without registration under the Securities Act of 1933 (“Securities Act”) or a valid exemption therefrom. Accordingly, we have entered into a registration rights agreement with FNF requiring us, under certain circumstances, to register our shares beneficially owned by FNF. These registration rights became effective at the time of the distribution.
      Demand Registration Rights. Under the registration rights agreement, FNF has the right to require us to register for offer and sale all or a portion of our shares beneficially owned by FNF, which we refer to as a demand registration. The maximum number of demand registrations that we are required to effect is two per year and the number of shares to be registered in each demand registration must have an aggregate expected offering price of at least $25 million.
      Piggy-Back Registration Rights. In addition, FNF has the right, subject to certain conditions, which it may exercise at any time, to include its shares in any registration of common stock that we may make in the future, commonly referred to as a piggy-back registration right, if our registration would permit the inclusion.
      Terms of Offering. FNF has the right to designate the terms of each offering effected pursuant to a demand registration, which may take any form, including a shelf registration, a convertible registration or an exchange registration. We have agreed to cooperate fully in connection with any registration for FNF’s benefit and with any offering FNF makes under the registration rights agreement. We have also agreed to pay for the costs and expenses related to shares sold by FNF in connection with any registration covered by the agreement, except that FNF will be responsible for any applicable registration or filing fees with respect to the shares being sold by FNF. The registration rights of FNF are transferable by FNF for an indefinite term. In addition, the registration rights agreement contains indemnification and contribution provisions with respect to information included in any registration statement, prospectus or related documents.
      Timing of Demand Registrations. We are not required to undertake a demand registration within 90 days of the effective date of a previous demand registration, other than a demand registration that was effected as a shelf registration. In addition, we generally have the right (which may be exercised once in any 12-month period) to postpone the filing or effectiveness of any demand registration for up to 90 days, if we determine that the registration would be reasonably expected to have a material adverse effect on any then-active proposals to engage in certain material transactions or would otherwise disadvantage us through premature disclosure of pending developments.
      Duration. The registration rights under the registration rights agreement will remain in effect with respect to our shares until: (i) the shares have been sold pursuant to an effective registration statement under the Securities Act; (ii) the shares have been sold to the public pursuant to Rule 144 under the Securities Act (or any successor provision); (iii) the shares have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer have been delivered by us, and subsequent public distribution of the shares does not require registration or qualification under the Securities Act or any similar state law; (iv) the shares have ceased to be outstanding; or (v) in the case of shares held by a transferee of FNF, when the shares become eligible for sale pursuant to Rule 144(k) under the Securities Act (or any successor provision).

Intellectual Property Cross License Agreement
      Historically, we and our subsidiaries were permitted, as subsidiaries of FNF, to utilize various trademarks, copyrights, trade secrets and know-how, patents and other intellectual property owned by FNF and its other subsidiaries but used by us in the conduct of our title insurance business. Likewise, FNF and its other subsidiaries were permitted to utilize various trademarks, copyrights, trade secrets and know-how, patents and other intellectual property owned by us and our subsidiaries but used by them in the conduct of their business. The intellectual property cross license agreement permits each entity to continue to have access to those items of intellectual property that it does not own, but utilizes in the conduct of its business, so that each group can continue to grow and develop its respective businesses and markets after the distribution. This agreement governs the respective responsibilities and obligations between us and FNF with respect to the applicable intellectual property. The intellectual property licensed by FNF to us will include the use of the name “Fidelity National” and the logo widely used by our company and our subsidiaries.
      Terms of the Cross License. The intellectual property licensed by or to us, and by or to FNF, relates to a variety of aspects of the title insurance and other lines of business in which we and FNF and our respective subsidiaries are engaged. With respect to each item of intellectual property licensed, the party that owns the intellectual property as of the date of the distribution will continue to own the item, but will grant a broad license for use of the intellectual property item to the other party without giving up any ownership rights. Subject to certain limitations and early termination events (limited to bankruptcy, insolvency and the like, or if FNF ceases to own 50% or more of our voting stock or ceases to have 50% or more of the voting control for the election of our directors), the licenses are perpetual, irrevocable, and non-terminable. In addition, as to each item of intellectual property, the license to any subsidiary terminates on the date that the entity ceases to be a subsidiary of the party receiving the benefit of the license. The licenses are also non-exclusive and allow the licensing party to fully utilize its intellectual property, including the granting of licenses to third parties.
      Pricing and Payment Terms. Given the nature of the intellectual property to be licensed and the historical relationship between the parties, we and FNF have determined that the licenses to each party should be royalty-free with the consideration for each party’s license of its intellectual property being the receipt of a license of the other’s intellectual property. As a result, no payments will be made to us or received by us under the intellectual property cross license agreement.

Sublease Agreement
      We have entered into a sublease agreement pursuant to which we sublease to FNF a portion of the space that we are leasing from a subsidiary of FIS. See “— Our Arrangements with FIS — Lease Agreement.” The sublease arrangement with FNF will continue until December 31, 2007, which is the date on which our lease with the FIS subsidiary expires by its terms.
      Pricing and Payment Terms. Pursuant to the sublease agreement, FNF is obligated to pay rent for approximately 7,000 square feet on terms and at rental rates that mirror our obligations under our lease agreement with the FIS subsidiary. This includes both the base rent amount as well as the additional rent required under our lease. If FNF fails to pay timely, a default rate applies. FNF is also responsible for the entire cost of any services or materials provided exclusively to FNF in connection with the sublease or the use of the space.
Assignment, Assumption and Novation Agreement
      In order to assume the rights and obligations of FNF under certain agreements that were previously entered into by FNF on behalf of the title insurance companies, we have entered into an assignment, assumption and novation agreement with FNF. The agreements to be assigned to, and assumed by, us under the assignment, assumption and novation agreement were entered into by FNF with FIS (or one or more of its subsidiaries). FIS and its relevant subsidiaries consented to this assignment and assumption arrangement and also agreed to enter into a novation of each of these agreements with us. See “— Our Arrangements with FIS” for more specific information regarding the agreements to be novated. The consideration for our assumption of the obligations under the novated agreements is the assumption and assignment to us of all rights and interests under these agreements and no other consideration will be paid under the assignment, assumption and novation agreement.
Our Arrangements with FIS

Overview
      The agreements we entered into with FIS and its subsidiaries include:

•	corporate services agreements;

•	the starter repository and back plant access agreements;

•	the license and services agreement;

•	a lease agreement;

•	a master information technology agreement; and

•	a software license agreement for “SoftPro” software.
      These agreements are described below. In connection with the merger between FIS and Certegy, the parties have agreed to mutually review the following agreements to identify relationships that should be considered for modification by mutual agreement of the parties for purposes of effecting the integration of FIS and Certegy, and to enter into such amendment agreements as they shall mutually agree to effect the same. Further, the parties have agreed that the merger in general will not constitute an event that triggers a right of termination under these agreements.
FIS Corporate Services Agreements
      Through an assignment of FNF’s rights and obligations under a corporate services agreement between FNF and FIS and a novation of that agreement, we entered into a corporate services agreement with FIS under which we will provide corporate and other support services to FIS. The corporate services agreement governs the provision by us to FIS of these corporate support services, which may include:

•	treasury, cash management and related services;

•	accounting, billing and financial transaction support;

•	tax services;

•	corporate, legal and related services;

•	risk management and corporate insurance;

•	payroll and human resources and employee benefits administration;

•	information technology, network systems, data processing and related services;

•	purchasing and procurement;

•	travel; and

•	other general administrative and management functions.
      Through an assignment of FNF’s rights and obligations under a “reverse” corporate services agreement between FNF and FIS and a novation of that agreement, we will also enter into a separate corporate services agreement with FIS, under which it will provide us with access to legal services and access to a mainframe computer system.
      We also agreed to provide additional services that we and FIS may identify during the term of the agreement.

      Provision of Services and Allocation of Costs. Under the corporate services agreement, each party will render services under the oversight, supervision, and approval of the other party, acting through its board of directors and officers. FIS and we each have the right to purchase goods or services and realize other benefits and rights under the other party’s agreements with third-party vendors to the extent allowed by those vendor agreements, during the term of the agreements.
      Pricing and Payment Terms. The pricing for the services to be provided by us to FIS, and by FIS to us, under the corporate services agreements is on a cost-only basis, with each party in effect reimbursing the other for the costs and expenses incurred in providing these corporate services to the other party subject to the limitation described below. Under the corporate service agreement for corporate services to be provided by us to FIS, our costs and expenses will be determined and reimbursed by FIS as follows: (i) all out of pocket expenses and costs incurred by us on FIS’s behalf will be fully reimbursed, and (ii) all of our staff and employee costs and expenses associated with performing services under the corporate services agreement, including compensation paid to our employees performing these corporate services as well as general overhead associated with these employees and their functions, will be allocated based on the percentage of time that our employees spend on providing corporate services to FIS under the corporate services agreement. FIS’s costs and expenses incurred in providing corporate services to us will be similarly determined and reimbursed. In the case of the agreement for corporate services to be provided by us to FIS, the total amount (with some exclusions) payable under the corporate services agreement cannot exceed $50 million during the 2005 fiscal year, with incremental increases to this maximum amount in future fiscal years. We are not entitled to be reimbursed for any portion of our annual costs that exceeds this $50 million limit, as increased from year to year. The costs and expenses under the corporate services agreements will be invoiced by each party to the other on a monthly basis in arrears, and payments are expected to be made in cash within thirty days after invoicing.
      During 2004 our expenses were reduced by $75.1 million related to the provision of these corporate services by us to FIS and our expenses were increased by $78,000 related to the provision of these corporate services from FIS to us. The exact amounts to be paid by FIS to us, and by us to FIS, under the corporate services agreements are dependent upon the amount of services actually provided in any given year. However, because the 2004 aggregate amount paid by FIS included some extraordinary charges we anticipate that the aggregate amount payable by FIS to us during the 2005 fiscal year pursuant to the corporate services agreement will not exceed the $50 million maximum amount provided in the corporate services agreement. See “Certain Relationships and Related Transactions — Historical Related Party Transactions — Corporate Services.”
      Duration and Effect of Termination. The corporate services agreements continue in effect as to each service covered by the agreements until the party receiving the services notifies the other party, in accordance with the terms and conditions set forth in the agreements and subject to certain limitations, that the service is no longer requested. However, the corporate services agreements will terminate after six months from the occurrence of certain specified material events, such as a change of control of FIS, or the completion of an initial public offering of stock by FIS or its subsidiaries. In addition, services to be provided to any subsidiary will terminate on the date that the entity ceases to be a subsidiary of the party receiving the services. Under the corporate services agreements, if the party providing the services receives notice that the party receiving services would like to terminate a particular service, and the providing party believes in good faith that, notwithstanding its reasonable commercial efforts, the termination will have a material adverse impact on the other services being provided, then the party providing services can dispute the termination, with the dispute being resolved through the dispute resolution generally applicable to the agreement. Further, in the event that the party receiving the services is unable to complete its transition efforts prior to the termination date established for any particular corporate service, the party receiving the services can extend the termination date for up to 30 additional days.
      If the announced merger between FIS and Certegy is consummated, the corporate services agreements will be amended to permit either party to terminate either agreement six months after the effective date of the merger if the parties have not previously agreed to continue such agreement after such period.

      Liability and Indemnification. The corporate services agreements provide that the provider of services will not be liable to the receiving party for or in connection with any services rendered or for any actions or inactions taken by a provider in connection with the provision of services, except to the extent of liabilities resulting from the provider’s gross negligence, willful misconduct, improper use or disclosure of customer information or violations of law and except for liabilities that arise out of intellectual property infringement. Additionally, the receiving party will indemnify the provider of services for any losses arising from the provision of services, provided that the amount of any losses will be reduced by the amount of the losses caused by the provider’s negligence, willful misconduct, violation of law, or breach of the agreement.
      Dispute Resolution Procedures. The agreements provide dispute resolution procedures that reflect the parties’ desire for friendly collaboration and amicable resolution of disagreements. In the event of a dispute, the matter is referred to the president (or similar position) of each of the divisions implicated for resolution within 15 days. If the division presidents of the parties are unable to resolve the dispute, the matter is referred to the presidents of FIS and our company for final resolution within 15 days. If the matter remains unresolved, then either party may submit the matter to arbitration. The dispute resolution procedures do not preclude either party from pursuing immediate injunctive relief in the event of any actual or threatened breach of confidentiality or infringement of intellectual property.

FNF Starter Repository and Back Plant Access Agreements
      Through an assignment by FNF to us of its rights and obligations under agreements between FNF and FIS and a novation of those agreements, we entered into agreements with FIS whereby certain FIS subsidiaries are able to access and use certain title records owned by our title company subsidiaries. The FIS subsidiaries covered by the agreement will be granted access to (i) the database of previously issued title policies (the “starter repository”), and (ii) certain other physical title records and information (the “back plant”) and will be permitted to use the retrieved information solely in connection with the issuance of title insurance products that FIS offers as part of its business. The FIS subsidiaries that are covered by the agreement may create proprietary means of technical access to the starter repository, but this does not apply to the back plant since the back plant consists of physical documents and records that cannot be accessed electronically. Our applicable title company subsidiaries retain ownership of the starter repository, the back plant and all related programs, databases, and materials. FIS will pay fees to us for the access to the starter repository and the back plant and will reimburse our subsidiaries for payment of certain taxes and government charges. FIS will also indemnify us for third party claims arising from any errors or omissions in the starter repository and the back plant or the provision of access under the agreements. In addition, FIS is responsible for costs incurred as a result of unauthorized access to the database and records. With regard to dispute resolution, if either FIS or we institutes an action against the other party for breach, such other party has the option, within 30 days of the notice of such action, to institute an arbitration proceeding and stay the other action.
      Duration and Termination. Each of the starter repository agreement and the back plant agreement are effective as of March 4, 2005 for a ten year period, with automatic renewal, and may be terminated by mutual agreement of the parties or upon five years’ prior written notice, except in the case of a default in performance, in which case the agreement may be terminated immediately if the default is not cured within 30 days after notice (with provisions that permit an extension of the 30-day cure period under certain circumstances). In addition, each of these agreements may be terminated in the event of a change of control of either FIS or us.

License and Services Agreement
      Through an assignment by FNF to us of its rights and obligations under a license and services agreement between FNF and FIS, and a novation of that agreement, we entered into a license and services agreement with FIS. This agreement provides for us to conduct business on behalf of FIS’s subsidiaries that operate as title agents through its LSI entities in certain limited jurisdictions in which the LSI entities otherwise lack ready access to title plants, and pay to the LSI entities the associated revenues, with the LSI entities bearing the related costs. This arrangement was entered into by FNF when FIS was established and the LSI businesses, which operated as divisions of our title insurers, were transferred to FIS. The agreement calls for us to license from FIS the use of certain proprietary business processes and related documentation in certain geographic areas. In addition, the agreement provides for FIS to provide us with oversight and advice in connection with the implementation of these business processes, including responsibility by FIS for maintaining the computer hardware, software systems, telephone and communication equipment as well as sales support services. In exchange for these business processes and documentation and oversight and advisory services, we will pay fees to FIS equal to the aggregate earnings generated through or as a result of these proprietary business processes and documentation. Fees are billed monthly based on presentation of an invoice schedule showing the revenues generated during the prior month. FIS will retain ownership of the proprietary business processes and documentation and is responsible for defending any claims brought by third parties against us for infringement based upon the business processes licensed to us under the license and services agreement. We are responsible for defending any claims brought by third parties against FIS for infringement based upon any services we undertake that relate to the license and services agreement but are outside the agreement’s permitted scope. FIS and we each agree to indemnify each other for property damage arising out of any negligence, breach of statutory duty, omission or default in performing our respective obligations under the license and services agreement. With regard to dispute resolution, the agreement includes procedures by which the parties can attempt to resolve disputes amicably, but if those disputes cannot be resolved timely, then arbitration proceedings can be instituted.
      Duration and Termination. Subject to certain early termination provisions, the license and services agreement will continue in effect until either (i) FIS acquires its own direct access to title plants in the relevant geographic area or (ii) we build or otherwise acquire title plants for the relevant geographic area and provide access thereto to FIS on terms acceptable to FIS. The license and services agreement may also be terminated as to all or a portion of the relevant geographic area by mutual agreement of the parties or upon five years’ prior written notice, except in the case of a default in performance, in which case the agreement may be terminated immediately if the default is not cured within 30 days after notice (with provisions that permit an extension of the 30-day cure period under certain circumstances). The license and services agreement may also be terminated in the event of a change of control of either FIS or us.

Lease Agreement
      Through an assignment of FNF’s rights and obligations under a lease agreement between FNF and a subsidiary of FIS, and a novation of that agreement, we entered into a lease agreement pursuant to which we will lease from a subsidiary of FIS certain portions of FIS’ Jacksonville, Florida headquarters building. This lease arrangement will continue until December 31, 2007. Lease terms will be commensurate with those found in the local real estate market.
      Pricing and Payment Terms. Under the lease, FNT is obligated to pay base rent for approximately 121,000 square feet at an annual rate of $23.05 per rentable square foot, in equal monthly installments paid in advance on the first day of each calendar month. If FNT fails to pay timely, a default rate applies. In addition to paying base rent, for each calendar year commencing with calendar year 2005, FNT will be obligated to pay, as additional rent, FNT’s share of the landlord’s reasonable estimate of operating expenses for the entire facility that are in excess of the operating expenses (subject to certain exclusions) applicable to the 2005 base year. FNT is also liable to the landlord for its entire cost of providing any services or materials exclusively to FNT. FNT does not anticipate requesting any exclusive services from the landlord, in its capacity as landlord, during calendar years 2006 or 2007.
      The amount allocated to us for office space costs at the FIS Jacksonville, Florida headquarters building for the portion of the buildings utilized by us and our subsidiaries during 2004 was $2.8 million. While the exact amount of rent to be paid by us under the lease agreement is dependent upon the aggregate excess operating costs incurred for the entire facility, we do not anticipate that the total amount to be paid by us under the lease agreement during the 2005 fiscal year will differ materially from the total amount allocated to us during the 2004 fiscal year for the office space at the Jacksonville, Florida building utilized by us and our subsidiaries.

Master Information Technology Services Agreement
      Through an assignment by FNF to us of its rights and obligations under a master information technology services agreement between FNF and FIS and a novation of that agreement, we entered into a master services agreement with FIS, pursuant to which FIS and its subsidiaries will provide various services to FNT and its affiliates, most of which services are similar in nature to the services that FIS has historically provided to us and to FNF, such as IT infrastructure support, data center management and software sales. Moreover, under the master services agreement, we have designated certain services as high priority critical services required for our business. These include: managed operations, network, email/messaging, network routing, technology center infrastructure, active directory and domains, systems perimeter security, data security, disaster recovery and business continuity. FIS has agreed to use reasonable best efforts to provide these core services without interruption throughout the term of the master services agreement, except for scheduled maintenance.
      Terms of Provision. The master information technology services agreement sets forth the specific services to be provided and provides for statements of work and amendment as necessary. FIS may provide the services itself or through one or more subcontractors that are approved by us, but it is fully responsible for compliance by each subcontractor with the terms of the master information technology services agreement.
      The master information technology services agreement includes, as part of the agreement, various base services agreements, each of which includes a specific description of the service to be performed as well as the terms, conditions, responsibilities and delivery schedules that apply to a particular service. Any new terms, conditions, responsibilities and delivery schedules that may be agreed to by the parties during the term of the agreement will be added as part of one of the base services agreements or the master information technology services agreement itself. We can also request services that are not specified in the agreement. These additional services will be provided on terms that we propose to FIS and, if we can agree on the terms, a new statement of work or amendment will be executed. In addition, if requested by us, FIS will continue to provide, for an appropriate fee, services to us that are not specifically included in the master information technology services agreement if those services were provided to us by FIS or its subcontractors in the past.
      The master information technology services agreement provides for specified levels of service for each of the services to be provided, including any additional services that FIS agrees to perform pursuant to amendments to the agreement or additional statements of work. If FIS fails to provide service in accordance with the applicable service levels, then FIS is required to correct its failure as promptly as possible (and in any event, within five days of the failure recognition) at no cost to us. FIS is also required to use reasonable efforts to continuously improve the quality and efficiency of its performance. If either FIS or we find that the level of service for any particular service is inappropriate, ineffective or irrelevant, then the parties may review the service level and, upon agreement, adjust the level of service accordingly. We are permitted to audit FIS’s operations, procedures, policies and service levels as they apply to the services under the agreement. In addition, at least every year during the term of the master information technology services agreement, FIS will conduct a customer satisfaction survey.
      FIS may provide the services under the master information technology services agreement from one or more of its technology centers or other data centers that it designates within the United States. FIS must also maintain and enforce safety and security procedures that are at least equal to industry standards and are as rigorous as those in effect on the effective date of the agreement. The agreement contains provisions regarding privacy and confidentiality and requires each of the parties to use at least the same standard of care in the protection of confidential information of the other party as it uses in the protection of its own confidential or proprietary information.
      Pricing and Payment Terms. Under the master information technology services agreement, we are obligated to pay FIS for the services that we and our subsidiaries utilize, calculated under a specific and comprehensive pricing schedule negotiated on an arms-length basis. Although the pricing includes some minimum usage charges, most of the service charges are based on volume and actual usage, specifically related to the particular service and support provided by FIS and the complexity of the technical analysis and technology support provided by FIS. The amount included in our expenses for information technology services received from FIS during the 2004 fiscal year was $56.6 million. While the exact amounts to be paid by us to FIS under the master information technology services agreement are dependent upon the actual usage and volume of services performed by FIS for us, we do not anticipate that the total amount to be paid by us to FIS under the master information technology services agreement during the 2005 fiscal year will differ materially from the amounts paid by us to FIS during the 2004 fiscal year for these information technology services. See “Certain Relationships and Related Transactions — Historical Related-Party Transactions — IT Services.”
      Duration and Effect of Termination. The master information technology services agreement is effective for a term of five years unless earlier terminated in accordance with its terms. We have the right to renew the agreement for a single one-year period or a single two-year period, by providing a written notice of our intent to renew at least six months prior to the expiration date. Upon receipt of a renewal notice, the parties will begin discussions regarding the terms and conditions that will apply for the renewal period, and if the parties have not reached agreement on the terms by the time the renewal period commences, then the agreement will be renewed for only one year on the terms as in effect at the expiration of the initial term. We may also terminate the master information technology services agreement or any particular statement of work or base services agreement on six months’ prior written notice. In addition, if either party fails to perform its obligations under the master information technology services agreement, the other party may terminate after the expiration of certain cure periods. We may also terminate the agreement if there is a change in our ownership or control, as more fully defined by the terms of the services agreement.
      Dispute Resolution Procedures. Disputes, controversies and claims under the master information technology services agreement will be referred to a management committee that includes representatives from both parties. If the management committee is unable to resolve the issue, the agreement sets forth a procedure by which the issue is referred to and reviewed by increasingly senior members of our management and FIS’s management. If our senior management cannot resolve the issues with FIS’s senior management, then the dispute is referred to an independent arbitrator for resolution. However, we are required to continue to provide services during the period of any dispute or dispute resolution process.

SoftPro Software License Agreement
      Through an assignment by FNF to us of its rights and obligations under a software license agreement between FNF and a subsidiary of FIS, and a novation of that agreement, we entered into a software license agreement pursuant to which we license from a subsidiary of FIS, for the benefit of our title insurance subsidiaries, the use of certain proprietary software, related documentation, and object code for a package of software programs and products known as “SoftPro.” The SoftPro software is a related series of software programs and products that have historically been used, and will continue to be used, in various locations by a number of our title insurance subsidiaries, including Chicago Title, Fidelity National Title, and Ticor Title. In addition to the use license, under this agreement, upon the occurrence of certain events, such as the bankruptcy of the FIS subsidiary, a breach of a material covenant, or the subsidiary’s notification to us that it has ceased to provide maintenance or support for SoftPro, then subject to certain conditions, we will also receive the SoftPro source code for purposes of integration, maintenance, modification and enhancement. We will also receive the SoftPro source code if the FIS subsidiary fails to fulfill our requests for development or integration services or we cannot reach agreement on the commercial terms for that development. We will pay fees to the FIS subsidiary for the use of the SoftPro software based on the number of workstations and the actual number of SoftPro software programs and products used in each location. Fees are billed monthly based on presentation of an invoice. During the term of the agreement, the FIS subsidiary will retain ownership of SoftPro and is responsible for defending any claims brought by third parties against us for infringement based upon the software. The FIS subsidiary and we each agree to indemnify each other for property damage arising out of any negligence, breach of statutory duty, omission or default in performing our respective obligations under the software license agreement. With regard to dispute resolution, the agreement includes procedures by which the parties can attempt to resolve disputes amicably, but if those disputes cannot be resolved timely, then arbitration proceedings can be instituted.

      Duration and Termination. While the SoftPro software license agreement is perpetual, we can terminate the license on not less than 90 days prior notice. In addition, if we disclose any of the SoftPro software, or a material part of the documentation related thereto, to a competitor of FIS, then if we fail to discontinue the unauthorized disclosure after a 30-day cure period, SoftPro may terminate the license as to the portion of the SoftPro software that we so disclosed on 30 days notice. In that event, FIS would also retain the right to pursue other remedies, including claims for damages for the unauthorized disclosure.
      Our expenses for the SoftPro license were $5.8 million, $2.6 million and $1.3 million in 2004, 2003 and 2002, respectively.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Historical Related-Party Transactions

Corporate Services
      Our results for 2004 and 2003 include allocations to FNF and FIS relating to the provision by us of corporate services to FNF and to FIS and its subsidiaries. These corporate services include accounting, internal audit and treasury, payroll, human resources, tax, legal, purchasing, risk management, travel, mergers & acquisitions, and general management. For the years ended December 31, 2004, 2003 and 2002, our expenses were reduced by $9.4 million, $9.2 million and $7.0 million, respectively, related to the provision of these corporate services by us to FNF and its subsidiaries (other than FIS and its subsidiaries). For the years ended December 31, 2004, 2003 and 2002, our expenses were reduced by $75.1 million, $39.5 million and $21.6 million, respectively, related to the provision of these corporate services by us to FIS and its subsidiaries. As described in “Our Arrangements with FNF,” prior to the distribution we entered into agreements with FNF and FIS relating to the provision of corporate services following the distribution.

IT Services
      Included in our expenses for 2004 and 2003 are amounts paid to a subsidiary of FIS for the provision by FIS to us of IT infrastructure support, data center management and related IT support services. For 2004 and 2003, the amounts included in our expenses to FIS for these services were $56.6 million and $12.4 million respectively. Prior to September 2003, we performed these services ourselves and provided them to FIS. During 2003 and 2002, we received payments from FIS of $5.4 million and $5.8 million relating to these services that offset our other operating expenses. As described in “Our Arrangements with FNF,” prior to the distribution we entered into an agreement with FIS relating to the provision of these IT-related services following the distribution.

Lease
      Included in our expenses for 2004 and 2003 are $2.8 million and $0.5 million, respectively, of rent expense paid to FIS for our corporate headquarters. We entered into a lease agreement with FIS covering our rental of this space following the distribution. See “Our Arrangements with FNF — Our Arrangements with FIS”

Real Estate Information
      We also do business with additional entities within the information services segment of FIS that provide real estate information to our operations. We recorded expenses of $9.9 million, $11.4 million and $3.7 million in 2004, 2003 and 2002, respectively.

Agency Agreements
      In connection with the transactions that established FIS, our subsidiaries, Chicago Title Insurance Company (“CTI”), a Missouri-domiciled title insurer, and Fidelity National Title Insurance Company (“FNTIC”), a California-domiciled title insurer, each entered into separate issuing agency contracts with five subsidiaries of FIS. Under these issuing agency contracts, the FIS subsidiaries act as title agents for CTI and FNTIC in various jurisdictions.
      Under the issuing agency contracts, the title agency appointments of the FIS subsidiaries are not exclusive and CTI and FNTIC each retain the ability to appoint other title agents and to issue title insurance directly. In addition, the issuance of all title insurance for which the FIS subsidiaries are the agents is subject to the terms set forth in the issuing agency contracts. We believe that rates, duties, liability and indemnification provisions comport with the terms and conditions generally applicable in similar arrangements between non-affiliated parties in the title industry.
      Subject to certain early termination provisions for cause, each of these agreements may be terminated upon five years’ prior written notice, which notice may not be given until after the fifth anniversary of the effective date of the agreement (thus effectively resulting in a minimum ten year term). The issuing agency contracts were entered into by our subsidiaries between July 22, 2004 and February 24, 2005.
      Prior to entering into these issuing agency contracts, these agency operations were conducted as divisions of certain of our title insurers. Our financial statements reflect amounts earned by and charged to us as a result of these arrangements. For the years ended December 31, 2004, 2003 and 2002, our financial statements reflect $106.3 million, $284.9 million and $53.0 million, respectively, of agency title premiums generated by these operations, and related commissions paid of $93.6 million, $250.7 million and $46.7 million, respectively, representing a commission rate of 88% of premiums earned.

Cost Sharing Agreement
      Our subsidiary CTI is a party to a transitional cost sharing agreement effective as of March 4, 2005 with certain subsidiaries of FIS that are engaged in the lenders services business, including providing appraisal, title and closing services to residential mortgage originators and providing automated loan servicing (the “lenders services business”). Pursuant to this cost sharing agreement, CTI agrees to share certain costs and facilities relating to these lenders services businesses with various FIS subsidiaries. The costs shared include costs of the employees performing the services related to these businesses as well as the costs and expenses related to various facilities such as data processing, equipment, business property and communication equipment. The cost sharing agreement will terminate (i) as to all parties, upon the transfer of a particular company that is not part of our company from FNF to FIS, which transfer is contingent upon receipt of certain regulatory approvals, or (ii) as to CTI, at such time as various subsidiaries of FIS obtain the licenses necessary to enable them to operate all aspects of the lenders services business.

Agreements relating to Title Information
      We are party to several agreements with subsidiaries of FIS that relate to the maintenance or management of our title plants and the use of those title plants. These agreements are described below.

Title Plant Maintenance Agreement and Master Title Plant Access Agreement
      Certain of our title insurance company subsidiaries have entered into a title plant maintenance agreement with Property Insight, LLC (“Property Insight”), a subsidiary of FIS. In connection therewith, one of our subsidiaries has also entered into a master title plant access agreement with Property Insight.
      Pursuant to the title plant maintenance agreement, Property Insight manages certain title plant assets of these title insurance company subsidiaries. These management services include keeping the title plant assets current and functioning on a daily basis. Property Insight’s management services also include updating, compiling, extracting, manipulating, purging, storing and processing title plant data so that the title plant database is current, accurate and accessible, through an efficient and organized access system. In performing these functions, Property Insight may make use of the software systems licensed to it from these subsidiaries, but it may also utilize proprietary systems, software, technologies and methodologies that have been developed, or will be developed, by Property Insight. We have no ownership or other right or title to these proprietary systems and methodologies (except in certain limited circumstances in the event of a termination of a title plant maintenance agreement, as a result of a default by, or termination by, Property Insight). Property Insight may also use these proprietary systems and methodologies in the title plant management services it may provide to other third party customers. In exchange for its management services, Property Insight has perpetual, irrevocable, transferable and nonexclusive worldwide licensed access to the title plants owned by these subsidiaries, together with certain software relating thereto, and it is able to sell this title plant access to third party customers and earn all revenue generated from the use of those assets by third party customers. In addition, Property Insight earns fees from providing access to updated and organized title plant databases to our subsidiaries through the master title plant access agreement described below. In consideration for the licensed access to the title plants and related software, Property Insight must pay a royalty to each of our title insurance company subsidiaries who are parties to the title plant maintenance agreement, in an amount equal to 2.5% to 3.75% of the revenues generated from the licensed access to the title plants and related software that the title insurance company subsidiary owns.
      Pursuant to the master title plant access agreement, our subsidiaries have access to all title plants to which Property Insight has access or right to access, including the title plants owned by certain of our subsidiaries. In consideration for this access and use, our subsidiaries pay access fees to Property Insight.
      Under the title plant maintenance agreement, Property Insight has no liability to our subsidiaries who are parties to the title plant maintenance agreement for any error in the information provided in the performance of its services, except in the event of Property Insight’s gross negligence or willful misconduct. Property Insight accepts no liability under the master title plant access agreement for any errors in the title plant information.
      The title plant maintenance agreement is effective for a ten year period, with automatic renewal, and may be terminated by mutual agreement of the parties or upon five years’ prior written notice, except in the case of a default in performance, in which case the agreement may be terminated immediately if the default is not cured within 30 days after notice (with provisions that permit an extension of the 30-day cure period under certain circumstances). In addition, the title plant maintenance agreement may be terminated in the event of a change of control of either Property Insight or our subsidiaries who are parties to the title plant maintenance agreement. So long as Property Insight does not cause the termination of a title plant maintenance agreement (either through notice of termination or by defaulting on its obligations or otherwise), Property Insight will retain a copy of the title plant database and related software as well as the right to use the software and sell access to the title plant database to third party customers. The termination provisions of the master title plant access agreement are in general similar to those of the title plant maintenance agreement.
      The foregoing agreements became effective on March 4, 2005. Prior to that time, Property Insight was a division of our company. When FIS was established, the assets, liabilities and operations of Property Insight were transferred to FIS. For 2004, 2003 and 2002, our payments to FIS under these arrangements were $28.9 million, $28.2 million and $24.3 million, respectively. For 2004 revenues from the royalty payable by FIS were $0.3 million. For the six months ended June 30, 2005, the revenues from the royalty payable by FIS were $1.4 million.

Title Plant Management Agreement
      We have entered into a management agreement effective as of May 17, 2005 with Property Insight, pursuant to which Property Insight manages title plant assets for one of our subsidiaries, Ticor Title Insurance Company of Florida (“Ticor-FL”). These management services include overseeing and supervising the title plant maintenance process (such as updating and purging), but do not include full responsibility for keeping the title plant assets current and functioning on a daily basis. Ticor-FL maintains all ownership rights over the title plants and its proprietary systems and methodologies used in the title plant maintenance process. Under this agreement, Property Insight’s use of these proprietary systems and methodologies and access to Ticor-FL’s title plants is limited to use and access necessary to perform its management obligations under the agreement. Property Insight is paid a management fee equal to 20% of the actual costs incurred by Ticor-FL for maintaining its title plants.

      Under the title plant management agreement, Property Insight has no liability to Ticor-FL in the performance of its services, except in the event of Property Insight’s gross negligence or willful misconduct.
      The title plant management agreement is effective for a ten year period, with automatic renewal, and may be terminated by mutual agreement of the parties or upon five years’ prior written notice, except in the case of a default in performance, in which case the agreement may be terminated immediately if the default is not cured within 30 days after notice (with provisions that permit an extension of the 30-day cure period under certain circumstances). In addition, the title plant management agreement may be terminated in the event of a change of control of either Property Insight or Ticor-FL.

Tax Sharing Agreements
      FNF and each of our title insurance subsidiaries are parties to one or more of four tax sharing agreements and one tax allocation agreement, which govern the respective rights, responsibilities, and obligations of FNF and those subsidiaries with respect to tax liabilities and refunds, tax attributes, other matters regarding income taxes and related tax returns. These tax sharing agreements have been in effect for varying periods of time prior to the distribution and have been filed with the respective insurance regulators of the title insurance subsidiaries.
      Allocation of Tax Liability. The tax sharing agreements generally provide for the allocation and payment of taxes for periods during which the respective title insurance subsidiaries and FNF are included in the same consolidated group for federal income tax purposes or the same consolidated, combined or unitary returns for state tax purposes. For periods during which the respective title insurance subsidiaries are included in FNF’s consolidated federal income tax returns or state consolidated, combined, or unitary tax returns, each of the title insurance subsidiaries generally is required to pay an amount of income tax equal to the amount it would have paid had it filed tax returns as a separate entity. Each title insurance subsidiary is also responsible in the future for any increases of consolidated tax liability of FNF that are attributable to the title insurance subsidiary and will be entitled to refunds for reductions of tax liabilities attributable to it for prior periods. Each title insurance subsidiary will be included in FNF’s consolidated group for federal income tax purposes so long as FNF beneficially owns, directly or indirectly, at least 80% of the total voting power and value of the title insurance subsidiary’s outstanding common stock. Each corporation that is a member of a consolidated group during any portion of the group’s tax year is severally liable for the federal income tax liability of the group for that year. As a result, the title insurance subsidiaries could be liable in the event federal tax liability allocated to FNF is incurred but not paid by FNF or any other member of FNF’s consolidated group for FNF’s tax years that include these periods.

Software License Agreements
      Certain FIS subsidiaries have licensed proprietary software and provide maintenance services to certain of our subsidiaries for annual fees under individual license agreements. The three software license agreements, for OTS/ OTS Gold, SIMON and TEAM software, all provide our subsidiaries with worldwide nonexclusive, perpetual, irrevocable right to use certain software and documentation. Fees for these licenses are charged on varying bases, including in the case of OTS/ OTS Gold, a flat annual fee, and in the case of SIMON and TEAM, a monthly fee based on the number of servers or the number of users utilizing the licensed software. The terms of the licenses are perpetual and may be terminated by our subsidiaries upon ninety days written notice, disclosure of software or documentation to competitors or if an entity is no longer a subsidiary of FIS.
      Our expenses for these items in 2004, 2003 and 2002 were insubstantial and not material, either individually or in the aggregate.

Equipment Leases
      We previously leased certain business equipment to FIS. Our revenues from these leases were $8.4 million, $7.3 million and $6.7 million in 2004, 2003 and 2002, respectively. All of the equipment covered by these leases was purchased by FIS for $19.4 million on June 1, 2005, and the leases were terminated.

Master Loan Agreements
      We are parties to two master loan agreements under which our title insurance subsidiaries have made certain loans to FNF. These loans are evidenced by notes that amounted to $22.8 million at December 31, 2004. The notes amortize in equal principal amounts annually with final maturity in 2009 and 2010 and bear interest at a variable rate that at December 31, 2004 was equal to 2.66%. We have no commitment to make further loans under this arrangement.

Cross Conveyance and Joint Ownership and Development Agreements
      One of our subsidiaries is a party to a cross conveyance and joint ownership agreement with an FIS subsidiary whereby the parties have conveyed their respective interests in certain proprietary software, known as “eLender”, such that both parties are the joint owners of the software. The parties have also entered into a development agreement to further develop the jointly owned software. Pursuant to this agreement, through March 31, 2006, our subsidiary pays $500,000 per month to the FIS subsidiary for development services, including maintenance by the FIS subsidiary for the developed software. Each party will own an undivided half interest in the developed software. This agreement expires on March 31, 2006, but may be terminated prior to that time by mutual agreement or in the event of a breach that remains uncured for more than 30 days (subject to extension in certain circumstances).
      One of our subsidiaries is also a party to a joint development agreement with an FIS subsidiary whereby the FIS subsidiary provides development services for proprietary software, known as “Titlepoint”, to be used in connection with the title plants owned by our title insurance subsidiaries. Pursuant to this agreement, our subsidiary pays fees and expenses to the FIS subsidiary for development services per our specifications. The fees are charged on an hourly rate basis but cannot exceed an aggregate of $7,130,000 for the entire development project. Upon delivery by the FIS subsidiary of software that meets acceptance criteria, both parties will jointly own the developed software. This agreement expires forty-five days after acceptance of the agreed upon software release, but may be terminated prior to that time by mutual agreement or in the event of a breach that remains uncured for more than 30 days (subject to extension in certain circumstances).

Provisions of our Certificate of Incorporation Relating to Corporate Opportunities
      Certificate of Incorporation. To address situations in which officers or directors have conflicting duties to affiliated corporations, Section 122(17) of the Delaware General Corporation Law allows a corporation to renounce, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of the corporation in specified classes or categories of business opportunities. As such, and in order to address potential conflicts of interest between us and FNF and its subsidiaries (“Fidelity”), our certificate of incorporation contains provisions regulating and defining, to the fullest extent permitted by law, the conduct of our affairs as they may involve Fidelity and its officers and directors.
      Our certificate of incorporation provides that, subject to any written agreement to the contrary, Fidelity will have no duty to refrain from engaging in the same or similar activities or lines of business as us, and, except as set forth in our certificate of incorporation, neither Fidelity nor its officers or directors will be liable to us or our stockholders for any breach of any fiduciary duty due to any such activities of Fidelity. In the event that Fidelity acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Fidelity and us, Fidelity, to the fullest extent permitted by law, will have no duty to communicate or offer the corporate opportunity to us and will, to the fullest extent permitted by law, not be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that Fidelity pursues or acquires that corporate opportunity for itself, directs it to another person or does not communicate information regarding it to us.
      Our certificate of incorporation further provides that if one of our directors or officers who is also a director or officer of Fidelity acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Fidelity and us, the director or officer will have satisfied his or her fiduciary duty to us and our stockholders with respect to that corporate opportunity if he or she acts in a manner consistent with the following policy:

•	a corporate opportunity offered to any person who is an officer of ours and who is also a director but not an officer of Fidelity, will belong to us unless the opportunity is expressly offered to that person in a capacity other than such person’s capacity as one of our officers, in which case it will not belong to us;

•	a corporate opportunity offered to any person who is a director but not an officer of ours, and who is also a director or officer of Fidelity, will belong to us only if that opportunity is expressly offered to that person in that person’s capacity as one of our directors; and

•	a corporate opportunity offered to any person who is an officer of both Fidelity and us will belong to us only if that opportunity is expressly offered to that person in that person’s capacity as one of our officers.
      Notwithstanding these provisions, our certificate of incorporation does not prohibit us from pursuing any corporate opportunity of which we become aware.
      These provisions in our certificate of incorporation will no longer be effective on the date that (i) Fidelity ceases to beneficially own our common stock representing at least 20% of the total voting power of all classes of our outstanding capital stock entitled to vote generally in the election of directors and (ii) none of our directors or officers are also directors or officers of Fidelity.
      If our certificate of incorporation did not include provisions setting forth the circumstances under which opportunities will belong to us and regulating the conduct of our directors and officers in situations where their duties to us and Fidelity conflict, the actions of our directors and officers in each such situation would be subject to the fact-specific analysis of the corporate opportunity doctrine as articulated under Delaware law. Under Delaware law, a director of a corporation may take a corporate opportunity, or divert it to another corporation in which that director has an interest, if (i) the opportunity is presented to the director or officer in his or her individual capacity, (ii) the opportunity is not essential to the corporation, (iii) the corporation holds no interest or expectancy in the opportunity and (iv) the director or officer has not wrongfully employed the resources of the corporation in pursuing or exploiting the opportunity. Based on Section 122(17) of the Delaware General Corporation Law, we do not believe the corporate opportunity guidelines set forth in our certificate of incorporation conflict with Delaware law. If, however, a conflict were to arise between the provisions of our certificate of incorporation and Delaware law, Delaware law would control.

DESCRIPTION OF OUR NOTES
      The FNT notes will be issued under an indenture, dated as of November      , 2005, between FNT and                     , as trustee. The indenture and the FNT notes will be governed by the laws of the State of New York.
      The following summary sets forth certain general terms of the FNT notes and is subject to the detailed provisions of the indenture. Capitalized terms that are used and not otherwise defined in this summary shall have the meanings assigned to them in the indenture. A copy of the FNT indenture may be obtained from the information agent and is also filed as an exhibit to the registration statement of which this prospectus and consent solicitation statement is a part. See “Where You Can Find More Information” for information as to how you can obtain a copy of the FNT indenture from the SEC.
General
      The FNT notes will be issued only in book-entry form in denominations of $1,000 and integral multiples thereof. The aggregate principal amount of each series of FNT notes will be $250 million. The FNT 5.25% notes will mature on March 15, 2013 and will bear interest at the rate of 5.25% per annum. Interest will be payable semiannually on each March 15 and September 15, commencing on March 15, 2006, to the persons in whose names the notes are registered at the close of business on the March 1 or September 1 next preceding such interest payment date, except that interest payable on March 15, 2013, shall be payable to the persons to whom principal is payable on such date. The FNT 7.30% notes will mature on August 15, 2011 and will bear interest at the rate of 7.30% per annum. Interest will be payable semiannually on each February 15 and August 15, commencing February 15, 2006, to the persons in whose names the notes are registered at the close of business on the February 1 or August 1 next preceding such interest payment date, except that interest payable on August 15, 2011, shall be payable to the persons to whom principal is payable on such date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The notes are not redeemable by the holders of the notes prior to maturity.
      For so long as the notes are registered in the name of the Depositary or its nominee, we will pay the principal and interest due on the notes to the Depositary for payment to its participants for subsequent disbursement to the beneficial owners.
      The notes will not contain provisions designed to require us to redeem the notes, reset the interest rate or take other actions in respect of a change in control, highly leveraged transaction, change in credit rating or other similar occurrences involving us that may adversely affect the holders of the notes.
Ranking
      The notes will be unsecured general obligations of ours and will rank equally with all of our other unsubordinated, unsecured indebtedness from time to time outstanding. There will be no limitations on the amount of indebtedness which may rank equally with the notes or on the amount of indebtedness that may be incurred by us. We have recently entered into a $400 million, 5-year revolving credit facility which bears interest at a variable rate based on the debt ratings assigned to us by certain independent agencies, and is unsecured. Furthermore, the notes will be effectively junior to all existing and future liabilities and obligations of our subsidiaries because, as a shareholder of our subsidiaries, our rights with respect to their assets will be subject to the prior claims of creditors of our subsidiaries, except to the extent that we ourselves have a claim against those subsidiaries as a creditor. As of June 30, 2005, our subsidiaries had debt obligations of approximately $7.8 million to creditors other than us and had total liabilities of $2,924.1 million. Our insurance subsidiaries are subject to limitations under state law on the amount of dividends and other payments they may make to us, which may adversely affect the amount of funds we have to pay interest and principal on our notes. See “Risk Factors — We are a holding company that has no operations and depends on distributions from our subsidiaries for cash. Our holding company structure results in structural subordination and may affect our ability to make payments on our notes.”

Optional Redemption
      Each series of FNT notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•	the sum of the present values of the remaining scheduled payments on the notes to be redeemed, consisting of principal and interest, exclusive of interest accrued to the date of redemption, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 30 basis points; in each case, plus accrued interest to the date of redemption.
      The notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. The notice of redemption for the notes will state the amount to be redeemed. On and after the redemption date, interest will cease to accrue on any notes that are redeemed. If less than all the notes are redeemed at any time, the trustee will select notes for redemption on a pro rata basis or by any other method the trustee deems fair and appropriate.
      For purposes of determining the optional redemption price, the following definitions are applicable:
      “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.
      “Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the bid and the asked prices for the Comparable Treasury Issue, expressed as a percentage of its principal amount, at 4:00 p.m. on the third business day preceding that redemption date, as set forth on “Telerate Page 500,” or such other page as may replace Telerate Page 500; or

•	if Telerate Page 500, or any successor page, is not displayed or does not contain bid and/or asked prices for the Comparable Treasury Issue at that time, the average of the Reference Treasury Dealer Quotations obtained by the trustee for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or, if the trustee is unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the trustee.
      “Independent Investment Banker” means Lehman Brothers Inc. and any successors or, if it is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee and reasonably acceptable to us.
      “Reference Treasury Dealer” means Lehman Brothers Inc. and any successors and four other primary U.S. government securities dealers in New York City selected by the Independent Investment Banker (each, a “Primary Treasury Dealer”). If any of the foregoing ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer in its place.
      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the series of notes to be redeemed, an average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue for the series of notes to be redeemed, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.
      “Treasury Yield” means, with respect to any redemption date applicable to the notes, the rate per annum equal to the semiannual equivalent yield to maturity, computed as of the third business day immediately preceding the redemption date, of the Comparable Treasury Issue, assuming a price for the

Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the applicable Comparable Treasury Price for the redemption date.
      Except as set forth above, we may not redeem the notes prior to maturity, and the notes will not be entitled to the benefit of any sinking fund.
Limitation on Liens
      Because we are a holding company, our assets consist primarily of the capital stock of our subsidiaries. The negative pledge provisions of the indenture limit our ability to pledge some of these securities. The indenture provides that, except for liens specifically permitted by the indenture, we will not, and will not permit any subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money (including any guarantee of indebtedness for borrowed money) that is secured by a pledge, lien or other encumbrance on:

•	the capital stock of Chicago Title Insurance Company, Fidelity National Title Insurance Company, Security Union Title Insurance Company, Ticor Title Insurance Company, Ticor Title Insurance Company of Florida or Alamo Title Insurance, which we refer to collectively as the “principal subsidiaries,” or

•	the capital stock of a subsidiary that owns, directly or indirectly, the capital stock of any of the principal subsidiaries, without making effective provision so that the notes issued and outstanding under the indenture will be secured equally and ratably with indebtedness so secured so long as such other indebtedness shall be secured.
      However, this limitation does not apply to:

•	liens securing debt that, together with all other debt so secured (but not including debt excluded by another exception listed below) does not exceed 15% of our consolidated tangible assets (defined as FNT’s consolidated assets less goodwill);

•	liens under our new credit facility, or under any debt agreement or instrument that refinances or replaces such facility, with the aggregate principal amount of debt excluded under this exception not to exceed $400 million;

•	liens existing on the date of the indenture;

•	liens existing at the time of acquisition of such capital stock;

•	liens securing intercompany debt; and

•	any extension, modification, renewal or replacement of the foregoing.
Events of Default
      An “event of default,” with respect to each series of the notes, means any of the following:

•	failure to pay interest on any note for 30 days after the payment is due;

•	failure to pay the principal of, or any premium on, any note when due;

•	failure to perform any other covenant in the indenture that applies to the notes for 60 days after we have received written notice of the failure to perform in the manner specified in the indenture; and

•	certain events of bankruptcy, insolvency or reorganization.
      If an event of default under the notes of either series occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series may declare the entire principal of all the notes of that series to be due and payable immediately. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the notes of such series can, subject to certain conditions, rescind the declaration.

      The holder of any note will not have any right to institute any proceeding with respect to the indenture or remedies thereunder, unless:

(1) the holder previously gives the trustee written notice of an event of default;

(2) the holders of not less than 25% in principal amount of the outstanding notes of such series shall have also made such written request to the trustee and offered the trustee satisfactory indemnity to institute such proceeding as trustee; and

(3) the trustee for 60 days shall have failed to institute such proceeding.
However, the right of any holder of a note to institute suit for enforcement of any payment of principal, premium, if any, and interest on such note on or after the applicable due date may not be impaired or affected without such holder’s consent.
      The indenture requires us to file an officers’ certificate with the trustee each year that states that certain defaults do not exist under the terms of the indenture. The trustee shall give notice to the holders of any default within 90 days after it occurs, unless earlier cured, but the trustee may withhold notice of a payment default if and so long as it considers such withholding of notice to be in the interests of the holders.
      Other than its duties in the case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee indemnification reasonably satisfactory to it. If such reasonable indemnification is provided, then, subject to certain other rights of the trustee, the holders of a majority in principal amount of the outstanding notes of either series may, with respect to the notes of such series, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In any event, the trustee may refuse to follow any direction that conflicts with any rule of law or the indenture.
Consolidation, Merger or Sale
      The indenture generally permits a consolidation or merger between us and another corporation. It also permits the sale or transfer by us of all or substantially all of our assets. These transactions are permitted if:

•	the resulting or acquiring corporation (if other than us) assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the notes and performance of the covenants in the indenture; and

•	immediately after the transaction, no event of default exists.
      If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring corporation will be substituted for us under the indenture with the same effect as if it had been an original party to the indenture. As a result, such successor corporation may exercise our rights and powers under the indenture, in our name or its own name, and we will be released from all our liabilities and obligations under the indenture and under the notes.
Modification and Waiver
      Under the indenture, certain of our rights and obligations and certain of the rights of holders of the notes of either series may be modified or amended with the consent of the holders of a majority in aggregate principal amount of the notes of each series affected by the modification or amendment. The following modifications and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest;

•	a reduction in the amount of interest or principal due on the notes or a change in the currency in which any payment on the notes is payable;

•	a change in the place of payment of the notes;

•	a limitation of a holder’s right to sue us for the enforcement of payments due on the notes; or

•	a modification of any of the foregoing requirements or a reduction in the percentage of outstanding notes required to waive compliance with certain provisions of the indenture or to waive certain defaults under the indenture.
      Under the indenture, the holders of a majority in aggregate principal amount of the outstanding notes of any series may, on behalf of all holders of that series:

•	waive compliance by us with certain restrictive covenants of the indenture; and

•	waive any past default under the indenture, except a default in the payment of the principal of, or any premium or interest on, any note of that series, or a default under any provision of the indenture which itself cannot be modified or amended without the consent of the holders of each outstanding note of that series.
Legal Defeasance and Covenant Defeasance
      The notes are subject to the legal defeasance and covenant defeasance provisions of the indenture. These defeasance provisions enable us to terminate our obligation to pay the notes or to comply with certain covenants in the indenture, if we deposit with the trustee, in trust, sufficient U.S. dollars or government obligations to pay the principal, interest, any premium and any other sums due on the notes on the dates such payments are due under the indenture and the terms of the notes. As used above, “government obligations” means:

•	securities of the United States of America; or

•	securities of government agencies backed by the full faith and credit of the United States of America.
      In the event that we deposit funds in trust and discharge our obligations under the notes of either series pursuant to the legal defeasance provisions of the indenture, then:

•	the indenture will no longer apply to the notes (except for certain obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of notes, to replace lost, stolen or mutilated notes and to maintain paying agencies and the trust funds); and

•	holders of notes of such series can only look to the trust fund for payment of principal, any premium and interest on the notes.
      In the event that we deposit funds in trust and discharge our obligations under the notes of either series pursuant to the covenant defeasance provisions of the indenture, then certain events otherwise constituting events of default under the indenture (not including non-payment, bankruptcy, receivership and insolvency events) will no longer constitute events of defaults with respect to the notes of such series.
      In order to exercise either legal defeasance or covenant defeasance:

•	in the case of legal defeasance, we must deliver to the trustee an opinion of counsel confirming that (a) the Internal Revenue Service has published or issued to us a ruling that the legal defeasance will not have any federal income tax consequences to the holders or (b) there has been a change in the federal income tax law to that effect;

•	in the case of covenant defeasance, we must deliver to the trustee an opinion of counsel confirming that the covenant defeasance will not have any federal income tax consequences to the holders;

•	no event of default may have occurred and be continuing (other than an event of default resulting from the borrowing of funds used to make the deposit); and

•	the defeasance will not result in the breach of the indenture or any of our material agreements.

Book-Entry Delivery and Form
      The notes initially will be issued in book-entry form and represented by one or more global notes for each series. The global notes will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, as Depositary, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing notes under the limited circumstances described below, a global note may not be transferred except as a whole by the Depositary to its nominee or by the nominee to the Depositary, or by the Depositary or its nominee to a successor Depositary or to a nominee of the successor Depositary.
      DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
      DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.
      Purchases of notes within the DTC system must be made by or through direct participants, which will receive a credit for those notes on DTC’s records. The ownership interest of the actual purchaser of a note, which we sometimes refer to as “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of notes will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased notes. Transfers of ownership interests in global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes except under the limited circumstances described below.
      To facilitate subsequent transfers, all global notes deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the notes. DTC will generally have no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts notes are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.
      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.
      Redemption notices will be sent to DTC or its nominee. If less than all of the notes are being redeemed, DTC will determine the amount of the interest of each direct participant in the notes to be redeemed in accordance with DTC’s procedures.

      In any case where a vote may be required with respect to the notes, neither DTC nor Cede & Co. will give consents for or vote the global notes. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.
      Principal and interest payments on the notes will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date, unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursements of payments to the beneficial owners is the responsibility of direct and indirect participants.
      Except under the limited circumstances described below, purchasers of notes will not be entitled to have notes registered in their names and will not receive physical delivery of notes. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the notes and the indenture.
      The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in the notes.
      DTC is under no obligation to provide its services as Depositary for the notes and may discontinue providing its services at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.
      As noted above, beneficial owners of notes generally will not receive certificates representing their ownership interests in the notes. However, we will prepare and deliver certificates for the notes representing beneficial interests in the global notes if:

•	DTC notifies us that it is unwilling or unable to continue as Depositary for the global notes, or DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered, and a successor Depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have the notes represented by one or more global notes; or

•	an event of default under the indenture has occurred and is continuing with respect to the notes.
      Any beneficial interest in a global note that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for notes in definitive certificated form registered in the names that the Depositary directs. We expect that these directions will be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in the global notes.
      We obtained the information in this section and elsewhere in this prospectus and consent solicitation statement concerning DTC and DTC’s book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

DESCRIPTION OF DIFFERENCES BETWEEN THE FNT NOTES AND THE FNF NOTES
      The following is a summary comparison of the material terms of the FNF notes and of the FNT notes. The FNT notes will be issued under an indenture which will be substantially the same as the indenture under which the FNF notes were issued except for the terms described below. This summary does not purport to be complete and is qualified in its entirety by reference to the FNF indenture, the officer’s certificates that set the terms of and amended the FNF indenture with respect to each series of outstanding FNF notes and the FNT indenture. Copies of the indentures and the officers’ certificates may be obtained from the information agent and are also filed as exhibits to the registration statement of which this prospectus and consent solicitation statement is a part. See “Where You Can Find More Information” for information as to how you can obtain copies of the indentures from the Securities and Exchange Commission.
      The description below of the FNF notes reflects those notes and the related indenture as currently in effect, before any changes that would result from the consent solicitation.

The FNF Notes	The FNT Notes

Limitation on Liens

As modified by the officers’ certificates referred to above with respect to each series of FNF notes, the FNF indenture provides that FNF will not, and will not permit any restricted subsidiary to, incur, assume or guarantee any debt (as defined in the FNF indenture) secured by a lien on any part of its property, whether owned at the time of the issuance of the relevant series of FNF notes or acquired thereafter, unless FNF provides, concurrently with or prior to the incurrence, assumption or guarantee of such secured debt, that the FNF notes shall be secured equally and ratably with such secured debt.

However, these provisions do not apply to debt secured by the following liens:

• liens created under the credit agreement, dated as of February 10, 2000, by and among FNF and various financial institutions, or any document executed and delivered pursuant to or in accordance with the requirements thereof;

• liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is being contested in good faith and by proper proceedings, if FNF or the applicable restricted subsidiary has maintained adequate reserves (in the good faith judgment of the management of FNF) with respect thereto in accordance with GAAP;

• carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith by appropriate proceedings diligently prosecuted;	Limitation on Liens

The FNT indenture will provide that FNT will not, and will not permit any subsidiary to, incur, assume or guarantee any debt (as defined in the FNT indenture) secured by a lien on any shares of capital stock of any restricted subsidiary (“secured debt”) (whether such capital stock is owned or outstanding at the date of the indenture or thereafter acquired or issued, as the case may be) if, immediately after giving effect thereto, the aggregate principal amount of all secured debt (other than excluded debt, as defined below) would exceed 15% of FNT’s consolidated tangible assets (defined as FNT’s consolidated assets less goodwill), unless FNT provides, concurrently with or prior to the incurrence, assumption or guarantee of such secured debt, that the FNT notes shall be secured equally and ratably with (or prior to) such secured debt for so long as such secured debt is so secured.

However, these provisions do not apply to debt secured by the following liens (“excluded debt”):

• liens under FNT’s new credit facility, which allows for a lesser amount of borrowings than the credit facility to which FNF is a party, or under any debt agreement or instrument that refinances or replaces such facility, with the aggregate principal amount constituting excluded debt under this exception not to exceed $400 million;

• liens existing on the date of the indenture;

• liens existing at the time of acquisition of such capital stock;

• liens securing intercompany debt; and

• any extension, modification, renewal or replacement of the foregoing.

The FNF Notes	The FNT Notes

• liens existing on August 20, 2001;

• liens consisting of pledges or deposits of cash or securities made by any restricted subsidiary in the insurance business as a condition to obtaining or maintaining any licenses issued to it by, or to satisfy the requirements of, any administrative or governmental body of the state of domicile of such restricted subsidiary responsible for the regulation thereof;

• liens consisting of judgment or judicial attachment liens (other than arising as a result of claims under or related to insurance contracts or policies, retrocession agreements or reinsurance agreements); provided that the enforcement of such liens is effectively stayed or fully covered by insurance and all such liens in the aggregate at any time outstanding for FNF and its restricted subsidiaries do not exceed $20,000,000;

• liens on assets subject to, and securing obligations in respect of, leases that, in conformity with GAAP, are, or are required to be, accounted for as capital leases on the applicable balance sheet, which are entered into in the ordinary course of business and are non-recourse to FNF or its restricted subsidiaries, and other such leases in an aggregate amount not to exceed $15,000,000 at any one time outstanding;

• liens securing obligations permitted under certain sections of the previously described credit agreement, to the extent such liens are identified and permitted under such sections;

• liens arising as a result of claims under or related to insurance contracts or policies, reinsurance agreements or retrocession agreements in the ordinary course of business, or securing debt of restricted subsidiaries in the insurance business incurred or assumed in connection with the settlement of claim losses in the ordinary course of business of such restricted subsidiaries;

• liens on assets of entities that become restricted subsidiaries after August 20, 2001 securing the debt of such entity, which liens and debt previously existed and were not created in contemplation of such acquisition, and which liens are not spread to cover any other property;

• liens on assets of FNF or its restricted subsidiaries securing debt owed to FNF or a restricted subsidiary;

• so long as no default or event of default has occurred

Under the FNT indenture, “restricted subsidiary” means any of Chicago Title Insurance Company, Fidelity National Title Insurance Company, Security Union Title Insurance Company, Ticor Title Insurance Company, Ticor Title Insurance Company of Florida or Alamo Title Insurance, or any subsidiary that owns, directly or indirectly, the capital stock of any of the foregoing subsidiaries.

The FNF Notes	The FNT Notes

and is continuing, other liens securing obligations in an aggregate amount not exceeding $20,000,000; and

• any extension, renewal or replacement of the foregoing; provided that the liens are not spread to cover any additional debt or property (other than a substitution of like property).

Under the FNF indenture as amended by the officers’ certificates, a “restricted subsidiary” means all subsidiaries of FNF except FNF Capital, Inc., Fidelity Asset Management, Inc., Micro General Corporation, Fidelity National Information Solutions, Inc., any of their respective subsidiaries, and any “Excluded Subsidiary” as defined under the credit agreement described above.

Other Covenants

The FNF indenture also provides:

FNF and its subsidiaries will carry insurance in amounts and covering such risks as are consistent with coverages carried by similarly situated corporations;

FNF and its subsidiaries will keep proper books of record and account, to be examined at least annually by independent public accountants; and

FNF and its subsidiaries shall comply with all applicable laws and regulations, noncompliance with which would have a material adverse effect on them, taken as a whole.	Other Covenants There will be no comparable covenants in the FNT indenture.
Events of Default

As amended by the officers’ certificates, the FNF indenture provides that each of the following will be events of default:

• default in the payment of interest on any FNF note when due, which continues for a period of 30 days;

• default in the payment of the principal of (or premium, if any, on) any FNF note when due;

• default in the performance of any covenant of FNF in the indenture, which continues for a period of 60 days after notice to FNF as specified in the FNF indenture;

• default under any debt of FNF or under any instrument under which such debt may be issued or secured, which results in such debt in an aggregate principal amount in excess of $20 million becoming due and payable prior to the date it otherwise would have, and such acceleration not having been cured or rescinded or such debt not having been paid within 10 days after notice to FNF as specified in the indenture (the “cross-	Events of Default

The FNT indenture will contain comparable events of default with respect to FNT and the FNT notes and indenture, except that it will not contain any event of default comparable to the cross-acceleration event of default included in the FNF indenture.

The FNF Notes	The FNT Notes

acceleration event of default”); and • specified events of bankruptcy, insolvency or reorganization with respect to FNF.
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following is a summary of the material U.S. federal income tax consequences of the exchange offers and of the ownership and disposition of FNT notes after the exchange offers. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), on the Treasury Regulations promulgated thereunder, and on judicial and administrative interpretations thereof, all as in effect on the date of this prospectus and all of which are subject to change (possibly on a retroactive basis). No rulings or determinations of the Internal Revenue Service or any other authorities have been sought or secured with respect to the U.S. federal income tax consequences of the exchange offers and of the ownership and disposition of FNT notes after the exchange offers, and the discussion below is not binding on the Internal Revenue Service or such other authorities. No assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a position different from any position discussed herein.
      This summary does not address all of the U.S. federal income tax consequences of the exchange offers that may be relevant to the particular circumstances of a holder of FNF notes, and it does not address the effect of any foreign, state or local tax law on a holder. In addition, this summary does not address tax consequences for any holder other than a U.S. Holder or a non-U.S. Holder, each as defined below. This summary assumes that the FNF notes are held as capital assets.
      This summary is for general information purposes only and it is not intended to be, and should not be construed to be, legal or tax advice to any particular holder. Consequently, holders are advised to consult their own tax advisers to determine the particular tax consequences of the exchange offers and of holding or disposing of FNT notes.
Tax Consequences to Holders Who Do Not Participate in the Exchange Offers
      The exchange offers should not be a taxable event for U.S. federal income tax purposes for a holder who does not exchange FNF notes for FNT notes in connection with the exchange offers. Holders of FNF notes who do not participate in the exchange offers should recognize income in respect of FNF notes at the same time and in the same manner as they would have recognized such income had the exchange offers not occurred.
Tax Consequences to U.S. Holders Who Participate in the Exchange Offers
      The discussion under this heading, “Tax Consequences to U.S. Holders who Participate in the Exchange Offers,” assumes that each holder of FNF notes is a U.S. Holder.
      Definition of U.S. Holder. For purposes of the United States Federal Income Tax Considerations summarized in this prospectus, a “U.S. Holder” is a beneficial owner of FNF notes that is a citizen or resident of the U.S., a corporation or other entity taxable as a corporation, in either case organized in or under the laws of the U.S. or any state or political subdivision thereof, or an estate or trust that is subject to U.S. federal income taxation without regard to the source of its income. A U.S. Holder does not include, and this summary does not address the tax consequences to, certain persons subject to special provisions of U.S. federal income tax law, such as tax-exempt organizations, qualified retirement plans, financial institutions, insurance companies, partnerships, real estate investment trusts, regulated investment companies, broker-dealers, persons who hold FNF notes as part of a straddle, a hedge, a constructive sale or a conversion transaction, holders of FNF notes whose functional currency is other than the U.S. dollar, or pass-through entities and investors therein.
      Taxation of the Exchange of FNT Notes for FNF Notes. If you tender your FNF notes in connection with the exchange offers, you generally will recognize gain or loss equal to the difference between the issue price of FNT notes you receive and your tax basis in FNF notes you exchange. This gain or loss generally will be capital gain or loss, except for gain, if any, attributable to accrued market discount. Assuming that the notes subject to the exchange offers are treated as publicly traded within the meaning of the applicable Treasury Regulations, the issue price of FNT notes you receive in exchange for FNF notes should be the fair market value of such notes on the issue date, reduced by the amount of accrued unpaid interest on the FNF notes you exchange. Although the applicable Treasury Regulations are unclear in many respects and consequently are subject to varying interpretations, we believe that the requisite public trading will exist and we intend to take that position for all relevant reporting and other purposes.
      A holder that is subject to gain recognition under the rules discussed above and that purchased for less than their principal amount the FNF notes being exchanged may recognize ordinary income rather than capital gain under the market discount rules. Under those rules, unless the holder has made an election to include market discount in income as it accrues, any gain recognized by the holder will be treated as ordinary income to the extent of any market discount that has accrued on the FNF notes the holder exchanges during the period the holder owned those notes. Market discount on a note generally equals the excess, if any, of (i) the unpaid principal balance of the note at the time it is acquired by the holder, over (ii) the holder’s tax basis in the note immediately after its acquisition (subject to a de minimis exception pursuant to which market discount is considered to be zero if it is less than 0.25 percent of the unpaid principal balance of the note multiplied by the number of complete years to maturity from the date of acquisition). In general, market discount is treated as accruing over the term of the note on a straight-line basis unless the holder elects to accrue the discount on a constant-yield basis.
      Taxation of Interest. At the time of the exchange, you will recognize ordinary interest income in an amount equal to the accrued unpaid interest on the FNF notes that you have not previously included in income. Generally, you will be required to include interest received on an FNT note as ordinary income at the time it accrues or at the time it is received, in accordance with your regular method of accounting for U.S. federal income tax purposes. The interest you recognize as income on the first payment of stated interest on the FNT notes will be reduced by the amount of accrued unpaid interest on your FNF notes when you exchange them for FNT notes.
      Original Issue Discount or Amortizable Bond Premium. If the face amount of any FNT note you receive in the exchange offers exceeds the issue price of such note (and if such note does not qualify for a de minimis exception discussed below), such excess will constitute original issue discount. You must include such original issue discount in income as ordinary income as it accrues on the basis of a constant yield to maturity, regardless of whether you receive cash representing such income. Your basis in your FNT notes will increase by the amount of the original issue discount includible in your gross income as it accrues. The excess will qualify for a de minimis exception if it is less than 0.25 percent of the face amount of such note, multiplied by the number of complete years to maturity. Because we intend to determine the issue price of FNT notes by reference to the fair market value of such notes on the issue date of the FNT notes pursuant to the exchange offers, we cannot know before the exchange date whether any FNT note you receive will have original issue discount. If the FNT 5.25% notes due 2013 have the same value on the exchange date as recent estimates of the value of the FNF 2013 notes, those notes would have a discount that does not qualify for the de minimis exception and they therefore would have an original issue discount.
      If the issue price of a FNT note exceeds its face amount, you will be considered to have purchased such security with “amortizable bond premium” equal in amount to such excess. You may elect to amortize such premium by offsetting against the interest otherwise required to be included in income in respect of such FNT note during any taxable year, with the allocable portion of such premium determined under the constant yield method over the remaining term. In such case, your basis in such FNT note will be reduced by the amount of note premium offset against interest. Because we intend to determine the issue price of FNT notes by reference to the fair market value of such notes on the issue date of the FNT notes pursuant to the exchange offers, we cannot know before the exchange date whether any FNT note you receive will have amortizable bond premium. If the FNT 7.30% notes due 2011 have the same value on the exchange date as recent estimates of the value of the FNF 7.30% notes due 2011, those notes would have amortizable bond premium.
      The rules concerning discounts and premiums are complex, and you should consult your tax adviser to determine how, and to what extent, any discount or premium should be taken into account for U.S. federal income tax purposes and to determine the desirability, mechanics and consequences of making any elections in connection therewith.
      Sale, Exchange or Retirement of FNT Notes. With certain exceptions, upon the sale, exchange, or retirement of an FNT note you receive in the exchange, you will recognize gain or loss equal to the difference between the proceeds you receive in the transaction and your adjusted tax basis in the FNT notes that you transfer. Your adjusted tax basis in an FNT note generally will equal your cost for such security, which will be the issue price of the note, increased by any accrued original issue discount, and decreased by any amortized bond premium, during your holding period of the note. Gain or loss realized on the sale, exchange or retirement of an FNT note generally will be capital gain or loss and will be long-term capital gain or loss if such security is held for more than one year; payments for accrued interest not previously included in income will be treated as ordinary income.
Tax Consequences to non-U.S. Holders that Participate in the Exchange Offers
      The discussion under this heading, “Tax Consequences to non-U.S. Holders who Participate in the Exchange Offers,” assumes that each holder of notes is a non-U.S. Holder.
      Definition of non-U.S. Holders. For purposes of the United States Federal Income Tax Considerations summarized in this prospectus, a “non-U.S. Holder” is a beneficial owner of FNF notes who is an individual, corporation, estate or trust other than an individual who is a citizen or resident of the U.S.; a corporation (or an entity taxed as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S. or any subdivision thereof; an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.
      Taxation of the Exchange of FNT Notes for FNF Notes. You generally will not be subject to U.S. federal income or withholding tax on gain realized on the exchange of FNF notes for FNT notes pursuant to the exchange offers unless:

•	you are an individual present in the U.S. for 183 days or more in the year of such exchange and either:

•	you have a “tax home” in the U.S. and certain other requirements are met; or

•	the gain from the exchange is attributable to an office or other fixed place of business maintained by you in the U.S.;

•	you are an individual subject to tax pursuant to certain provisions of U.S. federal income tax law applicable to certain expatriates; or

•	the gain is effectively connected with the conduct of a U.S. trade or business. See “— Income Effectively Connected with U.S. Trade or Business.”
      However, to the extent that the fair market value of FNT notes represents accrued unpaid interest on the FNF notes, you will be required to establish an exemption from U.S. federal income tax. See “— Taxation of Interest” for a discussion of the requirements of the exemption.

      Taxation of Interest. The payment of interest on FNT notes to you by us or by any paying agent of ours will not be subject to U.S. federal income or withholding tax, provided that the interest is not effectively connected with a U.S. trade or business of yours and provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our shares;

•	you are not a controlled foreign corporation that is related to us within the meaning of the Internal Revenue Code; and

•	the U.S. payor does not have actual knowledge or reason to know that you are a U.S. person and either:

•	the beneficial owner of the FNT note certifies to the applicable payor or its agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address on IRS Form W-8BEN, or a suitable substitute, form; or

•	a financial institution (including a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business) holds the FNT note and certifies under penalties of perjury that it has received a Form W-8BEN (or a suitable substitute form) either from the beneficial owner or from a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; or the U.S. Payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-U.S. person, in accordance with U.S. Treasury regulations.
      If the interest paid to you on FNT notes is effectively connected with a U.S. trade or business of yours, see “— Income Effectively Connected with U.S. Trade or Business.”
      Payments made that are attributable to original issue discount generally will be treated in the same manner as payments of interest, as just described.
      Gain on Disposition of the FNT Notes. You generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or redemption of FNT notes unless:

•	you are an individual present in the U.S. for 183 days or more in the year of such sale, exchange or redemption and either:

•	you have a “tax home” in the U.S. and other requirements are met; or

•	the gain from the disposition is attributable to an office or other fixed place of business maintained by you in the U.S.;

•	you are an individual subject to tax pursuant to certain provisions of U.S. federal income tax law applicable to certain expatriates; or

•	the gain is effectively connected with your conduct of a U.S. trade or business. See “— Income Effectively Connected with U.S. Trade or Business.”
      However, to the extent that disposition proceeds represent either interest accruing between interest payment dates or original issue discount accruing while you held the FNT note, you may be required to establish an exemption from U.S. federal income and withholding tax. See “— Taxation of Interest.”
      Income Effectively Connected with U.S. Trade or Business. Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. Holder with respect to income or gain on an FNF note or on an FNT note if such income or gain is effectively connected with a U.S. trade or business of yours. Effectively connected income received, or gain realized, by a corporate non-U.S. Holder also may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments. This effectively connected income or gain will not be subject to withholding tax if the holder delivers the appropriate form, currently an IRS Form W-8ECI, to the payor.

Backup Withholding and Information Reporting
      U.S. Holders. Interest payments made on, or the proceeds of the sale or other disposition of, FNT notes may be subject to information reporting and U.S. federal backup withholding tax (currently at the rate of 28%) if the recipient of those payments fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Information reporting and backup withholding also may apply with respect to the holders of FNF notes who participate in the exchange. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against the holder’s U.S. federal income tax, provided that the required information is furnished to the Internal Revenue Service.
      Non-U.S. Holders. In general, backup withholding and information reporting will not apply to interest payments made on, or the proceeds of the sale or other disposition of, the FNT notes, or in connection with the exchange of FNF notes pursuant to the exchange offers, if the holder establishes by providing a certificate or, in some cases, by providing other evidence, that the holder is not a U.S. person. Additional exemptions are available for certain payments made outside the U.S. Non-U.S. Holders of FNT notes or of FNF notes are urged to consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions, and the procedure for obtaining such an exemption, if available. Any amount withheld from a payment to a non-U.S. Holder under the backup withholding rules will be allowable as a credit against the holder’s U.S. federal income tax, provided that the required information is furnished to the Internal Revenue Service.
LEGAL MATTERS
      Certain legal matters in connection with the exchange offer will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae LLP.
EXPERTS
      The combined financial statements and schedules of Fidelity National Title Group, Inc. and its subsidiaries, as of December 31, 2004, and 2003, and for each of the years in the three-year period ended December 31, 2004, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the combined financial statements refers to the adoption, effective January 1, 2003, of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” related to stock-based employee compensation.
      The consolidated financial statements and schedules of Fidelity National Financial, Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports on the consolidated financial statements and schedules refer to the adoption, effective January 1, 2003, of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” related to stock-based employee compensation.

INDEX TO FINANCIAL STATEMENTS
FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Fidelity National Title Group, Inc.:
      We have audited the accompanying Combined Balance Sheets of Fidelity National Title Group, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related Combined Statements of Earnings, Equity and Comprehensive Earnings and Cash Flows for each of the years in the three-year period ended December 31, 2004. These Combined Financial Statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these Combined Financial Statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the Combined Financial Statements referred to above present fairly, in all material respects, the financial position of Fidelity National Title Group, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.
      The Combined Financial Statements for 2002 were prepared using Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” to record stock-based employee compensation. As discussed in Note A to the Combined Financial Statements, effective January 1, 2003, the Company adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, to record stock-based employee compensation, applying the prospective method of adoption in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.”
/s/ KPMG LLP
Jacksonville, Florida
August 16, 2005, except for Note A,
which is as of September 26, 2005

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
COMBINED BALANCE SHEETS

	As of December 31,

	2004	2003

	(In thousands)
ASSETS
Investments:
Fixed maturities available for sale, at fair value, at December 31, 2004 and 2003 includes $265,639 and $262,193, respectively, of pledged fixed maturity securities related to secured trust deposits	$2,174,817	$1,615,704
Equity securities, at fair value	115,070	65,407
Other long-term investments	21,219	17,596
Short-term investments, at December 31, 2004 and 2003 includes $280,351 and $185,956, respectively, of pledged short-term investments related to secured trust deposits	508,383	811,475

Total investments	2,819,489	2,510,182
Cash and cash equivalents, at December 31, 2004 and 2003 includes $195,200 and $231,142, respectively, of pledged cash related to secured trust deposits	268,414	395,857
Trade receivables, net of allowance of $11,792 in 2004 and $12,833 in 2003	145,447	132,579
Notes receivable, net of allowance of $1,740 in 2004 and $1,555 in 2003 and includes notes from related parties of $22,800 in 2004 and $26,598 in 2003	39,196	41,358
Goodwill	959,600	920,278
Prepaid expenses and other assets	311,730	296,942
Title plants	301,610	280,024
Property and equipment, net	164,916	161,368
Due from FNF	63,689	44,076

	$5,074,091	$4,782,664

LIABILITIES AND EQUITY
Liabilities:
Accounts payable and accrued liabilities	$603,705	$591,535
Notes payable	22,390	54,259
Reserve for claim losses	980,746	932,439
Secured trust deposits	735,295	671,882
Deferred tax liabilities	51,248	60,875

	2,393,384	2,310,990
Minority interests	3,951	2,488
Equity:
Investment by FNF	2,719,056	2,481,038
Accumulated other comprehensive loss	(42,300)	(11,852)

	2,676,756	2,469,186

	$5,074,091	$4,782,664

See Notes to Combined Financial Statements.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
COMBINED STATEMENTS OF EARNINGS

	Year Ended December 31,

	2004	2003	2002

	(In thousands)
Revenue:
Direct title insurance premiums	$2,003,447	$2,105,317	$1,557,769
Agency title insurance premiums, includes $106.3 million, $284.9 million and $53.0 million of premiums from related parties in 2004, 2003 and 2002, respectively (see Note A)	2,714,770	2,595,433	1,989,958

Total title premiums	4,718,217	4,700,750	3,547,727
Escrow and other title related fees, includes $8.4 million, $7.3 million and $6.7 million of revenue from related parties in 2004, 2003 and 2002, respectively (see Note A)	1,039,835	1,058,729	790,787

Total title and escrow	5,758,052	5,759,479	4,338,514
Interest and investment income, includes $1.0 million, $0.7 million and $0.5 million of interest revenue from related parties in 2004, 2003 and 2002, respectively (see Note A)	64,885	56,708	72,305
Realized gains and losses, net	22,948	101,839	584
Other income	43,528	52,689	55,927

	5,889,413	5,970,715	4,467,330

Expenses:
Personnel costs, excludes $34.5 million, $14.8 million and $9.9 million of personnel costs allocated to related parties in 2004, 2003 and 2002, respectively (see Note A)	1,680,805	1,692,895	1,260,070
Other operating expenses, includes $53.8 million, $15.8 million and $4.9 million of other operating expenses from related parties net of amounts allocated to related parties in 2004, 2003 and 2002, respectively (see Note A)	849,554	817,597	633,193
Agent commissions, includes agent commissions of $93.6 million, $250.7 million and $46.7 million paid to related parties in 2004, 2003 and 2002, respectively (see Note A)	2,117,122	2,035,810	1,567,112
Depreciation and amortization	95,718	79,077	53,042
Provision for claim losses	259,402	248,834	175,963
Interest expense	3,885	4,582	8,586

	5,006,486	4,878,795	3,697,966

Earnings before income taxes and minority interest	882,927	1,091,920	769,364
Income tax expense	323,598	407,736	276,970

Earnings before minority interest	559,329	684,184	492,394
Minority interest	1,165	859	624

Net earnings	$558,164	$683,325	$491,770

Unaudited proforma net earnings per share — basic and diluted	$3.22	—	—
Unaudited proforma weighted average shares outstanding — basic and diluted	172,951	—	—

See Notes to Combined Financial Statements.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
COMBINED STATEMENTS OF EQUITY AND COMPREHENSIVE EARNINGS

		Accumulated Other
	Investment by	Comprehensive		Comprehensive
	FNF	Earnings (Loss)	Total Equity	Earnings (Loss)

	(In thousands)
Balance, December 31, 2001	$1,740,917	$470	$1,741,387	$—
Other comprehensive loss-minimum pension liability adjustment — net of tax	—	(15,871)	(15,871)	(15,871)
Other comprehensive earnings-unrealized gain on investments — net of tax	—	26,882	26,882	26,882
Net contribution of capital	144,016	—	144,016
Dividend to FNF	(153,700)	—	(153,700)
Net earnings	491,770	—	491,770	491,770

Balance, December 31, 2002	2,223,003	11,481	2,234,484	502,781

Other comprehensive loss-minimum pension liability adjustment — net of tax	—	(9,988)	(9,988)	(9,988)
Other comprehensive earnings-unrealized loss on investments — net of tax	—	(13,345)	(13,345)	(13,345)
Net distribution of capital	(16,390)	—	(16,390)
Dividend to FNF	(408,900)	—	(408,900)
Net earnings	683,325	—	683,325	683,325

Balance, December 31, 2003	2,481,038	(11,852)	2,469,186	659,992

Other comprehensive loss-minimum pension liability adjustment — net of tax	—	(11,764)	(11,764)	(11,764)
Other comprehensive earnings-unrealized loss on investments — net of tax	—	(18,684)	(18,684)	(18,684)
Net contribution of capital	117,854	—	117,854	—
Dividend to FNF	(438,000)	—	(438,000)	—
Net earnings	558,164	—	558,164	558,164

Balance, December 31, 2004	$2,719,056	(42,300)	$2,676,756	$527,716

See Notes to Combined Financial Statements.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2004	2003	2002

	(In thousands)
Cash Flows From Operating Activities:
Net earnings	$558,164	$683,325	$491,770
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	95,718	79,077	53,042
Net increase in reserve for claim losses	6,088	38,158	6,920
Gain on sales of investments and other assets	(22,948)	(101,839)	(584)
Stock-based compensation cost	5,418	4,864	—
Changes in assets and liabilities, net of effects from acquisitions:
Net decrease (increase) in secured trust deposits	1,514	11,647	(5,129)
Net increase in trade receivables	(11,241)	(7,630)	(35,000)
Net decrease in prepaid expenses and other assets	18,295	58,829	105,916
Net (decrease) increase in accounts payable, accrued liabilities and minority interests	(12,309)	62,735	112,437
Net increase in income taxes	7,099	23,462	21,928

Net cash provided by operating activities	645,798	852,628	751,300

Cash Flows From Investing Activities:
Proceeds from sales of investment securities available for sale	2,579,401	1,849,862	1,061,356
Proceeds from maturities of investment securities available for sale	204,783	318,302	161,538
Proceeds from sales of real estate, property and equipment	5,620	5,141	2,765
Collections of notes receivable	7,788	15,480	22,764
Additions to title plants	(6,533)	(1,105)	(569)
Additions to property and equipment	(70,636)	(80,418)	(64,093)
Additions to capitalized software	(415)	(16,133)	(35,048)
Additions to notes receivable	(5,414)	(3,665)	—
Purchases of investment securities available for sale	(3,244,321)	(2,184,319)	(1,387,840)
Net proceeds (purchases) of short-term investment activities	277,736	(76,192)	(288,788)
Acquisition of businesses, net of cash acquired	(115,712)	(8,352)	10,633

Net cash used in investing activities	(367,703)	(181,399)	(517,282)

Cash Flows From Financing Activities:
Borrowings	132	238	21,063
Debt service payments	(33,367)	(56,062)	(89,365)
Net contribution from (distribution to) parent	101,639	(180,118)	2,510
Dividends paid	(438,000)	(408,900)	(153,700)

Net cash used in financing activities	(369,596)	(644,842)	(219,492)

Net (decrease) increase in cash and cash equivalents, excluding pledged cash related to secured trust deposits	(91,501)	26,387	14,526
Cash and cash equivalents, excluding pledged cash related to secured trust deposits, at beginning of year	164,715	138,328	123,802

Cash and cash equivalents, excluding pledged cash related to secured trust deposits, at end of year	$73,214	$164,715	$138,328

See Notes to Combined Financial Statements.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS

A.	Summary of Significant Accounting Policies
      The following describes the significant accounting policies of Fidelity National Title Group, Inc. (“FNT”) and its subsidiaries (collectively, the “Company”) which have been followed in preparing the accompanying Combined Financial Statements.
     Description of Business
      On September 26, 2005, Fidelity National Financial, Inc. (FNF) declared a dividend to its stockholders of record as of October 6, 2005 which will result in a distribution of 17.5% of its interest in FNT which represents the title insurance segment of FNF.
      FNT is currently a wholly-owned subsidiary of FNF. On September 26, 2005 FNF received all regulatory approvals required to contribute to FNT, all of the legal entities that are combined for presentation in these historical financial statements. FNF will distribute to its current stockholders 0.175 shares of FNT Class A common stock for each share of FNF common stock held on the record date and FNF will beneficially own 100% of the FNT Class B common stock representing 82.5% of the Company’s outstanding common stock. FNT Class B common stock will have ten votes per share while FNT Class A common stock will have one vote per share. Based on FNF having approximately 173 million outstanding shares, there will be approximately 30.3 million Class A common shares outstanding and 142.7 million Class B common shares outstanding. Following the distribution FNF will control 97.9% of the voting rights of FNT.
      Prior to the distribution the Company intends to issue two $250 million intercompany notes payable to FNF, with terms that mirror FNF’s existing $250 million 7.30% public debentures due in August 2011 and $250 million 5.25% public debentures due in March 2013. Proceeds from the issuance of the 2011 public debentures were used by FNF to repay debt incurred in connection with the acquisition of the Company’s subsidiary, Chicago Title, and the proceeds from the 2013 public debentures were used for general corporate purposes. Following the issuance of the intercompany notes, the Company may make an exchange offer in which the Company would offer to exchange the outstanding FNF notes for notes the Company would issue having substantially the same terms and deliver the FNF notes received to FNF to reduce the debt under the intercompany notes. The Company also plans to enter into a credit agreement in the amount of between $300 million and $400 million. The Company currently anticipates that prior to the distribution it would borrow $150 million under this facility and pay it to FNF in satisfaction of a $150 million intercompany note issued by one of the Company’s subsidiaries to FNF in August 2005. FNF also currently owns other operating businesses, including Fidelity National Information Services, Inc. (“FIS”), which provides software and servicing solutions for the financial services and real estate industries, and Fidelity National Insurance Company (“FNIC”), which operates various specialty lines of insurance, including flood, homeowners, automobile and certain niche personal lines.
      Fidelity National Title Group, Inc., through its principal subsidiaries, is the largest title insurance company in the United States. The Company’s title insurance underwriters — Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title — together issue all of the Company’s title insurance policies in 49 states, the District of Columbia, Guam, Puerto Rico, the U.S. Virgin Islands, and in Canada and Mexico. The Company operates its business through a single segment, title and escrow, and does not generate significant revenue from outside the United States. Although the Company earns title premiums on residential and commercial sale and refinance real estate transactions, the Company does not separately track its revenues from these various types of transactions.
     Principles of Consolidation and Basis of Presentation
      The accompanying Combined Financial Statements include those assets, liabilities, revenues and expenses directly attributable to the Company’s operations and allocations of certain FNF corporate assets, liabilities and expenses to the Company. These amounts have been allocated to the Company on a basis that is considered by management to reflect most fairly the utilization of services provided to or the benefit

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
obtained by the Company. Management believes the methods used to allocate these amounts are reasonable. All intercompany profits, transactions and balances between the combined entities have been eliminated. The Company’s investments in non-majority-owned partnerships and affiliates are accounted for on the equity method. The Company records minority interest liabilities related to minority shareholders interest in consolidated affiliates. All dollars presented herein are in thousands of dollars unless otherwise noted.
     Unaudited proforma net earnings per share
      Unaudited proforma net earnings per share is calculated using the number of outstanding shares of FNF as of June 30, 2005 because upon completion of the distribution the number of our outstanding shares of common stock will equal the number of FNF shares outstanding on the date of distribution.
     Transactions with Related Parties
      The Company’s historical financial statements reflect transactions with FNF and those being conducted by another FNF subsidiary, Fidelity National Information Services, Inc. (“FIS”).
      A detail of related party items included in revenues is as follows:

	2004	2003	2002

	(In millions)
Agency title premiums earned	$106.3	$284.9	$53.0
Rental income earned	8.4	7.3	6.7
Interest revenue	1.0	0.7	0.5

Total revenue	$115.7	$292.9	$60.2
      A detail of related party items included in operating expenses is as follows:

Agency title commissions	$93.6	$250.7	$46.7
Data processing costs	56.6	12.4	—
Data processing costs allocated	—	(5.4)	(5.8)
Corporate services allocated	(84.5)	(48.7)	(28.6)
Title insurance information expense	28.6	28.2	24.3
Other real-estate related information	$9.9	$11.4	$3.7
Software expense	5.8	2.6	1.3
Rental expense	2.8	0.5	—

Total expenses	$112.8	$251.7	$41.6

Total pretax impact of related party activity	$2.9	$41.2	$18.6

      Included as a reduction of expenses for all periods are payments from FNF and FIS relating to the provision by FNT of corporate services to FNF and to FIS and its subsidiaries. These corporate services include accounting, internal audit and treasury, payroll, human resources, tax, legal, purchasing, risk management, mergers & acquisitions and general management. For the years ended December 31, 2004, 2003 and 2002, our expenses were reduced by $9.4 million, $9.2 million and $7.0 million, respectively, related to the provision of corporate services by the Company to FNF and its subsidiaries (other than FIS and its subsidiaries). For the years ended December 31, 2004, 2003 and 2002, our expenses were reduced by $75.1 million, $39.5 million and $21.6 million, respectively, related to the provision of corporate services by us to FIS and its subsidiaries.
      The Company does business with the lender outsourcing solutions segment of FIS, which includes title agency functions whereby an FIS subsidiary acts as the title agent in the issuance of title insurance policies by a title insurance underwriter owned by the Company and in connection with certain trustee sales

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
guarantees, a form of title insurance issued as part of the foreclosure process. As a result, the Company’s title insurance subsidiaries pay commissions on title insurance policies sold through FIS. For 2004, 2003 and 2002 these FIS operations generated $106.3 million, $284.9 million and $53.0 million of revenues for the Company, which the Company records as agency title premiums. The Company paid FIS commissions at the rate of 88% of premiums generated, equal to $93.6 million, $250.7 million and $46.7 million for 2004, 2003 and 2002, respectively.
      The Company also has historically leased equipment to a subsidiary of FIS. Revenue relating to these leases was $8.4 million, $7.3 million and $6.7 million in 2004, 2003 and 2002, respectively.
      The title plant assets of several of the Company’s title insurance subsidiaries are managed or maintained by a subsidiary of FIS. The underlying title plant information and software continues to be owned by each of the Company’s title insurance underwriters, but FIS manages and updates the information in return for either (i) a cash management fee or (ii) the right to sell that information to title insurers, including title insurance underwriters that the Company owns and other third party customers. In most cases, FIS is responsible for keeping the title plant assets current and fully functioning, for which the Company pays a fee to FIS based on the Company’s use of, or access to, the title plant. For 2004, 2003 and 2002 the Company’s payments to FIS under these arrangements were $28.9 million, $28.2 million and $24.3 million, respectively. In addition, since November 2004, each applicable title insurance underwriter in turn has received a royalty on sales of access to its title plant assets. For the year ended December 31, 2004, the revenues from these title plant royalties were $0.3 million. The Company has also entered into agreements with FIS that permit FIS and certain of its subsidiaries to access and use (but not to re-sell) the starters databases and back plant databases of the Company’s title insurance subsidiaries. Starters databases are the Company’s databases of previously issued title policies and back plant databases contain historical records relating to title that are not regularly updated. Each of the Company’s applicable title insurance subsidiaries receives a fee for any access to or use of its starters and back plant databases by FIS. The Company also does business with additional entities within the information services segment of FIS that provide real estate information to the Company’s operations. The Company recorded expenses of $9.9 million, $11.4 million and $3.7 million in 2004, 2003 and 2002, respectively.
      Included in the Company’s expenses for 2004 and 2003 are amounts paid to a subsidiary of FIS for the provision by FIS to FNT of IT infrastructure support, data center management and related IT support services. For 2004 and 2003, the amounts included in the Company’s expenses to FIS for these services were $56.6 million and $12.4 million, respectively. Prior to September 2003, the Company performed these services itself and provided them to FIS. During 2003 and 2002, FNT received payments from FIS of $5.4 million and $5.8 million relating to these services that offset the Company’s other operating expenses. In addition, we incurred software expenses relating to an agreement with a subsidiary of FIS that amounted to expense of $5.8 million, $2.6 million, and $1.3 million in 2004, 2003, and 2002, respectively.
      The Company believes the amounts earned by the Company or charged to the Company under each of the foregoing arrangements are fair and reasonable. Although the commission rate paid on the title insurance premiums written by the FIS title agencies was set without negotiation, the Company believes the commissions earned are consistent with the average rate that would be available to a third party title agent given the amount and the geographic distribution of the business produced and the low risk of loss profile of the business placed. In connection with the title plant management and maintenance services provided by FIS, the Company believe that the fees charged to the Company by FIS are at approximately the same rates that FIS and other similar vendors charge unaffiliated title insurers. The IT infrastructure support and data center management services provided to the Company by FIS is priced within the range of prices that FIS offers to its unaffiliated third party customers for the same types of services. However, the amounts the Company earned or were charged under these arrangements were not negotiated at arm’s-length, and may not represent the terms that the Company might have obtained from an unrelated third party.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      Amounts Due from FNF are as follows:

	As of December 31
	2004	2003

	(In millions)
Notes receivable from FNF	$22.8	$26.6
Taxes due from FNF	63.6	44.1
      The Company has notes receivable from FNF relating to agreements between its title underwriters and FNF. These notes amounted to $22.8 million and $26.6 million at December 31, 2004 and 2003, respectively. As of December 31, 2004, these notes bear interest at 2.66%. The Company earned interest revenue of $1.0 million, $0.7 million and $0.5 million relating to these notes during 2004, 2003 and 2002, respectively. All other intercompany payables and receivables relating to transactions between the Company and FNF and its other subsidiaries are considered contributed to capital in these historical financial statements. These transactions consist of receivables and payables arising through intercompany transactions in the normal course of business, such as those noted above.
      The Company is included in FNF’s consolidated tax returns and thus any income tax liability or receivable is due to/from FNF. As of December 31, 2004 and 2003, the Company had recorded a receivable from FNF relating to overpayment of taxes of $63.6 million and $44.1 million, respectively.
      Our financial statements for 2004 and 2003 reflect allocations for a lease of office space to us for our corporate headquarters and business operations. In connection with the distribution, we will enter into a lease with FIS, pursuant to which FIS will lease office space to us for our corporate headquarters and business operations.

Investments
      Fixed maturity securities are purchased to support the investment strategies of the Company, which are developed based on factors including rate of return, maturity, credit risk, tax considerations and regulatory requirements. Fixed maturity securities which may be sold prior to maturity to support the Company’s investment strategies are carried at fair value and are classified as available for sale as of the balance sheet dates. Fair values for fixed maturity securities are principally a function of current interest rates and are based on quoted market prices. Included in fixed maturities are mortgage-backed securities, which are recorded at purchased cost. Discount or premium is recorded for the difference between the purchase price and the principal amount. The discount or premium is amortized using the interest method and is recorded as an adjustment to interest and investment income. The interest method results in the recognition of a constant rate of return on the investment equal to the prevailing rate at the time of purchase or at the time of subsequent adjustments of book value. Changes in prepayment assumptions are accounted for retrospectively.
      Equity securities are considered to be available for sale and are carried at fair value as of the balance sheet dates. Fair values are based on quoted market prices.
      Other long-term investments consist primarily of equity investments accounted for under the equity method of accounting.
      Short-term investments, which consist primarily of securities purchased under agreements to resell, commercial paper and money market instruments, which have an original maturity of one year or less, are carried at amortized cost, which approximates fair value.
      Realized gains and losses on the sale of investments are determined on the basis of the cost of the specific investments sold and are credited or charged to income on a trade date basis. Unrealized gains or losses on fixed maturity and equity securities which are classified as available for sale, net of applicable deferred income taxes (benefits), are excluded from earnings and credited or charged directly to a separate

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
component of stockholders’ equity. If any unrealized losses on fixed maturity or equity securities are deemed other-than-temporary, such unrealized losses are recognized as realized losses.

Cash and Cash Equivalents
      For purposes of reporting cash flows, highly liquid instruments purchased with original maturities of three months or less are considered cash equivalents. The carrying amounts reported in the Combined Balance Sheets for these instruments approximate their fair value.

Fair Value of Financial Instruments
      The fair values of financial instruments presented in the applicable notes to the Company’s Combined Financial Statements are estimates of the fair values at a specific point in time using available market information and appropriate valuation methodologies. These estimates are subjective in nature and involve uncertainties and significant judgment in the interpretation of current market data. Therefore, the fair values presented are not necessarily indicative of amounts the Company could realize or settle currently. The Company does not necessarily intend to dispose of or liquidate such instruments prior to maturity.

Trade and Notes Receivables
      The carrying values reported in the Combined Balance Sheets for trade and notes receivables approximate their fair value.

Goodwill
      Goodwill represents the excess of cost over fair value of identifiable net assets acquired and assumed in a business combination. SFAS No. 142, Goodwill and Intangible Assets (“SFAS No. 142”) requires that intangible assets with estimable lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144). SFAS No. 142 also provides that goodwill and other intangible assets with indefinite useful lives should not be amortized, but shall be tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. The Company measures for impairment on an annual basis.
      As required by SFAS No. 142, the Company completed annual goodwill impairment tests in the fourth quarter of each respective year using a September 30 measurement date, and has determined fair value were in excess of carrying value. Accordingly, no goodwill impairments have been recorded.

Other Intangible Assets
      The Company has other intangible assets which consist primarily of customer relationships and trademarks which are generally recorded in connection with acquisitions at their fair value. Customer relationships are amortized over their estimated useful lives using an accelerated method which takes into consideration expected customer attrition rates over a ten-year period. Contractual relationships are generally amortized over their contractual life. Trademarks are considered intangible assets with indefinite lives and are reviewed for impairment at least annually in accordance with SFAS No. 142.
      At December 31, 2004 and December 31, 2003, included in prepaid and other assets on the combined balance sheets were other intangible assets of $61.5 million, less accumulated amortization of $22.7 million, and $39.5 million, less accumulated amortization of $8.1 million, respectively. Amortization expense relating to other intangible assets was $13.0 million, $1.9 million and $0.7 million for the years ended 2004, 2003 and 2002, respectively.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Capitalized Software
      Capitalized software includes software acquired in business acquisitions, purchased software and internally developed capitalized software. Purchased software is recorded at cost and amortized using the straight-line method over a three-year period and software acquired in a business acquisition is recorded at its fair value upon acquisition and amortized using straight-line and accelerated methods over its estimated useful life, generally three to seven years. Capitalized computer software development costs are accounted for in accordance with SOP No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. At the beginning of application development, software development costs, which include salaries and related payroll costs and costs of independent contractors incurred during development, are capitalized. Research and development costs incurred prior to application development, of a product are expensed as incurred and are not significant. The cost of internally developed computer software is amortized on a product-by-product basis when ready for use for internally developed software and the date of purchase for purchased software. The capitalized cost of internally developed capitalized software is amortized on a straight-line basis over its estimated useful life, generally seven years.
      At December 31, 2004 and December 31, 2003, included in prepaid and other assets on the combined balance sheets were capitalized software costs of $101.0 million, less accumulated amortization of $23.7 million, and $93.3 million, less accumulated amortization of $7.7 million, respectively. Amortization expense relating to computer software was $17.2 million, $14.4 million and $2.5 million for the years ended 2004, 2003 and 2002, respectively.

Title Plants
      Title plants are recorded at the cost incurred to construct or obtain and organize historical title information to the point it can be used to perform title searches. Costs incurred to maintain, update and operate title plants are expensed as incurred. Title plants are not amortized as they are considered to have an indefinite life if maintained. Sales of title plants are reported at the amount received net of the adjusted costs of the title plant sold. Sales of title plant copies are reported at the amount received. No cost is allocated to the sale of copies of title plants unless the carrying value of the title plant is diminished or impaired.

Property and Equipment
      Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is computed primarily using the straight-line method based on the estimated useful lives of the related assets: thirty years for buildings and three to seven years for furniture, fixtures and computer equipment. Leasehold improvements are amortized on a straight-line basis over the lesser of the term of the applicable lease or the estimated useful lives of such assets.

Reserve for Claim Losses
      The Company’s reserve for claim losses includes known claims for title insurance as well as losses the Company expects to incur, net of recoupments. Each known claim is reserved based on a review by the Company as to the estimated amount of the claim and the costs required to settle the claim. Reserves for claims which are incurred but not reported are established at the time premium revenue is recognized based on historical loss experience and other factors, including industry trends, claim loss history, current legal environment, geographic considerations and type of policy written.
      The reserve for claim losses also includes reserves for losses arising from the escrow, closing and disbursement functions due to fraud or operational error.
      If a loss is related to a policy issued by an independent agent, the Company may proceed against the independent agent pursuant to the terms of the agency agreement. In any event, the Company may proceed

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
against third parties who are responsible for any loss under the title insurance policy under rights of subrogation.

Secured Trust Deposits
      In the state of Illinois, a trust company is permitted to commingle and invest customers’ assets with those of the Company, pending completion of real estate transactions. Accordingly, the Company’s Combined Balance Sheets reflects a secured trust deposit liability of $735.3 million and $671.9 million at December 31, 2004 and 2003, respectively, representing customers’ assets held by us and corresponding assets including cash and investments pledged as security for those trust balances.

Income Taxes
      The Company’s operating results have been historically included in FNF’s Consolidated U.S. Federal and State income tax returns. The provision for income taxes in the Combined Statements of Earnings is made at rates consistent with what the Company would have paid as a stand-alone taxable entity. The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities and expected benefits of utilizing net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years during which temporary differences are expected to be settled and reflected in the financial statements in the period enacted.

Reinsurance
      In a limited number of situations, the Company limits its maximum loss exposure by reinsuring certain risks with other insurers. The Company also earns a small amount of additional income, which is reflected in the Company’s direct premiums, by assuming reinsurance for certain risks of other insurers. The Company also cedes a portion of certain policy and other liabilities under agent fidelity, excess of loss and case-by-case reinsurance agreements. Reinsurance agreements provide that in the event of a loss (including costs, attorneys’ fees and expenses) exceeding the retained amounts, the reinsurer is liable for the excess amount assumed. However, the ceding company remains primarily liable in the event the reinsurer does not meet its contractual obligations.

Revenue Recognition
      Direct title insurance premiums and escrow and other title-related fees are recognized as revenue at the time of closing of the related transaction as the earnings process is then considered complete, whereas premium revenues from agency operations and agency commissions include an accrual based on estimates of the volume of transactions that have closed in a particular period for which premiums have not yet been reported to us. The accrual for agency premiums is necessary because of the lag between the closing of these transactions and the reporting of these policies to us by the agent.

Stock-Based Compensation Plans
      Certain FNT employees are participants in FNF’s stock-based compensation plans, which provide for the granting of incentive and nonqualified stock options, restricted stock and other stock-based incentive awards for officers and key employees. The amounts below are based on allocation of FNF’s stock compensation expense relating to awards given to FNT employees during the historical period.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      The Company accounts for stock-based compensation using the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123) effective as of the beginning of 2003. Under the fair value method of accounting, compensation cost is measured based on the fair value of the award at the grant date and recognized over the service period. The Company has elected to use the prospective method of transition, as permitted by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (SFAS No. 148). Under this method, stock-based employee compensation cost is recognized from the beginning of 2003 as if the fair value method of accounting had been used to account for all employee awards granted, modified, or settled in years beginning after December 31, 2002. The Company has provided for stock compensation expense of $5.4 million and $4.9 million for the years ended December 31, 2004 and 2003, respectively, which is included in personnel costs in the Combined Statements of Earnings, as a result of the adoption of SFAS No. 148.
      The following table illustrates the effect on net earnings for the years ended December 31, 2004, 2003 and 2002 as if the Company had applied the fair value recognition provisions of SFAS No. 123 to all awards held by FNT employees who are plan participants (in thousands):

	Year Ended December 31,

	2004	2003	2002

	(In thousands)
Net earnings, as reported	$558,164	$683,325	$491,770
Add: Stock-based compensation expense included in reported net earnings, net of related tax effects	3,360	3,016	—
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(4,268)	(8,124)	(12,071)

Pro forma net earnings	$557,256	$678,217	$479,699

Management Estimates
      The preparation of these Combined Financial Statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Combined Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
B.     Acquisitions
      The results of operations and financial position of the entities acquired during any year are included in the Combined Financial Statements from and after the date of acquisition. The Company generally employs an outside third party valuation firm to value the identifiable intangible and tangible assets and liabilities of each of its acquisitions. Based on this valuation any differences between the fair value of the identifiable assets and liabilities and the purchase price paid is recorded as goodwill. Proforma disclosures for acquisitions is considered immaterial to the results of operations for 2004, 2003, and 2002.

American Pioneer Title Insurance Company
      On March 22, 2004, FNF acquired American Pioneer Title Insurance Company (“APTIC”) for $115.2 million in cash, subject to certain equity adjustments. APTIC is a 45-state licensed title insurance underwriter with significant agency operations and computerized title plant assets in the state of Florida.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
APTIC operates under the Company’s Ticor Title brand. The Company recorded approximately $34.5 million in goodwill and approximately $10.6 in other amortizable intangible assets relating to this transaction.

LandCanada
      On October 9, 2003, FNF acquired LandCanada, a provider of title insurance and related mortgage document production in Canada, for $17.6 million in cash. The Company recorded approximately $8.7 million in goodwill relating to this transaction.

Key Title Company
      On March 31, 2003, FNF acquired Key Title Company (“Key Title”) for $22.5 million in cash. Key Title operates in 12 counties in the state of Oregon. The Company recorded approximately $2.0 million in goodwill relating to this transaction.
     ANFI, Inc.
      On March 26, 2003, FNF merged with ANFI, Inc. (“ANFI”), which is predominately a California underwritten title company, and ANFI became a wholly-owned subsidiary of FNF. In the merger, each share of ANFI common stock (other than ANFI common stock FNF already owned) was exchanged for 0.454 shares of the Company’s common stock. FNF issued 5,183,103 shares of its common stock worth approximately $136.7 million to the ANFI stockholders in the merger, net of cash acquired. The Company recorded approximately $83.6 million in goodwill and $33.1 million in other amortizable intangible assets relating to this transaction.
     Acquisition of Micro General Corporation
      On July 9, 2002, FNF acquired the shares it did not already own of Micro General, the Company’s majority-owned public subsidiary, through the issuance of stock of a separate publicly traded majority-owned subsidiary of FNF. The value of these shares was approximately $140.4 million.
C.     Investments
      The carrying amounts and fair values of the Company’s fixed maturity securities at December 31, 2004 and 2003 are as follows:

	December 31, 2004

			Gross	Gross
	Carrying	Amortized	Unrealized	Unrealized
	Value	Cost	Gains	Losses	Fair Value

	(In thousands)
Fixed maturity investments (available for sale):
U.S. government and agencies	$707,007	$708,885	$1,058	$(2,936)	$707,007
States and political subdivisions	991,696	982,794	11,975	(3,073)	991,696
Corporate debt securities	388,429	392,518	320	(4,409)	388,429
Foreign government bonds	4,189	4,178	11	—	4,189
Mortgage-backed securities	83,496	83,311	354	(169)	83,496

	$2,174,817	$2,171,686	$13,718	$(10,587)	$2,174,817

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	December 31, 2003

			Gross	Gross
	Carrying	Amortized	Unrealized	Unrealized
	Value	Cost	Gains	Losses	Fair Value

	(In thousands)
Fixed maturity investments (available for sale):
U.S. government and agencies	$495,665	$488,694	$7,082	$(111)	$495,665
States and political subdivisions	787,385	767,459	20,091	(165)	787,385
Corporate debt securities	269,555	268,596	2,091	(1,132)	269,555
Foreign government bonds	3,535	3,522	13	—	3,535
Mortgage-backed securities	59,564	58,294	1,271	(1)	59,564

	$1,615,704	$1,586,565	$30,548	$(1,409)	$1,615,704

      The change in unrealized gains (losses) on fixed maturities for the years ended December 31, 2004, 2003, and 2002 was $(26.1) million, $(20.6) million and $25.6 million, respectively.
      The following table presents certain information regarding contractual maturities of the Company’s fixed maturity securities at December 31, 2004:

	December 31, 2004

	Amortized
Maturity	Cost	% of Total	Fair Value	% of Total

	(In thousands)
One year or less	$342,855	15.8%	$343,171	15.8%
After one year through five years	1,083,385	49.9	1,084,365	49.9
After five years through ten years	405,776	18.7	407,356	18.7
After ten years	256,359	11.8	256,429	11.8
Mortgage-backed securities	83,311	3.8	83,496	3.8

	$2,171,686	100.0%	$2,174,817	100.0%

Subject to call	$261,289	12.0%	$263,741	12.1%

      Fixed maturity securities valued at approximately $71.9 million and $64.6 million were on deposit with various governmental authorities at December 31, 2004 and 2003, respectively, as required by law.
      Expected maturities may differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.
      Equity securities at December 31, 2004 and 2003 consist of investments in various industry groups as follows:

	December 31,

	2004		2003

		Fair		Fair
	Cost	Value	Cost	Value

	(In thousands)
Banks, trust and insurance companies	$1	$5	$1	$5
Industrial, miscellaneous and all other	108,573	115,065	54,400	65,402

	$108,574	$115,070	$54,401	$65,407

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      The carrying value of the Company’s investment in equity securities is fair value. As of December 31, 2004, gross unrealized gains and gross unrealized losses on equity securities were $9.8 million and $3.3 million, respectively. Gross unrealized gains and gross unrealized losses on equity securities were $11.3 million and $0.3 million, respectively, as of December 31, 2003.
      The change in unrealized gains (losses) on equity securities for the years ended December 31, 2004, 2003 and 2002 was $(4.5) million, $(0.8) million and $16.0 million, respectively.
      Interest and investment income consists of the following:

	Year Ended December 31,

	2004	2003	2002

	(In thousands)
Cash and cash equivalents	$1,909	$1,513	$1,332
Fixed maturity securities	55,817	45,973	55,502
Equity securities	(44)	1,749	1,635
Short-term investments	5,435	5,594	10,624
Notes receivable	1,768	1,879	3,212

	$64,885	$56,708	$72,305

      Net realized gains amounted to $22.9 million, $101.8 million and $0.5 million for the years ended December 31, 2004, 2003 and 2002, respectively. Included in 2003 net realized gains is a $51.7 million realized gain as a result of InterActive Corp’s acquisition of Lending Tree Inc. and the subsequent sale of the Company’s InterActive Corp common stock and a realized gain of $21.8 million on the sale of New Century Financial Corporation common stock. Included in 2002 net realized gains are other-than-temporary impairment losses of $5.1 million recorded on CKE Restaurants, Inc. during the fourth quarter of 2002 and $3.3 million recorded on MCI WorldCom bonds in the second quarter of 2002.
      During the years ended December 31, 2004, 2003 and 2002, gross realized gains on sales of fixed maturity securities considered available for sale were $8.6 million, $17.6 million and $26.1 million, respectively; and gross realized losses were $0.3 million, $2.2 million and $7.7 million, respectively. Gross proceeds from the sale of fixed maturity securities considered available for sale amounted to $2,063.5 million, $724.4 million and $1,434.1 million during the years ended December 31, 2004, 2003 and 2002, respectively.
      During the years ended December 31, 2004, 2003 and 2002, gross realized gains on sales of equity securities considered available for sale were $30.6 million, $98.9 million and $18.5 million, respectively; and gross realized losses were $23.4 million, $7.8 million and $49.9 million, respectively. Gross proceeds from the sale of equity securities amounted to $622.9 million, $760.9 million and $342.7 million during the years ended December 31, 2004, 2003 and 2002, respectively.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2004 were as follows:

	Less than 12 Months		12 Months or Longer		Total

		Unrealized		Unrealized		Unrealized
2004	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

U.S. government and agencies	$576,655	$(2,725)	$40,517	$(211)	$617,172	$(2,936)
States and political subdivisions	286,222	(2,609)	39,019	(462)	325,241	(3,071)
Mortgage-backed securities	22,309	(170)	—	—	22,309	(170)
Corporate debt securities	242,147	(2,615)	114,808	(1,794)	356,955	(4,409)
Equity securities	64,739	(1,998)	33,554	(1,332)	98,293	(3,330)

Total temporary impaired securities	$1,192,072	$(10,117)	$227,898	$(3,799)	$1,419,970	$(13,916)

	Less than 12 Months		12 Months or Longer		Total

		Unrealized		Unrealized		Unrealized
2003	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

U.S. government and agencies	$81,137	$(111)	$—	$—	$81,137	$(111)
States and political subdivisions	40,258	(165)	—	—	40,258	(165)
Mortgage-backed securities	2,782	(1)	—	—	2,782	(1)
Corporate debt securities	121,096	(1,121)	2,712	(11)	123,808	(1,132)
Equity securities	33,196	(273)	—	(73)	33,196	(346)

Total temporary impaired securities	$278,469	$(1,671)	$2,712	$(84)	$281,181	$(1,755)

      During 2004, the Company incurred an impairment charge relating to two investments that it determined to be other than temporarily impaired, which resulted in a charge of $6.8 million. Unrealized losses relating to U.S. government, state and political subdivisions and corporate securities were caused by interest rate increases. Since the decline in fair value of these investments is attributable to changes in interest rates and not credit quality, and the Company has the intent and ability to hold these securities, the Company does not consider these investments other-than-temporarily impaired.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

D.	Property and Equipment
      Property and equipment consists of the following:

	December 31,

	2004	2003

	(In thousands)
Land	$3,968	$4,904
Buildings	22,726	26,399
Leasehold improvements	71,475	66,042
Furniture, fixtures and equipment	348,229	301,152

	446,398	398,497
Accumulated depreciation and amortization	(281,482)	(237,129)

	$164,916	$161,368

E.	Goodwill
      Goodwill consists of the following:

Balance, December 31, 2002	$811,611
Goodwill acquired during the year	108,667

Balance, December 31, 2003	920,278
Goodwill acquired during the year	39,322

Balance, December 31, 2004	$959,600

F.	Accounts Payable and Accrued Liabilities
      Accounts payable and accrued liabilities consist of the following:

	December 31,

	2004	2003

	(Dollars in thousands)
Salaries and incentives	$186,057	$164,620
Accrued benefits	218,121	165,127
Trade accounts payable	33,958	80,968
Accrued recording fees and transfer taxes	48,827	54,045
Accrued premium taxes	24,343	34,008
Other accrued liabilities	92,399	92,767

	$603,705	$591,535

G.	Notes Payable
      Notes payable were $22.4 million and $54.3 million at December 31, 2004 and 2003, respectively. The majority of these outstanding notes are lease-backed and other notes, secured by security interests in certain leases and underlying equipment with interest due monthly at various fixed interest rates ranging from 5.65% to 9.0%, due at various dates in 2005.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

H.	Income Taxes
      Income tax expense consists of the following:

	Year Ended December 31,

	2004	2003	2002

	(In thousands)
Current	$298,737	$311,435	$266,996
Deferred	24,861	96,301	9,974

	$323,598	$407,736	$276,970

      Total income tax expense for the years ended December 31 was allocated as follows (in thousands):

	2004	2003	2002

Statement of earnings	$323,598	$407,736	$276,970
Other comprehensive income:
Minimum pension liability adjustment	(6,909)	(6,401)	(10,170)
Unrealized gains on investment securities, net	(10,786)	(7,939)	15,121

Total income tax expense (benefit) allocated to other comprehensive income	(17,695)	(14,340)	4,951

Total income taxes	$305,903	$393,396	$281,921

      A reconciliation of the federal statutory rate to the Company’s effective tax rate is as follows:

	Year Ended
	December 31,

	2004	2003	2002

Federal statutory rate	35.0%	35.0%	35.0%
Federal benefit of state taxes	(0.8)	(0.9)	(0.9)
Tax exempt interest income	(1.0)	(0.6)	(0.9)
State income taxes	2.3	2.5	2.6
Non-deductible expenses	0.6	0.5	0.1
Other	0.5	0.8	0.1

	36.6%	37.3%	36.0%

      The significant components of deferred tax assets and liabilities at December 31, 2004 and 2003 consist of the following:

	December 31,

	2004	2003

	(In thousands)
Deferred Tax Assets:
Employee benefit accruals	$68,278	$43,011
Pension	24,318	25,294
Accrued liabilities	8,474	10,480
State income taxes	10,793	12,915
Other	8,777	12,031
Lease accounting	—	3,223
Insurance reserve basis differences	—	22,051

Total deferred tax assets	120,640	129,005

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	December 31,

	2004	2003

	(In thousands)
Deferred Tax Liabilities:
Amortization of goodwill and intangible assets	(27,040)	(62,697)
Title plant	(58,141)	(54,641)
Other	(18,973)	(32,698)
Depreciation	(22,083)	(20,143)
Insurance reserve basis differences	(26,589)	—
Investment securities	(8,395)	(10,665)
Bad debts	(10,667)	(9,036)

Total deferred tax liabilities	(171,888)	(189,880)

Net deferred tax liability	$(51,248)	$(60,875)

      Management believes that based on its historical pattern of taxable income, the Company will produce sufficient income in the future to realize its net deferred tax assets or the realization of its deferred tax assets will coincide with the turnaround in its deferred tax liabilities. A valuation allowance will be established for any portion of a deferred tax asset that management believes may not be realized. Adjustments to the valuation allowance will be made if there is a change in management’s assessment of the amount of deferred tax asset that is realizable.
      As of January 1, 2005 the Internal Revenue Service has selected FNF to participate in a new pilot program (Compliance Audit Program or CAP) that is a real-time audit for 2005 and future years. The Internal Revenue Service is also currently examining FNF’s tax returns for years 2003 and 2002. Management believes the ultimate resolution of this examination will not result in a material adverse effect to the Company’s financial position or results of operations.

I.	Summary of Reserve for Claim Losses
      A summary of the reserve for claim losses:

	Year Ended December 31,

	2004	2003	2002

	(In thousands)
Beginning balance	$932,439	$887,973	$881,053
Reserves assumed(1)	38,597	4,203	—
Claim loss provision related to:
Current year	275,982	237,919	207,290
Prior years	(16,580)	10,915	(31,327)

Total claim loss provision	259,402	248,834	175,963
Claims paid, net of recoupments related to:
Current year	(19,095)	(11,591)	(10,058)
Prior years	(230,597)	(196,980)	(158,985)

Total claims paid, net of recoupments	(249,692)	(208,571)	(169,043)

Ending balance	$980,746	$932,439	$887,973

Provision for claim losses as a percentage of title premiums	5.5%	5.3%	5.0%

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(1)	The Company assumed APTIC’s outstanding reserve for claim losses in connection with its acquisition in 2004. The Company assumed ANFI’s outstanding reserve for claim losses in connection with its acquisition in 2003.
      The title loss provision in the current year reflects a higher estimated loss for the 2004 policy year offset in part by a favorable adjustment from previous policy years. Consistent with 2002, the favorable adjustment was attributable to lower than expected payment levels on previous issue years that included periods of increased resale activity as well as a high proportion of refinance business. As a result, title policies issued in previous years have been replaced by the more recently issued policies, therefore generally terminating much of the loss exposure on the previously issued policies. The unfavorable development during 2003 reflects the higher than expected payment levels on previously issued policies.

J.	Commitments and Contingencies
      The Company’s title insurance underwriting subsidiaries are, in the ordinary course of business, subject to claims made under, and from time-to-time are named as defendants in legal proceedings relating to, policies of insurance they have issued or other services performed on behalf of insured policyholders and other customers. The Company believes that the reserves reflected in its Combined Financial Statements are adequate to pay losses and loss adjustment expenses which may result from such claims and proceedings; however, such estimates may be more or less than the amount ultimately paid when the claims are settled.
      In the ordinary course of business, the Company is involved in various pending and threatened litigation matters related to its operations, some of which include claims for punitive or exemplary damages. The Company believes that no actions, other than those listed below, depart from customary litigation incidental to its business. As background to the disclosure below, please note the following:

•	These matters raise difficult and complicated factual and legal issues and are subject to many uncertainties and complexities, including but not limited to the underlying facts of each matter, novel legal issues, variations between jurisdictions in which matters are being litigated, differences in applicable laws and judicial interpretations, the length of time before many of these matters might be resolved by settlement or through litigation and, in some cases, the timing of their resolutions relative to other similar cases brought against other companies, the fact that many of these matters are putative class actions in which a class has not been certified and in which the purported class may not be clearly defined, the fact that many of these matters involve multi-state class actions in which the applicable law for the claims at issue is in dispute and therefore unclear, and the current challenging legal environment faced by large corporations and insurance companies.

•	In these matters, plaintiffs seek a variety of remedies including equitable relief in the form of injunctive and other remedies and monetary relief in the form of compensatory damages. In most cases, the monetary damages sought include punitive or treble damages. Often more specific information beyond the type of relief sought is not available because plaintiffs have not requested more specific relief in their court pleadings. In general, the dollar amount of damages sought is not specified. In those cases where plaintiffs have made a specific statement with regard to monetary damages, they often specify damages just below a jurisdictional limit regardless of the facts of the case. This represents the maximum they can seek without risking removal from state court to federal court. In our experience, monetary demands in plaintiffs’ court pleadings bear little relation to the ultimate loss, if any, we may experience.

•	For the reasons specified above, it is not possible to make meaningful estimates of the amount or range of loss that could result from these matters at this time. The Company reviews these matters on an on-going basis and follow the provisions of SFAS No. 5, “Accounting for Contingencies” when

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

making accrual and disclosure decisions. When assessing reasonably possible and probable outcomes, the Company bases its decision on its assessment of the ultimate outcome following all appeals.

•	In the opinion of the Company’s management, while some of these matters may be material to the Company’s operating results for any particular period if an unfavorable outcome results, none will have a material adverse effect on its overall financial condition.
      Several class actions are pending in Ohio, Pennsylvania and Florida alleging improper premiums were charged for title insurance. The cases allege that the named defendant companies failed to provide notice of premium discounts to consumers refinancing their mortgages, and failed to give discounts in refinancing transactions in violation of the filed rates. The actions seek refunds of the premiums charged and punitive damages. Recently the court’s order denying class certification in one of the Ohio actions was reversed and the case was remanded to the trial court for further proceedings. The Company intends to vigorously defend the actions.
      A class action in California alleges that the Company violated the Real Estate Settlement Procedures Act (“RESPA”) and state law by giving favorable discounts or rates to builders and developers for escrow fees and requiring purchasers to use Chicago Title Insurance Company for escrow services. The action seeks refunds of the premiums charged and additional damages. The Company intends to vigorously defend this action.
      A shareholder derivative action was filed in Florida on February 11, 2005 alleging that the Company’s directors and certain executive officers breached their fiduciary and other duties, and exposed the Company to potential fines, penalties and suits in the future, by permitting so called contingent commissions to obtain business. The Company and the directors and executive officers named as defendants filed Motions to Dismiss the action on June 3, 2005. The plaintiff abandoned his original complaint and responded to the motions by filing an amended Complaint on July 13, 2005, and the Company, along with the directors and executive officers named as defendants, must respond to the amended Complaint by August 29, 2005. The amended complaint repeats the allegations of the original complaint and adds allegations about “captive reinsurance” programs, which the Company continues to believe were lawful. These “captive reinsurance” programs are the subject of investigations by several state departments of insurance and attorney generals. The Company intends to vigorously defend this action.
      None of the cases described above includes a statement as to the dollar amount of damages demanded. Instead, each of the cases includes a demand in an amount to be proved at trial. Two of the cases, Dubin and Markowitz, state that the damages per class member are less than the jurisdictional limit for removal to federal court.
      Several state departments of insurance and attorney generals are investigating so called “captive reinsurance” programs whereby some of the Company’s title insurance underwriters reinsured policies through reinsurance companies owned or affiliated with brokers, builders or bankers. Some investigating agencies claim these programs unlawfully compensated customers for the referral of title insurance business. Although the Company believed and continues to believe the programs were lawful, the programs have been discontinued. The Company recently negotiated a settlement with the California Department of Insurance with respect to that department’s inquiry into captive reinsurance programs in the title insurance industry. Under the terms of the settlement, the Company will refund approximately $7.7 million to those consumers whose California property was subject to a captive reinsurance arrangement and will also pay a penalty of $5.6 million. As part of the settlement, the Company denied any wrongdoing. The Company continues to cooperate with other investigating authorities, and no other actions have been filed by the authorities against the Company or its underwriters.
      In conducting its operations, the Company routinely holds customers’ assets in escrow, pending completion of real estate transactions. Certain of these amounts are maintained in segregated bank accounts

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
and have not been included in the accompanying Combined Balance Sheets. The Company has a contingent liability relating to proper disposition of these balances for our customers, which amounted to $6.6 billion at December 31, 2004. As a result of holding these customers’ assets in escrow, the Company has ongoing programs for realizing economic benefits during the year through favorable borrowing and vendor arrangements with various banks. There were no investments or loans outstanding as of December 31, 2004 and 2003 related to these arrangements.
      The Company leases certain of its premises and equipment under leases which expire at various dates. Several of these agreements include escalation clauses and provide for purchases and renewal options for periods ranging from one to five years.
      Future minimum operating lease payments are as follows (dollars in thousands):

2005	$109,380
2006	94,805
2007	75,338
2008	51,216
2009	28,933
Thereafter	19,699

Total future minimum operating lease payments	$379,371

      Rent expense incurred under operating leases during the years ended December 31, 2004, 2003 and 2002, was $140.8 million, $127.3 million and $105.7 million, respectively.

K.	Regulation
      Our insurance subsidiaries, including underwriters, underwritten title companies and independent agents, are subject to extensive regulation under applicable state laws. Each of the insurance underwriters is subject to a holding company act in its state of domicile which regulates, among other matters, the ability to pay dividends and investment policies. The laws of most states in which the Company transacts business establish supervisory agencies with broad administrative powers relating to: issuing and revoking licenses to transact business; regulating trade practices; licensing agents; approving policy forms; prescribing accounting principles and financial practices; establishing reserve and capital and surplus as regards policyholders (“capital and surplus”) requirements; defining suitable investments and approving rate schedules.
      Pursuant to statutory accounting requirements of the various states in which the Company’s title insurance subsidiaries are licensed, they must defer a portion of premiums earned as an unearned premium reserve for the protection of policyholders and must maintain qualified assets in an amount equal to the statutory requirements. The level of unearned premium reserve required to be maintained at any time is determined by statutory formula based upon either the age, number of policies and dollar amount of policy liabilities underwritten or the age and dollar amount of statutory premiums written. As of December 31, 2004, the combined statutory unearned premium reserve required and reported for the Company’s title insurance subsidiaries was $1,176.6 million.
      The insurance commissioners of their respective states of domicile regulate the Company’s title insurance subsidiaries. Regulatory examinations usually occur at three-year intervals, and certain of these examinations are currently ongoing.
      The Company’s insurance subsidiaries are subject to regulations that restrict their ability to pay dividends or make other distributions of cash or property to their immediate parent company without prior approval from the Department of Insurance of their respective states of domicile. As of December 31, 2004,

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
$1,731.3 million of the Company’s net assets are restricted from dividend payments without prior approval from the Departments of Insurance. During 2005, the Company’s title insurance subsidiaries can pay or make distributions to the Company of approximately $207.5 million, without prior approval.
      The combined statutory capital and surplus of the Company’s title insurance subsidiaries was $887.2 million, $872.3 million and $612.6 million as of December 31, 2004, 2003 and 2002, respectively. The combined statutory earnings of the Company’s title insurance subsidiaries were $371.0 million, $477.9 million and $162.6 million for the years ended December 31, 2004, 2003 and 2002, respectively.
      As a condition to continued authority to underwrite policies in the states in which the Company’s title insurance subsidiaries conduct their business, the subsidiaries are required to pay certain fees and file information regarding their officers, directors and financial condition. In addition, the Company’s escrow and trust business is subject to regulation by various state banking authorities.
      Pursuant to statutory requirements of the various states in which the Company’s title insurance subsidiaries are domiciled, they must maintain certain levels of minimum capital and surplus. Each of the Company’s title underwriters has complied with the minimum statutory requirements as of December 31, 2004.
      The Company’s underwritten title companies are also subject to certain regulation by insurance regulatory or banking authorities, primarily relating to minimum net worth. Minimum net worth of $7.5 million, $2.5 million, $3.0 million and $0.4 million is required for Fidelity National Title Company, Fidelity National Title Company of California, Chicago Title Company and Ticor Title Company of California, respectively. The Company is in compliance with all of its respective minimum net worth requirements at December 31, 2004.

L.	Employee Benefit Plans

Stock Purchase Plan
      The Company’s employees participate in the Fidelity National Financial, Inc. Employee Stock Purchase Plan (ESPP). Under the terms of the ESPP and subsequent amendments, eligible employees may voluntarily purchase, at current market prices, shares of FNF’s common stock through payroll deductions. Pursuant to the ESPP, employees may contribute an amount between 3% and 15% of their base salary and certain commissions. Shares purchased are allocated to employees, based upon their contributions. The Company contributes varying matching amounts as specified in the ESPP. The Company recorded $8.6 million, $11.5 million, and $7.9 million, respectively, for the years ended December 31, 2004, 2003 and 2002 relating to the participation of the FNT employees in the ESPP.

401(k) Profit Savings Plan
      The Company’s employees are covered by a qualified 401(k) plan sponsored by FNF. Eligible employees may contribute up to 40% of their pretax annual compensation, up to the amount allowed pursuant to the Internal Revenue Code. FNF generally matches 50% of each dollar of employee contribution up to 6% of the employee’s total eligible compensation. The Company recorded $20.1 million, $19.0 million, and $15.3 million, respectively, for the years ended December 31, 2004, 2003 and 2002 relating to the participation of FNT employees in the 401(k) plan.

Stock Option Plans
      Certain Company employees are participants in FNF’s stock-based compensation plans, which provide for the granting of incentive and nonqualified stock options, restricted stock and other stock-based incentive awards for officers and key employees. Grants of incentive and nonqualified stock options under these plans

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
have generally provided that options shall vest equally over three years and generally expire ten years after their original date of grant. All options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. However, certain of these plans allow for the option exercise price for each share granted pursuant to a nonqualified stock option to be less than the fair market value of the common stock on the date of grant to reflect the application of the optionee’s deferred bonus, if applicable.
      In 2003, FNF issued to certain Company employees rights to purchase shares of restricted common stock (Restricted Shares). A portion of the Restricted Shares vest over a five-year period and a portion of the Restricted Shares vest over a four-year period, of which one-fifth vested immediately on the date of grant. The Company recorded stock-based compensation expense of $2.6 million and $1.6 million in connection with the issuance of Restricted Shares to FNT employees for the years ended December 31, 2004 and 2003 which was based on an allocation of compensation expense to the Company for personnel who provided services to the Company.
      The Company follows the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), for stock-based employee compensation. Under the fair value method of accounting, compensation cost is measured based on the fair value of the award at the grant date and recognized over the service period. The Company has elected to use the prospective method of transition, as permitted by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (SFAS No. 148). Under this method, stock-based employee compensation cost is recognized from the beginning of 2003 as if the fair value method of accounting had been used to account for all employee awards granted, modified, or settled in years beginning after December 31, 2002. The Company was allocated stock-based compensation expense of $5.4 million and $4.9 million for the years ended December 31, 2004 and 2003 which is included in personnel costs in the Combined Statements of Earnings, as a result of the adoption of SFAS No. 123.
      Pro forma information regarding net earnings and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for all of its employee stock options under the fair value method of that statement. The fair value for these FNF options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions. The risk free interest rates used in the calculation are the rates that correspond to the weighted average expected life of an option. The risk free interest rate used for options granted during the years ended December 31, 2004, 2003 and 2002 was 3.2%, 2.0% and 2.0%, respectively. A volatility factor for the expected market price of FNF common stock of 34%, 43% and 44% was used for options granted for the years ended December 31, 2004, 2003 and 2002, respectively. The expected dividend yield used for 2004, 2003, and 2002 was 2.5%, 1.4% and 1.3%, respectively. A weighted average expected life of 3.8 years, 3.5 years and 3.25 years was used for 2004, 2003 and 2002 respectively.
      Other disclosures required by SFAS No. 123 have not been provided because the SFAS No. 123 pro forma expense disclosures were prepared based upon an allocation methodology that allocates to the Company expenses associated with portions of individual awards, rather than entire awards.
     Pension Plans
      In connection with the Chicago Title merger, the Company assumed Chicago Title’s noncontributory defined benefit pension plan (the “Pension Plan”).
      The Pension Plan covered certain Chicago Title employees. Plan benefits are based on years of service and the employee’s average monthly compensation in the highest 60 consecutive calendar months during the 120 months ending at retirement or termination. Effective December 31, 2000, the Pension Plan was frozen and there will be no future credit given for years of service or changes in salary.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      The following table sets forth the funded status of the Pension Plan as of December 31, 2004, 2003 and 2002:

	2004	2003	2002

	(In thousands)
Change in Benefit Obligation:
Net benefit obligation at beginning of year	$131,984	$111,132	$103,268
Service cost	—	—	—
Interest cost	8,650	8,104	7,582
Actuarial loss	20,918	20,676	16,085
Gross benefits paid	(11,297)	(7,928)	(15,803)

Net benefit obligation at end of year	$150,255	$131,984	$111,132

Change in Pension Plan Assets:
Fair value of plan assets at beginning of year	$77,700	$66,232	$76,019
Actual return on plan assets	2,811	7,196	(7,595)
Employer contributions	18,000	12,200	13,611
Gross benefits paid	(11,297)	(7,928)	(15,803)

Fair value of plan assets at end of year	$87,214	$77,700	$66,232

Funded status at end of year	$(63,041)	$(54,284)	$(44,900)
Unrecognized net actuarial loss	80,261	61,588	45,173

Net amount recognized at end of year	$17,220	$7,304	$273

      The accumulated benefit obligation (ABO) is the same as the projected benefit obligation (PBO) due to the pension plan being frozen as of December 31, 2000.
      Under Statement of Financial Accounting Standards No. 87, “Employers’ Accounting for Pensions,” (“SFAS No. 87”) the measurement date shall be as of the date of the financial statements, or if used consistently from year to year, as of a date not more than three months prior to that date. The Company’s measurement date is December 31.
      The net pension liability included in accounts payable and accrued liabilities as of December 31, 2004 and 2003 is $63.0 million and $54.2 million, respectively. The net pension liability at December 31, 2004 and 2003 includes the additional minimum pension liability adjustment of $18.7 million and $16.4 million, respectively, which was recorded as a net of tax charge of $11.8 million and $10.0 million to accumulated other comprehensive earnings (loss) in 2004 and 2003 in accordance with SFAS No. 87.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      The components of net periodic (income) expense included in the results of operations for 2004, 2003 and 2002 are as follows:

	2004	2003	2002

	(In thousands)
Service cost	$—	$—	$—
Interest cost	8,650	8,104	7,582
Expected return on assets	(7,570)	(7,128)	(7,639)
Amortization of actuarial loss	7,004	4,193	634

Total net periodic (income) expense	$8,084	$5,169	$577

One time charges:
Settlement charge	—	—	4,604

Total net expense	$8,084	$5,169	$5,181

Pension Assumptions
      Weighted-average assumptions used to determine benefit obligations at December 31, are as follows:

	2004		2003

Discount rate	5.75%		6.25%
Rate of compensation increase	N/A	(a)	N/A	(a)
      Weighted-average assumptions used to determine net expense for years ended December 31 are as follows:

	2004	2003	2002

Discount rate	6.25%	6.75%	7.25%
Expected return on plan assets	8.5%	8.5%	9.0%
Rate of compensation increase	N/A (a)	N/A (a)	N/A (a)

(a)	Rate of compensation increase is not applicable due to the pension being frozen at December 31, 2000.
     Pension Plan Assets
      The expected long term rate of return on plan assets was 8.5% in 2004 and 2003, derived using the plan’s asset mix, historical returns by asset category, expectations for future capital market performance, and the fund’s past experience. Both the plan’s investment policy and the expected long-term rate of return assumption are reviewed periodically. The Company’s strategy is to focus on a one to three-year investment horizon, maintaining equity securities at 50-55% of total assets while maintaining an average duration in debt securities, extending that duration as interest rates rise and maintaining cash funds at appropriate levels relating to the current economic environment.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      The Company’s pension plan asset allocation at December 31, 2004 and 2003 and target allocation for 2005 are as follows:

	Target	Percentage of
	Allocation	Plan Assets

Asset Category	2005	2004		2003

Equity securities	50–55%	—		58.7%
Debt securities	15–25	—		18.8
Insurance annuities	10–20	—		13.9
Other (Cash)	5–25%	100.0	%(a)	8.6

Total		100.0%		100.0%

(a)	Investments were all cash at December 31, 2004 as the Company was in the process of transferring the assets from one investment manager to another.
      The Company does not hold any investments in its own equity securities within its pension plan assets.

Pension Plan Cash Flows

Plan Contributions
      The Company’s funding policy is to contribute annually at least the minimum required contribution under the Employee Retirement Income Security Act (ERISA). Contributions are intended to provide not only for benefits accrued to date, but also for those expected to be earned in the future. In 2004 and 2003, the Company made contributions of $18.0 million and $12.2 million, respectively. Due to regulatory requirements, the Company is not required to make a contribution to the pension plan in 2005. The Company has not yet determined if a voluntary contribution to the plan will be made in 2005.

Plan Benefit Payments
      A detail of actual and expected benefit payments is as follows (in thousands):

Actual Benefit Payments
2003	$7,928
2004	11,927
Expected Future Payments
2005	$10,164
2006	9,959
2007	10,094
2008	10,232
2009	10,179
2010–2014	51,614

Postretirement Plans
      The Company assumed certain health care and life insurance benefits for retired Chicago Title employees in connection with the Chicago Title merger. Beginning on January 1, 2001, these benefits were offered to all employees who meet specific eligibility requirements. The costs of these benefit plans are accrued during the periods the employees render service.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      The Company is both self-insured and fully insured for its postretirement health care and life insurance benefit plans, and the plans are not funded. The health care plans provide for insurance benefits after retirement and are generally contributory, with contributions adjusted annually. Postretirement life insurance benefits are contributory, with coverage amounts declining with increases in a retiree’s age.
      The accrued cost of the accumulated postretirement benefit obligation included in the Company’s Combined Balance Sheets at December 31, 2004, 2003 and 2002 is as follows:

	2004	2003	2002

	(In thousands)
Change in Benefit Obligation:
Net benefit obligation at beginning of year	$22,684	$22,757	$22,405
Service cost	205	221	247
Interest cost	1,281	1,405	1,546
Plan participants’ contributions	1,513	1,646	1,643
Plan amendments	—	—	—
Actuarial (gain) loss	(348)	537	360
Gross benefits paid	(3,895)	(3,882)	(3,444)

Net benefit obligation at end of year	$21,440	$22,684	$22,757

Change in Plan Assets:
Fair value of plan assets at beginning of year	$—	$—	$—
Employer contributions	2,382	2,236	1,801
Plan participants’ contributions	1,513	1,646	1,643
Gross benefits paid	(3,895)	(3,882)	(3,444)

Fair value of plan assets at end of year	$—	$—	$—

Funded status at end of year	$(21,440)	$(22,684)	$(22,757)
Unrecognized net actuarial loss	4,533	5,212	4,950
Unrecognized prior service cost	(1,610)	(4,315)	(7,019)

Net accrued cost of accumulated postretirement benefit obligation included in accounts payable and accrued liabilities	$(18,517)	$(21,787)	$(24,826)

      In December 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (“the Act”) became law in the United States. The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit. The Company has elected to recognize the effects of the Act in measures of the benefit obligation and cost.
      Under Statement of Financial Accounting Standards No. 106, “Accounting for Postretirement Benefits Other Than Pensions,” the measurement date shall be as of the date of the financial statements, or if used consistently from year to year, as of a date not more than three months prior to that date. The Company’s measurement date is December 31.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      The Company’s postretirement health care and life insurance costs included in the results of operations for 2004, 2003 and 2002 are as follows:

	2004	2003	2002

	(In thousands)
Service cost	$205	$221	$247
Interest cost	1,281	1,405	1,546
Amortization of prior service cost	(2,704)	(2,704)	(2,704)
Amortization of actuarial loss	330	274	330

Total net periodic (income) expense	$(888)	$(804)	$(581)

One time charges:
Curtailment charge (credit)	—	—	—

Total net benefit (income) expense	$(888)	$(804)	$(581)

Postretirement Benefit Assumptions
      Weighted-average assumptions used to determine benefit obligations at December 31 are as follows:

	2004	2003

Discount rate	5.75%	6.25%
Health care cost trend rate assumed for next year	9%	10%
Rate that the cost trend rate gradually declines to	5%	5%
Year that the rate reaches the rate it is assumed to remain at	2009	2009
      Weighted-average assumptions used to determine net expense for years ended December 31 are as follows:

	2004	2003	2002

Discount rate	6.25%	6.75%	7.25%
Health care cost trend rate assumed for next year	10%	11%	12%
Rate that the cost trend rate gradually declines to	5%	5%	5%
Year that the rate reaches the rate it is assumed to remain at	2009	2009	2009
      Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One-Percentage-Point	One-Percentage-Point
	Increase	Decrease

	(In thousands)
Effect on total of service and interest cost	$87	$(79)
Effect on postretirement benefit obligation	$1,156	$(1,047)

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Postretirement Cash Flows
      A detail of actual and expected benefit payments is as follows (in thousands):

Benefit Payments
2003	$2,236
2004	1,513
Expected Future Payments
2005	$2,145
2006	2,328
2007	2,481
2008	2,579
2009	2,598
2010-2014	11,446

M.	Supplementary Cash Flow Information
      The following supplemental cash flow information is provided with respect to interest and tax payments, as well as certain non-cash investing and financing activities.

	Year Ended December 31,

	2004	2003	2002

	(In thousands)
Cash paid during the year:
Interest	$3,934	$4,725	$12,822
Acquisitions:
Fair value of assets acquired	$162,245	$217,132	$129,841
Less: Liabilities assumed	46,533	48,543	29

Total purchase price	115,712	168,589	129,812
Less: Cash purchase price, net of cash acquired	115,712	8,352	(10,633)

Non-cash purchase price	$—	$160,237	$140,445

Other non-cash contributions of capital primarily stock option allocation	$4,276	$3,491	$1,061

Total non-cash contribution of capital	$4,276	$163,728	$141,506

N.	Financial Instruments with Off-Balance Sheet Risk and Concentration of Risk
      In the normal course of business the Company and certain of its subsidiaries enter into off-balance sheet credit risk associated with certain aspects of its title insurance business and other activities.
      The Company generates a significant amount of title insurance premiums in California, Texas and Florida. In 2004, 2003 and 2002, California, Texas and Florida accounted for 22.4%, 10.9% and 10.3%, 25.2%, 11.2% and 6.6% and 25.2%, 12.1% and 6.1% of total title premiums, respectively.
      Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments, lease receivables, residual interests in securitizations and trade receivables.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      The Company places its cash equivalents and short-term investments with high credit quality financial institutions and, by policy, limits the amount of credit exposure with any one financial institution. Investments in commercial paper of industrial firms and financial institutions are rated investment grade by nationally recognized rating agencies.
      Concentrations of credit risk with respect to trade receivables are limited because a large number of geographically diverse customers make up the Company’s customer base, thus spreading the trade receivables credit risk. The Company controls credit risk through monitoring procedures.

O.	Recent Accounting Pronouncements
      In December 2004, the FASB issued FASB Statement No. 123R (“SFAS No. 123R”), “Share-Based Payment”, which requires that compensation cost relating to share-based payments be recognized in the Company’s financial statements. During 2003, the Company adopted the fair value recognition provision of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), for stock-based employee compensation, effective as of the beginning of 2003. The Company had elected to use the prospective method of transition, as permitted by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS No. 148”). Under this method, stock-based employee compensation cost is recognized from the beginning of 2003 as if the fair value method of accounting had been used to account for all employee awards granted, modified, or settled in years beginning after December 31, 2002. SFAS No. 123R does not allow for the prospective method, but requires the recording of expense relating to the vesting of all unvested options beginning in the first quarter of 2006. Since the Company adopted SFAS No. 123 in 2003, the impact of recording additional expense in 2006 under SFAS No. 123R relating to options granted prior to January 1, 2003 will not be significant. SFAS No. 123R will be effective for the Company January 1, 2006.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED COMBINED BALANCE SHEETS

	As of June 30,	As of December 31,
	2005	2004

	(In thousands)
ASSETS
Investments:
Fixed maturities available for sale, at fair value, at June 30, 2005 includes $296,814 and $141,090 of pledged fixed maturities relating to secured trust deposits and securities lending program, respectively and December 31, 2004 includes $265,639 of pledged fixed maturity securities related to secured trust deposits	$2,525,060	$2,174,817
Equity securities, at fair value at June 30, 2005 includes $1,699 of pledged equities related to securities lending program	142,883	115,070
Other long-term investments	20,884	21,219
Short-term investments, at June 30, 2005 and December 31, 2004 includes $393,286 and $280,351, respectively, of pledged short-term investments related to secured trust deposits	735,983	508,383

Total investments	3,424,810	2,819,489
Cash and cash equivalents, at June 30, 2005 and December 31, 2004 includes $370,771 and $195,200, respectively, of pledged cash related to secured trust deposits	614,555	268,414
Trade receivables, net of allowance of $11,252 at June 30, 2005 and $11,792 at December 31, 2004	185,751	145,447
Notes receivable, net of allowance of $1,990 at June 30, 2005 and $1,740 at December 31, 2004. Balances include notes from related parties of $22,800 at June 30, 2005 and December 31, 2004	37,818	39,196
Goodwill	962,587	959,600
Prepaid expenses and other assets	310,221	311,730
Title plants	303,332	301,610
Property and equipment, net	134,304	164,916
Due from FNF	—	63,689

	$5,973,378	$5,074,091

LIABILITIES AND EQUITY
Liabilities:
Accounts payable and accrued liabilities	$782,859	$603,705
Notes payable	7,802	22,390
Reserve for claim losses	984,290	980,746
Secured trust deposits	1,057,166	735,295
Deferred tax liabilities	83,109	51,248
Due to FNF	8,894	—

	2,924,120	2,393,384
Minority interests	4,643	3,951
Equity:
Investment by FNF	3,096,617	2,719,056
Accumulated other comprehensive loss	(52,002)	(42,300)

	3,044,615	2,676,756

	$5,973,378	$5,074,091

See Notes to Unaudited Condensed Combined Financial Statements.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED COMBINED STATEMENTS OF EARNINGS

	Six Months Ended
	June 30,

	2005	2004

	(In thousands, except per share
	amounts)
Revenue:
Direct title insurance premiums	$1,017,396	$987,019
Agency title insurance premiums, includes $42.8 million and $74.5 million of premiums from related parties for the six months ended June 30, 2005 and 2004, respectively (see Note A)	1,304,200	1,348,430

Total title premiums	2,321,596	2,335,449
Escrow and other title related fees, includes $5.0 million and $2.9 million of revenue from related parties for the six months ended June 30, 2005 and 2004, respectively (see Note A)	543,465	514,019

Total title and escrow	2,865,061	2,849,468
Interest and investment income, includes $0.4 million and $0.2 million of interest revenue from related parties for the six months ended June 30, 2005 and 2004, respectively (see Note A)	45,430	28,163
Realized gains and losses, net	21,922	17,044
Other income	20,020	21,573

	$2,952,433	$2,916,248

Expenses:
Personnel costs, excludes $12.2 million and $15.5 million of personnel costs allocated to related parties for the six months ended June 30, 2005 and 2004, respectively (see Note A)	904,603	838,063
Other operating expenses, includes $44.3 million and $34.0 million of other operating expenses from related parties net of amounts allocated to related parties for the six months ended June 30, 2005 and 2004, respectively (see Note A)	451,093	422,113
Agent commissions, includes agent commissions of $37.7 million and $65.6 million paid to related parties for the six months ended June 30, 2005 and 2004, respectively (see Note A)	1,005,121	1,046,601
Depreciation and amortization	49,389	44,193
Provision for claim losses	150,677	125,010
Interest expense	724	2,256

	2,561,607	2,478,236

Earnings before income taxes and minority interest	390,826	438,012
Income tax expense	146,637	160,312

Earnings before minority interest	244,189	277,700
Minority interest	1,292	455

Net earnings	$242,897	$277,245

Unaudited proforma net earnings per share — basic and diluted	$1.40	—
Unaudited proforma weighted average shares outstanding — basic and diluted	172,951	—
See Notes to Unaudited Condensed Combined Financial Statements.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED COMBINED STATEMENTS OF EQUITY
AND COMPREHENSIVE EARNINGS

		Accumulated
		Other
	Investment	Comprehensive		Comprehensive
	by FNF	Loss	Total Equity	Earnings

	(In thousands)
Balance, December 31, 2004	$2,719,056	$(42,300)	$2,676,756	$—
Other comprehensive earnings — unrealized loss on investments — net of tax	—	(9,702)	(9,702)	(9,702)
Net contribution of capital	134,664	—	134,664	—
Net earnings	242,897	—	242,897	242,897

Balance, June 30, 2005	$3,096,617	$(52,002)	$3,044,615	$233,195

See Notes to Unaudited Condensed Combined Financial Statements.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,

	2005	2004

	(In thousands)
Cash Flows From Operating Activities:
Net earnings	$242,897	$277,245
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	49,389	44,193
Net increase (decrease) in reserve for claim losses	3,544	16,863
Gain on sales of investments and other assets	(21,922)	(17,044)
Changes in assets and liabilities, net of effects from acquisitions:
Net increase (decrease) in secured trust deposits	2,190	(1,121)
Net increase in trade receivables	(40,304)	(9,838)
Net (increase) decrease in prepaid expenses and other assets	12,847	(20,237)
Net increase (decrease) in accounts payable, accrued liabilities and minority interests	33,533	(91,577)
Net increase in income taxes	109,001	178,073

Net cash provided by operating activities	391,175	376,557

Cash Flows From Investing Activities:
Proceeds from sales of investment securities available for sale	1,339,841	983,368
Proceeds from maturities of investment securities available for sale	150,102	89,701
Proceeds from sales of real estate, property and equipment	30,519	4,189
Cash received as collateral on loaned securities, net	2,951	—
Collections of notes receivable	8,609	2,762
Additions to title plants	(2,071)	(6,052)
Additions to property and equipment	(31,207)	(30,557)
Additions to capitalized software	(2,986)	(3,001)
Additions to notes receivable	(7,731)	(4,314)
Purchases of investment securities available for sale	(1,598,705)	(1,388,303)
Net proceeds of short-term investment activities	(224,185)	227,937
Acquisition of businesses, net of cash acquired	(5,018)	(110,822)

Net cash used in investing activities	(339,881)	(235,092)
Cash Flows From Financing Activities:
Debt service payments	(14,588)	(17,655)
Dividends paid	(11,240)	(159,600)
Net contribution from (distribution to) FNF	145,104	(28,119)

Net cash provided by (used in) financing activities	119,276	(205,374)

Net (decrease) increase in cash and cash equivalents, excluding pledged cash related to secured trust deposits	170,570	(63,909)
Cash and cash equivalents, excluding pledged cash related to secured trust deposits, at beginning of year	73,214	164,715

Cash and cash equivalents, excluding pledged cash related to secured trust deposits, at end of year	$243,784	$100,806

See Notes to Unaudited Condensed Combined Financial Statements.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

A.	Basis of Financial Statements
      The unaudited condensed combined financial information included in this report includes the accounts of Fidelity National Title Group, Inc. and subsidiaries has been prepared in accordance with generally accepted accounting principles. All adjustments considered necessary for a fair presentation have been included. This report should be read in conjunction with the Company’s combined financial statements included elsewhere in this document.

Description of Business
      On September 26, 2005, Fidelity National Financial, Inc. (FNF) declared a dividend to its stockholders of record as of October 6, 2005 which will result in a distribution of 17.5% of its interest in FNT which represents the title insurance segment of FNF.
      FNT is currently a wholly-owned subsidiary of FNF. On September 26, 2005 FNF received all regulatory approvals required to contribute to FNT all of the legal entities that are combined for presentation in these historical financial statements. FNF will distribute to its current stockholders 0.175 shares of FNT Class A common stock for each share of FNF common stock held on the record date and FNF will beneficially own 100% of the FNT Class B common stock representing 82.5% of the Company’s outstanding common stock. FNT Class B common stock will have ten votes per share while FNT Class A common stock will have one vote per share. Based on FNF having approximately 173 million outstanding shares, there will be approximately 30.3 million Class A common shares outstanding and 142.7 million Class B common shares outstanding. Following the distribution FNF will control 97% of the voting rights of FNT.
      Prior to the distribution the Company intends to issue two $250 million intercompany notes payable to FNF, with terms that mirror FNF’s existing $250 million 7.30% public debentures due in August 2011 and $250 million 5.25% public debentures due in March 2013. Proceeds from the issuance of the 2011 public debentures were used by FNF to repay debt incurred in connection with the acquisition of the Company’s subsidiary, Chicago Title, and the proceeds from the 2013 public debentures were used for general corporate purposes. Following the issuance of the intercompany notes, the Company may make an exchange offer in which the Company would offer to exchange the outstanding FNF notes for notes the Company would issue having substantially the same terms and deliver the FNF notes received to FNF to reduce the debt under the intercompany notes. The Company also plans to enter into a credit agreement in the amount of between $300 million and $400 million. The Company currently anticipates that at the time or shortly after the distribution it will borrow $150 million under this facility and pay it to FNF in satisfaction of a $150 million intercompany note issued by one of the Company’s subsidiaries to FNF in August 2005. FNF also currently owns other operating businesses, including Fidelity National Information Services, Inc. (“FIS”), which provides software and servicing solutions for the financial services and real estate industries, and Fidelity National Insurance Company (“FNIC”), which operates various specialty lines of insurance, including flood, homeowners, automobile and certain niche personal lines.
      Fidelity National Title Group, Inc., through its principal subsidiaries, is the largest title insurance company in the United States. The Company’s title insurance underwriters  — Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title — together issue all of the Company’s title insurance policies in 49 states, the District of Columbia, Guam, Puerto Rico, the U.S. Virgin Islands, and in Canada and Mexico. The Company operates its business through a single segment, title and escrow, and does not generate significant revenue outside the United States. Although the Company earns title premiums on residential and commercial sale and refinance real estate transactions, the Company does not separately track its revenues from these various types of transactions.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

Principles of Consolidation and Basis of Presentation
      The accompanying Combined Financial Statements include those assets, liabilities, revenues, and expenses directly attributable to the Company’s operations and allocations of certain FNF corporate assets, liabilities and expenses to the Company. These amounts have been allocated to the Company on a basis that is considered by management to reflect most fairly the utilization of services provided to or the benefit obtained by the Company. Management believes the methods used to allocate these amounts are reasonable. All intercompany profits, transactions and balances between the combined entities have been eliminated. The Company’s investments in non-majority-owned partnerships and affiliates are accounted for on the equity method. All dollars presented herein are in thousands unless otherwise noted.

Unaudited Proforma Net Earnings Per Share
      Unaudited proforma net earnings per share is calculated using the number of outstanding shares of FNF as of June 30, 2005 because upon completion of the distribution the number of our outstanding shares of common stock will equal the number of FNF shares outstanding on the date of distribution.

Transactions with Related Parties
      The Company’s historical financial statements reflect transactions with other businesses and operations of FNF not being transferred to it, including those being conducted by another FNF subsidiary, Fidelity National Information Services, Inc. (“FIS”).
      A detail of related party items included in revenues is as follows:

	2005	2004

	(In millions)
Agency title premiums earned	$42.8	$74.5
Rental income earned	5.0	2.9
Interest revenue	0.4	0.2

Total revenue	$48.2	$77.6
      A detail of related party items included in operating expenses is as follows:

Agency title commissions	$37.7	$65.6
Data processing costs	24.7	29.1
Corporate services allocated	(36.1)	(37.1)
Title insurance information expense	11.2	15.3
Other real-estate related information	$8.5	$4.6
Software expense	3.6	3.0
Rental expense	1.7	1.1

Total expenses	$51.3	$81.6
Total pretax impact of related party activity	$(3.1)	$(4.0)

      Included as a reduction of expenses for all periods are payments from FNF and FIS relating to the provision by FNT of corporate services to FNF and to FIS and its subsidiaries. These corporate services include accounting, internal audit and treasury, payroll, human resources, tax, legal, purchasing, risk management, mergers and acquisitions and general management. For the six months ended June 30, 2005 and 2004, the Company’s expenses were reduced by $2.3 million and $4.6 million, respectively related to the provision of these corporate services by the Company to FNF and its subsidiaries (other than FIS and its subsidiaries). For the six months ended June 30, 2005 and 2004, the Company’s expenses were reduced by

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)
$33.8 million and $32.5 million related to the provision of these corporate services by the Company to FIS and its subsidiaries.
      The Company does business with the lender outsourcing solutions segment of FIS. This segment’s services include title agency functions whereby an FIS subsidiary acts as the title agent in the issuance of title insurance policies by a title insurance underwriter owned by the Company and in connection with certain trustee sales guarantees, a form of title insurance issued as part of the foreclosure process. As a result, the Company’s title insurance subsidiaries pay commissions on title insurance policies sold through FIS. For the six months ended June 30, 2005 and 2004, these FIS operations generated $42.8 million and $74.5 million of revenues for the Company, which the Company records as agency title premiums. The Company pays FIS commissions at the rate of 88% of premiums generated, equal to $37.7 million and $65.6 million for the six months ended June 30, 2005 and 2004, respectively.
      The Company also has historically leased equipment to a subsidiary of FIS. Revenue relating to these leases was $5.0 million and $2.9 million for the six months ended June 30, 2005 and 2004, respectively.
      The title plant assets of several of the Company’s title insurance subsidiaries are managed or maintained by a subsidiary of FIS. The underlying title plant information and software continues to be owned by each of the Company’s title insurance underwriters, but FIS manages and updates the information in return for either (i) a cash management fee or (ii) the right to sell that information to title insurers, including title insurance underwriters that the Company owns and other third party customers. In most cases, FIS is responsible for keeping the title plant assets current and fully functioning, for which the Company pays a fee to FIS based on the Company’s use of, or access to, the title plant. For the six months ended June 30, 2005 and 2004, the Company’s payments to FIS under these arrangements were $12.6 million and $15.3 million, respectively. In addition, since November 2004, each applicable title insurance underwriter in turn receives a royalty on sales of access to its title plant assets. For the six months ended June 30, 2005, the revenues from these title plant royalties were $1.4 million. In the first six months of 2004, there was no royalty agreement in place. In addition, the Company has entered into agreements with FIS that permit FIS and certain of its subsidiaries to access and use (but not to re-sell) the starters databases and back plant databases of the Company’s title insurance subsidiaries. Starters databases are the Company’s databases of previously issued title policies and back plant databases contain historical records relating to title that are not regularly updated. Each of the Company’s applicable title insurance subsidiaries receives a fee for any access or use of its starters and back plant databases by FIS. The Company also does business with additional entities within the information services segment of FIS that provide real estate information to the Company’s operations. The Company recorded expenses of $5.9 million and $4.6 million for the six months periods ended June 30, 2004 and 2004, respectively. The Company also recorded expense of $2.6 million relating to a cost sharing agreement with a subsidiary of FIS in the six months ended June 30, 2005.
      Included in the Company’s expenses for the six months ended June 30, 2005 and 2004 are amounts paid to a subsidiary of FIS for the provision by FIS of IT infrastructure support, data center management and related IT support services. For the six months ended June 30, 2005 and 2004, the amounts included in the Company’s expenses to FIS for these services were $24.7 million and $29.1 million, respectively. In addition, the Company incurred software expenses relating to an agreement with a subsidiary of FIS that amounted to expense of $3.6 million and $3.0 million for the six months ended June 30, 2005 and 2004, respectively.
      The Company believes the amounts earned by the Company or charged to the Company under each of the foregoing arrangements are fair and reasonable. Although the commission rate paid on the title insurance premiums written by the FIS title agencies was set without negotiation, the Company believes the commissions earned are consistent with the average rate that would be available to a third party title agent given the amount and the geographic distribution of the business produced and the low risk of loss profile of the business placed. In connection with the title plant management and maintenance services provided by FIS, the Company believes that the fees charged to the Company by FIS are at approximately the same rates that

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)
FIS and other similar vendors charge unaffiliated title insurers. The IT infrastructure support and data center management services provided to the Company by FIS is priced within the range of prices that FIS offers to its unaffiliated third party customers for the same types of services. However, the amounts the Company earned or were charged under these arrangements were not negotiated at arm’s-length, and may not represent the terms that the Company might have obtained from an unrelated third party.
      Notes receivable and due from FNF to the Company were as follows:

	June 30, 2005	December 31, 2004

	(In millions)
Notes receivable from FNF	$22.8	$22.8
(Due to) Due from FNF	$(8.9)	$57.4
      The Company has notes receivable from FNF relating to agreements between its title underwriters and FNF. These notes amounted to $22.8 million at June 30, 2005 and December 31, 2004. As of June 30, 2005, these notes bear interest at a rate of 2.66%. The Company earned interest revenue of $0.4 million and $0.2 million relating to these notes during the six months ended March 31, 2005 and 2004, respectively.
      The Company is included in FNF’s consolidated tax returns and thus any income tax liability or receivable is due to/from FNF. As of June 30, 2005 and December 31, 2004, the Company had recorded a payable of $8.9 million to FNF and a receivable from FNF relating to overpayment of taxes of $57.4 million, respectively.
      The Company will also enter into a services agreement with a subsidiary of FIS, pursuant to which FIS will continue to provide IT infrastructure support and data center management services to the Company. The pricing for these services is consistent with that charged in 2004. When FIS ceases to provide these services to the Company, the Company’s costs of performing these services ourselves or of procuring them from third parties may increase.
      Our financial statements for 2005 and 2004 reflect allocations for a lease of office space to the Company for its corporate headquarters and business operations. In connection with the distribution, the Company will enter into a lease with FIS, pursuant to which FIS will lease office space to the Company for its corporate headquarters and business operations.

B.	Acquisitions
      The results of operations and financial position of the entities acquired during any year are included in the Combined Financial Statements from and after the date of acquisition. The Company generally employs an outside third party valuation firm to value the identifiable intangible and tangible assets and liabilities of each of its acquisitions. Based on this valuation any differences between the fair value of the indentifiable assets and liabilities and the purchase price paid is recorded as goodwill.

Service Link LLC
      On July 29, 2005, the Company acquired Service Link, L.P. (“Service Link”), a national provider of centralized mortgage and residential real estate title and closing services to major financial institutions and institutional lenders. The acquisition price was approximately $110 million in cash.

American Pioneer Title Insurance Company
      On March 22, 2004, FNT acquired American Pioneer Title Insurance Company (“APTIC”) for $115.2 million in cash, subject to certain equity adjustments. APTIC is a 45-state licensed title insurance underwriter with significant agency operations and computerized title plant assets in the state of Florida.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)
APTIC operates under the Company’s Ticor Title brand. The Company recorded approximately $34.5 million in goodwill and approximately $10.6 in other intangible assets relating to this transaction.

C.	Investments
      During the second quarter of 2005, the Company began lending fixed maturity and equity securities to financial institutions in short-term security lending transactions. The Company’s security lending policy requires that the cash received as collateral be 102% or more of the fair value of the loaned securities. These short-term security lending arrangements increase investment income with minimal risk. At June 30, 2005, the Company had security loans outstanding with a fair value of $142.8 million included in accounts payable and accrued liabilities and the Company held cash in the amount of $147.5 million as collateral for the loaned securities.
      Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2005 were as follows:

	Less than 12 Months		12 Months or Longer		Total

		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

U.S. government and agencies	$438,772	$(2,934)	$385,567	$(2,217)	$824,339	$(5,151)
States and political subdivisions	179,361	(928)	219,577	(2,938)	398,938	(3,866)
Corporate securities	127,368	(1,306)	263,184	(4,403)	390,552	(5,709)
Equity securities	60,305	(4,949)	54,791	(6,345)	115,096	(11,294)

Total temporarily impaired securities	$805,806	$(10,117)	$923,119	$(15,903)	$1,728,925	$(26,020)

      A substantial portion of the Company’s unrealized losses relate to its holdings of equity securities. The unrealized losses relating to these securities were caused by market changes that the Company considers to be temporary. Unrealized losses relating to U.S. government, state and political subdivision holdings were primarily caused by interest rate increases. Since the decline in fair value of these investments is attributable to changes in interest rates and not credit quality, and the Company has the intent and ability to hold these securities, the Company does not consider these investments other-than-temporarily impaired.

D.	Stock-Based Compensation Plans
      Certain FNT employees are participants in FNF’s stock-based compensation plans, which provide for the granting of incentive and nonqualified stock options, restricted stock and other stock-based incentive awards for officers and key employees. The amounts below are based on allocation of FNF’s stock compensation expense relating to awards given to FNT employees during the historical period.
      The Company accounts for stock-based compensation using the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123) effective as of the beginning of 2003. Under the fair value method of accounting, compensation cost is measured based on the fair value of the award at the grant date and recognized over the service period. The Company has elected to use the prospective method of transition, as permitted by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation  — Transition and Disclosure (SFAS No. 148). Under this method, stock-based employee compensation cost is recognized from the beginning of 2003 as if the fair value method of accounting had been used to account for all employee awards granted, modified, or settled in years beginning after December 31, 2002.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)
      The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to all outstanding and unvested awards in each period:

	Six Months Ended
	June 30,

	2005	2004

	(In thousands, except per
	share amounts)
Net earnings, as reported	$245,545	$276,192
Add: Stock-based compensation expense included in reported net earnings, net of related tax effects	3,329	1,330
Deduct: Total stock-based compensation expense determined under fair value based methods for all awards, net of related tax effects	(3,895)	(2,338)

Pro forma net earnings	$244,979	$275,184

E.	Pension and Postretirement Benefits
      The following details the Company’s periodic (income) expense for pension and postretirement benefits:

	For the Six Months Ended June 30,

	2005	2004	2005	2004

	Pension Benefits		Postretirement Benefits

	(In thousands, except per share amounts)
Service cost	$—	$—	$76	$103
Interest cost	4,174	4,325	592	662
Expected return on assets	(3,918)	(3,565)	—	—
Amortization of prior service cost	—	—	(768)	(1,352)
Amortization of actuarial loss	4,414	3,502	274	229

Total net periodic (income) expense	$5,760	$4,262	$174	$(358)
      There have been no material changes to the Company’s projected benefit payments under these plans since December 31, 2004.

F.	Legal Proceedings
      In the ordinary course of business, the Company is involved in various pending and threatened litigation matters related to its operations, some of which include claims for punitive or exemplary damages. The Company believes that no actions, other than those listed below, depart from customary litigation incidental to its business. As background to the disclosure below, please note the following:

•	These matters raise difficult and complicated factual and legal issues and are subject to many uncertainties and complexities, including but not limited to the underlying facts of each matter, novel legal issues, variations between jurisdictions in which matters are being litigated, differences in applicable laws and judicial interpretations, the length of time before many of these matters might be resolved by settlement or through litigation and, in some cases, the timing of their resolutions relative to other similar cases brought against other companies, the fact that many of these matters are putative class actions in which a class has not been certified and in which the purported class may not be clearly defined, the fact that many of these matters involve multi-state class actions in which the applicable law for the claims at issue is in dispute and therefore unclear, and the current challenging legal environment faced by large corporations and insurance companies.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

•	In these matters, plaintiffs seek a variety of remedies including equitable relief in the form of injunctive and other remedies and monetary relief in the form of compensatory damages. In most cases, the monetary damages sought include punitive or treble damages. Often more specific information beyond the type of relief sought is not available because plaintiffs have not requested more specific relief in their court pleadings. In general, the dollar amount of damages sought is not specified. In those cases where plaintiffs have made a specific statement with regard to monetary damages, they often specify damages just below a jurisdictional limit regardless of the facts of the case. This represents the maximum they can seek without risking removal from state court to federal court. In our experience, monetary demands in plaintiffs’ court pleadings bear little relation to the ultimate loss, if any, we may experience.

•	For the reasons specified above, it is not possible to make meaningful estimates of the amount or range of loss that could result from these matters at this time. The Company reviews these matters on an on-going basis and follows the provisions of SFAS No. 5, “Accounting for Contingencies” when making accrual and disclosure decisions. When assessing reasonably possible and probable outcomes, the Company bases its decision on its assessment of the ultimate outcome following all appeals.

•	In the opinion of the Company’s management, while some of these matters may be material to the Company’s operating results for any particular period if an unfavorable outcome results, none will have a material adverse effect on its overall financial condition.
      Several class actions are pending in Ohio, Pennsylvania and Florida alleging improper premiums were charged for title insurance. The cases allege that the named defendant companies failed to provide notice of premium discounts to consumers refinancing their mortgages, and failed to give discounts in refinancing transactions in violation of the filed rates. The actions seek refunds of the premiums charged and punitive damages. Recently the court’s order denying class certification in one of the Ohio actions was reversed and the case was remanded to the trial court for further proceedings. The Company intends to vigorously defend the actions.
      A class action in California alleges that the Company violated the Real Estate Settlement Procedures Act (“RESPA”) and state law by giving favorable discounts or rates to builders and developers for escrow fees and requiring purchasers to use Chicago Title Insurance Company for escrow services. The action seeks refunds of the premiums charged and additional damages. The Company intends to vigorously defend this action.
      A shareholder derivative action was filed in Florida on February 11, 2005 alleging that the Company’s directors and certain executive officers breached their fiduciary and other duties, and exposed the Company to potential fines, penalties and suits in the future, by permitting so called contingent commissions to obtain business. The Company and the directors and executive offers named as defendants filed Motions to Dismiss the action on June 3, 2005. The plaintiff abandoned his original complaint and responded to the motions by filing an amended Complaint on July 13, 2005, and the Company, along with the directors and executive officers named as defendants, must respond to the amended Complaint by August 29, 2005. The amended complaint repeats the allegations of the original complaint and adds allegations about “captive reinsurance” programs, which the Company continues to believe were lawful. These “captive reinsurance” programs are the subject of investigations by several state departments of insurance and attorney generals. The Company intends to vigorously defend this action.
      None of the cases described above includes a statement as to the dollar amount of damages demanded. Instead, each of the cases includes a demand for damages in an amount to be proved at trial. Two of the cases, Dubin and Markowitz, state that the damages per class member are less than the jurisdictional limit for removal to federal court.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)
      Several state departments of insurance and attorney generals are investigating so called “captive reinsurance” programs whereby some of the Company’s title insurance underwriters reinsured policies through reinsurance companies owned or affiliated with brokers, builders or bankers. Some investigating agencies claim these programs unlawfully compensated customers for the referral of title insurance business. Although the Company believed and continues to believe the programs were lawful, the programs have been discontinued. The Company recently negotiated a settlement with the California Department of Insurance with respect to that department’s inquiry into captive reinsurance programs in the title insurance industry. Under the terms of the settlement, the Company will refund approximately $7.7 million to those consumers whose California property was subject to a captive reinsurance arrangement and will also pay a penalty of $5.6 million. As part of the settlement, the Company denied any wrongdoing. The Company continues to cooperate with other investigating authorities, and no other actions have been filed by the authorities against the Company or its underwriters.

FIDELITY NATIONAL TITLE GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)
      In order to tender, a holder of FNF notes should send or deliver a properly completed and signed letter of transmittal and consent and any other required documents to the exchange agent at its address set forth below or tender pursuant to DTC’s Automated Tender Offer Program.
      The exchange agent for the exchange offers and consent solicitations is:
D.F. KING & CO., INC.

By overnight delivery, mail or hand:	By facsimile transmission:
48 Wall Street, 22nd Floor	(for eligible institutions only)
New York, New York 10005	(212) 809-8839
Attn: Gina Ruotolo
To confirm facsimile transmission:
(212) 493-6958
      Any questions or requests for assistance or for additional copies of this prospectus and consent solicitation statement, the letter of transmittal and consent or related documents may be directed to the information agent at the telephone numbers listed below. You may also contact the dealer manager at its telephone numbers set forth below or your custodian bank, depositary, broker, trust company or other nominee for assistance concerning the exchange offers and consent solicitations.
The information agent for the exchange offers and consent solicitations is:
D.F. KING & CO., INC.
48 Wall Street
New York, New York 10005
Banks and brokers call: (212) 269-5550
All others call collect: (800) 848-2998
The exclusive dealer manager for the exchange offers and consent solicitations is:
LEHMAN BROTHERS
Attn: Liability Management Group
Radoslav Antonov
745 Seventh Avenue
New York, New York 10019
Collect: (212) 528-7581
Toll free: (800) 438-3242
Dealer Prospectus Delivery Obligation
      Until                     , 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.     Indemnification of Directors and Officers
      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s certificate of incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.
      Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transactions from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability.
      The Registrant maintains standard policies of insurance under which coverage is provided (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (ii) to the Registrant with respect to payments which may be made by the Registrant to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit
Number	Description

1.1	Form of Dealer Manager Agreement between the Registrant and Lehman Brothers Inc.**
3.1	Amended and Restated Certificate of Incorporation.†
3.2	Amended and Restated Bylaws of the Registrant.†
4.1	Indenture, dated as of August 20, 2001, by and between FNF and The Bank of New York.**
4.2	Certificate of Executive Vice President and Chief Financial Officer and Vice President and Assistant Corporate Secretary, dated as of August 20, 2001, setting the terms of the 7.30% FNF notes due 2011.**
4.3	Certificate of Executive Vice President and Chief Financial Officer and Vice President and Assistant Corporate Secretary, dated as of March 11, 2003, setting the terms of the 5.25% FNF notes due 2013.**
4.4	Form of First Supplemental Indenture.**
4.5	Form of Indenture between the Registrant and relating to the FNT notes.**
4.6	Form of 7.30% FNT note due August 15, 2011.**
4.7	Form of 5.25% FNT note due March 15, 2013.**
5.1	Opinion of LeBoeuf, Lamb, Greene & MacRae LLP regarding the legality of the securities.**
8.1	Opinion of LeBoeuf, Lamb, Greene & MacRae LLP regarding material U.S. federal income tax consequences.*

Exhibit
Number	Description

10.1	Separation Agreement, dated September 27, 2005 between FNF and the Registrant.**
10.2	Corporate Services Agreement, dated September 27, 2005 between FNF and the Registrant.**
10.3	Reverse Corporate Services Agreement, dated September 27, 2005 between FNF and the Registrant.**
10.4	Tax Matters Agreement, dated September 27, 2005 between FNF and the Registrant.**
10.5	Employee Matters Agreement, dated September 27, 2005 between FNF and the Registrant.**
10.6	Registration Rights Agreement, dated September 27, 2005 between FNF and the Registrant.**
10.7	Intellectual Property Cross License Agreement, dated September 27, 2005 between FNF and the Registrant.**
10.8	Sublease Agreement dated September 27, 2005 between FNF and the Registrant.**
10.9	Assignment, Assumption and Novation Agreement dated September 27, 2005 between FNF and the Registrant.**
10.10	Corporate Services Agreement, dated September 27, 2005 between FIS and the Registrant.**
10.11	Reverse Corporate Services Agreement, dated September 27, 2005 between FIS and the Registrant.**
10.12	Starters Repository Access Agreement, dated September 27, 2005 between FIS and the Registrant.**
10.13	Back Plant Repository Access Agreement, dated September 27, 2005 between FIS and the Registrant.**
10.14	License and Services Agreement dated September 27, 2005 between FIS and the Registrant.**
10.15	Lease Agreement, dated September 27, 2005 between FIS and the Registrant.**
10.16	Master Information Technology Services Agreement, dated September 27, 2005 between FIS and the Registrant.**
10.17	SoftPro Software License Agreement dated September 27, 2005 between Fidelity National Information Solutions, Inc. and the Registrant.**
10.18	7.30% Mirror Note due 2011.**
10.19	5.25% Mirror Note due 2013.**
10.20	Tax Sharing Agreement dated June 17, 1998 among Chicago Title Corporation, Chicago Title and Trust Company, Chicago Title Insurance Company, Ticor Title Insurance Company and Security Union Title Insurance Company.***
10.21	Tax Sharing Agreement dated May 13, 2004 among Chicago Title and Trust Company, Chicago Title Insurance Company of Oregon and FNF.***
10.22	Tax Sharing Agreement dated August 20, 2004 among Chicago Title and Trust Company, Ticor Title Insurance Company of Florida and FNF.***
10.23	Tax Sharing Agreement dated January 31, 2005 among Alamo Title Holding Company, Alamo Title Insurance Company and FNF.***
10.24	Tax Allocation Agreement dated December 13, 1999 among Fidelity National Title Insurance Company (as successor in interest by merger with Fidelity National Title Insurance Company of New York), Nations Title Insurance Company of New York, Inc., and FNF.***
10.25	Issuing Agency Contract dated as of July 22, 2004 between Chicago Title Insurance Company and LSI Title Company.***
10.26	Issuing Agency Contract dated as of July 22, 2004 between Chicago Title Insurance Company and LSI Title Agency, Inc.***
10.27	Issuing Agency Contract dated as of July 22, 2004 between Chicago Title Insurance Company and Lender’s Service Title Agency, Inc.***
10.28	Issuing Agency Contract dated as of August 9, 2004 between Chicago Title Insurance Company and LSI Alabama, LLC.***
10.29	Issuing Agency Contract dated as of February 8, 2005 between Chicago Title Insurance Company and LSI Title Company of Oregon, LLC.***

Exhibit
Number	Description

10.30	Issuing Agency Contract dated as of September 28, 2004 between Fidelity National Title Insurance Company and LSI Title Company.***
10.31	Issuing Agency Contract dated as of September 28, 2004 between Fidelity National Title Insurance Company and LSI Title Agency, Inc.***
10.32	Issuing Agency Contract dated as of September 28, 2004 between Fidelity National Title Insurance Company and Lender’s Service Title Agency, Inc.***
10.33	Issuing Agency Contract dated as of September 28, 2004 between Fidelity National Title Insurance Company and LSI Alabama, LLC.***
10.34	Issuing Agency Contract dated as of February 24, 2005 between Fidelity National Title Insurance Company and LSI Title Company of Oregon, LLC.***
10.35	Transitional Cost Sharing Agreement dated as of April 14, 2005 by and among Chicago Title Insurance Company, FIS Management Services, LLC, Lender’s Service Title Agency, Inc., LSI Alabama, LLC, LSI Maryland, Inc., LSI Title Agency, Inc., LSI Title Company, and LSI Title Company of Oregon, LLC.***
10.36	Agreement for Sale of Title Plants dated January 4, 2005 between Ticor Title Company of Oregon and LSI Title Company of Oregon, LLC.***
10.37	Agreement For Sale of Plant Index and For Use of Computerized Title Plant Services dated as of December 20, 2004 between Chicago Title Insurance Company and LSI Title Agency, Inc.***
10.38	Title Plant Maintenance Agreement dated as of March 4, 2005 among Property Insight, LLC, Security Union Title Insurance Company, Chicago Title Insurance Company and Ticor Title Insurance Company.***
10.39	Title Plant Access Agreement dated March 4, 2005 between Rocky Mountain Support Services, Inc. and Property Insight, LLC.***
10.40	Title Plant Management Agreement dated as of May 17, 2005 between Property Insight, LLC and Ticor Title Insurance Company of Florida.***
10.41	Master Loan Agreement, dated December 28, 2000 among Chicago Title Insurance Company, Fidelity National Title Insurance Company, Ticor Title Insurance Company, Alamo Title Insurance Company, Security Union Title Insurance Company and FNF.***
10.42	Master Loan Agreement dated February 10, 1999 among Chicago Title and Trust Company, Chicago Title Insurance Company, Security Union Title Insurance Company and Ticor Title Insurance Company.***
10.43	OTS and OTS Gold Software License Agreement dated as of March 4, 2005 between Rocky Mountain Support Services, Inc. and Fidelity National Tax Service, Inc.***
10.44	SIMON Software License Agreement dated as of March 4, 2005 between Rocky Mountain Support Services, Inc. and Fidelity National Tax Service, Inc.***
10.45	TEAM Software License Agreement dated as of March 4, 2005 between Rocky Mountain Support Services, Inc. and Fidelity National Tax Service, Inc.***
10.46	Cross Conveyance and Joint Ownership Agreement dated March 4, 2005 between Rocky Mountain Support Services, Inc. and LSI Title Company.***
10.47	eLenderSolutions Software Development and Property Allocation Agreement dated as of March 4, 2005 between Rocky Mountain Support Services, Inc. and LSI Title Company.***
10.48	Titlepoint Software Development and Property Allocation Agreement dated as of March 4, 2005 between Rocky Mountain Support Services, Inc. and Property Insight, LLC.***
10.49	Fidelity National Title Group, Inc. 2005 Omnibus Incentive Plan.***
10.50	Fidelity National Title Group, Inc. Employee Stock Purchase Plan.***
10.51	Form of Restricted Stock Grant Agreement***

Exhibit
Number	Description

10.52	Credit Agreement, dated October 17, 2005 between the Registrant, Bank of America, N.A., as Administrative Agent and Swing Line Lender, and certain agents and other lenders party thereto, incorporated by reference to the Registrant’s current report on Form 8-K (File No. 1-32630) filed on October 21, 2005 as Exhibit 10.1.
12.1	FNF statement of computation of ratio of earnings to fixed charges**
12.2	FNT statement of computation of ratio of earnings to fixed charges**
21.1	Subsidiaries of the Registrant.***
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.**
23.2	Consent of LeBoeuf, Lamb, Greene & MacRae LLP (included in Exhibit 5.1).**
23.3	Consent of LeBoeuf, Lamb, Greene & MacRae LLP (included in Exhibit 8.1).*
24.1	Power of Attorney (included on signature page of registration statement).**
25.1	Statement of Eligibility of under the Trust Indenture Act of 1939, as trustee under the FNT indenture.*
99.1	Form of Letter of Transmittal and Consent.**
99.2	Form of Letter to Depository Trust Company Participants.**
99.3	Form of Letter to Beneficial Owners.**

*	To be filed by amendment
**	Filed herewith
***	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-126402) filed on September 27, 2005

†	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-126402) filed on August 17, 2005.
      (b) Financial Statement Schedules
Report of Independent Registered Public Accounting Firm
Schedule V — Valuation and Qualifying Accounts — Years ended December 31, 2004, 2003 and 2002.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Fidelity National Title Group, Inc.:
      Under the date of August 16, 2005, except for Note A to the Combined Financial Statements, which is as of September 26, 2005, we reported on the Combined Balance Sheets of Fidelity National Title Group, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related Combined Statements of Earnings, Equity and Comprehensive Earnings and Cash Flows for each of the years in the three-year period ended December 31, 2004, which are included in this registration statement. In connection with our audits of the aforementioned Combined Financial Statements, we also audited the related financial statement schedule as listed in Item 16.(b). The Combined Financial Statement Schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this Combined Financial Statement Schedule based on our audits.
      In our opinion, such Combined Financial Statement Schedule, when considered in relation to the basic Combined Financial Statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
      The Combined Financial Statements for 2002 were prepared using Accounting Principles Board (APB) Opinion No. 25. “Accounting for Stock Issued to Employees,” to record stock-based employee compensation. As discussed in Note A to the Combined Financial Statements, effective January 1, 2003, the Company adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, to record stock-based employee compensation, applying the prospective method of adoption in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.”
/s/ KPMG LLP
Jacksonville, Florida
August 16, 2005, except for Note A,
which is as of September 26, 2005

SCHEDULE V
Fidelity National Title Group, Inc. and subsidiaries
VALUATION AND QUALIFYING ACCOUNTS
Years Ended December 31, 2004, 2003 and 2002
(Dollars in thousands)

	Balance at	Charge to					Balance at
	Beginning	Costs and	Other		Deduction		End of
Description	of Period	Expenses	(Described)		(Described)		Period

Year ended December 31, 2004
Provision for claim losses	932,439	259,402	38,597	(3)	249,692	(1)	980,746
Allowance on trade receivables	$12,833	$228	$—		$1,269	(2)	$11,792
Allowance on notes receivable	1,555	185	—		—		1,740
Year ended December 31, 2003
Provision for claim losses	887,973	248,834	4,203	(4)	208,571	(1)	932,439
Allowance on trade receivables	10,148	456	2,229	(2)	—		12,833
Allowance on notes receivable	1,001	554	—		—		1,555
Year ended December 31, 2002
Provision for claim losses	$881,053	$175,963	—		$169,043	(1)	$887,973
Allowance on trade receivables	9,707	1,317	—		876	(2)	10,148
Allowance on notes receivable	5,093	—	—		4,092	(2)	1,001

(1)	Represents payments of claim losses, net of recoupments

(2)	Represents uncollectible accounts written off, change in reserve due to reevaluation of specific items

(3)	Represents reserve for claim losses assumed in the acquisition of APTIC in 2004

(4)	Represents reserve for claim losses assumed in the acquisition of ANFI in 2003
Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Fidelity National Financial, Inc.’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of a Fidelity National Financial, Inc. employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, Fidelity National Title Group, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jacksonville, Florida, on this 27th day of October, 2005.

Fidelity National Title Group, Inc.

By:	/s/ Raymond R. Quirk

Name: Raymond R. Quirk
Title: Chief Executive Officer
      We, the undersigned directors and/ or officers of Fidelity National Title Group, Inc. (the “Company”), hereby severally constitute and appoint Raymond R. Quirk and Anthony J. Park, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-4 filed with the Securities and Exchange Commission, and any and all amendments to such Registration Statement (including post-effective amendments), and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that such attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.
      Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated on this 27th day of October, 2005.

By:	/s/ William P. Foley, II William P. Foley, II	Chairman of the Board of Directors	October 27, 2005

By:	/s/ Raymond R. Quirk Raymond R. Quirk	Chief Executive Officer (Principal Executive Officer)	October 27, 2005

By:	/s/ Anthony J. Park Anthony J. Park	Chief Financial Officer (Principal Financial and Accounting Officer)	October 27, 2005

By:	/s/ Willie M. Davis Willie M. Davis	Director	October 27, 2005

By:	/s/ John F. Farrell, Jr John F. Farrell, Jr	Director	October 27, 2005

By:	/s/ Philip G. Heasley Philip G. Heasley	Director	October 27, 2005

By:	/s/ William A. Imparato William A. Imparato	Director	October 27, 2005

By:	/s/ Donald M. Koll Donald M. Koll	Director	October 27, 2005

By:	/s/ General William Lyon General William Lyon	Director	October 27, 2005

By:	/s/ Frank P. Willey Frank P. Willey	Director	October 27, 2005

Exhibit Index

Exhibit
Number	Description

1.1	Form of Dealer Manager Agreement between the Registrant and Lehman Brothers Inc.**
3.1	Amended and Restated Certificate of Incorporation.†
3.2	Amended and Restated Bylaws of the Registrant.†
4.1	Indenture, dated as of August 20, 2001, by and between FNF and The Bank of New York.**
4.2	Certificate of Executive Vice President and Chief Financial Officer and Vice President and Assistant Corporate Secretary, dated as of August 20, 2001, setting the terms of the 7.30% FNF notes due 2011.**
4.3	Certificate of Executive Vice President and Chief Financial Officer and Vice President and Assistant Corporate Secretary, dated as of March 11, 2003, setting the terms of the 5.25% FNF notes due 2013.**
4.4	Form of First Supplemental Indenture.**
4.5	Form of Indenture between the Registrant and relating to the FNT notes.**
4.6	Form of 7.30% FNT note due August 15, 2011.**
4.7	Form of 5.25% FNT note due March 15, 2013.**
5.1	Opinion of LeBoeuf, Lamb, Greene & MacRae LLP regarding the legality of the securities.**
8.1	Opinion of LeBoeuf, Lamb, Greene & MacRae LLP regarding material U.S. federal income tax consequences.*
10.1	Separation Agreement, dated September 27, 2005 between FNF and the Registrant.**
10.2	Corporate Services Agreement, dated September 27, 2005 between FNF and the Registrant.**
10.3	Reverse Corporate Services Agreement, dated September 27, 2005 between FNF and the Registrant.**
10.4	Tax Matters Agreement, dated September 27, 2005 between FNF and the Registrant.**
10.5	Employee Matters Agreement, dated September 27, 2005 between FNF and the Registrant.**
10.6	Registration Rights Agreement, dated September 27, 2005 between FNF and the Registrant.**
10.7	Intellectual Property Cross License Agreement, dated September 27, 2005 between FNF and the Registrant.**
10.8	Sublease Agreement dated September 27, 2005 between FNF and the Registrant.**
10.9	Assignment, Assumption and Novation Agreement dated September 27, 2005 between FNF and the Registrant.**
10.10	Corporate Services Agreement, dated September 27, 2005 between FIS and the Registrant.**
10.11	Reverse Corporate Services Agreement, dated September 27, 2005 between FIS and the Registrant.**
10.12	Starters Repository Access Agreement, dated September 27, 2005 between FIS and the Registrant.**
10.13	Back Plant Repository Access Agreement, dated September 27, 2005 between FIS and the Registrant.**
10.14	License and Services Agreement dated September 27, 2005 between FIS and the Registrant.**
10.15	Lease Agreement, dated September 27, 2005 between FIS and the Registrant.**
10.16	Master Information Technology Services Agreement, dated September 27, 2005 between FIS and the Registrant.**
10.17	SoftPro Software License Agreement dated September 27, 2005 between Fidelity National Information Solutions, Inc. and the Registrant.**
10.18	7.30% Mirror Note due 2011.**
10.19	5.25% Mirror Note due 2013.**
10.20	Tax Sharing Agreement dated June 17, 1998 among Chicago Title Corporation, Chicago Title and Trust Company, Chicago Title Insurance Company, Ticor Title Insurance Company and Security Union Title Insurance Company.***

Exhibit
Number	Description

10.21	Tax Sharing Agreement dated May 13, 2004 among Chicago Title and Trust Company, Chicago Title Insurance Company of Oregon and FNF.***
10.22	Tax Sharing Agreement dated August 20, 2004 among Chicago Title and Trust Company, Ticor Title Insurance Company of Florida and FNF.***
10.23	Tax Sharing Agreement dated January 31, 2005 among Alamo Title Holding Company, Alamo Title Insurance Company and FNF.***
10.24	Tax Allocation Agreement dated December 13, 1999 among Fidelity National Title Insurance Company (as successor in interest by merger with Fidelity National Title Insurance Company of New York), Nations Title Insurance Company of New York, Inc., and FNF.***
10.25	Issuing Agency Contract dated as of July 22, 2004 between Chicago Title Insurance Company and LSI Title Company.***
10.26	Issuing Agency Contract dated as of July 22, 2004 between Chicago Title Insurance Company and LSI Title Agency, Inc.***
10.27	Issuing Agency Contract dated as of July 22, 2004 between Chicago Title Insurance Company and Lender’s Service Title Agency, Inc.***
10.28	Issuing Agency Contract dated as of August 9, 2004 between Chicago Title Insurance Company and LSI Alabama, LLC.***
10.29	Issuing Agency Contract dated as of February 8, 2005 between Chicago Title Insurance Company and LSI Title Company of Oregon, LLC.***
10.30	Issuing Agency Contract dated as of September 28, 2004 between Fidelity National Title Insurance Company and LSI Title Company.***
10.31	Issuing Agency Contract dated as of September 28, 2004 between Fidelity National Title Insurance Company and LSI Title Agency, Inc.***
10.32	Issuing Agency Contract dated as of September 28, 2004 between Fidelity National Title Insurance Company and Lender’s Service Title Agency, Inc.***
10.33	Issuing Agency Contract dated as of September 28, 2004 between Fidelity National Title Insurance Company and LSI Alabama, LLC.***
10.34	Issuing Agency Contract dated as of February 24, 2005 between Fidelity National Title Insurance Company and LSI Title Company of Oregon, LLC.***
10.35	Transitional Cost Sharing Agreement dated as of April 14, 2005 by and among Chicago Title Insurance Company, FIS Management Services, LLC, Lender’s Service Title Agency, Inc., LSI Alabama, LLC, LSI Maryland, Inc., LSI Title Agency, Inc., LSI Title Company, and LSI Title Company of Oregon, LLC.***
10.36	Agreement for Sale of Title Plants dated January 4, 2005 between Ticor Title Company of Oregon and LSI Title Company of Oregon, LLC.***
10.37	Agreement For Sale of Plant Index and For Use of Computerized Title Plant Services dated as of December 20, 2004 between Chicago Title Insurance Company and LSI Title Agency, Inc.***
10.38	Title Plant Maintenance Agreement dated as of March 4, 2005 among Property Insight, LLC, Security Union Title Insurance Company, Chicago Title Insurance Company and Ticor Title Insurance Company.***
10.39	Title Plant Access Agreement dated March 4, 2005 between Rocky Mountain Support Services, Inc. and Property Insight, LLC.***
10.40	Title Plant Management Agreement dated as of May 17, 2005 between Property Insight, LLC and Ticor Title Insurance Company of Florida.***
10.41	Master Loan Agreement, dated December 28, 2000 among Chicago Title Insurance Company, Fidelity National Title Insurance Company, Ticor Title Insurance Company, Alamo Title Insurance Company, Security Union Title Insurance Company and FNF.***
10.42	Master Loan Agreement dated February 10, 1999 among Chicago Title and Trust Company, Chicago Title Insurance Company, Security Union Title Insurance Company and Ticor Title Insurance Company.***
10.43	OTS and OTS Gold Software License Agreement dated as of March 4, 2005 between Rocky Mountain Support Services, Inc. and Fidelity National Tax Service, Inc.***

Exhibit
Number	Description

10.44	SIMON Software License Agreement dated as of March 4, 2005 between Rocky Mountain Support Services, Inc. and Fidelity National Tax Service, Inc.***
10.45	TEAM Software License Agreement dated as of March 4, 2005 between Rocky Mountain Support Services, Inc. and Fidelity National Tax Service, Inc.***
10.46	Cross Conveyance and Joint Ownership Agreement dated March 4, 2005 between Rocky Mountain Support Services, Inc. and LSI Title Company.***
10.47	eLenderSolutions Software Development and Property Allocation Agreement dated as of March 4, 2005 between Rocky Mountain Support Services, Inc. and LSI Title Company.***
10.48	Titlepoint Software Development and Property Allocation Agreement dated as of March 4, 2005 between Rocky Mountain Support Services, Inc. and Property Insight, LLC.***
10.49	Fidelity National Title Group, Inc. 2005 Omnibus Incentive Plan.***
10.50	Fidelity National Title Group, Inc. Employee Stock Purchase Plan.***
10.51	Form of Restricted Stock Grant Agreement***
10.52	Credit Agreement, dated October 17, 2005 between the Registrant, Bank of America, N.A., as Administrative Agent and Swing Line Lender, and certain agents and other lenders party thereto, incorporated by reference to the Registrant’s current report on Form 8-K (File No. 1-32630) filed on October 21, 2005 as Exhibit 10.1.
12.1	FNF statement of computation of ratio of earnings to fixed charges**
12.2	FNT statement of computation of ratio of earnings to fixed charges**
21.1	Subsidiaries of the Registrant.***
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.**
23.2	Consent of LeBoeuf, Lamb, Greene & MacRae LLP (included in Exhibit 5.1).**
23.3	Consent of LeBoeuf, Lamb, Greene & MacRae LLP (included in Exhibit 8.1).*
24.1	Power of Attorney (included on signature page of registration statement).**
25.1	Statement of Eligibility of under the Trust Indenture Act of 1939, as trustee under the FNT indenture.*
99.1	Form of Letter of Transmittal and Consent.**
99.2	Form of Letter to Depository Trust Company Participants.**
99.3	Form of Letter to Beneficial Owners.**

*	To be filed by amendment

**	Filed herewith

***	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-126402) filed on September 27, 2005

†	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-126402) filed on August 17, 2005